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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 2, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

RLJ Lodging Trust
(Exact Name of Registrant as Specified in governing instruments)

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Thomas J. Baltimore, Jr.
Chief Executive Officer and President
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
J. Warren Gorrell, Jr. David W. Bonser James E. Showen Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600	Edward F. Petrosky Bartholomew A. Sheehan, III Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common shares of beneficial interest, $0.01 par value per share	$550,000,000	$63,855

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 2, 2011

PROSPECTUS

                Shares

RLJ Lodging Trust

Common Shares

        We are a self-advised and self-administered Maryland real estate investment trust, which invests primarily in premium-branded, focused-service and compact full-service hotels. Upon completion of this offering and our formation transactions, we will own 140 hotels in 19 states and the District of Columbia comprising over 20,400 rooms.

        This is our initial public offering. We are selling                common shares of beneficial interest, or common shares, in this offering.

        We expect the public offering price to be between $            and $            per share. Currently, no public market exists for our common shares. After pricing of this offering, we expect that our common shares will trade on the New York Stock Exchange, or NYSE, under the symbol "RLJ."

        We intend to elect and to qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. To assist us in qualifying as a REIT, shareholders generally are restricted from owning more than 9.8% of our outstanding common shares or our preferred shares of beneficial interest, in each case by value or number of shares, whichever is more restrictive. See "Description of Shares—Restrictions on Ownership and Transfer."

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 16 of this prospectus for a description of various risks you should consider in evaluating an investment in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        We have granted the underwriters an option to purchase up to                additional common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common shares sold in this offering will be ready for delivery on or about                        , 2011.

BofA Merrill Lynch	Barclays Capital	Wells Fargo Securities

The date of this prospectus is                        , 2011.

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, funds from operations, or FFO, earnings before interest, taxes, depreciation and amortization, or EBITDA, results of operations and prospects may have changed since those dates.

        This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Marriott International, Inc., Hilton Worldwide, InterContinental Hotels Group, Hyatt Hotels Corporation and Choice Hotels International, Inc., or their respective parents, subsidiaries or affiliates. None of the owners of these trademarks, their respective parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, shareholders, owners, agents or employees, which we collectively refer to as the Trademark Owner Parties, is an issuer or underwriter of the common shares being offered hereby, plays (or will play) any role in the offer or sale of our common shares, has endorsed the offer of common shares hereby, or has any responsibility for the creation or contents of this prospectus. In addition, none of the Trademark Owner Parties has or will have any liability or responsibility whatsoever arising out of or related to the offer or sale of the common shares being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale

i

of the common shares offered hereby. You must understand that, if you purchase our common shares, your sole recourse for any alleged or actual impropriety relating to the offer and sale of such common shares and/or our operation of our business will be against us (and/or, as may be applicable, the seller of such common shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the Trademark Owner Parties.

        We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information.

        Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

  •
  "our company," "we," "us" and "our" refer to RLJ Lodging Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including RLJ Lodging Trust, L.P., a Delaware limited partnership, which we refer to as "our operating partnership";

  •
  "our predecessor" collectively refers to RLJ Development, LLC, or RLJ Development, and the two remaining lodging-focused private equity funds that are sponsored and managed by RLJ Development, RLJ Lodging Fund II, L.P. (and its parallel fund), or collectively, Fund II, and RLJ Real Estate Fund III, L.P. (and its parallel fund), or collectively, Fund III, all of which are entities under the common control of Robert L. Johnson, our Executive Chairman;

  •
  "our initial hotels" refers to the 140 hotels owned by our predecessor as of the date of this prospectus, which number excludes the New York LaGuardia Airport Marriott (which is expected to be transferred to a third party prior to the completion of this offering) and includes one hotel that is under contract to be acquired by our predecessor; and

  •
  "TRSs" refers to our taxable REIT subsidiaries that will be wholly-owned, directly or indirectly, by our operating partnership and any disregarded subsidiaries of our TRSs.

        We refer to the "RevPAR penetration index" of our initial hotels to measure each hotel's revenue per available room, or RevPAR, in relation to the RevPAR for that hotel's competitive set. We use the measure as an indicator of a hotel's market share. The portfolio-wide RevPAR penetration index presented in this prospectus is based on 138 of our initial hotels weighted by room count and excludes two of our initial hotels that were not open for the entire nine month period ended September 30, 2010. Furthermore, other than RevPAR, RevPAR penetration index, average daily rate, or ADR, and occupancy rates (except as otherwise noted), historical and pro forma financial data presented for our initial hotels in this prospectus also includes the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering.

ii

PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common shares. You should read carefully the more detailed information set forth under the heading "Risk Factors" and the other information included in this prospectus, including our historical and pro forma financial statements and related notes. Unless indicated otherwise, the information in this prospectus assumes (1) the common shares to be sold in this offering are sold at $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (2) the underwriters do not exercise their overallotment option to purchase up to an additional                                    common shares and (3) the completion of our formation transactions described in this prospectus.

 Our Company

        We are a self-advised and self-administered Maryland real estate investment trust, which invests primarily in premium-branded, focused-service and compact full-service hotels. Upon completion of this offering and our formation transactions, we will own 140 hotels in 19 states and the District of Columbia comprising over 20,400 rooms. We will be one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our initial hotels are concentrated in urban and dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We believe focused-service and compact full-service hotels with these characteristics generate high levels of RevPAR, strong operating margins and attractive returns.

        Our strategy is to invest primarily in premium-branded, focused-service and compact full-service hotels. Focused-service and compact full-service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets and meeting space and require fewer employees than traditional full-service hotels. We believe premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those achieved by traditional full-service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels, which have operating characteristics that resemble those of focused-service hotels. International lodging brands that are consistent with our premium-branded investment strategy include, among others, Courtyard by MarriottTM, Residence Inn by MarriottTM, Hilton Garden InnTM, Homewood Suites by HiltonTM, Hyatt PlaceTM and Embassy SuitesTM.

        We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide significant opportunities for RevPAR and EBITDA growth at our initial hotels. We believe that our senior management team's experience, extensive industry relationships and asset management expertise, coupled with our expected access to capital, will enable us to compete effectively for acquisition opportunities and help us generate strong internal growth.

        We were formed to succeed to the hotel investment and ownership platform of RLJ Development and its two remaining lodging-focused private equity funds, Fund II and Fund III, which had total equity commitments of approximately $743.0 million and $1.2 billion, respectively. As part of our formation transactions, all of the existing investors in RLJ Development, Fund II and Fund III will receive common shares and will continue to be equity owners of our company. We believe that the ongoing equity ownership in us by investors in RLJ Development, Fund II and Fund III demonstrates their continued support of our senior management team, our investment and growth strategies and our operating model. We have in place an extensive investment and ownership platform, which is comprised of seasoned industry professionals and an efficient operating infrastructure that includes well-established systems and procedures.

        Our senior management team, led by Robert L. Johnson, Executive Chairman of our board of trustees, and Thomas J. Baltimore, Jr., our Chief Executive Officer and President and a member of our board of trustees, has significant experience acquiring, financing, renovating, repositioning, redeveloping, asset managing and selling hotels. Prior to our formation, Messrs. Johnson and Baltimore founded RLJ Development, which sponsored and managed three lodging-focused private equity funds, including Fund II and Fund III. RLJ Development and the three funds collectively completed approximately $5.7 billion in hotel acquisitions and dispositions over the past decade. Prior to forming RLJ Development, Mr. Johnson served on the board of directors of Hilton Hotels Corporation (now known as Hilton Worldwide) from 1994 to 2006, and Mr. Baltimore held senior management positions at Hilton Hotels Corporation, Marriott Corporation and Host Marriott Services Corporation.

Our Initial Hotels

        Upon completion of this offering and our formation transactions, we will own a high-quality, geographically diverse portfolio of 140 hotels located in 19 states and the District of Columbia comprising over 20,400 rooms. No metropolitan statistical area, or MSA, and no individual hotel accounted for more than 13.5% or 8.1%, respectively, of our total pro forma revenue for the nine months ended September 30, 2010.

        Our initial hotels operate under strong, premium brands, with approximately 93% of our initial hotels operating under existing relationships with either Marriott International, Inc. or its affiliates, or Marriott, subsidiaries of Hilton Worldwide, or Hilton, or Hyatt Hotels Corporation or its affiliates, or Hyatt. The following table sets forth the brand affiliations of our initial hotels:

Brand Affiliations	Number of Hotels	Percentage of Total Hotels	Number of Rooms	Percentage of Total Rooms
Marriott
Courtyard by Marriott	32	22.9%	4,223	20.6%
Fairfield Inn & Suites by Marriott	14	10.0%	1,433	7.0%
Marriott	6	4.3%	1,834	9.0%
Renaissance	3	2.1%	782	3.8%
Residence Inn by Marriott	33	23.6%	3,607	17.6%
SpringHill Suites by Marriott	11	7.9%	1,354	6.6%

Subtotal	99	70.7%	13,233	64.6%
Hilton
Doubletree	2	1.4%	911	4.4%
Embassy Suites	4	2.9%	950	4.6%
Hampton Inn/Hampton Inn & Suites(1)	9	6.4%	1,115	5.4%
Hilton	2	1.4%	462	2.3%
Hilton Garden Inn	6	4.3%	1,174	5.7%
Homewood Suites	2	1.4%	301	1.5%

Subtotal	25	17.9%	4,913	24.0%
Hyatt
Hyatt Summerfield Suites	6	4.3%	828	4.0%

Subtotal	6	4.3%	828	4.0%
Other Brand Affiliation/Independent(2)	10	7.1%	1,514	7.4%

Total	140	100.0%	20,488	100.0%

(1)
Total number of hotels includes the Hampton Inn Houston-Near The Galleria, which is under contract to be purchased by us.

(2)
Following the completion of this offering, we expect to brand or re-brand 5 of these 10 hotels into brands affiliated with Hilton or InterContinental.

        For the nine month period ended September 30, 2010, the average occupancy rate for our initial hotels was 70.6%, and the ADR and RevPAR of our initial hotels was $117.34 and $82.82, respectively.

Competitive Strengths

        We believe we distinguish ourselves from other hotel owners through the following competitive strengths:

  •
  Large, established lodging platform.  Upon completion of this offering and our formation transactions, we will own 140 hotels with over 20,400 rooms, which would have made us the second largest publicly-traded lodging REIT based on number of hotels and the fifth largest publicly-traded lodging REIT based on number of rooms, as of September 30, 2010. We believe that our scale and existing platform, coupled with our senior management team's breadth of experience, provide us with valuable insights in underwriting potential acquisitions and in asset managing our initial hotels, facilitate our ability to work effectively with hotel management companies and franchisors and give us significant credibility with hotel sellers.

  •
  High quality hotel portfolio.  Substantially all of our initial hotels operate under strong, premium brands and are located in urban or dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We continually seek to further enhance the quality and performance of our initial hotels through an active capital improvement program, following the strategy of Fund II and Fund III, which, between June 2006 and September 2010, invested approximately $123.2 million (or approximately $7,400 per room) in the hotels owned by our predecessor during this period. We believe the quality of our portfolio of initial hotels is evidenced by its RevPAR penetration index of 115.5 for the nine months ended September 30, 2010 and our portfolio-wide guest satisfaction scores that are consistently higher than industry average scores for our respective brands.

  •
  Experienced and deep senior management team with a strong track record.  Our senior management team, led by Messrs. Johnson and Baltimore, has successfully formed and managed RLJ Development and three lodging-focused private equity funds and collectively raised approximately $2.2 billion in capital commitments and completed approximately $5.7 billion in hotel acquisitions and dispositions over the last decade. RLJ Urban Lodging Fund, L.P., or Fund I, the only one of the three funds to have sold all of its assets, generated an internal rate of return to Fund I limited partners, net of carried interest and management fees paid to the general partner, or net IRR, of 53.2% over the life of the fund. Our senior management team has lodging and real estate industry experience ranging from 13 to 30 years, and several members of our senior management team have worked together for approximately 10 years. Our senior management team's core competencies include key areas such as acquisitions, asset management, design and construction and finance.

  •
  Strong relationships with leading international franchisors.  We believe that we have strong relationships with several leading international franchisors representing global hotel brands, including Marriott, Hilton and Hyatt. We are the fourth largest owner of Marriott-branded hotels in the United States based on number of hotels and number of rooms. We believe that our senior management team's strong relationships with these leading international franchisors facilitate our ability to work effectively with them, provide us with valuable insight related to brand initiatives and give us access to acquisition opportunities, many of which may not be available to our competitors.

  •
  Use of unaffiliated hotel management companies.  Our initial hotels are managed by 15 independent, third-party hotel management companies. None of the hotel management companies are affiliated with us or our senior management team, which we believe eliminates potential conflicts of interests that exist when using an affiliated hotel management company. We also believe that utilizing multiple hotel management companies gives us access to diverse operating initiatives and best practices that we can utilize to enhance performance and operating margins across our entire portfolio. We believe that our use of independent hotel management companies also provides us with a greater number of acquisition opportunities.

  •
  Prudent and flexible capital structure.  Upon completion of this offering and our formation transactions, we will have approximately $1.3 billion of indebtedness outstanding, which had a pro forma weighted average interest rate of 5.94% per annum as of September 30, 2010. Of this indebtedness, $216.3 million, or 16.1%, is expected to mature prior to 2013 (assuming we do not exercise any available extension options). In addition, concurrently with the completion of this offering and our formation transactions, we expect to enter into a revolving credit facility, which we believe will provide us with significant financial flexibility. We believe that our flexible capital structure and our capacity to incur additional indebtedness will allow us to capitalize on favorable acquisition and investment opportunities.

Our Investment and Growth Strategies

        Our objective is to generate strong returns for our shareholders by investing primarily in premium-branded, focused-service hotels and compact full-service hotels at prices where we believe we can generate attractive returns on investment and generate long-term value appreciation through aggressive asset management. We intend to pursue this objective through the following investment and growth strategies:

  Investment Strategies

  •
  Targeted ownership of premium-branded, focused-service and compact full-service hotels. We believe that premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those generated by traditional full-service hotels, while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels which have operating characteristics that resemble those of focused-service hotels.

  •
  Use of premium hotel brands.  We believe in affiliating our hotels with premium brands owned by leading international franchisors such as Marriott, Hilton and Hyatt. Within the focused-service category, we target hotels affiliated with premium brands such as Courtyard by Marriott, Residence Inn by Marriott, Hilton Garden Inn, Homewood Suites by Hilton and Hyatt Place. We believe that utilizing premium brands provides significant advantages because of their guest loyalty programs, worldwide reservation systems, effective product segmentation, global distribution and strong customer awareness.

  •
  Focus on urban and dense suburban markets.  We focus on owning and acquiring hotels in both urban and dense suburban markets that we believe have multiple generators of demand and high barriers to entry. As a result, we believe that these hotels generate higher returns on investment.

  Growth Strategies

  •
  Maximize returns from our initial hotels.  We believe that our initial hotels have the potential to generate significant improvements in RevPAR and EBITDA as a result of our aggressive asset management and the ongoing economic recovery in the United States. We actively monitor and advise our third-party hotel management companies on most aspects of our initial hotels' operations, including property positioning, physical design, capital planning and investment, guest experience and overall strategic direction. We regularly review opportunities to invest in our hotels in an effort to enhance the quality and attractiveness of our hotels, increase their long-term value and generate attractive returns on investment.

  •
  Pursue a disciplined hotel acquisition strategy.  We seek to acquire additional hotels at prices where we believe we can generate attractive returns on investment. We intend to target acquisition opportunities where we can enhance value by pursuing proactive investment strategies such as renovation, repositioning or re-branding.

  •
  Pursue a disciplined capital recycling program.  We intend to pursue a disciplined capital allocation strategy designed to maximize the value of our investments by selectively selling hotels that are no longer consistent with our investment strategy or whose returns appear to have been maximized. To the extent that we sell hotels, we intend to redeploy the capital into acquisition and investment opportunities that we believe will achieve higher returns.

The U.S. Lodging Industry and Market Opportunity

        We believe that the current market environment presents an opportunity for us to acquire hotels at attractive prices with significant upside potential, as well as an opportunity for us to realize RevPAR and EBITDA growth at our initial hotels. We also believe that our senior management team's extensive network of relationships within the U.S. lodging industry will continue to provide us with access to an ongoing pipeline of attractive acquisition opportunities, many of which may not be available to our competitors.

        Operating performance of the U.S. lodging industry declined significantly from the peak in 2007 to 2009, as evidenced by a RevPAR decline of 18.3% during that period (as reported by Smith Travel Research), due to challenging economic conditions created by declining U.S. gross domestic product, or GDP, high levels of unemployment, a significant decline in home prices and a reduction in the availability of credit. While the U.S. lodging industry operating performance has started to improve from trough levels, performance remains significantly below the peak levels achieved in 2007. Hotel owners have been adversely impacted by a rapid decline in the availability of debt financing and the need to fund capital expenditures. We believe the combination of a decline in both hotel operating performance and the availability of debt financing has led to an increase in distressed hotel owners. We also believe these factors could create a number of opportunities for us to acquire high quality hotels at attractive prices and that our strong platform, experience, industry relationships, size and expected access to capital will provide us with advantages relative to many competing buyers. In addition, we believe that acquisition opportunities for focused-service hotels could be particularly attractive due to the combination of a large number of existing hotels in this category and the limited number of large, well-capitalized public REITs focused primarily on investing in focused-service hotels. In fact, according to Smith Travel Research, as of December 2010, there are an estimated four times as many focused-service hotels as full-service hotels within our targeted brand families operating in the United States.

        We believe that the operating performance of our initial hotels and of additional hotels that we may acquire will benefit significantly from the combination of an economic recovery and the slow expansion of lodging supply. We also believe that new hotel supply will likely remain low for several years due to the limited availability of hotel construction financing. The International Monetary Fund estimates that U.S. GDP will grow 2.3% in 2011, and we believe that this economic growth will lead to increased lodging demand. Furthermore, a number of lodging industry research analysts and forecasters project strong RevPAR growth over the next several years. For example, in the U.S. lodging industry as a whole, Colliers PKF Hospitality Research forecasts RevPAR growth of 6.2% in 2011, 10.4% in 2012, 10.0% in 2013 and 4.7% in 2014.

 Risk Factors

        You should carefully consider the matters discussed under the heading "Risk Factors" beginning on page 16 of this prospectus prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  We will be significantly influenced by the economies and other conditions in the specific markets in which we operate, particularly in the metropolitan areas where we have high concentrations of hotels.

  •
  We are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not manage our hotels in our best interests.

  •
  Restrictive covenants in certain of our hotel management and franchise agreements contain provisions limiting or restricting the sale or financing of our hotels, which could have a material adverse effect on us.

  •
  Substantially all of our initial hotels operate under either Marriott or Hilton brands; therefore, we are subject to risks associated with concentrating our portfolio in just two brand families.

  •
  Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional hotels and the failure to make such acquisitions could materially impede our growth.

  •
  The departure of any of our key personnel who have significant experience and relationships in the lodging industry could materially and adversely affect us.

  •
  We expect to have approximately $1.3 billion of debt outstanding, which may materially and adversely affect our operating performance and put us at a competitive disadvantage.

  •
  Our management has limited experience operating a public company, which may impede their ability to successfully manage our business.

  •
  If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce our earnings and the amount of cash available for distribution to our shareholders.

  •
  Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected or required levels, and we may need to borrow or rely on other external sources in order to make such distributions, or we may not be able to make such distributions at all, which could cause the market price of our common shares to decline significantly.

Our Financing Strategy

        We expect to maintain a prudent capital structure. Over time, we intend to finance our long-term growth with equity issuances and debt financing having staggered maturities. Our debt will include mortgage debt secured by our hotels and unsecured debt. Upon completion of this offering and our formation transactions, we will have a mix of fixed and floating rate debt, though initially the majority of our debt will either bear interest at fixed rates or effectively bear interest at fixed rates due to interest rate hedges on the debt. Concurrently with the completion of this offering and our formation transactions, we anticipate entering into a revolving credit facility with affiliates of certain of the underwriters to fund future acquisitions, as well as for hotel redevelopments, renovations, expansions and working capital requirements.

 Our Structure and Formation

  Our Structure

        We were formed as a Maryland real estate investment trust in January 2011. We will conduct our business through a traditional umbrella partnership real estate investment trust, or UPREIT, in which our hotels are indirectly owned by our operating partnership, RLJ Lodging Trust, L.P., through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, upon completion of this offering and our formation transactions, will own 100% of the limited partnership interests, or OP units, in our operating partnership. In the future, we may issue OP units from time to time in connection with acquisitions of hotels or for financing, compensation or other reasons.

        In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of our hotels. Accordingly, we lease each of our initial hotels, and intend to lease any hotels we acquire in the future, to subsidiaries of our TRSs, or TRS lessees, which are wholly-owned by us, and our TRS lessees have engaged, or will engage, third-party hotel management companies to manage our initial hotels, and any hotels we acquire in the future, on market terms. Our TRS lessees pay rent to us that we intend to treat as "rents from real property," provided that the third-party hotel management companies engaged by our TRS lessees to manage our hotels are deemed to be "eligible independent contractors" and certain other requirements are met. Our TRSs are subject to U.S. federal, state and local income taxes applicable to corporations. See "Our Principal Agreements—Hotel Management Agreements."

  Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions which are designed to: consolidate our management platform into our operating partnership; consolidate the ownership of our initial hotels into our operating partnership; facilitate this offering; enable us to raise necessary capital to repay existing indebtedness related to certain of our initial hotels; enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011; and preserve the tax position of certain investors in our predecessor and its related entities that will receive common shares in connection with our formation transactions, whom we refer to as our continuing investors.

        The significant elements of our formation transactions include:

  •
  formation of our company and our operating partnership;

  •
  the merger transactions, pursuant to which we will acquire all of our initial hotels;

  •
  a contribution transaction, pursuant to which we will acquire substantially all of the assets and liabilities of RLJ Development; and

  •
  the assumption by us of indebtedness related to our initial hotels and the repayment of certain outstanding indebtedness secured by certain of our initial hotels.

        The following chart depicts our anticipated structure and ownership following (1) the completion of our formation transactions, and (2) the completion of this offering, assuming no exercise by the underwriters of their overallotment option:

(1)
Includes common shares to be issued to members of our senior management team in connection with our formation transactions as well as restricted common shares to be granted to our trustees, executive officers and other employees concurrently with the completion of this offering pursuant to our equity incentive plan.

  Benefits of Formation Transactions to Related Parties

        In connection with this offering and our formation transactions, each of our executive officers and trustees will receive material benefits, including the following (amounts below are based on the midpoint of the price range set forth on the cover page of this prospectus):

  •
  Robert L. Johnson, Executive Chairman of our board of trustees, will receive            common shares, with an initial aggregate value of approximately $             million, in exchange for his ownership interests in our predecessor in our formation transactions.

  •
  Thomas J. Baltimore, Jr., our Chief Executive Officer, President and member of our board of trustees, will receive                         common shares, with an initial aggregate value of approximately $             million, in exchange for his ownership interests in our predecessor in our formation transactions.

  •
  Leslie D. Hale, our Chief Financial Officer, will receive                        common shares, with an initial aggregate value of approximately $             million, in exchange for her ownership interests in our predecessor in our formation transactions.

  •
  Ross H. Bierkan, our Chief Investment Officer, will receive                        common shares, with an initial aggregate value of approximately $             million, in exchange for his ownership interests in our predecessor in our formation transactions.

  Employment Agreements

        We intend to enter into an employment agreement with each of our executive officers that will be effective upon completion of this offering. These employment agreements will provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a change in our control or termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

  Indemnification Agreements for Officers and Trustees

        We intend to enter into indemnification agreements with our trustees and executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

  Registration Rights Agreement

        We expect to enter into a registration rights agreement with the various entities and individuals receiving our common shares in connection with our formation transactions. See "Shares Eligible for Future Sale—Registration Rights Agreement."

Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. We intend to make a pro rata distribution with respect to the period commencing on completion of this offering and ending on                        , 2011, based on a distribution of $            per common share for a full quarter. On an annualized basis, this would be $            per common share, or an annualized distribution rate of approximately        % based on an assumed initial public offering price of $            per common share, which is the midpoint of the price range set forth on the cover page of this prospectus. We do not intend to reduce our initial distribution rate if the underwriters' overallotment option is exercised; however, this could require us to borrow funds to make the distributions or to make the distributions from net offering proceeds. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations, FFO, EBITDA, liquidity, cash flows, financial condition or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate.

        Our future distributions will be at the sole discretion of our board of trustees, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected financial condition, liquidity, EBITDA, FFO and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of trustees deems relevant. To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various means to cover any such shortfall, including borrowing under our anticipated revolving credit facility or other loans, selling certain of our assets or using a portion of the net proceeds we receive from this offering or future offerings of equity, equity-related or debt securities or declaring taxable share dividends.

Our Tax Status

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our common shares. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to shareholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and certain of our TRSs will be subject to U.S. federal, state and local income taxes.

 Restrictions on Ownership of our Common Shares

        The Code imposes limitations on the concentration of ownership of our shares. To assist us in qualifying as a REIT, our declaration of trust generally prohibits any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of beneficial interest, or preferred shares, of any class or series, by value or by number of shares, whichever is more restrictive. Our declaration of trust also prohibits any person or entity from (1) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (2) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (3) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause any of our income that would qualify as "rents from real property" for purposes of Section 856(d) of the Code to fail to qualify as such, including as a result of any hotel management company failing to qualify as an "eligible independent contractor" or (4) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

        Our declaration of trust, however, does permit waivers of the foregoing ownership restrictions that may be granted to shareholders if our board of trustees determines such waivers will not jeopardize our tax status as a REIT. We currently expect that our board of trustees will grant waivers of the ownership limit with respect to two shareholders who are expected to receive common shares in connection with our formation transactions.

Our Principal Office

        Our principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814. Our telephone number is (301) 280-7777. We have reserved the website located at www.                                    . The information that will be found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we file with or furnish to the Securities and Exchange Commission, or the SEC. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

This Offering

Issuer	RLJ Lodging Trust, a Maryland real estate investment trust
Common shares offered by us	common shares, plus up to an additional common shares that we may issue and sell upon the exercise of the underwriters' overallotment option.
Common shares to be outstanding after this offering	shares(1)
Use of proceeds	We intend to use the net proceeds of this offering as follows:
• approximately $ million will be used to repay approximately $ million of secured indebtedness and approximately $ million in associated prepayment penalties; and
• any remaining net proceeds will be used for general business and working capital purposes.
Risk factors

Investing in our common shares involves risks. You should carefully read and consider the information set forth under "Risk Factors" and all other information in this prospectus before making a decision to invest in our common shares.

Proposed NYSE symbol	We intend to apply to have our common shares listed on the NYSE under the symbol "RLJ."
Conflicts of interest

An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under two outstanding loans, each of which will be repaid with a portion of the net proceeds of this offering. As such, this affiliate will receive a portion of the net proceeds of this offering that are used to repay such indebtedness. Further, an affiliate of Wells Fargo Securities, LLC is a minority investor in each of Fund II and Fund III, and it will receive an aggregate of                common shares in connection with our formation transactions. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

(1)
Includes (a)                         common shares to be issued in this offering, (b)                          common shares to be issued in connection with our formation transactions and (c)                         restricted common shares to be granted to our trustees, executive officers and other employees concurrently with the completion of this offering pursuant to our equity incentive plan. Excludes (i)                         common shares issuable upon exercise of the underwriters' overallotment option and (ii)                          common shares available for future issuance under our equity incentive plan.

Summary Historical and Pro Forma Combined Financial and Operating Data

        You should read the following summary historical and pro forma combined financial and operating data, together with "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined consolidated financial statements and related notes included elsewhere in this prospectus.

        We present herein certain combined consolidated historical financial data for our predecessor, which is not a legal entity, but rather a combination of the real estate hospitality assets, liabilities and operations of Fund II and Fund III and the assets, liabilities and operations of RLJ Development. The historical combined consolidated financial data for our predecessor is not necessarily indicative of our results of operations, cash flows or financial position following the completion of this offering and our formation transactions.

        We have not presented our historical financial information because we have not had any corporate activity since our formation other than the issuance of common shares in connection with our initial capitalization and activity in connection with this offering and our formation transactions and because we believe that a discussion of the results would not be meaningful.

        The historical combined consolidated balance sheet information as of December 31, 2009 and 2008 of our predecessor and the combined consolidated statements of operations information for each of the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the historical audited combined consolidated financial statements included elsewhere in this prospectus. The historical combined consolidated balance sheet information as of September 30, 2010 of our predecessor and the combined consolidated statements of operations information for the nine months ended September 30, 2010 and 2009 of our predecessor have been derived from the historical unaudited combined consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. Results for the nine months ended September 30, 2010 are not necessarily indicative of our actual results for the year ending December 31, 2010.

        Our summary unaudited condensed pro forma combined consolidated financial and operating data for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 assume (1) the common shares to be sold in this offering are sold at the midpoint of the price range set forth on the cover page of this prospectus, and (2) the completion of our formation transactions as of January 1, 2009 for the operating data and as of September 30, 2010 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine Months Ended September 30,		Year Ended December 31,
	Pro Forma Combined Consolidated	Historical Combined Consolidated	Pro Forma Combined Consolidated	Historical Combined Consolidated
	2010	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except share, per share and property data)
Statement of Operations Data
Room revenue	$471,101	$341,907	$578,867	$408,667	$463,015	$395,939
Other hotel revenue	78,371	56,324	103,870	73,821	88,804	79,558

Total revenue	549,472	398,231	682,737	482,488	551,819	475,497

Expenses:
Room expense	108,680	75,108	133,590	90,663	97,407	84,414
Other hotel expense	232,360	168,323	297,652	210,810	235,391	202,788

Total hotel operating expense	341,040	243,431	431,242	301,473	332,798	287,202

Real estate and personal property tax, ground rent and insurance	39,669	29,046	49,221	35,349	33,513	30,073
Depreciation and amortization	90,748	73,335	120,586	96,154	84,390	59,651
Impairment loss	—	—	98,372	98,372	21,472	—
General and administrative	14,804	14,804	18,533	18,533	19,388	10,273
Transaction, pursuit and organization costs	1,537	7,438	8,665	8,665	2,100	500

Total operating expenses	487,798	368,054	726,619	558,546	493,661	387,699

Operating income (loss)	61,674	30,177	(43,882)	(76,058)	58,158	87,798
Interest and other income	3,308	3,303	2,653	1,579	2,357	3,016
Interest expense	(59,784)	(67,014)	(81,640)	(92,175)	(92,892)	(77,440)

Income (loss) before provision for income tax (expense) benefit	5,198	(33,534)	(122,869)	(166,654)	(32,377)	13,374
Income tax (expense) benefit	(898)	(898)	(1,794)	(1,801)	945	(1,317)

Income (loss) from continuing operations	4,300	(34,432)	(124,663)	(168,455)	(31,432)	12,057
Less: Net loss attributable to the noncontrolling interest	(130)	—	(122)	—	—	—
Distributions to preferred shareholders	—	(48)	—	(62)	(61)	(31)

Net income (loss) available to owners	$4,430	$(34,480)	$(124,541)	$(168,517)	$(31,493)	$12,026

Balance Sheet Data (at period end):
Investment in hotels, net	$2,849,687	$2,123,816		$1,877,583	$1,905,653	$1,801,189
Total assets	3,164,231	2,422,897		2,202,865	2,213,108	2,032,470
Total debt	1,327,065	1,613,638		1,598,991	1,448,872	1,340,574
Total liabilities	1,409,419	1,694,472		1,717,118	1,592,376	1,470,251
Total owners' equity	1,754,812	728,425		485,747	620,732	562,219
Total liabilities and owners' equity	3,164,231	2,422,897		2,202,865	2,213,108	2,032,470
Per Share Data:
Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average shares outstanding—basic
Pro forma weighted average shares outstanding—diluted
Other Data:
Number of properties at period end(1)	141	122	141	117	115	106
Pro forma Adjusted EBITDA	$154,089		$183,863
Pro forma Adjusted FFO	96,715		103,082
Cash flows from:
Operating activities		$47,000		$28,852	$76,978	$93,999
Investing activities		(250,010)		(198,025)	(130,400)	(204,795)
Financing activities		211,901		164,374	125,706	131,403

(1)
Includes our initial hotels and the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering.

	Pro Forma
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(In thousands)
Reconciliation of FFO(1), Adjusted FFO(1), EBITDA(2) and Adjusted EBITDA(2) to Net Income
Net income (loss) available to owners	$4,430	$(124,541)
Add (deduct):
Depreciation and amortization	90,748	120,586

FFO	95,178	(3,955)
Add (deduct):
Impairment loss	—	98,372
Transaction and pursuit costs	1,537	8,665

Adjusted FFO	$96,715	$103,082

Net income (loss) available to owners	$4,430	$(124,541)
Add (deduct):
Interest expense, net	59,784	81,640
Interest and other income	(3,308)	(2,653)
Income tax expense	898	1,794
Depreciation and amortization	90,748	120,586

EBITDA	152,552	76,826
Add (deduct):
Impairment loss	—	98,372
Transaction and pursuit costs	1,537	8,665

Adjusted EBITDA	$154,089	$183,863

(1)
We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss (calculated in accordance with accounting principles generally accepted in the United States, or GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures.

We further adjusted FFO for certain additional items that are not in NAREIT's definition of FFO, such as impairment losses and hotel transaction and pursuit costs. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

(2)
EBITDA is defined as net income or loss excluding: (i) interest expense; (ii) provision for income taxes, including income taxes applicable to sale of assets; and (iii) depreciation and amortization (including amortization of non-cash share-based compensation). We consider EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and certain non-cash items (primarily depreciation and amortization) from our operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions.

We further adjust EBITDA for certain additional recurring and non-recurring items such as impairment losses and hotel transaction and pursuit costs. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

RISK FACTORS

        An investment in our common shares involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common shares, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, EBITDA, FFO and results of operation and our ability to service our debt and make distributions to our shareholders could be materially and adversely affected, the market price per common share could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled "Cautionary Note Regarding Forward-Looking Statements."

 Risks Related to Our Business and Properties

We will be significantly influenced by the economies and other conditions in the specific markets in which we operate, particularly in the metropolitan areas where we have high concentrations of hotels.

        Our initial hotels located in the New York, New York, Chicago, Illinois, Austin, Texas, Denver-Boulder, Colorado, Louisville, Kentucky, and the Baltimore, Maryland-Washington, D.C. metropolitan areas accounted for approximately 13.5%, 13.4%, 10.6%, 9.8%, 6.9%, and 5.6%, respectively, of our total pro forma revenue for the nine months ended September 30, 2010. As a result, we are particularly susceptible to adverse market conditions in these areas, including industry downturns, relocation of businesses and the oversupply of hotel rooms or a reduction in lodging demand. Adverse economic developments in the markets in which we have a concentration of hotels, or in any of the other markets in which we operate, or any increase in hotel supply or decrease in lodging demand resulting from the local, regional or national business climate, could materially and adversely affect us.

We are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not manage our hotels in our best interests.

        Since federal income tax laws restrict REITs and their subsidiaries from operating or managing hotels, we do not operate or manage our hotels. Instead, we lease all of our hotels to subsidiaries of our TRSs, and our TRS lessees retain third-party managers to operate our hotels pursuant to management agreements. We will have entered into 140 hotel management agreements for our initial hotels, 104 of which will be with White Lodging Services, or WLS. We could be materially and adversely affected if any of our third-party managers fail to provide quality services and amenities, fail to maintain a quality brand name or otherwise fail to manage our hotels in our best interest. In addition, from time to time, disputes may arise between us and our third-party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect our results of operations. We generally will attempt to resolve any such disputes through discussions and negotiations; however, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to terminate our management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the outcome of which may be unfavorable to us.

        Under the terms of the hotel management agreements, our ability to participate in operating decisions regarding our hotels is limited to certain matters, including approval of the annual operating budget, and we do not have the authority to require any hotel to be operated in a particular manner (for instance, setting room rates). While our TRS lessees will closely monitor the performance of our third-party managers, our general recourse under the hotel management agreements is limited to termination upon sixty days' notice if we believe our third-party managers are not performing adequately. For example, we have a right to terminate a management agreement with WLS, our largest provider of management services, if WLS fails to achieve certain hotel performance criteria measured over any two consecutive fiscal years, as outlined in each WLS management agreement. However, even if WLS fails to perform under the terms of a management agreement, it has the option (exercisable a maximum of three times per hotel) to avoid a performance termination by paying a performance deficit fee as specified in the management agreement.

        In the event that we terminate any of our management agreements, we can provide no assurances that we could find a replacement manager or that our franchisors will consent to a replacement manager in a timely manner, or at all, or that any replacement manager will be successful in operating our initial hotels. Furthermore, if WLS, as our largest provider of management services, is financially unable or unwilling to perform its obligations pursuant to our management agreements, our ability to find a replacement manager or managers for our WLS-managed hotels could be challenging and time consuming, depending on the number of WLS-managed hotels affected, and could cause us to incur significant costs to obtain new management agreements for the affected hotels. Accordingly, if we lose a significant amount of our WLS management agreements, we could be materially and adversely affected. In addition, many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. If any of the foregoing were to occur, it could have a material adverse effect on us.

Restrictive covenants in certain of our hotel management and franchise agreements contain provisions limiting or restricting the sale or financing of our hotels, which could have a material adverse effect on us.

        Hotel management and franchise agreements typically contain restrictive covenants that limit or restrict our ability to sell or refinance a hotel without the consent of the hotel management company or franchisor. Many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. Generally, we may not agree to sell, lease or otherwise transfer particular hotels unless the transferee is not a competitor of the hotel management company or franchisor and the transferee assumes the related hotel management and franchise agreements. For example, substantially all of our management agreements with WLS provide that any sale of a hotel to a purchaser who does not meet all of the requirements under the applicable franchise agreement associated with such hotel must be first approved by WLS. If the hotel management company or franchisor does not consent to the sale or financing of our hotels, we may be prohibited from taking actions that would otherwise be in our and our shareholders' best interests.

Substantially all of our initial hotels operate under either Marriott or Hilton brands; therefore, we are subject to risks associated with concentrating our portfolio in just two brand families.

        Upon completion of this offering and our formation transactions, 124 of the 140 of our initial hotels will utilize brands owned by Marriott or Hilton. As a result, our success is dependent in part on the continued success of Marriott and Hilton and their respective brands. We believe that building brand value is critical to increase demand and build customer loyalty. Consequently, if market recognition or the positive perception of Marriott and/or Hilton is reduced or compromised, the goodwill associated with the Marriott- and Hilton-branded hotels in our portfolio may be adversely affected. Furthermore, if our relationship with Marriott or Hilton were to deteriorate or terminate as a result of disputes regarding the management of our hotels or for other reasons, Marriott and/or Hilton could, under certain circumstances, terminate our current franchise licenses with them or decline to provide franchise licenses for hotels that we may acquire in the future. If any of the foregoing were to occur, it could have a material adverse effect on us.

Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional hotels and the failure to make such acquisitions could materially impede our growth.

        We can provide no assurances that we will be successful in identifying attractive hotels or that, once identified, we will be successful in consummating an acquisition. We face significant competition for attractive investment opportunities from other well-capitalized investors, some of which have greater financial resources and a greater access to debt and equity capital to acquire hotels than we do. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of such competition, we may be unable to acquire certain hotels that we deem attractive or the purchase price may be significantly elevated or other terms may be substantially more onerous. In addition, we expect to finance future acquisitions through a combination of borrowings under a revolving credit facility that we anticipate will be in place following the completion of this offering and our formation transactions, the use of retained cash flows, and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth.

The departure of any of our key personnel who have significant experience and relationships in the lodging industry, including Robert L. Johnson, Thomas J. Baltimore, Jr. and Ross H. Bierkan, could materially and adversely affect us.

        We depend on the experience and relationships of our senior management team, especially Robert L. Johnson, Executive Chairman of our board of trustees, Thomas J. Baltimore, Jr., our Chief Executive Officer, President and member of our board of trustees, and Ross H. Bierkan, our Chief Investment Officer, to manage our day-to-day operations and strategic business direction. Messrs. Johnson, Baltimore and Bierkan have 17, 22 and 25 years of experience in the lodging industry, respectively, during which time they have established an extensive network of lodging industry contacts and relationships, including relationships with global and national hotel brands, hotel owners, financiers, operators, commercial real estate brokers, developers and management companies. We can provide no assurances that any of our key personnel will continue their employment with us, even though all of the members of our senior management team are expected to enter into employment agreements with us upon completion of this offering. The loss of services of Messrs. Johnson, Baltimore or Bierkan, or of the services of other members of our senior management team, or any difficulty attracting and retaining other talented and experienced personnel, could adversely affect our ability to source potential investment opportunities, our relationship with global and national hotel brands and other industry participants and the execution of our business strategy. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our common shares.

Our business strategy depends on achieving revenue and net income growth from anticipated increases in demand for hotel rooms; accordingly, any delay or a weaker than anticipated economic recovery could materially and adversely affect us and our growth prospects.

        Our initial hotels have experienced declining operating performance across various U.S. markets during the most recent economic recession. Our business strategy depends on achieving revenue and net income growth from anticipated improvement in demand for hotel rooms as part of a future economic recovery. As a result, any delay or a weaker than anticipated economic recovery could materially and adversely affect us and our growth prospects. Furthermore, even if the economy recovers, we cannot provide any assurances that demand for hotel rooms will increase from current levels. If demand does not increase in the near future, or if demand weakens further, our future results of operations and our growth prospects could also be materially and adversely affected.

The ongoing need for capital expenditures at our hotels could have a material adverse effect on us.

        Our hotels will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also will require periodic capital improvements as a condition of maintaining the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotels. The costs of all these capital improvements could materially and adversely affect us.

Any difficulties in obtaining capital necessary to make required periodic capital expenditures and renovation of our hotels could materially and adversely affect our financial condition and results of operations.

        Our hotels will require periodic capital expenditures and renovation to remain competitive. In addition, acquisitions or redevelopment of additional hotels will require significant capital expenditures. We may not be able to fund capital improvements on our initial hotels or acquisitions of new hotels solely from cash provided from our operating activities because we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or hotel redevelopment through retained earnings is very limited. Consequently, we expect to rely upon the availability of debt or equity capital to fund capital improvements and acquisitions. In addition, our organizational documents do not limit the amount of debt that we can incur. If we are unable to obtain the capital necessary to make required periodic capital expenditures and renovate our hotels on favorable terms, or at all, our financial condition, liquidity and results of operations could be materially and adversely affected.

Adverse global market and economic conditions and dislocations in the markets could cause us to recognize impairment charges, which could materially and adversely affect our business, financial condition and results of operations.

        We continually monitor events and changes in circumstances, including those resulting from the recent economic downturn, that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. When circumstances indicate that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. Because our predecessor acquired many of our initial hotels in the last five years, when prices for hotels in many markets were at or near their peaks, we may be particularly susceptible to future non-cash impairment charges as compared to companies that have carrying values well below current market values, which could materially and adversely affect our business, financial condition and results of operations. During 2008 and 2009, our predecessor recognized impairment charges on certain of our hotels of approximately $21 million and $98 million, respectively, in the aggregate.

        Projections of expected future cash flows require management to make assumptions to estimate future occupancy, hotel operating expenses, and the number of years the hotel is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the hotel's fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets on our balance sheet and our results of operations. Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value the hotels owned by us, as well as the value of our interests in any unconsolidated joint ventures and/or our goodwill and other intangible assets. As a result of current adverse market and economic conditions, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value.

Competition from other hotels in the markets in which we operate could adversely affect occupancy levels and/or ADRs, which could have a material adverse effect on us.

        We face significant competition at our hotels from owners and operators of other hotels. These competitors may have an operating model that enables them to offer rooms at lower rates than we can, which, particularly in the current economic environment, could result in those competitors increasing their occupancy at our expense and adversely affecting our ADRs. Given the importance of occupancy and ADR at focused-service and compact full-service hotels, this competition could adversely affect our ability to attract prospective guests, which could materially and adversely affect our results of operations.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

        Our business strategy contemplates the use of both non-recourse secured and unsecured debt to finance long-term growth. In addition, our organizational documents contain no limitations on the amount of debt that we may incur, and our board of trustees may change our financing policy at any time without shareholder notice or approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

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  our cash flows from operations may be insufficient to make required payments of principal and interest;

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  our debt may increase our vulnerability to adverse economic and industry conditions;

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  we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

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  the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced; and

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  the use of leverage could adversely affect our ability to raise capital from other sources or to make distributions to our shareholders and could adversely affect the market price of our common shares.

        If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, future indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our shareholders.

Disruptions in the financial markets could adversely affect our ability to obtain sufficient third-party financing for our capital needs, including expansion, acquisition and other activities, on favorable terms or at all, which could materially and adversely affect us.

        The U.S. stock and credit markets recently have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing, even for companies which otherwise are qualified to obtain financing. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Continued volatility and uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for our capital needs, including expansion, acquisition activities and other purposes, on favorable terms or at all, which may negatively affect our business. Additionally, due to this uncertainty, we may in the future be unable to refinance or extend our debt, or the terms of any refinancing may not be as favorable as the terms of our existing debt. If we are not successful in refinancing our debt when it becomes due, we may be forced to dispose of hotels on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to further adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of new equity capital or the incurrence of additional secured or unsecured debt, which could materially and adversely affect us.

Upon completion of this offering and our formation transactions, we expect to have approximately $1.3 billion of debt outstanding, which may materially and adversely affect our operating performance and put us at a competitive disadvantage.

        Required repayments of debt and related interest may materially and adversely affect our operating performance. Upon completion of this offering and our formation transactions, we expect to have approximately $1.3 billion of outstanding debt. Increases in interest rates on any variable rate debt would increase our interest expense, which could harm our cash flows and our ability to pay distributions to shareholders.

        Because we anticipate that our internally generated cash will be adequate to repay only a portion of our debt at maturity, we expect that we will be required to repay debt through debt refinancings and/or equity offerings. In particular, approximately $216.3 million of our outstanding debt matures in 2011 (assuming we do not exercise any available extension options). The amount of our outstanding debt may adversely affect our ability to refinance our debt.

        If we are unable to refinance our debt on acceptable terms, or at all, we may be forced to dispose of one or more of our hotels on disadvantageous terms, which may result in losses to us and may adversely affect cash available for distributions to our shareholders. In addition, if then prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, our interest expense would increase, which would adversely affect our future operating results and liquidity.

        Our substantial outstanding debt may harm our business, financial condition, liquidity, EBITDA, FFO and results of operations, including:

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  requiring us to use a substantial portion of our cash flows to pay principal and interest, which reduces the cash available for distributions to our shareholders;

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  placing us at a competitive disadvantage compared to our competitors that have less debt;

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  making us vulnerable to the current economic recession, particularly if it continues for the foreseeable future and reduces our flexibility to respond to difficult economic conditions; and

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  limiting our ability to borrow more money for operations, capital or finance future acquisitions.

The use of debt to finance future acquisitions could restrict operations, inhibit our ability to grow our business and revenues, and negatively affect our business and financial results.

        We intend to incur additional debt in connection with future hotel acquisitions. We may, in some instances, borrow under our anticipated revolving credit facility or borrow new funds to acquire hotels. In addition, we may incur mortgage debt by obtaining loans secured by a portfolio of some or all of the hotels that we own or acquire. If necessary or advisable, we also may borrow funds to make distributions to our shareholders in order to maintain our qualification as a REIT for U.S. federal income tax purposes. To the extent that we incur debt in the future and do not have sufficient funds to repay such debt at maturity, it may be necessary to refinance the debt through debt or equity financings, which may not be available on acceptable terms or at all and which could be dilutive to our shareholders. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of hotels at inopportune times or on disadvantageous terms, which could result in losses. To the extent we cannot meet our future debt service obligations, we will risk losing to foreclosure some or all of our hotels that may be pledged to secure our obligations.

        For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. In addition, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our hotels. When we give a guarantee on behalf of an entity that owns one of our hotels, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any of our hotels are foreclosed on due to a default, our ability to pay cash distributions to our shareholders will be limited.

Hedging against interest rate exposure may adversely affect us.

        Historically, Fund II and Fund III have used interest rate swaps to hedge against interest rate fluctuations. Subject to maintaining our qualification as a REIT, we intend to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as cap agreements and swap agreements. These agreements involve the risks that these arrangements may fail to protect or adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

        As a result of any of the foregoing, our hedging transactions, which are intended to limit losses, could have a material adverse effect on us.

Our failure to comply with all covenants in our existing or future debt agreements could materially and adversely affect us.

        The mortgages on our initial hotels, and hotels that we may acquire in the future likely will, contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable hotel or to discontinue insurance coverage. In addition, our term loan contains negative covenants that restrict, among other things, our ability to incur additional indebtedness or, under certain circumstances, to make distributions to our shareholders. Any credit facility or secured loans that we enter into, including the anticipated revolving credit facility that we expect to enter into concurrently with the completion of this offering and our formation transactions, likely will contain customary financial covenants, restrictions, requirements and other limitations with which we must comply. Our continued ability to borrow under the anticipated revolving credit facility that we expect to enter into concurrently with the completion of this offering and any other credit facility that we may obtain will be subject to compliance with our financial and other covenants, including covenants relating to debt service coverage ratios and leverage ratios, and our ability to meet these covenants will be adversely affected if U.S. lodging fundamentals do not improve when and to the extent that we expect. In addition, our failure to comply with these covenants, as well as our inability to make required payments, could cause a default under the applicable debt agreement, which could result in the acceleration of the debt and require us to repay such debt with capital obtained from other sources, which may not be available to us or may be available only on unattractive terms. Furthermore, if we default on secured debt, lenders can take possession of the hotel or hotels securing such debt. In addition, debt agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on several of our debt agreements or any significant debt agreement, we could be materially and adversely affected.

Covenants applicable to future debt could restrict our ability to make distributions to our shareholders and, as a result, we may be unable to make distributions necessary to qualify as a REIT, which could materially and adversely affect us and the market price of our common shares.

        We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. If, as a result of covenants applicable to our future debt, we are restricted from making distributions to our shareholders, we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT, which could materially and adversely affect us.

Costs associated with, or failure to maintain, franchisor operating standards may materially and adversely affect us.

        Under the terms of our franchise license agreements, we are required to meet specified operating standards and other terms and conditions. We expect that our franchisors will periodically inspect our hotels to ensure that we and the hotel management companies follow brand standards. Failure by us, or any hotel management company that we engage, to maintain these standards or other terms and conditions could result in a franchise license being canceled or the franchisor requiring us to undertake a costly property improvement program. If a franchise license is terminated due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the franchisor for a termination payment, which will vary by franchisor and by hotel. Furthermore, under certain circumstances, a franchisor may require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. If the funds required to maintain franchisor operating standards are significant, or if a franchise license is terminated, we could be materially and adversely affected.

If we were to lose a franchise license at one or more of our hotels, the value of the affected hotels could decline significantly and we could incur significant costs to obtain new franchise licenses, which could have a material adverse effect on us.

        If we were to lose a franchise license, we would be required to re-brand the affected hotel(s). As a result, the underlying value of a particular hotel could decline significantly from the loss of associated name recognition, marketing support, participation in guest loyalty programs and the centralized reservation system provided by the franchisor. Furthermore, the loss of a franchise license at a particular hotel could harm our relationship with the franchisor, which could impede our ability to operate other hotels under the same brand, limit our ability to obtain new franchise licenses from the franchisor in the future on favorable terms, or at all, and cause us to incur significant costs to obtain a new franchise license for the particular hotel. Accordingly, if we lose one or more franchise licenses, we could be materially and adversely affected.

There can be no assurance that we will complete the acquisition of the Hampton Inn Houston-Near The Galleria, which we currently have under contract to acquire.

        The acquisition of the Hampton Inn Houston-Near The Galleria is incorporated into our pro forma combined consolidated financial statements and other pro forma information included herein. There can be no assurance that we will complete the acquisition of the Hampton Inn Houston-Near The Galleria on the terms of the applicable acquisition contract, or at all. The acquisition of the Hampton Inn Houston-Near The Galleria remains subject to us satisfactorily completing all due diligence activities and the satisfaction of all conditions precedent to the closing. There can be no assurance that our due diligence will be satisfactory or that the conditions to closing will be satisfied.

Applicable REIT laws may restrict certain business activities.

        As a REIT, we are subject to various restrictions on our income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units. Due to these restrictions, we anticipate that we will conduct certain business activities, including those mentioned above, in one or more of our TRSs. Our TRSs are taxable as regular C corporations and are subject to federal, state, local, and, if applicable, foreign taxation on their taxable income. In addition, neither we, nor our TRSs can directly manage or operate hotels, making us entirely dependent on unrelated third-party operators/managers.

Federal income tax provisions applicable to REITs may restrict our business decisions regarding the potential sale of a hotel.

        The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a "prohibited transaction" that is subject to a 100% excise tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend to hold our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels consistent with our investment objectives. There can be no assurance, however, that the Internal Revenue Service, or the IRS, might not contend that one or more of these sales are subject to the 100% excise tax. Moreover, the potential application of this penalty tax could deter us from selling one or more hotels even though it otherwise would be in the best interests of us and our shareholders for us to do so. There is a statutory safe harbor available for a limited number of sales in a single taxable year of properties that have been owned by a REIT for at least two years, but that safe harbor likely would not apply to all sales transactions that we might otherwise consider. As a result, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect us.

The RevPAR penetration index may not accurately reflect our initial hotels' respective market shares.

        We use the RevPAR penetration index, which measures a hotel's RevPAR in relation to the RevPAR for that hotel's competitive set, as an indicator of a hotel's market share. However, as a particular hotel's competitive set is selected by us and the manager of such hotel, no assurance can be given that another competitive set consisting of different hotels would not lead to a more accurate measure of such hotel's market share. As such, the RevPAR penetration index may not accurately reflect our initial hotels' respective market shares.

Joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners' financial condition and liquidity and disputes between us and our joint venture partners.

        We own the Doubletree Metropolitan Hotel New York City through a joint venture with an affiliate of the hotel's property manager. In addition, we may enter into joint ventures in the future to acquire, develop, improve or dispose of hotels, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. Such joint venture investments involve risks not otherwise present in a wholly-owned hotel or a redevelopment project, including the following:

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  we may not have exclusive control over the development, financing, leasing, management and other aspects of the hotel or joint venture, which may prevent us from taking actions that are in our best interest but opposed by our partners;

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  joint venture agreements often restrict the transfer of a partner's interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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  joint venture agreements may contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner's interest or selling its interest to that partner;

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  we may not be in a position to exercise sole decision-making authority regarding the hotel or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

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  a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

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  a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

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  a partner may fail to fund its share of required capital contributions or may become bankrupt, which would mean that we and any other remaining partners generally would remain liable for the joint venture's liabilities;

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  relationships with joint-venture partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

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  disputes between us and a partner may result in litigation or arbitration that would increase our expenses and prevent our officers and trustees from focusing their time and efforts on our business and could result in subjecting the hotels owned by the joint venture to additional risk; or

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  we may, in certain circumstances, be liable for the actions of a partner, and the activities of a partner could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

        Any of the above might subject a hotel to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

The past performance of Fund I is not necessarily indicative of our future results of operations.

        This prospectus includes data relating to the past performance of Fund I. Although Fund I was sponsored and managed by members of our senior management team, including Messrs. Johnson and Baltimore, Fund I's investment portfolio operated in a different economic environment than our initial hotels and, therefore, the past performance of Fund I is not necessarily indicative of our future results, and we can provide no assurances that we will be able to replicate or improve upon Fund I's performance.

Risks Related to the Lodging Industry

Our ability to make distributions to our shareholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building and dependence on business travel and tourism.

        We plan to own hotels that have different economic characteristics than many other real estate assets. A typical office property, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Hotels, on the other hand, generate revenue from guests that typically stay at the hotel for only a few nights, which causes the room rate and occupancy levels at each of our hotels to change every day, and results in earnings that can be highly volatile.

        In addition, our hotels will be subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

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  competition from other hotels in the markets in which we operate;

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  over-building of hotels in the markets in which we operate, which results in increased supply and will adversely affect occupancy and revenues at our hotels;

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  dependence on business and commercial travelers and tourism;

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  increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

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  requirements for periodic capital reinvestment to repair and upgrade hotels;

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  increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

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  changes in interest rates;

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  changes in the availability, cost and terms of financing;

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  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

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  adverse effects of international, national, regional and local economic and market conditions;

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  unforeseen events beyond our control, such as terrorist attacks, travel-related health concerns, including pandemics and epidemics such as the H1N1 influenza, the avian bird influenza and SARS, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

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  adverse effects of continued or worsening conditions in the lodging industry; and

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  risks generally associated with the ownership of hotels and real estate, as we discuss in detail below.

The occurrence of any of the foregoing could materially and adversely affect us.

The seasonality of the lodging industry could have a material adverse effect on us.

        The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors in certain markets in which we operate. For example, our initial hotels in the Chicago, Illinois metropolitan area experience lower revenues and profits during the winter months of December through March while our initial hotels in Florida generally have higher revenues in the months of January through April. This seasonality can be expected to cause periodic fluctuations in a hotel's room revenues, occupancy levels, room rates and operating expenses. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions to our shareholders, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could have a material adverse effect on us.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

        The lodging industry historically has been highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry's performance, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. We can provide no assurances regarding whether, or the extent to which, lodging demand will rebound or whether any such rebound will be sustained. An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could have a material adverse effect on us.

Our acquisition, redevelopment, repositioning, renovation and re-branding activities are subject to various risks, any of which could, among other things, result in disruptions to our hotel operations, strain management resources and materially and adversely affect our business.

        We intend to acquire, redevelop, reposition, renovate and re-brand hotels, subject to the availability of attractive hotels or projects and our ability to undertake such activities on satisfactory terms. In deciding whether to undertake such activities, we will make certain assumptions regarding the expected future performance of the hotel or project. However, newly acquired, redeveloped, renovated, repositioned or re-branded hotels may fail to perform as expected and the costs necessary to bring such hotels up to franchise standards may exceed our expectations, which may result in the hotels' failure to achieve projected returns.

        In particular, to the extent that we engage in the activities described above, they could pose the following risks to our ongoing operations:

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  we may abandon such activities and may be unable to recover expenses already incurred in connection with exploring such opportunities;

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  acquired, redeveloped, renovated or re-branded hotels may not initially be accretive to our results, and we and the hotel management companies may not successfully manage newly acquired, renovated, redeveloped, repositioned or re-branded hotels to meet our expectations;

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  we may be unable to quickly, effectively and efficiently integrate new acquisitions, particularly acquisitions of portfolios of hotels, into our existing operations;

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  our redevelopment, repositioning, renovation or re-branding activities may not be completed on schedule, which could result in increased debt service and other costs and lower revenues; and

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  management attention may be diverted by our acquisition, redevelopment, repositioning or re-branding activities, which in some cases may turn out to be less compatible with our growth strategy than originally anticipated.

The occurrence of any of the foregoing events, among others, could materially and adversely affect our business.

Six of our initial hotels will be subject to ground leases; if we are found to be in breach of a ground lease or are unable to renew a ground lease, we could be materially and adversely affected.

        Six of our initial hotels are on land subject to ground leases. Accordingly, we only own a long-term leasehold or similar interest in those six hotels. If we are found to be in breach of a ground lease, we could lose the right to use the hotel. In addition, unless we can purchase a fee interest in the underlying land and improvements or extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases. Our ability to exercise any extension options relating to our ground leases is subject to the condition that we are not in default under the terms of the ground lease at the time that we exercise such options, and we can provide no assurances that we will be able to exercise any available options at such time. Furthermore, we can provide no assurances that we will be able to renew any ground lease upon its expiration. If we were to lose the right to use a hotel due to a breach or non-renewal of the ground lease, we would be unable to derive income from such hotel and would be required to purchase an interest in another hotel to attempt to replace that income, which could materially and adversely affect us.

We will not recognize any increase in the value of the land or improvements subject to our ground leases and may only receive a portion of compensation paid in any eminent domain proceeding with respect to the hotel.

        Unless we purchase a fee interest in the land and improvements subject to our ground leases, we will not have any economic interest in the land or improvements at the expiration of our ground leases and therefore we will not share in any increase in value of the land or improvements beyond the term of a ground lease, notwithstanding our capital outlay to purchase our interest in the hotel or fund improvements thereon, and will lose our right to use the hotel. Furthermore, if the state or federal government seizes a hotel subject to a ground lease under its eminent domain power, we may only be entitled to a portion of any compensation awarded for the seizure.

The increasing use of Internet travel intermediaries by consumers may materially and adversely affect our profitability.

        Although a majority of rooms sold on the Internet are sold through websites maintained by the hotel franchisors and managers, including Marriott and Hilton, some of our hotel rooms will be booked through Internet travel intermediaries. Typically, these Internet travel intermediaries purchase rooms at a negotiated discount from participating hotels, which could result in lower room rates than the franchisor or manager otherwise could have obtained. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and any hotel management companies that we engage. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality, such as "three-star downtown hotel," at the expense of brand identification or quality of product or service. If consumers develop brand loyalties to Internet reservations systems rather than to the brands under which our hotels are franchised, the value of our hotels could deteriorate and our business could be materially and adversely affected. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be materially and adversely affected.

The need for business-related travel and, thus, demand for rooms in our hotels may be materially and adversely affected by the increased use of business-related technology.

        The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location, such as our hotels. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, demand for our hotel rooms may decrease and we could be materially and adversely affected.

Future terrorist attacks or changes in terror alert levels could materially and adversely affect us.

        Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries over the past several years, often disproportionately to the effect on the overall economy. The extent of the impact that actual or threatened terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could have a material adverse effect on travel and hotel demand and our ability to insure our hotels, which could materially and adversely affect us.

The outbreak of influenza or other widespread contagious disease could reduce travel and adversely affect hotel demand, which would have a material adverse effect on us.

        The widespread outbreak of an infectious or contagious disease in the U.S., such as the H1N1 virus, could reduce travel and adversely affect demand within the lodging industry. If demand at our hotels decreases significantly or for a prolonged period of time as a result of an outbreak of an infectious or contagious disease, our revenue would be adversely affected, which could have a material adverse effect on us.

Risks Related to Our Organization and Structure

Our management has limited experience operating a public company, which may impede their ability to successfully manage our business.

        Our management has limited experience operating a public company. Upon completion of this offering, we will be required to develop and implement control systems and procedures to assist us in qualifying and maintaining our qualification as a public REIT, satisfying our periodic and current reporting requirements under applicable SEC regulations and complying with NYSE listing standards. As a result, substantial work on our part will be required to implement and execute appropriate reporting and compliance processes and assess their design, remediate any deficiencies identified and test the operation of such processes. We have limited experience implementing and executing such processes in a public company, and this process is expected to be both costly and challenging. We cannot assure you that our management's past experience will be sufficient to develop and implement these systems and procedures and to operate our company successfully. Failure to effectively develop and implement such systems, policies and procedures could hinder our ability to operate as a public company and adversely affect our results of operations, cash flows and ability to make distributions to our shareholders.

The share ownership limits imposed by the Code for REITs and our declaration of trust may restrict share transfers and/or business combination opportunities, particularly if our management and board of trustees do not favor a combination proposal.

        In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first year. Our declaration of trust, with certain exceptions, authorizes our board of trustees to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person or entity (other than a person or entity who has been granted an exception) may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive.

        Our board may, in its sole discretion, grant an exemption to the share ownership limits, subject to certain conditions and the receipt by our board of certain representations and undertakings. Our board of trustees currently expects to grant an exemption from our ownership limits to two shareholders who will receive common shares in our formation transactions. During the time that such waiver is effective, the excepted holders will be subject to an increased ownership limit. As a condition to granting such excepted holder limit, the excepted holders will be required to make representations and warranties to us, which are intended to ensure that we will continue to meet the REIT ownership requirements. The excepted holders must inform us if any of these representations becomes untrue or is violated, in which case such excepted holder will lose its exemption from the ownership limit.

        In addition, our board of trustees may change the share ownership limits. Our declaration of trust also prohibits any person from (1) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, our shares if that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including, but not limited to, as a result of any "eligible independent contractor" that operates a "qualified lodging facility" (each as defined in the Code) on behalf of a TRS failing to qualify as such, or us having significant non-qualifying income from "related" parties, or (2) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. The share ownership limits contained in our declaration of trust key off the ownership at any time by any "person," which term includes entities, and take into account direct and indirect ownership as determined under various ownership attribution rules in the Code. The share ownership limits also might delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Our authorized but unissued common shares and preferred shares may prevent a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

        Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our common shares or the number of shares of any class or series of preferred shares that we have authority to issue and classify or reclassify any unissued common shares or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may establish a series of common shares or preferred shares that could delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law, or MGCL, that are applicable to Maryland real estate investment trusts may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares, including:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our voting shares or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose fair price and/or supermajority and shareholder voting requirements on these combinations; and

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  "control share" provisions that provide that "control shares" of our company (defined as voting shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        As permitted by Maryland law, we have elected, by resolution of our board of trustees, to opt out of the business combination provisions of the MGCL and, pursuant to a provision in our bylaws, to exempt any acquisition of our shares from the control share provisions of the MGCL. However, our board of trustees may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt into the control share provisions of the MGCL at any time in the future.

        Certain provisions of the MGCL applicable to Maryland real estate investment trusts permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price. Our declaration of trust contains a provision whereby we will elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of trustees. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

Conflicts of interest could arise in the future between the interests of our shareholders and the interests of any holders of OP units in our operating partnership, which may impede business decisions that could benefit our shareholders.

        If in the future we have unaffiliated owners of OP units, conflicts of interest could arise as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to us and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders. These conflicts may be resolved in a manner that is not in the best interests of our shareholders.

Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our trustees, officers and employees.

        Effective upon completion of this offering, we intend to adopt a policy that any transaction, agreement or relationship in which any of our trustees, officers or employees has a material direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest. See "Investment Policies and Policies with Respect to Certain Activities—Conflict of Interest Policies."

We may pursue less vigorous enforcement of terms of the merger and other agreements entered into in connection with our formation transactions because of conflicts of interest with certain of our officers and related parties.

        Pursuant to the merger and other agreements entered into in connection with our formation transactions, Fund II, Fund III, the general partners of each of Fund II and Fund III and RLJ Development made limited representations and warranties to us regarding potential material adverse impacts on the hotels and other assets to be acquired by us in our formation transactions and agreed to a $25.0 million holdback of the total consideration paid in the form of common shares to such parties in our formation transactions to indemnify us for breaches of such representations and warranties. In addition, we will enter into an employment agreement with each of our executive officers. Because of our desire to maintain ongoing relationships with our executive officers and other contributors, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements.

The consideration paid by us in exchange for the contribution of our initial hotels to us in our formation transactions may exceed the fair market value of these assets.

        The amount of consideration we will pay for our initial hotels was not negotiated on an arm's-length basis. Further, the value of the common shares that we will issue as consideration for the hotels that we will acquire in our formation transactions will increase or decrease if the market price of our common shares increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters. Among the factors that will be considered are our record of operations, our management, our historical and projected net income, FFO, EBITDA and cash available for distribution, our anticipated dividend yield, our growth prospects, the quality of our portfolio, current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the lodging industry and the economy as a whole. The initial public offering price will not necessarily bear any relationship to the book value or fair market value of our initial hotels. As a result, the fair market value of the common shares we issue in our formation transactions may exceed the fair market value of our initial hotels.

Certain of our executive officers exercised significant influence with respect to the terms of our formation transactions.

        We did not conduct arm's-length negotiations with certain of our executive officers with respect to the terms of our formation transactions, including the terms of the merger agreements, contribution agreement and the employment agreements with each of our executive officers. Therefore, the terms of these agreements may not be as favorable to us as if they were so negotiated. In structuring our formation transactions, certain of our executive officers exercised significant influence on the type and level of benefits that they and other members of our senior management team will receive from us, including the number of common shares that they will receive in connection with our formation transactions and the benefits our senior management team will receive from us for their services.

Certain provisions in the partnership agreement for our operating partnership may delay or prevent unsolicited acquisitions of us.

        If in the future we have unaffiliated owners of OP units, provisions in the partnership agreement for our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change in our control, although some shareholders might consider such proposals, if made, desirable.

Termination of the employment agreements with our executive officers could be costly and prevent a change in our control.

        The employment agreements that we intend to enter into with each of our executive officers are expected to provide that, if their employment with us terminates under certain circumstances (including upon a change in our control), we may be required to pay them significant amounts of severance compensation, including accelerated vesting of equity awards, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in our control that might involve a premium paid for our common shares or otherwise be in the best interests of our shareholders.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions make it more difficult to change our management by removing and replacing trustees and may delay or prevent a change in our control that is in the best interests of our shareholders.

Our board of trustees is expected to approve very broad investment guidelines for us and will not review or approve each investment decision made by our senior management team.

        Our senior management team will be authorized by our board of trustees to follow broad investment guidelines and, therefore, has great latitude in determining the assets that are proper investments for us, as well as the individual investment decisions. Our senior management team may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our board of trustees will not review or approve each proposed investment by our senior management team.

We may change our operational policies, investment guidelines and our investment and growth strategies without shareholder consent, which may subject us to different and more significant risks in the future, which could materially and adversely affect us.

        Our board of trustees will determine our operational policies, investment guidelines and our investment and growth strategies. Our board of trustees may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our shareholders. This could result in us conducting operational matters, making investments or pursuing different investment or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect us.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit our shareholders' recourse in the event of actions not in our shareholders' best interests.

        Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service to us in that capacity. In addition, we may be obligated to advance the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        In connection with operating as a public company, we will be required to provide reliable financial statements and reports to our shareholders. To monitor the accuracy and reliability of our financial reporting, we will establish an internal audit function that will oversee our internal controls. Our predecessor has documented and developed an initial accounting policy framework and accounting procedures manual for our use, but we can provide no assurances that such procedures will be adequate to provide reasonable assurance to our shareholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, we are developing and documenting current policies and procedures with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. We will establish, or cause our third-party hotel management companies to establish, controls and procedures designed to ensure that hotel revenues and expenses are properly recorded at our hotels. While we intend to undertake substantial work to comply with Section 404 of the Sarbanes-Oxley Act of 2002, we cannot be certain that we will be successful in implementing or maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to implement and comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, leading to a substantial decline in the market price of our common shares.

Risks Related to the Real Estate Industry

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial, and investment conditions or changes in the operating performance of our properties, which could adversely affect our cash flows and results of operations.

        Real estate investments, including the focused-service and compact full-service hotels in our portfolio, are relatively illiquid. As a result, we may not be able to sell a hotel or hotels quickly or on favorable terms in response to changing economic, financial and investment conditions or changes in the hotel's operating performance when it otherwise may be prudent to do so. Current conditions in the U.S. economy and stock and credit markets have made it difficult to sell hotels at attractive prices. We cannot predict whether we will be able to sell any hotel we desire to sell for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel. We may be required to expend funds to correct defects or to make improvements before a hotel can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations.

        Moreover, the Code imposes restrictions on a REIT's ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our hotels for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of hotels that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to make distributions to shareholders and the market price of our common shares.

        In addition, our ability to dispose of some of our hotels could be constrained by their tax attributes. Hotels which we own for a significant period of time or which we acquire through tax deferred contribution transactions in exchange for OP units in our operating partnership may have low tax bases. If we dispose of these hotels outright in taxable transactions, we may be required to distribute the taxable gain to our shareholders under the requirements of the Code applicable to REITs or to pay tax on that gain, either of which, in turn, would impact our cash flow and increase our leverage. In some cases, we may be restricted from disposing of properties contributed to us in the future in exchange for our OP units under tax protection agreements with contributors unless we incur additional costs related to indemnifying those contributors. To dispose of low basis or tax-protected hotels efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the hotel for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes.

Many real estate costs are fixed, even if revenue from our hotels decreases.

        Many costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a hotel is not fully occupied, room rates decrease or other circumstances cause a reduction in revenues. In addition, newly acquired hotels may not produce the revenues we anticipate immediately, or at all, and the hotel's operating cash flow may be insufficient to pay the operating expenses and debt service associated with these new hotels. If we are unable to offset real estate costs with sufficient revenues across our portfolio, our financial performance and liquidity could be materially and adversely affected.

Uninsured and underinsured losses at our hotels could materially and adversely affect us.

        We intend to maintain comprehensive insurance on each of our initial hotels and any hotels that we acquire, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, like windstorms, earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001, or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements, which could have a material adverse effect on us.

        In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotel, which could have a material adverse effect on us.

        In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional chemical, biological, nuclear and radiation terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In many cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our hotels. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses, which could have a material adverse effect on us.

We may be subject to unknown or contingent liabilities related to recently acquired hotels and the hotels that we may acquire in the future, which could have a material adverse effect on us.

        Our recently acquired hotels, and the hotels that we may acquire in the future, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to purchase of the hotels we acquire may not survive the completion of the transactions. Furthermore, indemnification under such agreements may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these hotels may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may materially and adversely affect us.

Compliance or failure to comply with the Americans with Disabilities Act and other safety regulations and requirements could result in substantial costs.

        Under the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder, which we refer to collectively as the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA's requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. In July 2010, the Department of Justice proposed a substantial number of changes to the ADA, which were published in September 2010. The new guidelines could cause some of our hotels to incur costly measures to become fully compliant. If we are required to make substantial modifications to the hotels that we acquire, whether to comply with the ADA or other changes in governmental rules and regulations, we could be materially and adversely affected.

        Our hotels also are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. If we incur substantial costs to comply with the ADA or other safety regulations and requirements, our financial condition, results of operations, the market price of our common shares, cash flows and our ability to satisfy our debt obligations and to make distributions to our shareholders could be adversely affected.

We could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on us.

        Our hotels are subject to various U.S. federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of a hotel, to perform or pay for the clean up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste or petroleum products) at, on, under or emanating from the hotel and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell hotels. Contamination at, on, under or emanating from our hotels also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

        In addition, our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. Some of our hotels routinely handle and use hazardous or regulated substances and wastes as part of their operations, which substances and wastes are subject to regulation (e.g., swimming pool chemicals). Our hotels incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

        Certain of our initial hotels contain, and those that we acquire in the future may contain, or may have contained, asbestos-containing material, or ACM. Federal, state and local environmental, health and safety laws require that ACM be properly managed and maintained, and include requirements to undertake special precautions, such as removal or abatement, if ACM would be disturbed during maintenance, renovation or demolition of a building. Such laws regarding ACM may impose fines and penalties on building owners, employers and operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability to third parties if property damage or personal injury occurs.

        Liabilities and costs associated with environmental contamination at, on, under or emanating from our properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could materially and adversely affect us. We can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or that the current environmental condition of our hotels will not be affected by our operations, the condition of the properties in the vicinity of our hotels, or by third parties unrelated to us. The discovery of material environmental liabilities at our properties could subject us to unanticipated significant costs, which could significantly reduce or eliminate our profitability and the cash available for distribution to our shareholders.

We face possible risks associated with the physical effects of climate change.

        We cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on us. For example, many of our properties are located along the Gulf and East coasts. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity and rising sea-levels. Over time, these conditions could result in declining hotel demand or our inability to operate the affected hotels at all. Climate change also may have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal at our properties. There can be no assurance that climate change will not have a material adverse effect on us.

Legislative or regulatory tax changes related to REITs could materially and adversely affect us.

        There are a number of issues associated with an investment in a REIT that are related to the federal income tax laws, including, but not limited to, the consequences of a company's failing to qualify or to continue to qualify as a REIT and the tax rates applicable to REITs and their shareholders. At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended or modified. Any new laws or interpretations may take effect retroactively and could materially and adversely affect us.

We may incur significant costs complying with various regulatory requirements, which could materially and adversely affect us.

        Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require us to make significant unanticipated expenditures, which could materially and adversely affect us.

Risks Related to Our Status as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Our qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the REIT income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals, and upon our ability to successfully manage the composition of our income and assets on an ongoing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce our earnings and the amount of cash available for distribution to our shareholders.

        We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year commencing at the time of this offering and ending December 31, 2011. Although we do not intend to request a ruling from the IRS as to our REIT qualification, we expect to receive, as a condition to the completion of this offering and our formation transactions, an opinion of Hogan Lovells US LLP with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hogan Lovells US LLP represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our common shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Hogan Lovells US LLP and our qualification as a REIT depend on our satisfaction of the requirements described above under "—Qualifying as a REIT involves highly technical and complex provisions of the Code," the results of which will not be monitored by Hogan Lovells US LLP.

        If we were to fail to qualify as a REIT in any taxable year and any available relief provisions do not apply, we would be subject to U.S. federal and state corporate income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Unless we were entitled to statutory relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

        Any determination that we do not qualify as a REIT would have a material adverse effect on our results of operations and could materially reduce the value of our common shares. Our additional tax liability could be substantial and would reduce our net earnings available for investment, debt service or distributions to shareholders. Furthermore, we would no longer be required to make any distributions to shareholders as a condition to REIT qualification and all of our distributions to shareholders would be taxable as ordinary C corporation dividends to the extent of our current and accumulated earnings and profits. This means that our shareholders currently taxed as individuals would be taxed on those dividends at capital gain rates (through 2012, in the absence of legislative action) and our corporate shareholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Code. Our failure to qualify as a REIT also could cause an event of default under loan documents governing our debt.

REIT distribution requirements could adversely affect our ability to execute our business plan or cause us to finance our needs during unfavorable market conditions.

        We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

        From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In addition, differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions; (2) incur debt or issue additional equity on unfavorable terms; (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt; or (4) make a taxable distribution of our common shares as part of a distribution in which shareholders may elect to receive our common shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or dilute our equity. In addition, because the REIT distribution requirement prevents us from retaining earnings, we generally will be required to refinance debt at its maturity with additional debt or equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the market price of our common shares.

We may in the future choose to pay dividends in the form of our own common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

        We may seek in the future to distribute taxable dividends that are payable in cash and our common shares, at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common shares at the time of the sale. In addition, in such case, a U.S. shareholder could have a capital loss with respect to the common shares sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, such a taxable share dividend could be viewed as equivalent to a reduction in our cash distributions, and that factor, as well as the possibility that a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, may put downward pressure on the market price of our common shares.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to income from "qualified dividends" payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% (through 2012, after which time, in the absence of legislative action, they will be taxed at ordinary income rates). Dividends payable by REITs, however, generally are not eligible for the reduced rates and will continue to be subject to tax at rates applicable to ordinary income, which will be as high as 35% through 2012 (and in the absence of legislative action, as high as 39.6% starting in 2013). Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes, including payroll taxes, taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, a 100% excise tax on any transactions with a TRS that are not conducted on an arm's-length basis, and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, our TRSs will be subject to U.S. federal, state and local corporate income tax on their net taxable income, if any. To the extent that we conduct operations outside of the United States, our operations would subject us to applicable foreign taxes, as well. Any of these taxes would decrease cash available for the payment of our debt obligations and distributions to shareholders.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

        To qualify as a REIT, we must satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRSs, which we currently expect will constitute substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs and would likely lose our REIT status.

        Rents paid to us by each of our TRSs may not be based on the net income or profits of any person, or they would not be treated as "rents from real property," in which case we would likely fail to qualify for taxation as a REIT. We receive "percentage rents" calculated based on the gross revenues of the hotels subject to leases to our TRSs, but not on net income or profits. We believe our leases have customary terms and rents and reflect normal business practices in this regard and do not provide for rent based on net income or profits, but there can be no assurance the IRS will agree.

        In addition, if such rents are excessive, their deductibility may be challenged at the TRS level, and we could be subject to a 100% excise tax on "redetermined rent" or "redetermined deductions" to the extent rents exceed an arm's-length amount. We believe our rents reflect normal business practices, but there can be no assurance that the IRS will agree.

If our TRSs fail to qualify as "taxable REIT subsidiaries" under the Code, we would fail to qualify as a REIT.

        Rent paid by a lessee that is a "related party tenant" will not be qualifying income for purposes of the two gross income tests applicable to REITs. We expect to lease substantially all of our hotels to our TRSs, which will not be treated as "related party tenants" so long as they qualify as "taxable REIT subsidiaries" under the Code. To qualify as such, most significantly, a taxable REIT subsidiary cannot engage in the operation or management of hotels or health care properties. We believe that our TRSs will qualify to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a TRS for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our TRSs from treatment as a taxable REIT subsidiary, it is likely that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset tests or the gross income tests, we would likely lose our REIT status.

If any hotel management companies that we engage do not qualify as "eligible independent contractors," or if our hotels are not "qualified lodging facilities," we will fail to qualify as a REIT.

        Rent paid by a lessee that is a "related party tenant" of ours generally will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of "qualified lodging facilities" to a TRS so long as the hotels are managed by an "eligible independent contractor" and certain other requirements are satisfied. We intend to take advantage of this exception. We expect to lease all or substantially all of our hotels to TRS lessees, which are disregarded subsidiaries of the TRSs, and to engage hotel management companies that are intended to qualify as "eligible independent contractors." Among other requirements, in order to qualify as an eligible independent contractor, the hotel management company must not own, directly or through its shareholders, more than 35% of our outstanding shares, and no person or group of persons can own more than 35% of our outstanding shares and the shares (or ownership interest) of the hotel management company, taking into account certain ownership attribution rules and, with respect to our shares and the outstanding shares of any publicly traded hotel management company, only the shares owned by persons who own, directly or indirectly, more than 5% of a publicly traded class of shares. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our shares by the hotel management companies and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

        In addition, in order for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating "qualified lodging facilities" (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. As of the date hereof, we believe the hotel management companies operate qualified lodging facilities for certain persons who are not related to us or our TRS. However, no assurances can be provided that this will continue to be the case or that any other hotel management companies that we may engage in the future will in fact comply with this requirement in the future. Failure to comply with this requirement would require us to find other managers for future contracts, and, if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

        Finally, each hotel with respect to which our TRS lessees pay rent must be a "qualified lodging facility." A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. As of the date hereof, we believe that all of the hotels leased to our TRS lessees will be qualified lodging facilities. Although we intend to monitor future acquisitions and improvements of hotels, the REIT provisions of the Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied in all cases.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

        To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than

10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a taxable REIT subsidiary, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders. In addition, we may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of, certain attractive investments.

If the IRS were to challenge successfully our operating partnership's status as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

        If we have holders of OP units other than our company, our operating partnership will be treated as a separate entity for federal income tax purposes, rather than as an entity that is disregarded as separate from us. We believe, and will take steps to structure any such ownership of OP units so that, our operating partnership will be treated as a partnership for federal income tax purposes, rather than as a corporation. As a partnership, it will not be subject to federal income tax on its income. Instead, each of its partners, including our company, will be required to pay tax on such partner's allocable share of its income. No assurance can be provided, however, that the IRS will not challenge our operating partnership's status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for federal income tax purposes, our company would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT.

Risks Related to this Offering

Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected or required levels, and we may need external sources in order to make such distributions, or we may not be able to make such distributions at all, which could cause the market price of our common shares to decline significantly.

        We intend to pay regular quarterly distributions to holders of our common shares. We will establish our initial distribution rate based upon our estimate of the annualized cash flow that will be available for distributions after this offering. All distributions will be made at the discretion of our board of trustees and will depend on our historical and projected results of operations, EBITDA, FFO, liquidity and financial condition, REIT qualification, debt service requirements, capital expenditures and operating expenses, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of trustees may deem relevant from time to time. No assurance can be given that our projections will prove accurate or that any level of distributions will be made or sustained or achieve a market yield. We may not be able to make distributions in the future or may need to fund such distributions from external financing sources, which may be available only at commercially unattractive terms, if at all. Any of the foregoing could cause the market price of our common shares to decline significantly.

Future issuances of debt securities, which would rank senior to our common shares upon our liquidation, and future issuances of equity securities (including OP units), which would dilute the holdings of our existing common shareholders and may be senior to our common shares for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common shares.

        In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred shares will receive a distribution of our available assets before common shareholders. If we incur debt in the future, our future interest costs could increase, and adversely affect our liquidity, FFO and results of operations. We are not required to offer any additional equity securities to existing common shareholders on a preemptive basis. Therefore, additional common share issuances, directly or through convertible or exchangeable securities (including OP units), warrants or options, will dilute the holdings of our existing common shareholders and such issuances or the perception of such issuances may reduce the market price of our common shares. Our preferred shares, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common shareholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common shareholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common shares.

Future issuances and resales of our common shares may negatively affect the market price of our common shares. You should not rely upon lock-up agreements in connection with this offering to limit the amount of common shares sold into the market.

        We cannot predict the effect, if any, of our future issuances of our common shares, or future resales of our common shares by shareholders, or the perception of such issuances or resales, on the market price of our common shares. Any such future issuances or resales, or the perception that such issuances or resales might occur, could negatively affect the market price of our common shares and may also make it more difficult for us to sell equity or equity-related securities in the future at a time and upon terms that we deem appropriate.

        Subject to applicable law, our board of trustees has the authority, without further shareholder approval, to issue additional common shares and preferred shares on the terms and for the consideration it deems appropriate.

        Upon completion of this offering and our formation transactions, we will have                        common shares outstanding on a fully-diluted basis, including                                    common shares issued in our formation transactions and an aggregate of                        restricted common shares granted to our trustees, executive officers and other employees under the RLJ Lodging Trust 2011 Equity Incentive Plan, or our equity incentive plan, or                        common shares outstanding on a fully-diluted basis if the underwriters' overallotment option is exercised in full. We, our executive officers, trustees and trustee nominees and certain of the existing investors in Fund II and Fund III have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units) or repayable with, common shares, subject to certain exceptions, without first obtaining the written consent of the representatives, for        days after the date of this prospectus. If the restrictions under the lock-up arrangements expire or are waived, the related common shares will be available for resale and such resales, or the perception of such resales, could negatively affect the market price for our common shares.

        In addition, we expect to grant certain parties registration rights with respect to an aggregate of                common shares to be received by such parties in connection with our formation transactions. In addition to the restricted common shares granted to our trustees, executive officers and other employees under our equity incentive plan in connection with this offering, in the future we may issue common shares and securities convertible into, or exchangeable or exercisable for, our common shares under our equity incentive plan. We intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under our equity incentive plan. Common shares covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act of 1933, as amended, or the Securities Act, unless held by affiliates. We also may issue from time to time additional common shares or OP units in connection with hotel acquisitions and may grant additional registration rights in connection with such issuances, pursuant to which we would agree to register the resale of such securities under the Securities Act. The market price of our common shares may decline significantly upon the registration of additional common shares pursuant to registration rights granted in connection with our formation transactions or future issuances of equity in connection with hotel acquisitions.

There is currently no public market for our common shares and an active trading market for our common shares may not develop and be sustained following this offering.

        There has not been any public market for our common shares prior to this offering. Although we intend to list our common shares on the NYSE, we cannot assure you that an active trading market for our common shares will develop after this offering or, if one develops, that it will be sustained. In the absence of an active trading market, you may be unable to resell your common shares at the time and for the price you desire. In addition, the initial public offering price of our common shares will be determined by agreement among us and the underwriters, and we can provide no assurances that our common shares will not subsequently trade below the initial public offering price.

The trading volume and market price of our common shares may be volatile and could decline substantially following this offering.

        Even if an active trading market develops and is sustained for our common shares, the market price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future, including as a result of factors unrelated to our operating performance or prospects. In particular, the market price of our common shares could be subject to wide fluctuations in response to a number of factors, including, among others, the following:

  •
  actual or anticipated differences in our operating results, liquidity, or financial condition;

  •
  changes in our revenues, EBITDA, FFO or earnings estimates;

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  publication of research reports about us, our hotels or the lodging or overall real estate industry;

  •
  additions and departures of key personnel;

  •
  the performance and market valuations of other similar companies;

  •
  the passage of legislation or other regulatory developments that adversely affect us or our industry;

  •
  the realization of any of the other risk factors presented in this prospectus;

  •
  speculation in the press or investment community;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market and economic conditions, including factors unrelated to our operating performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common shares. If the market price of our common shares is volatile and this type of litigation is brought against us, it could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on us.

Increases in market interest rates may reduce demand for our common shares and result in a decline in the market price of our common shares.

        The market price of our common shares may be influenced by the distribution yield on our common shares (i.e., the amount of our annual distributions as a percentage of the market price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently low compared to historical levels, may lead prospective purchasers of our common shares to expect a higher distribution yield, which we may not be able, or may choose not, to provide. Higher interest rates would also likely increase our borrowing costs and decrease our operating results and cash available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decline.

You will experience immediate and substantial dilution from the purchase of common shares sold in this offering.

        The initial public offering price of our common shares is substantially higher than what our net tangible book value per share will be immediately after this offering. Accordingly, purchasers of our common shares in this offering will incur immediate dilution of approximately $            in net tangible book value per share, based on the midpoint of the price range set forth on the cover page of this prospectus.

In addition to the underwriting discount to be received by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC, they may receive other benefits from this offering.

        In addition to the underwriting discount to be received by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC, we expect that affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC will be lenders under our revolving credit facility that we expect to enter into upon completion of this offering. This transaction creates a potential conflict of interest because Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC have an interest in the successful completion of this offering beyond the underwriting discount they will receive.

        An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under two outstanding loans, each of which will be repaid with a portion of the net proceeds of this offering. As such, this affiliate will receive a portion of the net proceeds of this offering that are used to repay such indebtedness. Further, an affiliate of Wells Fargo Securities, LLC is a minority investor in each of Fund II and Fund III, and it will receive an aggregate of                common shares in connection with our formation transactions. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

        The underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC, and/or their affiliates may engage in commercial and investment banking transactions with us and/or our affiliates in the ordinary course of their business. They expect to receive customary compensation and expense reimbursement for these commercial and investment banking transactions.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, cash flows, EBITDA, FFO, results of operations, and plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

  •
  use of the net proceeds of this offering;

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  the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

  •
  market trends in our industry, interest rates, real estate values and the capital markets;

  •
  our investment and growth strategies and, particularly, our ability to identify and complete hotel acquisitions;

  •
  our projected operating results and cash available for distribution;

  •
  actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

  •
  our ability to manage our relationships with our management companies, as well as franchisors;

  •
  our ability to obtain and maintain financing arrangements on attractive terms;

  •
  changes in the value of our hotels;

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  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

  •
  our ability to satisfy the requirements for qualification as a REIT under the Code;

  •
  changes in personnel and availability of qualified personnel;

  •
  general volatility and liquidity of the market price of our common shares; and

  •
  degree and nature of our competition.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future events, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these events and factors are described in this prospectus under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties." If a change occurs, our business, financial condition, liquidity, cash flows and results of operations may vary materially from those expressed in or implied by our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds to us from our sale of                        common shares in this offering will be approximately $             million, or $             million if the underwriters exercise their overallotment option in full, after deducting the underwriting discount and other estimated offering expenses payable by us of approximately $             million, based on the midpoint of the price range set forth on the cover page of this prospectus. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

        We intend to use substantially all of the net proceeds of this offering to repay approximately $             million of secured indebtedness and to pay approximately $             million in associated prepayment penalties (as described below). Any remaining net proceeds will be used for general business and working capital purposes.

        If the underwriters exercise their overallotment option in full, we expect to use the additional net proceeds to us, which will be approximately $             million in the aggregate, for general business and working capital purposes, including potential future acquisitions.

        Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to elect and qualify to be taxed as a REIT.

        The following table sets forth information, as of September 30, 2010, with respect to the indebtedness that we intend to repay, in whole or in part, with the net proceeds of this offering:

Property	Amount to be Repaid(1) (in thousands)		Interest Rate	Effective Rate(2)	Maturity Date
Hyatt Summerfield Suites Portfolio—Senior (6 hotels)	$4,941	(3)	L+1.24%	4.57%	April 2011	(4)
Hyatt Summerfield Suites Portfolio—Mezzanine (6 hotels)	3,808	(3)	L+2.75%	6.08%	April 2011	(4)
Louisville Marriott Downtown	72,712		L+1.75%	2.10%	June 2011
Multi-property loan (10 hotels)	92,000		L+1.60%	1.95%	July 2011
Embassy Suites Los Angeles-Downey (5)	24,153		L+2.50%	5.59%	Jan 2012	(4)
Multi-property loan (13 hotels) (5)	189,767		L+4.00%	7.12%	Feb 2012	(4)
Hilton Garden Inn St. George	10,920		L+4.00%	5.50%	May 2012	(6)
SpringHill Suites Bakersfield	10,073		L+4.00%	5.50%	May 2012	(6)
SpringHill Suites Gainesville	12,471		L+4.00%	5.50%	May 2012	(6)
Hampton Inn & Suites Clearwater/St. Petersburg Ulmerton Road, FL	10,436		L+4.00%	5.50%	May 2012	(6)
Hampton Inn Garden City	23,157		L+4.00%	5.50%	May 2012	(6)
Hampton Inn & Suites Las Vegas-Red Rock/Summerlin	11,187		L+4.00%	5.50%	May 2012	(6)
Hampton Inn Ft. Walton Beach	11,470		L+4.00%	5.50%	May 2012	(6)
Hilton Mystic	13,479		L+4.00%	8.76%	May 2012	(6)

	$490,574

(1)
Amounts based on outstanding balances at September 30, 2010.

(2)
Effective rate gives effect to interest rate swaps and LIBOR floors, as applicable.

(3)
Amount represents partial paydown. The Hyatt Summerfield Suites Portfolio is subject to senior and mezzanine loans, which as of September 30, 2010, had outstanding balances of $48 million and $37 million, respectively.

(4)
Maturity date may be extended for one additional year at our option (subject to our prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of our option).

(5)
An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under these loans, each of which will be repaid with a portion of the net proceeds of this offering. As such, this affiliate will receive a portion of the net proceeds of this offering that are used to repay such indebtedness.

(6)
Maturity date may be extended for up to two one-year periods at our option (subject to our prior satisfaction of certain conditions, including, among others, a principal pay down for the first extension, maintenance of a specified debt service coverage ratio for the second extension, and advance notice of the exercise of our option).

DISTRIBUTION POLICY

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. We intend to make a pro rata distribution with respect to the period commencing on completion of this offering and ending on                        , 2011, based on a distribution of $            per common share for a full quarter. On an annualized basis, this would be $            per common share, or an annualized distribution rate of approximately        % based on an assumed initial public offering price of $            per common share, which is the midpoint of the price range set forth on the cover page of this prospectus. We estimate that this initial annual distribution rate will represent approximately        % of estimated cash available for distribution to our common shareholders for the 12-month period ending December 31, 2011. We do not intend to reduce the annualized distribution rate per common share if the underwriters exercise their overallotment option; however, this could require us to borrow funds to make the distributions or to make the distributions from net offering proceeds. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12-month period ending December 31, 2011, which we have calculated based on adjustments to our pro forma net income for the 12-month period ended December 31, 2010 (after giving effect to this offering and our formation transactions). This estimate was based on our pro forma operating results and does not take into account our business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the 12-month period ending December 31, 2011, we have made certain assumptions as reflected in the table and footnotes below.

        Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than recurring capital expenditures. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material adverse effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, EBITDA, FFO, liquidity or financial condition and have estimated cash available for distribution for the sole purpose of determining our estimated initial annual distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

        We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our results of operations, EBITDA, FFO, liquidity, cash flows, financial condition or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that our estimate will prove accurate, and actual distributions may therefore be significantly below the expected distributions. Our actual results of operations will be affected by a number of factors, including the revenue received from our hotels, performance of our property managers, our operating expenses, interest expense (including the effect of variable rate debt), and unanticipated capital expenditures. We may, from time to time, be required, or elect, to borrow under our anticipated revolving credit facility or otherwise to pay distributions.

        We cannot assure you that our estimated distributions will be made or sustained or that our board of trustees will not change our distribution policy in the future. Our future distributions will be at the sole discretion of our board of trustees, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, EBITDA, FFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially and adversely affect us, please see "Risk Factors." If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, borrow or raise equity or to reduce such distributions. In addition, our charter allows us to issue preferred shares that could have a preference on distributions. We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our common shares or distribution of debt securities. We currently have no intention to issue any preferred shares, but if we do, the distribution preference on the preferred shares could limit our ability to make distributions to the holders of our common shares.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the shares. In that case, the gain (or loss) recognized on the sale of those shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her shares, they generally will be treated as a gain realized from the taxable disposition of those shares. The percentage of distributions to our shareholders that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common shares, see "Material U.S. Federal Income Tax Considerations."

        U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see "Material U.S. Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make certain distributions.

        The following table sets forth calculations relating to the intended initial distribution based on our pro forma financial data, and we cannot assure you that the intended initial distribution will be made or sustained. The calculations are being made solely for the purpose of illustrating the initial distribution and are not necessarily intended to be a basis for determining future distributions. The calculations include the following material assumptions:

  •
  income and cash flows from operations for the twelve months ending December 31, 2011 will be substantially the same as the income and cash flows from operations generated for the twelve months ended December 31, 2010, with the exception of additional corporate expenses not permitted to be included as a pro forma adjustment for the twelve months ended December 31, 2010;

  •
  cash flows used in investing activities will be the contractually committed amounts for the twelve months ending December 31, 2011; and

  •
  cash flows used in financing activities will be the contractually committed amounts for the twelve months ending December 31, 2011.

        These calculations do not assume any changes to our operations or any acquisitions or dispositions other than recurring capital expenditures, which would affect our cash flows, or changes in our outstanding common shares. We cannot assure you that our actual results will be as indicated in the calculations below. All dollar amounts are in thousands.

Pro forma net income for the year ended December 31, 2010	$
Add: Depreciation and amortization
Add: Amortization of deferred financing costs(1)
Less: Non-cash amortization of restricted common shares(2)
Estimated cash flows from operating activities for the twelve months ending December 31, 2011
Estimated cash flows used in investing activities—required capital expenditure reserve contributions(3)
Estimated cash flows used in financing activities—scheduled principal payments on debt payable(4)
Estimated cash available for distribution for the twelve months ending December 31, 2011	$
Intended initial distribution(5)	$
Ratio of intended initial distribution to estimated cash available for distribution		%

(1)
Represents non-cash item recorded as an operating expense.

(2)
Represents non-cash compensation recorded as an administrative and general corporate expense.

(3)
Estimated amount includes the amount of reserves required to be funded in 2011 pursuant to management, franchise and loan agreements, which range from 2.0% to 5.0% of the 2010 revenues of each hotel.

(4)
Estimated amount based on pro forma indebtedness to be outstanding following the completion of this offering.

(5)
Represents the aggregate amount of the intended annual distribution multiplied by the common shares that will be outstanding upon completion of this offering. Excludes the common shares that may be issued by us upon exercise of the underwriters' overallotment option.

CAPITALIZATION

        The following table sets forth the historical capitalization of our predecessor at September 30, 2010, and our pro forma consolidated capitalization at September 30, 2010, as adjusted to give effect to our formation transactions, this offering and the use of proceeds of this offering as described in "Use of Proceeds." You should read this table together with "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our predecessor's consolidated historical and our pro forma financial statements and notes thereto included elsewhere in this prospectus.

	At September 30, 2010
	Historical	Pro Forma(1)
	(in thousands, except per share data)
Mortgage and other secured loans	$1,613,638	$
Term loan	—
Non-controlling interest(2)	—
Equity:
Common shares, par value $0.01 per share; 100,000 shares authorized, 1,000 shares issued and outstanding, historical; and 450,000,000 shares authorized, shares issued and outstanding, on a pro forma basis(3)	—			(4)
Preferred shares, par value $0.01 per share; 10,000 shares authorized and 0 shares issued and outstanding, historical; and 50,000,000 shares authorized and 0 shares issued and outstanding, on a pro forma basis	—		—
Additional paid-in capital	—			(4)
Owners' equity (deficit):
Controlling owners' equity	728,425

Total equity	728,425

Total capitalization	$2,342,063	$

(1)
We also expect to enter into a $             million revolving credit facility, which we expect will be undrawn upon completion of this offering.

(2)
On December 23, 2010, we entered into a joint venture agreement with an unrelated third party to acquire the Doubletree Metropolitan Hotel New York City. We have a 95% economic interest in this joint venture.

(3)
The outstanding common shares on a pro forma basis include (a)             common shares to be issued in connection with our formation transactions, (b)             common shares to be sold in this offering and (c)             restricted common shares to be granted to our our trustees, executive officers and other employees upon completion of this offering pursuant to our equity incentive plan, but excludes (i)             common shares issuable upon the exercise of the underwriters' overallotment option in full and (ii)             common shares reserved for future issuance under our equity incentive plan.

(4)
This dollar amount assumes that            of our common shares will be sold in this offering and will increase or decrease depending upon whether such common shares are sold above or below $            per share (the midpoint of the price range set forth on the cover page of this prospectus).

DILUTION

        Purchasers of our common shares offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value per common share from the assumed initial public offering price based on the midpoint of the price range set forth on the cover page of this prospectus of $            per share. As of September 30, 2010, our predecessor had a net tangible book value of approximately $         million, or $            per common share held by continuing investors. After giving effect to the sale of our common shares in this offering, the application of the aggregate net proceeds of this offering and the completion of our formation transactions, the pro forma net tangible book value at September 30, 2010 attributable to common shareholders would have been $         million, or $            per common share. This amount represents an immediate increase in net tangible book value of $            per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $        per share to investors in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share based on the midpoint of the price range set forth on the cover page of this prospectus	$
Net tangible book value per share at September 30, 2010, before this offering and our formation transactions(1)
Net increase in pro forma net tangible book value per share attributable to this offering and our formation transactions
Pro forma net tangible book value per share after this offering and our formation transactions(2)
Dilution in pro forma net tangible book value per share to investors in this offering(3)	$

(1)
"Net tangible book value" is defined as total shareholders' equity less intangible assets. Net tangible book value per common share at September 30, 2010 before this offering and our formation transactions was determined by dividing the net tangible book value of our predecessor at September 30, 2010 by the number of our common shares held by continuing investors after this offering.

(2)
The pro forma net tangible book value per share after this offering and our formation transactions was determined by dividing net tangible book value of approximately $             million by            common shares to be outstanding after this offering, which amount excludes the common shares that may be issued by us upon exercise of the underwriters' overallotment option and            of our common shares available for issuance in the future under our equity incentive plan.

(3)
Dilution is determined by subtracting pro forma net tangible book value per common share after giving effect to this offering and our formation transactions from the assumed initial public offering price paid by a new investor for our common shares.

        Assuming the underwriters' over-allotment option is exercised in full, our net tangible book value as of September 30, 2010 would have been $             million, or $            per common share. This represents an immediate dilution in pro forma net tangible book value of $            per common share to investors in this offering.

SELECTED FINANCIAL AND OPERATING DATA

        You should read the following selected historical and pro forma combined financial and operating data, together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined consolidated financial statements and related notes included elsewhere in this prospectus.

        We present herein certain combined consolidated historical financial data for our predecessor, which is not a legal entity, but rather a combination of the real estate hospitality assets, liabilities and operations of Fund II and Fund III and the assets, liabilities and operations of RLJ Development. The historical combined consolidated financial data for our predecessor is not necessarily indicative of our results of operations, cash flows or financial position following the completion of this offering and our formation transactions.

        We have not presented our historical financial information because we have not had any corporate activity since our formation other than the issuance of common shares in connection with our initial capitalization and activity in connection with this offering and our formation transactions and because we believe that a discussion of the results would not be meaningful.

        The historical combined consolidated balance sheet information as of December 31, 2009 and 2008 of our predecessor and the combined consolidated statements of operations information for each of the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the historical audited combined consolidated financial statements included elsewhere in this prospectus. The historical combined consolidated balance sheet information as of September 30, 2010 of our predecessor and the combined consolidated statements of operations information for the nine months ended September 30, 2010 and 2009 of our predecessor have been derived from the historical unaudited combined consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. Results for the nine months ended September 30, 2010 are not necessarily indicative of our actual results for the year ending December 31, 2010.

        The selected historical financial information at December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, have been derived from the unaudited financial statements of our predecessor.

        Our summary unaudited condensed pro forma combined consolidated financial and operating data as of and for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010 assume (1) the common shares to be sold in this offering are sold at the midpoint of the price range set forth on the cover page of this prospectus, and (2) the completion of our formation transactions as of January 1, 2009 for the operating data and as of September 30, 2010 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine Months Ended September 30,		Year Ended December 31,
	Pro Forma Combined Consolidated	Historical Combined Consolidated	Pro Forma Combined Consolidated	Historical Combined Consolidated
	2010	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(In thousands, except share, per share and property data)
Statement of Operations Data
Room revenue	$471,101	$341,907	$578,867	$408,667	$463,015	$395,939	$171,213	$—
Other hotel revenue	78,371	56,324	103,870	73,821	88,804	79,558	33,997	—

Total revenue	549,472	398,231	682,737	482,488	551,819	475,497	205,210	—

Expenses:
Room expense	108,680	75,108	133,590	90,663	97,407	84,414	36,006	—
Other hotel expense	232,360	168,323	297,652	210,810	235,391	202,788	86,948	—

Total hotel operating expense	341,040	243,431	431,242	301,473	332,798	287,202	122,954	—

Real estate and personal property tax, ground rent and insurance	39,669	29,046	49,221	35,349	33,513	30,073	10,924	—
Depreciation and amortization	90,748	73,335	120,586	96,154	84,390	59,651	23,244	112
Impairment loss	—	—	98,372	98,372	21,472	—	—	—
General and administrative	14,804	14,804	18,533	18,533	19,388	10,273	5,806	2,110
Transaction, pursuit and organization costs	1,537	7,438	8,665	8,665	2,100	500	675	—

Total operating expenses	487,798	368,054	726,619	558,546	493,661	387,699	163,603	2,222

Operating income (loss)	61,674	30,177	(43,882)	(76,058)	58,158	87,798	41,607	(2,222)
Interest and other income	3,308	3,303	2,653	1,579	2,357	3,016	1,161	387
Interest expense	(59,784)	(67,014)	(81,640)	(92,175)	(92,892)	(77,440)	(35,225)	—

Income (loss) before provision for income tax (expense) benefit	5,198	(33,534)	(122,869)	(166,654)	(32,377)	13,374	7,543	(1,835)
Income tax (expense) benefit	(898)	(898)	(1,794)	(1,801)	945	(1,317)	(658)	—

Income (loss) from continuing operations	4,300	(34,432)	(124,663)	(168,455)	(31,432)	12,057	6,885	(1,835)
Less: Net loss attributable to the noncontrolling interest	(130)	—	(122)	—	—	—	—	—
Distributions to preferred shareholders	—	(48)	—	(62)	(61)	(31)	(6)	—

Net income (loss) available to owners	$4,430	$(34,480)	$(124,541)	$(168,517)	$(31,493)	$12,026	$6,879	$(1,835)

Balance Sheet Data (at period end):
Investment in hotels, net	$2,849,687	$2,123,816		$1,877,583	$1,905,653	$1,801,189	$1,404,900	$—
Total assets	3,164,231	2,422,897		2,202,865	2,213,108	2,032,470	1,704,618	191,478
Total debt	1,327,065	1,613,638		1,598,991	1,448,872	1,340,574	1,009,680	—
Total liabilities	1,409,419	1,694,472		1,717,118	1,592,376	1,470,251	1,213,745	156,838
Total owners' equity	1,754,812	728,425		485,747	620,732	562,219	490,873	34,640
Total liabilities and owners' equity	3,164,231	2,422,897		2,202,865	2,213,108	2,032,470	1,704,618	191,478
Per Share Data:
Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average shares outstanding—basic
Pro forma weighted average shares outstanding—diluted
Other Data:
Number of properties at period end(1)	141	122	141	117	115	106	88	—
Pro forma Adjusted EBITDA	$154,089		$183,863
Pro forma Adjusted FFO	96,715		103,082
Cash flows from:
Operating activities		$47,000		$28,852	$76,978	$93,999	$43,752	$17,038
Investing activities		(250,010)		(198,025)	(130,400)	(204,795)	(1,208,658)	(3,416)
Financing activities		211,901		164,374	125,706	131,403	1,217,569	(12,956)

(1)
Includes our initial hotels and the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering.

	Pro Forma
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(In thousands)
Reconciliation of FFO(1), Adjusted FFO(1), EBITDA(2) and Adjusted EBITDA(2) to Net Income
Net income (loss) available to owners	$4,430	$(124,541)
Add (deduct):
Depreciation and amortization	90,748	120,586

FFO	95,178	(3,955)
Add (deduct):
Impairment loss	—	98,372
Transaction and pursuit costs	1,537	8,665

Adjusted FFO	$96,715	$103,082

Net income (loss) available to owners	$4,430	$(124,541)
Add (deduct):
Interest expense, net	59,784	81,640
Interest and other income	(3,308)	(2,653)
Income tax expense	898	1,794
Depreciation and amortization	90,748	120,586

EBITDA	152,552	76,826
Add (deduct):
Impairment loss	—	98,372
Transaction and pursuit costs	1,537	8,665

Adjusted EBITDA	$154,089	$183,863

(1)
We calculate FFO in accordance with standards established by NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures.

We further adjusted FFO for certain additional items that are not in NAREIT's definition of FFO, such as impairment losses and hotel transaction and pursuit costs. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

(2)
EBITDA is defined as net income or loss excluding: (i) interest expense; (ii) provision for income taxes, including income taxes applicable to sale of assets; and (iii) depreciation and amortization (including amortization of non-cash share-based compensation). We consider EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and certain non-cash items (primarily depreciation and amortization) from our operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions.

We further adjust EBITDA for certain additional recurring and non-recurring items such as impairment losses and hotel transaction and pursuit costs. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the "Selected Financial and Operating Data," the historical combined consolidated financial statements and related notes of our predecessor, "Risk Factors," and "Our Business and Properties" included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of this offering and our formation transactions on a pro forma basis. These effects are reflected in our pro forma combined consolidated financial statements located elsewhere in this prospectus. As used in this section, unless the context otherwise requires, "we," "us," "our" and "our company" mean our predecessor for the periods presented and RLJ Lodging Trust and its consolidated subsidiaries upon completion of this offering and our formation transactions.

Overview

        We are a self-advised and self-administered Maryland real estate investment trust, which invests primarily in premium-branded, focused-service and compact full-service hotels. Upon completion of this offering and our formation transactions, we will own 140 hotels in 19 states and the District of Columbia comprising over 20,400 rooms. We will be one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our initial hotels are concentrated in urban and dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry.

        Our strategy is to invest primarily in premium-branded, focused-service and compact full-service hotels. Focused-service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets and meeting space and require fewer employees than traditional full-service hotels. We believe premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those achieved by traditional full-service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows.

        We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide significant opportunities for RevPAR and EBITDA growth at our initial hotels. We believe that our senior management team's experience, extensive industry relationships and asset management expertise, coupled with our expected access to capital, will enable us to compete effectively for acquisition opportunities and help us generate strong internal and external growth.

Our Customers

        Substantially all of our initial hotels consist of focused-service and compact full-service hotels. As a result of this property profile, the majority of our customers are transient in nature. Transient business typically represents individual business or leisure travelers. The majority of our initial hotels are located in the business districts and suburban markets of major metropolitan areas. Accordingly, business travelers represent the majority of the transient demand at our initial hotels. As a result, macroeconomic factors impacting business travel have a greater effect on our business than factors impacting leisure travel.

        Group business is typically defined as a minimum of 10 guestrooms booked together as part of the same piece of business. Group business may or may not use the meeting space at any given hotel. Given the limited meeting space at the majority of our initial hotels, this group of business represents a smaller component of our customer base.

        A number of our initial hotels are affiliated with brands marketed toward extended-stay customers. Extended-stay customers are generally defined as those staying five nights or longer. Reasons for extended-stays may include, but are not limited to, training and/or special project business, relocation, litigation and insurance claims.

Our Revenues and Expenses

        Our revenue is derived from hotel operations, including the sale of rooms, food and beverage revenue and other operating department revenue, which consist of telephone, parking and other guest services.

        Our operating costs and expenses consist of the costs to provide hotel services, including room expense, food and beverage expense, management fees and other hotel expenses. Room expense includes housekeeping, reservation systems, room supplies, laundry services and front desk costs. Food and beverage expense primarily includes food, beverage and associated labor costs. Other hotel expenses include labor and other costs associated with the other operating department revenue, as well as labor and other costs associated with administrative departments, franchise fees, sales and marketing, repairs and maintenance and utility costs. Our initial hotels are managed by independent, third-party management companies under long-term agreements under which the management companies typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We generally receive a cash distribution from the hotel management companies on a monthly basis, which reflects hotel-level sales less hotel-level operating expenses.

Key Indicators of Operating Performance

        We use a variety of operating and other information to evaluate the operating performance of our business. These key indicators include financial information that is prepared in accordance with GAAP as well as other financial measures that are non-GAAP measures. In addition, we use other information that may not be financial in nature, including statistical information and comparative data. We use this information to measure the operating performance of our individual hotels, groups of hotels and/or business as a whole. We also use these metrics to evaluate the hotels in our portfolio and potential acquisitions to determine each hotel's contribution to cash flow and its potential to provide attractive long-term total returns. These key indicators include:

  •
  Occupancy—Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of our hotels' available capacity. We use occupancy to measure demand at a specific hotel or group of hotels in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

  •
  ADR—ADR represents total hotel room revenues divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess the pricing levels that we are able to generate, as changes in rates have a greater impact on operating margins and profitability than changes in occupancy.

  •
  RevPAR—RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues such as food and beverage revenue or other operating department revenues. We use RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional basis.

    RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR.

    For example, an increase in occupancy at a hotel would lead to additional variable operating costs (including housekeeping services, utilities and room supplies) and could also result in increased other operating department revenue and expense. Changes in ADR typically have a greater impact on operating margins and profitability as they do not have a substantial effect on variable operating costs.

        Occupancy, ADR and RevPAR are commonly used measures within the lodging industry to evaluate operating performance. RevPAR is an important statistic for monitoring operating performance at the individual hotel level and across our entire business. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget and prior periods, as well as on a regional and company-wide basis. ADR and RevPAR include only room revenue. Room revenue comprised approximately 85.9% of our total revenue for the nine months ended September 30, 2010 and is dictated by demand (as measured by occupancy), pricing (as measured by ADR) and our available supply of hotel rooms.

        We refer to the RevPAR penetration index of our hotels to measure each hotel's RevPAR in relation to the RevPAR for that hotel's competitive set. We use the RevPAR penetration index as an indicator of a hotel's market share. For the nine months ended September 30, 2010, the portfolio-wide RevPAR penetration index of our initial hotels was 115.5.

        For example, a RevPAR penetration index of 100 would indicate that a hotel is capturing its fair market share so that the RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium (and, therefore, a market share premium) in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel's competitive set. A hotel's competitive set is mutually agreed upon by us and the hotel's management company. Factors that we consider when establishing a competitive set include geographic proximity, brand affiliations and rate structure, as well as the level of service provided at the hotel. Competitive set determinations are highly subjective, however, and our methodology for determining a hotel's competitive set may differ materially from those used by other hotel owners and/or management companies.

        We also use FFO, Adjusted FFO, EBITDA and Adjusted EBITDA as measures of the operating performance of our business. See "—Non-GAAP Financial Measures."

Principal Factors Affecting Our Results of Operations

        The principal factors affecting our operating results include overall demand for hotel rooms compared to the supply of available hotel rooms, and the ability of our third-party management companies to increase or maintain revenues while controlling expenses.

  •
  Demand—The demand for lodging, especially business travel, generally fluctuates with the overall economy. Historically, periods of declining demand are followed by extended periods of relatively strong demand, which typically occurs during the growth phase of the lodging cycle.

    Operating performance of the U.S. lodging industry declined significantly from the peak in 2007 to 2009 due to challenging economic conditions created by declining GDP, high levels of unemployment, a significant decline in home prices and a reduction in the availability of credit. During the second half of 2010, the economic environment continued to show improvement, with a stabilizing unemployment rate and continued increases in reported corporate profits. According to the Bureau of Economic Analysis, U.S. GDP grew at approximately 2.6% and 3.2% for the third and fourth quarters of 2010, respectively, driven primarily by increased consumer demand. The continued economic improvement combined with increased business travel and limited supply growth provided positive momentum for U.S. lodging fundamentals.

    Third quarter lodging fundamentals showed favorable occupancy and ADR growth, surpassing earlier estimates of flat RevPAR levels for 2010. According to Colliers PKF Hospitality Research, in the third quarter of 2010, the U.S. lodging industry experienced an 8.4% RevPAR increase, which was driven by a 6.7% increase in occupancy and a 1.6% increase in ADR. We believe that the U.S. economy will continue to recover from the recent recession and generate positive GDP growth over the near term and that, as a result, lodging industry fundamentals will strengthen over that period.

  •
  Supply—The development of new hotels is driven largely by construction costs, the availability of financing and expected performance of existing hotels.

    We believe that growth in room supply is likely to remain below the historical average of 2.1% (as reported by Smith Travel Research) until lodging occupancy levels return to long-term historical averages and lenders ease restrictions on construction financing. With limited new supply, we expect attractive RevPAR growth as the U.S. economy continues to strengthen. As of December 2010, Colliers PKF Hospitality Research projected the following growth in RevPAR and supply through 2014:

Year	RevPAR Growth	Supply Growth
2011	6.2%	1.0%
2012	10.4%	0.7%
2013	10.0%	1.2%
2014	4.7%	2.4%

        We expect that our ADR, occupancy and RevPAR performance will be impacted by macroeconomic factors such as regional and local employment growth, personal income and corporate earnings, office vacancy rates and business relocation decisions, airport and other business and leisure travel, new hotel construction and the pricing strategies of competitors. In addition, our ADR, occupancy and RevPAR performance are dependent on the continued success of the Marriott, Hilton and Hyatt brands.

  •
  Revenue—Substantially all of our revenue is derived from the operation of hotels. Specifically, our revenue is comprised of:

  •
  Room revenue—Occupancy and ADR are the major drivers of room revenue. Room revenue accounts for the substantial majority of our total revenue.

  •
  Food and beverage revenue—Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel's food and beverage outlets).

  •
  Other operating department revenue—Occupancy and the nature of the property are the main drivers of other ancillary revenue, such as telephone, parking and other guest services. Some hotels, due to the limited focus of the services offered and size or space limitations, may not have facilities that generate other operating department revenue.

  •
  Hotel Operating Expenses—The following presents the components of our hotel operating expenses:

  •
  Room expense—These costs include housekeeping wages and payroll taxes, reservation systems, room supplies, laundry services and front desk costs. Like room revenue, occupancy is the major driver of room expense and, therefore, room expense has a significant correlation to room revenue. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.

    •
    Food and beverage expense—These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than restaurant, bar or other on-property food and beverage outlets) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.

    •
    Management fees—Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels. See "Our Principal Agreements—Hotel Management Agreements."

    •
    Other hotel expenses—These expenses include labor and other costs associated with the other operating department revenues, as well as labor and other costs associated with administrative departments, franchise fees, sales and marketing, repairs and maintenance and utility costs.

        Most categories of variable operating expenses, including labor costs such as housekeeping, fluctuate with changes in occupancy. Increases in occupancy are accompanied by increases in most categories of variable operating expenses, while increases in ADR typically only result in increases in limited categories of operating costs and expenses, such as franchise fees, management fees and credit card processing fee expenses which are based on hotel revenues. Thus, changes in ADR have a more significant impact on operating margins than changes in occupancy.

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations of our predecessor is based on our predecessor's combined consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ significantly from these estimates and assumptions. We have provided a summary of our significant accounting policies in the notes to the historical combined consolidated financial statements of our predecessor included elsewhere in this prospectus. We have set forth below those accounting policies that we believe require material subjective or complex judgments and have the most significant impact on our financial condition and results of operations. We evaluate our estimates, assumptions and judgments on an ongoing basis, based on information that is then available to us, our experience and various matters that we believe are reasonable and appropriate for consideration under the circumstances.

  Investment in Hotels

        Hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment and inventory. We allocate the purchase price among these asset classes based on their respective fair values. When we acquire hotels, we acquire them for use. In making estimates of fair value for purposes of allocating the purchase price, we utilize a number of sources of information that are obtained in connection with the acquisition of a hotel, including valuations performed by independent third parties and information obtained about each hotel resulting from pre-acquisition due diligence. Effective January 1, 2009, hotel acquisition costs, such as transfer taxes, title insurance, environmental and property condition reviews, and legal and accounting fees, are expensed in the period incurred. Prior to January 1, 2009, these costs were capitalized and included in investment in hotels at the time of acquisition. The only intangible assets that would typically be acquired consist of miscellaneous operating agreements, such as service contracts or equipment leases. We do not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. In conjunction with the acquisition of a hotel, we typically negotiate new franchise and management agreements with the selected brand and manager.

        Our investments in hotels are carried at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Maintenance and repairs are expensed as incurred and major renewals or improvements are capitalized and depreciated over their useful lives. Our assessments as to the useful lives and classification of costs are subjective and will impact the amount of depreciation expense on an annual basis. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our combined consolidated balance sheet and the related gain or loss is included in our combined consolidated statement of operations.

        We review the carrying value of each hotel whenever events or changes in circumstances indicate that a hotel's carrying value may not be recoverable. If facts or circumstances support the possibility of impairment, we will estimate the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel to reflect the hotel at fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party appraisals, where considered necessary. We do not believe that there are currently any facts or circumstances indicating impairment in the carrying value of any of our initial hotels as of September 30, 2010.

  Revenue Recognition

        Our revenue comprises hotel operating revenue, such as room revenue, food and beverage revenue and revenue from other hotel operating departments (such as telephone, parking and other guest services). These revenues are recorded net of any sales and occupancy taxes collected from guests. All rebates or discounts are recorded as a reduction in revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the hotels. All revenues are recorded on an accrual basis as earned. Appropriate allowances are made for doubtful accounts and are recorded as bad debt expense. The allowances are calculated as a percentage of aged accounts receivable, based on individual hotel management company policy. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy.

  Income Taxes

        We intend to operate and be taxed as a REIT under the Code. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our shareholders (which is computed without regard to the dividends paid deduction or net capital gain) and which does not necessarily equal net income as calculated in accordance with GAAP. As a REIT, we generally will not be subject to federal income tax to the extent we currently distribute our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which the qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income, FFO, liquidity, net cash available for distribution to shareholders and financial condition. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

  Share-Based Compensation

        Prior to the completion of this offering, we intend to adopt an equity incentive plan that provides for the grant of options to purchase our common shares and share awards (including restricted common shares and restricted share units), share appreciation rights, performance shares, performance units and other equity-based awards, including long-term incentive plan units in our operating partnership, or LTIP units, or any combination of the foregoing. Equity-based compensation will be recognized as an expense in the financial statements over the vesting period and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Recent Accounting Pronouncements

        In September 2009, the Financial Accounting Standards Board, or the FASB, issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities, or VIEs. This amendment requires an enterprise to perform a qualitative analysis to determine whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for annual periods beginning after November 15, 2009, and for interim periods within the first annual period. The adoption of this amendment did not have a material impact on our results of operations, cash flows or financial position.

        In January 2010, the FASB issued Accounting Standards Update, or ASU, 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements," which adds disclosure requirements for transfers in and out of Levels 1 and 2, requires separate disclosures for activity relating to Level 3 measurements, and clarifies input and valuation techniques. The ASU was effective for interim and annual periods beginning after December 15, 2009, except for Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The adoption of the revised guidance in FASB Accounting Standards Codification Topic 820 did not affect our financial position, results of operations or cash flows.

Results of Operations

        At September 30, 2010 and September 30, 2009, we owned 122 and 117 hotels, respectively (excluding six hotels carried as discontinued operations in the nine month period then ended). At December 31, 2009, 2008 and 2007, we owned 117, 115 and 106 hotels, respectively (excluding six hotels carried as discontinued operations in the annual period then ended). All of the hotels owned during these periods, excluding discontinued operations, are consolidated in our results of operations during those respective periods. For purposes of this presentation, with respect to RevPAR, ADR and occupancy rates, the New York LaGuardia Airport Marriott is included in the financial and operating data presented.

  Comparison of the Nine Months Ended September 30, 2010 to the Nine Months Ended September 30, 2009

        Net loss from continuing operations for the nine months ended September 30, 2010 was $34.4 million compared to a net loss from continuing operations of $153.3 million for the nine months ended September 30, 2009, representing a decrease of $118.8 million. This improved performance was primarily due to a $33.0 million, or 9.0%, increase in total revenue during the nine months ended September 30, 2010, an increase in interest income of $2.4 million, a decrease in interest expense of $2.7 million and a decrease in impairment charges of $98.4 million, which were partially offset by a $15.0 million, or 6.6%, increase in operating expenses.

	For the Nine Months Ended September 30,
	2010	2009	$ Change	% Change
	(unaudited)	(unaudited)
Hotel operating revenue
Room revenue	$341,907	$311,156	30,751	9.9%
Food and beverage revenue	46,149	44,790	1,359	3.0%
Other operating department revenue	10,175	9,246	929	10.0%

Total revenue	398,231	365,192	33,039	9.0%

Expense
Hotel operating expense
Room	75,108	68,781	6,327	9.2%
Food and beverage	32,521	31,040	1,481	4.8%
Management fees	14,017	13,212	805	6.1%
Other hotel expenses	121,785	115,421	6,364	5.5%

Total hotel operating expense	243,431	228,454	14,977	6.6%
Depreciation	73,335	71,902	1,433	2.0%
Impairment loss	—	98,372	(98,372)	—
Real estate and personal property tax, ground rent and insurance	29,046	28,544	502	1.8%
General and administrative	22,242	22,080	162	0.7%

Total operating expense	368,054	449,352	(81,298)	(18.1)%

Operating income	30,177	(84,160)	114,337	(135.9)%
Other income	411	757	(346)	(45.7)%
Interest income	2,892	474	2,418	510.1%
Interest expense	(67,014)	(69,754)	2,740	(3.9)%

Net loss from continuing operations before income taxes	(33,534)	(152,683)	119,149	(78.0)%
Income tax expense	(898)	(591)	(307)	51.9%

Net loss from continuing operations	(34,432)	(153,274)	118,842
Income from discontinued operations	22,317	549	21,768	3965.0%

Net loss	(12,115)	(152,725)	140,610	(92.1)%

Distributions to preferred unitholders	(48)	(48)	—	—

Net loss available to owners	$(12,163)	$(152,773)	$140,610	(92.0)%

  Revenue

        Total revenue increased $33.0 million, or 9.0%, to $398.2 million for the nine months ended September 30, 2010 from $365.2 million for the nine months ended September 30, 2009, reflecting improvement in U.S. lodging fundamentals. Comparability of the nine-month periods was impacted by an increase of $19.5 million in revenues arising from the net impact of acquisitions during the periods.

        The following are the key hotel operating statistics for hotels owned at September 30, 2010 and 2009, respectively:

	For the Nine Months Ended September 30,
	2010	2009	% Change
	(unaudited)	(unaudited)
Number of Hotels (at end of period)	122	117	4.3%
Occupancy %	69.4%	65.0%	6.8%
ADR	$111.12	$111.54	(0.4)%
RevPAR	$77.17	$72.45	6.5%

        Growth in RevPAR was driven by gains in occupancy as business transient demand, specifically special corporate accounts, increased significantly period over period. Group trends also improved due to increased demand from small corporate accounts.

        Room Revenue.    Room revenue increased $30.7 million, or 9.9%, to $341.9 million for the nine months ended September 30, 2010 from $311.2 million for the nine months ended September 30, 2009. The increase in room revenue was primarily due to a 6.5% increase in RevPAR, driven by a 6.8% increase in occupancy, which was partially offset by a 0.4% decrease in ADR. Comparability of the nine-month periods is impacted by an increase of $17.1 million in room revenue arising from the net impact of acquisitions during the periods.

        Food and Beverage Revenue.    Food and beverage revenue increased $1.3 million, or 3.0%, to $46.1 million for the nine months ended September 30, 2010 from $44.8 million for the nine months ended September 30, 2009. However, comparability of the nine-month periods was impacted by an increase of $1.5 million in food and beverage revenue arising from the net impact of acquisitions during the periods.

        Other Operating Department Revenue.    Other operating department revenue, which includes revenue derived from ancillary sources, increased $0.9 million, or 10.0%, to $10.2 million for the nine months ended September 30, 2010 from $9.2 million for the nine months ended September 30, 2009, primarily as a result of increased parking revenue. Comparability of the nine-month periods is impacted by an increase of $0.8 million in revenues arising from the net impact of acquisitions during the periods. The majority of the remaining increase was a result of portfolio-wide increases in parking revenue of $0.3 million, which was partially offset by continuing declines in telephone revenue of $0.3 million as guests reduced their usage of in-room telephone equipment.

  Hotel Operating Expense

        Hotel operating expense increased $14.9 million, or 6.6%, to $243.4 million for the nine months ended September 30, 2010 from $228.5 million for the nine months ended September 30, 2009. Comparability of the nine-month periods was impacted by an increase of $11.6 million in hotel operating expense arising from the net impact of acquisitions during the periods. The remaining increase was primarily attributable to increases in occupancy as a result of the improving economy.

  Depreciation

        Depreciation expense increased $1.4 million, or 2.0%, to $73.3 million for the nine months ended September 30, 2010 from $71.9 million for the nine months ended September 30, 2009. Comparability of the nine-month periods was impacted by a $2.5 million increase in depreciation expense arising from the net impact of acquisitions during the periods. The remaining decrease was primarily due to a reduction in fixed asset bases at certain hotels due to impairment charges in prior years, partially offset by a $1.4 million increase in depreciation on building and furniture, fixtures and equipment for capital expenditures made during 2010.

  Impairment Loss

        At September 30, 2010, all of our initial hotels were deemed to have carrying values that were fully recoverable. During the nine months ended September 30, 2009, 17 of our hotels were deemed to have carrying values that were not fully recoverable based on changes in the capital markets and the overall decline in lodging demand, and, as a result, we recognized an impairment loss of $98.4 million.

  Real Estate and Personal Property Tax, Ground Rent and Insurance

        Real estate and personal property tax, ground rent and insurance expenses increased $0.5 million, or 1.8%, to $29.0 million for the nine months ended September 30, 2010 from $28.5 million for the nine months ended September 30, 2009. Comparability of the nine-month periods was impacted by an increase of $1.9 million in real estate and personal property tax, ground rent and insurance expense arising from the net impact of acquisitions during the periods. Real estate and personal property tax, ground rent and insurance expense for the remainder of the portfolio decreased $1.4 million due to a combination of declines in assessed property values due to the recession and our efforts to aggressively challenge real estate tax assessments and manage our insurance premiums.

  General and Administrative

        General and administrative expense increased $0.2 million, or 0.7%, to $22.2 million for the nine months ended September 30, 2010 from $22.1 million for the nine months ended September 30, 2009. Comparability of the nine-month periods was impacted by an increase of $3.3 million in transaction costs arising from the net impact of acquisitions during the periods. The period-over-period increase in transaction costs was partially offset by a net decrease of $3.1 million of costs associated with unsuccessful acquisition efforts during the periods, including a $5.6 million fee paid in 2009 in order to terminate an obligation to purchase two hotels under a purchase and sale agreement, net of costs incurred during 2010.

  Interest Income

        Interest income increased $2.4 million to $2.9 million for the nine months ended September 30, 2010 from $0.5 million for the nine months ended September 30, 2009. This increase was primarily due to $2.6 million of interest income recognized for the nine months ended September 30, 2010 arising from our investment in loans that were acquired at the end of 2009. This was partially offset by a decrease in interest income earned on escrowed monies received in 2009 of $0.2 million.

  Interest Expense

        Interest expense decreased $2.7 million, or 3.9%, to $67.0 million for the nine months ended September 30, 2010 from $69.8 million for the nine months ended September 30, 2009. Comparability of the nine-month periods was impacted by an increase of $0.7 million in interest expense arising from the net impact of acquisitions during the periods. This decrease was primarily due to the expiration of unfavorable interest rate hedges resulting in a decrease in hedge interest expense of $7.2 million and a $0.5 million decrease in amortization of deferred financing fees, partially offset by an increase in mortgage interest expense of $4.8 million arising from rising interest rates and less favorable terms on $303.6 million of debt obligations that were modified and extended.

  Income Tax Expense

        Income tax expense increased $0.3 million, or 51.9%, to $0.9 million for the nine months ended September 30, 2010 from $0.6 million for the nine months ended September 30, 2009. The increase in income tax expense was due to higher state taxes resulting from higher gross profit in 2010. As part of our structure, we own TRSs that are subject to federal and state income taxes. The TRSs' 2010 and 2009 income tax expense were calculated using an effective tax rate of 38.0% and 37.8%, respectively.

  Income from Discontinued Operations

        Net income from discontinued operations increased $21.8 million to $22.3 million for the nine months ended September 30, 2010 from $0.5 million for the nine months ended September 30, 2009. The increase in net income from discontinued operations primarily arose from a gain of $23.7 million on the sale of six hotels in April 2010.

  Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

        Net loss from continuing operations for the year ended December 31, 2009 was $168.5 million compared to a net loss from continuing operations of $31.4 million for the year ended December 31, 2008, representing a decline of $137.1 million. This decline was primarily due to a $69.3 million, or 12.6%, decrease in total revenue as a result of weakness in the U.S. lodging market caused by the economic recession and an increase in impairment loss of $76.9 million arising from the write down of 17 hotels to fair value.

	For the Year Ended December 31,
	2009	2008	$ Change	% Change
Hotel operating revenue
Room revenue	$408,667	$463,015	(54,348)	(11.7)%
Food and beverage revenue	61,327	71,766	(10,439)	(14.5)%
Other operating department revenue	12,494	17,038	(4,544)	(26.7)%

Total revenue	482,488	551,819	(69,331)	(12.6)%

Expense
Hotel operating expense
Room	90,663	97,407	(6,744)	(6.9)%
Food and beverage	41,758	48,934	(7,176)	(14.7)%
Management fees	17,203	21,365	(4,162)	(19.5)%
Other hotel expenses	151,849	165,092	(13,243)	(8.0)%

Total hotel operating expense	301,473	332,798	(31,325)	(9.4)%
Depreciation	96,154	84,390	11,764	13.9%
Impairment loss	98,372	21,472	76,900	358.1%
Real estate and personal property tax, ground rent and insurance	35,349	33,513	1,836	5.5%
General and administrative	27,198	21,343	5,855	27.4%
Organization costs	—	145	(145)	—

Total operating expense	558,546	493,661	64,885	13.1%

Operating (loss)/income	(76,058)	58,158	(134,216)	(230.8)%
Other income	955	745	210	28.2%
Interest income	624	1,612	(988)	(61.3)%
Interest expense	(92,175)	(92,892)	717	(0.8)%

(Loss) income from continuing operations before income taxes	(166,654)	(32,377)	(134,277)	414.7%
Income tax (expense)/benefit	(1,801)	945	(2,746)	(290.6)%

(Loss) income from continuing operations	(168,455)	(31,432)	(137,023)	435.9%

Income from discontinued operations	457	2,111	(1,654)	(78.4)%
Net (loss) income	(167,998)	(29,321)	(138,677)	473.0%

Distributions to preferred unitholders	(62)	(61)	(1)	1.6%

Net (loss) income available to owners	$(168,060)	$(29,382)	$(138,678)	472.0%

  Revenue

        Total revenue declined $69.3 million, or 12.6%, to $482.5 million for the year ended December 31, 2009 from $551.8 million for the year ended December 31, 2008, reflecting the continued weakness in U.S. lodging fundamentals and impact of the economic recession in all of our markets. Comparability of the annual periods was impacted by an increase of $35.9 million in total revenue arising from the net impact of acquisitions during the periods. When excluding non-comparable hotels, total revenue from hotels owned for the duration of both periods declined $105.0 million. The continued decline in group bookings, as both businesses and associations cancelled non-essential meetings, adversely affected ADR and food and beverage revenue.

        The following were the key hotel operating statistics for the hotels owned at December 31, 2009 and 2008, respectively:

	For the Year Ended December 31,
	2009	2008	% Change
Number of Hotels (at end of period)	117	115	1.7%
Occupancy %	63.8%	67.8%	(5.9)%
ADR	$111.18	$125.34	(11.3)%
RevPAR	$70.92	$84.92	(16.5)%

Most of the decline in RevPAR reflected a number of negative trends within primary customer segments, including decreases in demand, length of stay, booking pace, and business travel, as well as declines in ADR reflecting discounted pricing.

        Room Revenue.    Room revenue decreased $54.3 million, or 11.7%, to $408.7 million for the year ended December 31, 2009 from $463.0 million for the year ended December 31, 2008. The decrease in room revenue was due to a 16.0% decline in RevPAR, driven by a 10.4% decrease in ADR and a 6.2% decrease in occupancy. Comparability of the annual periods was impacted by a $33.5 million increase in revenues arising from the net impact of acquisitions during the periods.

        Food and Beverage Revenue.    Food and beverage revenue decreased $10.4 million, or 14.5%, to $61.3 million for the year ended December 31, 2009 from $71.8 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $1.7 million in food and beverage revenues arising from the net impact of acquisitions during the periods. The primary driver of the decreases in food and beverage revenue for the remainder of the portfolio was an $8.2 million decline in event catering revenues at the hotels. The remaining $3.9 million decline in food and beverage revenue was the result of guests limiting their expenditures as a result of the recession.

        Other Operating Department Revenue.    Other operating department revenue, which includes revenue derived from ancillary sources, decreased $4.5 million, or 26.7%, to $12.5 million for the year ended December 31, 2009 from $17.0 million for the year ended December 31, 2008, primarily as a result of guests continuing to limit expenditures in all areas, including these ancillary sources. Comparability of the annual periods was impacted by an increase of $0.6 million in other operating department revenue arising from the net impact of acquisitions during the periods.

  Hotel Operating Expense

        Hotel operating expense decreased $31.3 million, or 9.4%, to $301.5 million for the year ended December 31, 2009 from $332.8 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $18.6 million in hotel operating expense arising from the net impact of acquisitions during the periods. Excluding the impact of acquisitions during the periods, hotel operating expense decreased $48.9 million primarily as a result of lower occupancy across our portfolio.

  Depreciation

        Depreciation expense increased $11.8 million, or 13.9%, to $96.2 million for the year ended December 31, 2009 from $84.4 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $7.2 million in depreciation expense arising from the net impact of acquisitions during the periods. The remaining increase was primarily due to depreciation on building and furniture, fixtures and equipment related to $17.2 million of capital expenditures made during 2009, partially offset by a reduction of the furniture, fixtures and equipment basis at certain hotels due to impairment charges of $21.5 million in 2008.

  Impairment Loss

        Impairment loss increased $76.9 million to $98.4 million for the year ended December 31, 2009 from $21.5 million for the year ended December 31, 2008. The increase was due to our determination that the carrying values for 17 of our hotels were not fully recoverable, which resulted in us recording impairment charges related to such hotels in 2009. At December 31, 2008, five of our hotels were deemed to have carrying values that were not fully recoverable. For both 2009 and 2008, the determination that carrying values for certain of our initial hotels were not fully recoverable was made based on changes in the capital markets and the overall decline in lodging demand.

  Real Estate and Personal Property Tax, Ground Rent and Insurance

        Real estate and personal property tax, ground rent and insurance expense increased $1.8 million, or 5.5%, to $35.3 million for the year ended December 31, 2009 from $33.5 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $2.0 million in real estate and personal property tax, ground rent and insurance expense arising from the net impact of acquisitions during the periods. Real estate and personal property tax, ground rent and insurance expense for the remainder of the portfolio decreased $0.2 million mainly due to a combination of declines in assessed property values due to the recession and our efforts to aggressively challenge real estate tax assessments and manage our insurance premiums.

  General and Administrative

        General and administrative expense increased $5.8 million, or 27.4%, to $27.2 million for the year ended December 31, 2009 from $21.3 million for the year ended December 31, 2008, primarily as a result of a $5.6 million fee paid in 2009 in order to terminate an obligation to purchase two hotels under a purchase and sale agreement. The purchase and sale agreement was terminated due to an overall decline in the economy, which resulted in our deciding not to continue to pursue this acquisition opportunity. This payment resulted in a year-over-year increase in costs associated with unsuccessful acquisition efforts of $4.6 million. Additionally, transaction costs increased $1.7 million year-over-year due to the size and complexity of the transactions that occurred during 2009 versus 2008. These increases in expense were offset by cost containment strategies implemented to counter the negative impact of the overall economy, particularly those involving discretionary spending such as consulting fees, other professional fees, training and annual employee bonus expense.

  Interest Income

        Interest income decreased $1.0 million, or 61.3%, to $0.6 million for the year ended December 31, 2009 from $1.6 million for the year ended December 31, 2008. This decrease was primarily due to declines in interest rates on demand deposits.

  Interest Expense

        Interest expense decreased $0.7 million, or 0.8%, to $92.2 million for the year ended December 31, 2009 from $92.9 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $5.2 million in interest expense arising from the net impact of acquisitions during the periods. Excluding the impact of acquisitions during the periods, interest expense decreased $4.3 million. This $4.3 million decrease was primarily due to a decline in interest rates as a result of the downturn in the economy, which caused mortgage interest expense to decrease $4.1 million with the remaining reduction resulting from a decrease in average outstanding balances.

  Income Tax Expense

        Income tax expense increased $2.7 million to $1.8 million for the year ended December 31, 2009 from a $0.9 million income tax benefit for the year ended December 31, 2008. The increase in income tax expense was due to an immaterial out-of-period adjustment for previously unrecorded state taxes in the State of Texas. As part of our structure, we own TRSs that are subject to federal and state income taxes. The TRSs' combined effective tax rates of 37.8% did not change significantly for the year ended December 31, 2009.

  Income from Discontinued Operations

        Net income from discontinued operations decreased $1.7 million to $0.5 million for the year ended December 31, 2009 from $2.1 million for the year ended December 31, 2008. The decrease in net income from discontinued operations is primarily the result of the downturn in the overall economy, which resulted in an 8.7% decline in occupancy and a 3.4% decline in ADR for the six hotels sold in 2010.

  Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

        Net loss from continuing operations for the year ended December 31, 2008 was $31.4 million compared to net income from continuing operations of $12.1 million for the year ended December 31, 2007, representing a decline of $43.5 million. This decline in net income was primarily due to weakened hotel performance as a result of the recession, which began in the fourth quarter of 2008. In addition, net loss from continuing operations increased year-over-year due to an increase in impairment loss of $21.5 million as a result of the write down of five of our hotels in the fourth quarter of 2008 to their fair value.

	For the Year Ended December 31,
	2008	2007	$ Change	% Change
Hotel operating revenue
Room revenue	$463,015	$395,939	$67,076	16.9%
Food and beverage revenue	71,766	65,572	6,194	9.4%
Other operating department revenue	17,038	13,986	3,052	21.8%

Total revenue	551,819	475,497	76,322	16.1%

Expense
Hotel operating expense
Room	97,407	84,414	12,993	15.4%
Food and beverage	48,934	45,457	3,477	7.6%
Management fees	21,365	18,902	2,463	13.0%
Other hotel expenses	165,092	138,429	26,663	19.3%

Total hotel operating expense	332,798	287,202	45,596	15.9%
Depreciation	84,390	59,651	24,739	41.5%
Impairment loss	21,472	—	21,472	—
Real estate and personal property tax, ground rent and insurance	33,513	30,073	3,440	11.4%
General and administrative	21,343	10,273	11,070	107.8%
Organization costs	145	500	(355)	(71.0)%

Total operating expense	493,661	387,699	105,962	27.3%

Operating (loss)/income	58,158	87,798	(29,640)	(33.8)%
Other income	745	4	741	18525.0%
Interest income	1,612	3,012	(1,400)	(46.5)%
Interest expense	(92,892)	(77,440)	(15,452)	20.0%

(Loss) income from continuing operations before income taxes	(32,377)	13,374	(45,751)	(342.1)%
Income tax (expense)/benefit	945	(1,317)	2,262	(171.8)%

(Loss) income from continuing operations	(31,432)	12,057	(43,489)	(360.7)%

Income from discontinued operations	2,111	165,640	(163,529)	(98.7)%
Net (loss) income	(29,321)	177,697	(207,018)	(116.5)%

Distributions to preferred unitholders	(61)	(31)	(30)	96.8%

Net (loss) income available to owners	$(29,382)	$177,666	$(207,048)	(116.5)%

  Revenue

        Total revenue increased $76.3 million, or 16.1%, to $551.8 million for the year ended December 31, 2008 from $475.5 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $80.5 million in total revenue arising from the net impact of acquisitions during the periods. When excluding non-comparable hotels, total revenues from hotels owned for the duration of both periods declined $4.2 million. The $4.2 million decrease in total revenue was primarily due to a 1.2% decline in RevPAR, which was driven by a 3.7% decrease in occupancy offset by a 2.7% increase in ADR.

        The following were the key hotel operating statistics for the hotels owned at December 31, 2008 and 2007, respectively:

	For the Year Ended December 31,
	2008	2007	% Change
Number of Hotels (at the end of period)	115	106	8.5%
Occupancy %	67.8%	70.4%	(3.7)%
ADR	$125.34	$122.07	2.7%
RevPAR	$84.92	$85.92	(1.2)%

        Most of the decline in RevPAR reflected the onset of the deterioration of the overall economy in the fourth quarter of 2008, as indicated by a significant decline in occupancy.

        Room Revenue.    Room revenue increased $67.1 million, or 16.9%, to $463.0 million for the year ended December 31, 2008 from $395.9 million for the year ended December 31, 2007. However, comparability of the annual periods was impacted by an increase of $71.0 million in room revenue arising from the net impact of acquisitions during the periods. When excluding non-comparable hotels, total room revenue declined $3.9 million, due to declining RevPAR as a result of the onset of the recession in the fourth quarter of 2008.

        Food and Beverage Revenue.    Food and beverage revenue increased $6.2 million, or 9.4%, to $71.8 million for the year ended December 31, 2008 from $65.6 million for the year ended December 31, 2007. Comparability of the annual periods is impacted by an increase of $6.6 million in food and beverage revenues arising from the net impact of acquisitions during the periods. When excluding non-comparable hotels, total food and beverage revenue declined $0.4 million as a result of lower occupancy and guests beginning to limit their expenditures because of the recession.

        Other Operating Department Revenue.    Other operating department revenue, which includes revenue derived from ancillary sources, increased $3.0 million, or 21.8%, to $17.0 million for the year ended December 31, 2008 from $14.0 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $2.9 million in other operating department revenue arising from the net impact of acquisitions during the periods.

  Hotel Operating Expenses

        Hotel operating expenses increased $45.6 million, or 15.9%, to $332.8 million for the year ended December 31, 2008 from $287.2 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $45.3 million in hotel operating expense arising from the net impact of acquisitions during the periods.

  Depreciation

        Depreciation expense increased $24.7 million, or 41.5%, to $84.4 million for the year ended December 31, 2008 from $59.7 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $14.5 million in depreciation expense arising from the net impact of acquisitions during the periods. The remaining increase was primarily due to depreciation on building and furniture, fixtures and equipment related to capital expenditures of $27.1 million made during 2008, as well as a full year's depreciation on $32.8 million of capital expenditures in 2007, which totaled $6.2 million.

  Impairment Loss

        Impairment loss totaled $21.5 million for the year ended December 31, 2008 as compared to $0 for the year ended December 31, 2007. The increase was due to our determination that the carrying values for five of our hotels were not fully recoverable, which resulted in us recording an impairment charge related to such hotels. The 2008 impairment determination was made based on changes in capital markets and the decline in travel demand due to the onset of the recession.

  Real Estate and Personal Property Tax, Ground Rent and Insurance

        Real estate and personal property tax, ground rent and insurance expense increased $3.4 million, or 11.4%, to $33.5 million for the year ended December 31, 2008 from $30.1 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $5.1 million in real estate and personal property tax, ground rent and insurance expenses arising from the net impact of acquisitions during the periods. Real estate and personal property tax, ground rent and insurance expense for the remainder of the portfolio decreased $1.7 million due to a combination of declines in assessed property values due to the recession and our efforts to aggressively challenge real estate tax assessments and manage our insurance premiums.

  General and Administrative

        General and administrative expense increased $11.0 million to $21.3 million for the year ended December 31, 2008 from $10.3 million for the year ended December 31, 2007, primarily as a result of an increase of $2.6 million in salaries, wages and related benefits associated with increased staffing, an increase of $2.5 million in professional fees incurred and a $0.4 million increase in costs associated with unsuccessful acquisition efforts. Additionally in 2008, $1.2 million of transaction costs were incurred. Prior to December 31, 2008, transaction costs were permitted to be capitalized as investment in hotels. The entire increase in expense is due to the change in accounting for transaction costs due to the implementation of the provisions of SFAS 141(R). Additionally, our predecessor's administrative expenses were partially reimbursed by an affiliated entity that shared in general and administrative costs. That entity was subsequently sold, and, as a result, those expenses were no longer shared or reimbursed in 2008. This accounted for an increase in general and administrative expense of $3.8 million.

  Other Income

        Other income increased $0.7 million to $0.7 million for the year ended December 31, 2008 from $0.0 million for the year ended December 31, 2007. This increase was primarily a result of income related to interest rate hedges that were only partially effective.

  Interest Income

        Interest income decreased $1.4 million, or 46.5%, to $1.6 million for the year ended December 31, 2008 from $3.0 million for the year ended December 31, 2007. This decrease was primarily due to decreases in interest rates on demand deposits.

  Interest Expense

        Interest expense increased $15.5 million, or 20.0%, to $92.9 million for the year ended December 31, 2008 from $77.4 million for the year ended December 31, 2007. Comparability of the annual periods was impacted by an increase of $15.3 million in interest expense arising from the net impact of additional debt incurred to fund acquisitions during the periods. The remaining increase was primarily due to an increase in interest expense related to interest rate hedges of $6.3 million, an increase in unused fee of $0.1 million and an increase in amortization of deferred financing fee expense of $0.4 million. These increases were offset by a decrease in mortgage interest expense of $4.9 million and a decrease in interest charged on line of credit borrowings of $1.9 million because of a decrease in borrowings on the line of credit.

  Income Tax Expense

        Income tax expense decreased $2.3 million to a $0.9 million income tax benefit for the year ended December 31, 2008 from a $1.3 million income tax expense for the year ended December 31, 2007. The decrease in income tax expense was primarily due to the results of operations, including losses at our taxable REIT subsidiaries. As part of our structure, we own TRSs that are subject to federal and state income taxes. The TRSs' combined effective tax rate of 37.8% did not change significantly for the year ended December 31, 2008.

  Income from Discontinued Operations

        Net income from discontinued operations decreased $163.5 million to $2.1 million in 2008 from $165.6 million in 2007. Net income from discontinued operations is primarily the result of a gain of $163.7 million on the sale of four hotels in January 2007.

Non-GAAP Financial Measures

        We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of our operating performance. FFO, Adjusted FFO, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Adjusted FFO, EBITDA and Adjusted EBITDA as reported by other companies that do not define such terms exactly as we define such terms.

        We calculate FFO in accordance with standards established by NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of depreciation and amortization, gains or losses from sales for real estate, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs.

        We further adjust FFO for certain additional items that are not in NAREIT's definition of FFO, such as hotel acquisition costs. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

        The following is a reconciliation of our GAAP net loss to FFO and Adjusted FFO for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Funds From Operations

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
Net (loss) income available to owners(1)	$(34,480)	$(153,322)	$(168,517)	$(31,493)	$12,026
Depreciation and amortization(1)	73,335	71,902	96,154	84,390	59,651

FFO	38,855	(81,420)	(72,363)	52,897	71,677
Impairment loss	—	98,372	98,372	21,472	—
Transaction and pursuit costs	7,438	9,118	8,665	1,955	—
Organization costs	—	—	—	145	500

Adjusted FFO	$46,293	$26,070	$34,674	$76,469	$72,177

(1)
Excludes amount from discontinued operations.

        EBITDA is defined as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization (including amortization of non-cash share-based compensation). We consider EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions.

        We further adjust EBITDA for certain additional items such as impairment losses and hotel acquisition costs. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

        The following is a reconciliation of our GAAP net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Earnings Before Interest, Taxes, Depreciation and Amortization

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
Net (loss) income available to owners(1)	$(34,480)	$(153,322)	$(168,517)	$(31,493)	$12,026
Interest expense(1)	67,014	69,754	92,175	92,892	77,440
Interest income(1)	(2,892)	(474)	(624)	(1,612)	(3,012)
Income tax expense (benefit)(1)	898	591	1,801	(945)	1,317
Depreciation and amortization(1)	73,335	71,902	96,154	84,390	59,651

EBITDA	103,875	(11,549)	20,989	143,232	147,422
Impairment loss	—	98,372	98,372	21,472	—
Transaction and pursuit costs	7,438	9,118	8,665	1,955	—
Organization costs	—	—	—	145	500

Adjusted EBITDA	$111,313	$95,941	$128,026	$166,804	$147,922

(1)
Excludes amount from discontinued operations.

Liquidity and Capital Resources

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our initial hotels, including:

  •
  recurring maintenance and capital expenditures necessary to maintain our initial hotels in accordance with brand standards;

  •
  interest expense and scheduled principal payments on outstanding indebtedness, including our anticipated revolving credit facility;

  •
  distributions necessary to qualify for taxation as a REIT; and

  •
  capital expenditures to improve our hotels, including capital expenditures required by our franchisors in connection with our formation transactions, recent hotel acquisitions and the re-branding of five of our initial hotels upon completion of this offering and our formation transactions.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our anticipated revolving credit facility.

        Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of acquiring additional hotels and redevelopments, renovations, expansions and other capital expenditures that need to be made periodically with respect to our hotels and scheduled debt payments. We expect to meet our long-term liquidity requirements through various sources of capital, including our anticipated revolving credit facility and future equity issuances (including OP units) or debt offerings, existing working capital, net cash provided by operations, long-term hotel mortgage indebtedness and other secured and unsecured borrowings. However, there are a number of factors that may have a material adverse effect on our ability to access to these capital sources, including the current state of overall equity and credit markets, our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by lenders, general market conditions for REITs, our operating performance and liquidity and market perceptions about us. The success of our business strategy will depend, in part, on our ability to access these various capital sources.
        Our hotels will require periodic capital expenditures and renovation to remain competitive. In addition, acquisitions, redevelopments or expansions of hotels will require significant capital outlays. We may not be able to fund such capital improvements solely from net cash provided by operations because we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to qualify and maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or hotel redevelopment through retained earnings is very limited. Consequently, we expect to rely heavily upon the availability of debt or equity capital for these purposes. If we are unable to obtain the necessary capital on favorable terms, or at all, our financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

  Revolving Credit Facility

        Upon completion of this offering, we expect to enter into a $             million revolving credit facility, which we believe will provide us with significant financial flexibility to fund future acquisitions and hotel redevelopments. We intend to repay indebtedness incurred under our anticipated revolving credit facility from time to time out of net cash provided by operations and from the net proceeds of issuances of additional equity and debt securities, as market conditions permit.

  Indebtedness to be Outstanding after this Offering

        Upon completion of this offering, we anticipate having approximately $1.3 billion in outstanding indebtedness, in addition to the new revolving credit facility described above. We intend to use substantially all of the net proceeds of this offering to repay approximately $             million of secured indebtedness that was outstanding as of September 30, 2010. The following table sets forth the indebtedness that we expect to assume upon completion of this offering and our formation transactions after application of the net proceeds of this offering, as discussed under "Use of Proceeds."

Property(ies)/Loan	Number of Assets Encumbered	Outstanding Principal Balance at September 30, 2010		Effective Interest Rate(1)	Amortization Period	Maturity Date
Hyatt Summerfield Suites Portfolio:	6
Senior		$43,059	(2)	4.57%	Interest Only	April 2011	(3)
Mezzanine		33,192	(2)	6.08%	Interest Only	April 2011	(3)
Term Loan Facility(4)	0	140,000		5.25%	Interest Only	Sept 2011
Hilton Garden Inn New York/West 35th Street	1	60,000		5.50%	Interest Only	June 2013	(5)
Homewood Suites by Hilton Washington(6)	1	31,000		5.50%	Interest Only	Oct 2013	(5)
Embassy Suites Tampa-Downtown Convention Center(6)	1	40,000		5.50%	Interest Only	Oct 2013	(5)
Doubletree Metropolitan Hotel New York City:	1
Senior(7)		150,000		4.90%	Interest Only	Dec 2013	(5)
Mezzanine(7)		50,000		10.75%	Interest Only	Dec 2013	(5)
Courtyard Grand Rapids Airport	1	4,474		6.12%	25	April 2015
SpringHill Suites Detroit Southfield	1	5,157		5.50%	25	May 2015
Courtyard Chicago Midway Airport	1	12,078		5.55%	25	May 2015
Fairfield Inn & Suites Chicago Midway Airport	1	5,240		5.55%	25	June 2015
Courtyard Denver Southwest/Lakewood	1	2,737		5.55%	25	June 2015
Residence Inn Denver Southwest/Lakewood	1	4,492		5.55%	25	June 2015
SpringHill Suites Denver North/Westminster	1	10,470		5.55%	25	June 2015
Courtyard Boulder Louisville	1	9,344		5.55%	25	June 2015
SpringHill Suites Louisville Hurstbourne/North	1	8,372		5.55%	25	June 2015
SpringHill Suites South Bend Mishawaka	1	5,790		5.60%	25	June 2015
SpringHill Suites Indianapolis Carmel	1	9,015		5.60%	25	June 2015
Courtyard Austin South	1	5,486		5.55%	25	June 2015
Courtyard Chicago Downtown/Magnificent Mile	1	36,377		5.55%	25	June 2015
Courtyard Denver West/Golden	1	6,907		5.60%	25	June 2015
Courtyard Boulder Longmont	1	6,157		5.55%	25	June 2015
SpringHill Suites Austin North/Parmer Lane	1	7,075		5.55%	25	June 2015
Residence Inn Indianapolis Carmel	1	9,012		5.60%	25	June 2015
Residence Inn Denver West/Golden	1	7,064		5.55%	25	June 2015
Residence Inn Louisville Northeast	1	7,775		5.55%	25	June 2015
Residence Inn Boulder Longmont	1	7,075		5.55%	25	June 2015
Residence Inn Austin North/Parmer Lane	1	8,076		5.55%	25	June 2015
Residence Inn Chicago Naperville/Warrenville	1	10,135		5.55%	25	June 2015
Residence Inn Detroit Novi	1	7,130		5.50%	25	July 2015
Residence Inn Chicago Oak Brook	1	11,624		5.44%	25	Sept 2015
Residence Inn Salt Lake City Airport	1	9,428		6.29%	30	July 2016
Courtyard Goshen	1	5,621		6.29%	30	July 2016
Courtyard Chicago Southeast/Hammond, IN	1	7,891		6.29%	30	July 2016
Fairfield Inn & Suites San Antonio Airport/North Star Mall	1	9,442		6.29%	30	July 2016
Wachovia Loans	43	500,452		6.29%	30	July 2016
Fairfield Inn & Suites Chicago Southeast/Hammond, IN	1	6,760		6.29%	30	July 2016
Residence Inn and Courtyard Indianapolis	2	35,763		6.29%	30	July 2016
Residence Inn Chicago Southeast/Hammond, IN	1	6,935		6.29%	30	July 2016
Courtyard San Antonio Airport/North Star Mall	1	9,875		6.29%	30	July 2016

Total/Weighted Average	86	$1,346,480		5.94%

(1)
Effective interest rate gives effect to interest rate swaps and LIBOR floors, as applicable.

(2)
Outstanding principal balances at September 30, 2010 reflect an aggregate $8.7 million prepayment expected to be made on the senior and mezzanine loans with a portion of the net proceeds of this offering.

(3)
Maturity date may be extended for one year at our option (subject to our prior satisfaction of certain conditions, including, among others, maintenance of specified debt service coverage ratio and advance notice of our intention to exercise the extension).

(4)
Loan originated on January 14, 2011. Ten unencumbered properties are subject to negative pledges related to this facility.

(5)
May be extended by us for up to two one-year periods at our option (subject to our prior satisfaction of certain conditions, including, among others, maintenance of specified debt service coverage ratio and advance notice of our intention to exercise the extensions).

(6)
Loan originated on October 6, 2010.

(7)
Loan originated on December 23, 2010.

Sources and Uses of Cash

        As of September 30, 2010, we had $159.8 million of cash and cash equivalents. As of December 31, 2009, we had $150.3 million of cash and cash equivalents, compared to $155.0 million at December 31, 2008 and $83.9 million at December 31, 2007.

  Cash flows from Operating Activities

        Net cash flow provided by operating activities totaled $47.0 million for the nine months ended September 30, 2010. Net loss of $12.1 million was due in significant part to non-cash expenses, including $73.3 million of depreciation and $2.3 million of amortization of deferred financing costs, partially offset by a $23.7 million gain on the sale of six hotels. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our initial hotels resulted in net cash inflow of $6.5 million.

        Net cash flow provided by operating activities totaled $28.9 million for the year ended December 31, 2009. Net loss of $168.0 million was due in significant part to non-cash expenses, including $98.9 million of depreciation, $98.4 million of impairment charges and $3.8 million of amortization. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our initial hotels resulted in net cash outflow of $5.9 million.

        Net cash flow provided by operating activities totaled $77.0 million for the year ended December 31, 2008. Net loss of $29.3 million was due in significant part to non-cash expenses, including $86.9 million of depreciation, $21.5 million of impairment charges and $3.8 million of amortization. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our initial hotels resulted in net cash outflow of $5.2 million.

        Net cash flow provided by operating activities totaled $94.0 million for the year ended December 31, 2007. Net gain of $177.7 million was primarily the result of gain on sale of hotels of $163.7 million. This was offset by $61.9 million of depreciation and $3.0 million of amortization expense. Additionally, changes in operating assets and liabilities due to the timing of cash receipts and payments from our initial hotels resulted in net cash inflow of $15.0 million.

  Cash flows from Investing Activities

        Net cash flow used in investing activities totaled $250.0 million for nine months ended September 30, 2010 primarily due to $310.2 million used for the purchase of five hotels, $8.5 million in improvements and additions to hotels and the net funding of restricted cash reserves of $9.8 million, partially offset by $73.1 million from the sale of six hotels.

        Net cash flow used in investing activities totaled $198.0 million for the year ended December 31, 2009 primarily due to $145.3 million used for the purchase of two hotels, $12.9 million used to purchase two loans, $20.6 million in improvements and additions to hotels and $8.6 million of net funding of restricted cash reserves.

        Net cash flow used in investing activities totaled $130.4 million for the year ended December 31, 2008 primarily due to $87.8 million used for the purchase of nine hotels, net of assumed mortgage indebtedness. Additionally, $38.5 million was used to purchase improvements and additions to hotels and $9.4 million was the net funding to restricted cash reserves.

        Net cash flow used in investing activities totaled $204.8 million for the year ended December 31, 2007 primarily due to $438.0 million used for the purchase of 18 hotels offset by the receipt of $264.8 million of proceeds related to the sale of six hotels. Additionally, $25.4 million was used to fund improvements and additions to hotels and $8.9 million was the net funding of restricted cash reserves.

  Cash flows from Financing Activities

        Net cash flow provided by financing activities totaled $211.9 million for nine months ended September 30, 2010 primarily due to $383.5 million of borrowing under our credit facility, $60.0 million in proceeds from mortgage loans, $295.9 million in net contributions from partners, offset by $399.9 million of repayments under our credit facility, $71.7 million of mortgage loan repayments, $28.5 million in payment of member distributions and $23.2 million in payment of partners distributions.

        Net cash flow provided by financing activities totaled $164.4 million for year ended December 31, 2009 primarily due to $151.0 million of borrowing under our credit facility, $14.8 million in proceeds from mortgage loans, $48.9 million in net contributions from partners, offset by $6.0 million of repayments under our credit facility, $10.8 million of mortgage loan repayments, $33.0 million in payment of partners distributions.

        Net cash flow provided by financing activities totaled $125.7 million for year ended December 31, 2008 primarily due to $57.8 million of borrowing under our credit facility, $70.6 million in proceeds from mortgage loans, $204.3 million in net contributions from partners, offset by $99.8 million of repayments under our credit facility, $6.3 million of mortgage loan repayments, $2.0 million of deferred financing costs paid, $6.4 million in payment of member distributions and $92.5 million in payment of partners distributions.

        Net cash flow provided by financing activities totaled $131.4 million for the year ended December 31, 2007 primarily due to $241.0 million of borrowing under our credit facility, $312.0 million in proceeds from mortgage loans and $149.9 in net contributions from partners, offset by $217.5 million of repayments under our term loan, $105.6 million of mortgage loan repayments, $5.3 million of deferred financing costs paid, $70.4 million of partner distributions and $172.7 million of member distributions.

Capital Expenditures and Reserve Funds

        We maintain each of our initial hotels in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. The cost of all such routine improvements and alterations will be paid out of furniture, fixture and equipment, or FF&E, reserves, which will be funded by a portion of each hotel's gross revenues. Routine capital expenditures are administered by the hotel management companies. However, we have approval rights over the capital expenditures as part of the annual budget process for each of our initial hotels.

        From time to time, certain of our initial hotels may be undergoing renovations as a result of our decision to upgrade portions of the hotels, such as guestrooms, meeting space, and/or restaurants, in order to better compete with other hotels in our markets. In addition, often after we acquire a hotel, we are required to complete a property improvement plan in order to bring the hotel up to the respective franchisor's standards. If permitted by the terms of the management agreement, funding for a renovation will first come from the FF&E reserves. To the extent that the FF&E reserves are not available or adequate to cover the cost of the renovation, we will fund all or the remaining portion of the renovation with cash and cash equivalents on hand, our anticipated revolving credit facility and other sources of available liquidity.

        As a result of this offering and formation transactions, we expect to enter into new franchise agreements (or assume existing franchise agreements) with respect to each of our initial hotels that is currently subject to an existing franchise agreement. In connection with entering into such new franchise agreements or assuming existing franchise agreements, we anticipate that we will be required to complete property improvement plans at certain of our initial hotels. These property improvement plans typically require the franchisee to renovate a hotel to achieve compliance with all then-current brand standards, and must be completed over a specified period of time. We currently expect that completion of property improvement plans required in connection with this offering and our formation transactions will cost between $            and $             million. In addition, we expect to incur costs of approximately $            in connection with branding or re-branding five of our initial hotels into brands affiliated with Hilton or InterContinental following the completion of this offering.

        With respect to some of our hotels that are operated under franchise agreements with major national hotel brands and for some of our hotels subject to first mortgage liens, we are obligated to maintain FF&E reserve accounts for future capital expenditures at these hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the franchise and loan agreements for each of the respective hotels, and typically ranges between 2.0 and 5.0% of the respective hotel's total gross revenue. As of September 30, 2010, approximately $40.2 million was held in FF&E reserve accounts for future capital expenditures.

Off-Balance Sheet Arrangements

        As of September 30, 2010, we had no off-balance sheet arrangements, and we do not expect to have any upon completion of this offering.

Contractual Obligations

        The following table sets forth our contractual obligations as of September 30, 2010 (in thousands):

	Amount of commitment expiration per period
Obligations and Commitments	2010	2011	2012	2013	2014	Thereafter	Total
Mortgage loans and interest(1)	$77,045	$342,733	$347,561	$110,160	$48,785	$841,363	$1,767,647
Borrowings under credit facility(2)(3)	424	130,857	—	—	—	—	131,281
Purchase commitments	12,850	—	—	—	—	—	12,850
Ground rent	400	400	400	400	400	34,000	36,000
Operating lease-obligations	198	812	836	862	887	1,052	4,647

	$90,917	$474,802	$348,797	$111,422	$50,072	$876,415	$1,952,425

(1)
Amounts include principal and interest payments. Interest payments have been included in the long-term debt obligations based on the interest rate at September 30, 2010.

(2)
Amounts include principal and interest. Interest expense is calculated based on the variable rate as of September 30, 2010. It is assumed that the outstanding debt as of September 30, 2010 will be repaid upon maturity, with interest-only payments until the maturity date.

(3)
All obligations under this credit facility were paid in full in December 2010.

        The following table sets forth our contractual obligations and commitments on a pro forma basis as of September 30, 2010 to reflect the obligations and commitments that we expect to have upon completion of this offering and our formation transactions (in thousands):

	Amount of commitment expiration per period
Obligations and Commitments	2011	2012	2013	2014	2015	Thereafter	Total
Mortgage loans and interest(1)	$146,271	$68,691	$395,730	$48,761	$249,172	$610,791	$1,519,416
Term loan(2)	144,900	—	—	—	—	—	144,900
Ground rent	400	400	400	400	400	33,600	35,600
Operating lease obligations	812	836	862	887	914	138	4,449

	$292,383	$69,927	$396,992	$50,048	$250,486	$644,529	$1,704,365

(1)
Amounts include principal and interest payments. Interest payments have been included in the long-term debt obligations based on the interest rate at September 30, 2010.

(2)
Amounts include principal and interest. Interest expense is calculated based on the variable rate as of September 30, 2010. It is assumed that the outstanding debt as of September 30, 2010 will be repaid upon maturity, with interest-only payments until the maturity date.

        On January 11, 2011, we entered into a purchase and sale agreement to acquire the 176-room Hampton Inn Houston-Near The Galleria, which is located in Houston, Texas, for $20.3 million. The acquisition of the Hampton Inn Houston-Near The Galleria is expected to close within thirty days of the expiration of the due diligence period, which expires on February 10, 2011, subject to satisfactory completion of due diligence and customary closing conditions.

Inflation

        We rely entirely on the performance of the hotels and their ability to increase revenues to keep pace with inflation. Increases in the costs of operating our hotels due to inflation would adversely affect the operating performance of our TRS lessee, which in turn, could inhibit the ability of our TRS lessee to make required rent payments to us. Hotel management companies, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our hotel management companies to raise room rates.

Seasonality

        Depending on a hotel's location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating performance. For hotels located in non-resort markets, demand is generally lower in the winter months due to decreased travel and higher in the spring and summer months during the peak travel season. Accordingly, since, we expect that we will have lower revenue, operating income and cash flow in the first and fourth quarters and higher revenue, operating income and cash flow in the second and third quarters.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk includes risks that arise from changes in interest rates, equity prices and other market changes that affect market sensitive instruments. Our primary market risk exposure is to changes in interest rates on our variable rate debt. As of September 30, 2010, we had $684.8 million of total variable debt outstanding (or 46.1% of total indebtedness) with a weighted average interest rate of 4.80% per annum. If market rates of interest on our variable rate debt outstanding as of September 30, 2010 were to increase by 1.0%, or 100 basis points, interest expense would decrease future earnings and cash flows by approximately $2.2 million annually, taking into account our existing contractual hedging arrangements.

        Upon completion of this offering and our formation transactions, we expect to have $547.3 million of variable debt outstanding (or 40.6% of total indebtedness) with a weighted average interest rate of 5.71% per annum. If market rates of interest on our variable rate debt outstanding on a pro forma basis were to increase by 1.0%, or 100 basis points, interest expense would decrease future earnings and cash flows by approximately $0.7 million annually, taking into account our existing contractual hedging arrangements.

        Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable. We have entered into derivative financial instruments, such as interest rate swaps or caps, to mitigate our interest rate risk or to effectively lock the interest rate on a portion of our variable rate debt. We do not intend to enter into derivative or interest rate transactions for speculative purposes.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates, including mortgage obligations and lines of credit. For debt obligations outstanding as of September 30, 2010, the following table presents principal repayments and related weighted average interest rates by expected maturity dates (in thousands):

	2010	2011	2012	2013	2014	Thereafter	Total
Fixed rate debt	$—	$—	$—	$—	$—	$799,229	$799,229
Weighted average interest rate	—	—	—	—	—	6.10%	6.10%
Variable rate debt	$58,000	$273,865	$292,960	$60,000	$—	$—	$684,824
Weighted average interest rate	1.45%	3.33%	6.70%	5.50%	—	—	4.80%

Total	$58,000	$273,864	$292,960	$60,000	$—	$799,229	$1,484,053

        The foregoing table reflects indebtedness outstanding as of September 30, 2010 and does not consider indebtedness, if any, incurred or repaid after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during future periods, prevailing interest rates, and our hedging strategies at that time.

        Changes in market interest rates on our fixed rate debt impact the fair value of the debt, but such changes have no impact on our combined consolidated financial statements. If interest rates rise, and our fixed rate debt balance remains constant, we expect the fair value of our debt to decrease. As of September 30, 2010, the estimated fair value of our fixed rate debt was $791.2 million, which is based on having the same debt service requirements that could have been borrowed at the date presented, at prevailing current market interest rates.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates, including mortgage obligations and lines of credit. The following table sets forth our contractual obligations and commitments on a pro forma basis as of September 30, 2010 to reflect the obligations and commitments that we expect to have upon completion of this offering and our formation transactions by expected maturity dates (in thousands):

	2011	2012	2013	2014	2015	Thereafter	Total
Fixed rate debt	$—	$—	$—	$—	$207,062	$592,167	$799,229
Weighted average interest rate	—	—	—	—	5.56%	6.29%	6.10%
Variable rate debt	$216,251	$—	$331,000	$—	$—	$—	$547,251
Weighted average interest rate	5.24%	—	6.02%	—	—	—	5.71%

Total	$216,251	$—	$331,000	$—	$207,062	$592,167	$1,346,480

OUR BUSINESS AND PROPERTIES

Our Company

        We are a self-advised and self-administered Maryland real estate investment trust, which invests primarily in premium-branded, focused-service and compact full-service hotels. Upon completion of this offering and our formation transactions, we will own 140 hotels in 19 states and the District of Columbia comprising over 20,400 rooms. We will be one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our initial hotels are concentrated in urban and dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We believe focused-service and compact full-service hotels with these characteristics generate high levels of RevPAR, strong operating margins and attractive returns.

        Our strategy is to invest primarily in premium-branded, focused-service and compact full-service hotels. Focused-service and compact full-service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets and meeting space and require fewer employees than traditional full-service hotels. We believe premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those achieved by traditional full-service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels, which have operating characteristics that resemble those of focused-service hotels. International lodging brands that are consistent with our premium-branded investment strategy include, among others, Courtyard by Marriott, Residence Inn by Marriott, Hilton Garden Inn, Homewood Suites by Hilton, Hyatt Place and Embassy Suites.

        We believe that the current market environment presents attractive opportunities for us to acquire additional hotels with significant upside potential that are compatible with our investment strategy. We also believe that current lodging market fundamentals provide significant opportunities for RevPAR and EBITDA growth at our initial hotels. We believe that our senior management team's experience, extensive industry relationships and asset management expertise, coupled with our expected access to capital, will enable us to compete effectively for acquisition opportunities and help us generate strong internal growth.

        We were formed to succeed to the hotel investment and ownership platform of RLJ Development and its two remaining lodging-focused private equity funds, Fund II and Fund III, which had total equity commitments of approximately $743.0 million and $1.2 billion, respectively. As part of our formation transactions, all of the existing investors in RLJ Development, Fund II and Fund III will receive common shares and will continue to be equity owners of our company. We believe that the ongoing equity ownership in us by investors in RLJ Development, Fund II and Fund III demonstrates their continued support of our senior management team, our investment and growth strategies and our operating model. We have in place an extensive investment and ownership platform, which is comprised of seasoned industry professionals and an efficient operating infrastructure that includes well-established systems and procedures.

        Our senior management team, led by Robert L. Johnson, Executive Chairman of our board of trustees, and Thomas J. Baltimore, Jr., our Chief Executive Officer and President and a member of our board of trustees, has significant experience acquiring, financing, renovating, repositioning, redeveloping, asset managing and selling hotels. Prior to our formation, Messrs. Johnson and Baltimore founded RLJ Development, which sponsored and managed three lodging-focused private equity funds, including Fund II and Fund III. RLJ Development and the three funds collectively completed approximately $5.7 billion in hotel acquisitions and dispositions over the past decade. Prior to forming RLJ Development, Mr. Johnson served on the board of directors of Hilton Hotels Corporation (now known as Hilton Worldwide) from 1994 to 2006, and Mr. Baltimore held senior management positions at Hilton Hotels Corporation, Marriott Corporation and Host Marriott Services Corporation.

Competitive Strengths

        We believe we distinguish ourselves from other hotel owners through the following competitive strengths:

  •
  Large, established lodging platform.  Upon completion of this offering and our formation transactions, we will own 140 hotels with over 20,400 rooms, which would have made us the second largest publicly-traded lodging REIT based on number of hotels and the fifth largest publicly-traded lodging REIT based on number of rooms, as of September 30, 2010. We believe that our scale and existing platform, coupled with our senior management team's breadth of experience, provide us with valuable insights in underwriting potential acquisitions and in asset-managing our hotels, facilitate our ability to work effectively with hotel management companies and franchisors and give us significant credibility with hotel sellers.

  •
  High quality hotel portfolio.  Substantially all of our initial hotels operate under strong, premium brands and are located in urban or dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We continually seek to further enhance the quality and performance of our hotels through an active capital improvement program, following the strategy of Fund II and Fund III, which, between June 2006 and September 2010, invested approximately $123.2 million (or approximately $7,400 per room) in the hotels owned by the predecessor during this period. We believe the quality of our portfolio of initial hotels is evidenced by the RevPAR penetration index of 115.5 for our initial hotels for the nine months ended September 30, 2010 and our portfolio-wide guest satisfaction scores that are consistently higher than industry average scores for our respective brands.

  •
  Experienced and deep senior management team with a strong track record.  Our senior management team, led by Messrs. Johnson and Baltimore, has successfully formed and managed RLJ Development and three lodging-focused private equity funds and collectively raised approximately $2.2 billion in capital commitments and completed approximately $5.7 billion in hotel acquisitions and dispositions over the last decade. Fund I, the only one of the three funds to have sold all of its assets, generated a net IRR of 53.2% over the life of the fund. Our senior management team has lodging and real estate industry experience ranging from 13 to 30 years, and several members of our senior management team have worked together for approximately 10 years. Our senior management team's core competencies include key areas such as acquisitions, asset management, design and construction, and finance.

  •
  Strong relationships with leading international franchisors.  We believe that we have strong relationships with several leading international franchisors representing global hotel brands, including Marriott, Hilton and Hyatt. We are the fourth largest owner of Marriott-branded hotels in the United States based on number of hotels and number of rooms, and approximately 93% of our initial hotels will operate under brands franchised by either Marriott, Hilton or Hyatt. We believe that our senior management team's strong relationships with these leading international franchisors facilitate our ability to work effectively with them, provide us with valuable insight related to brand initiatives, and give us access to acquisition opportunities, many of which may not be available to our competitors.

  •
  Use of unaffiliated hotel management companies.  Our initial hotels are managed by 15 independent third-party hotel management companies. None of the hotel management companies are affiliated with us or our senior management team, which we believe eliminates potential conflicts of interests that exist when using an affiliated hotel management company. We selectively choose hotel management companies with demonstrated track records of success and proven management capabilities that we believe will work closely with us to maximize the performance of our hotels. In addition, we believe that utilizing multiple hotel management companies gives us access to diverse operating initiatives and best practices that we can utilize to enhance performance and operating margins across our entire portfolio. Our use of independent hotel management companies also provides us with a greater number of acquisition opportunities for two primary reasons. First, independent hotel management companies may source potential transactions for us with the expectation that they will be awarded the hotel management agreement if we acquire the hotel. Second, we are able to consider acquiring hotels that are encumbered by management agreements with a hotel management company, in addition to hotels that may be acquired without an existing management agreement in place.

  •
  Prudent and flexible capital structure.  Upon completion of this offering and our formation transactions, we will have approximately $1.3 billion of indebtedness outstanding, which had a pro forma weighted average interest rate of 5.94% per annum as of September 30, 2010. Of this indebtedness, $216.3 million, or 16.1%, is expected to mature prior to 2013 (assuming we do not exercise any available extension options). In addition, concurrently with the completion of this offering and our formation transactions, we expect to enter into a revolving credit facility, which we believe will provide us with significant financial flexibility. We believe that our flexible capital structure and our capacity to incur additional indebtedness will allow us to capitalize on favorable acquisition and investment opportunities.

Our Investment and Growth Strategies

        Our objective is to generate strong returns for our shareholders by investing primarily in premium-branded, focused-service hotels and compact full-service hotels at prices where we believe we can generate attractive returns on investment and generate long-term value appreciation through aggressive asset management. We intend to pursue this objective through the following investment and growth strategies:

  Investment Strategies

  •
  Targeted ownership of premium-branded, focused-service and compact full-service hotels.  We believe that premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those generated by traditional full-service hotels, while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels which have operating characteristics that resemble those of focused-service hotels.

  •
  Use of premium hotel brands.  We believe in affiliating our hotels with premium brands owned by leading international franchisors such as Marriott, Hilton and Hyatt. Within the focused-service category, we target hotels affiliated with premium brands such as Courtyard by Marriott, Residence Inn by Marriott, Hilton Garden Inn, Homewood Suites by Hilton and Hyatt Place. We believe that utilizing premium brands provides significant advantages because of their guest loyalty programs, worldwide reservation systems, effective product segmentation, global distribution and strong customer awareness.

  •
  Focus on urban and dense suburban markets.  We focus on owning and acquiring hotels in both urban and dense suburban markets that we believe have multiple generators of demand and high barriers to entry. As a result, we believe that these hotels generate more attractive returns on investment.

  Growth Strategies

  •
  Maximize returns from our initial hotels.  We believe that our hotels have the potential to generate significant improvements in RevPAR and EBITDA as a result of our aggressive asset management and the ongoing economic recovery in the United States. We actively monitor and advise our third-party hotel management companies on most aspects of our hotels' operations, including property positioning, physical design, capital planning and investment, guest experience and overall strategic direction. We regularly review opportunities to invest in our hotels in an effort to enhance the quality and attractiveness of our hotels, increase their long-term value and generate attractive returns on investment.

  •
  Pursue a disciplined hotel acquisition strategy.  We seek to acquire additional hotels at prices where we believe we can generate attractive returns on investment. We intend to target acquisition opportunities where we can enhance value by pursuing proactive investment strategies such as renovation, repositioning or re-branding. We may be able to acquire hotels on more attractive terms from sellers who may be able to defer tax obligations by contributing hotels to our operating partnership in exchange for limited partnership interests in our operating partnership, or OP units, which will be redeemable for cash or, at our option, common shares. As a result, such sellers can take advantage of tax deferral on the sale of a hotel and participate in the potential appreciation in the value of our common shares.

  •
  Pursue a disciplined capital recycling program.  We intend to pursue a disciplined capital allocation strategy designed to maximize the value of our investments by selectively selling hotels that are no longer consistent with our investment strategy or whose returns appear to have been maximized. To the extent that we sell hotels, we intend to redeploy the capital into acquisition and investment opportunities that we believe will achieve higher returns.

The U.S. Lodging Industry and Market Opportunity

        Following the global economic recession, the U.S. economy continues to show signs of recovery. In 2010, U.S. lodging industry fundamentals began to show improvement, a trend that industry analysts, including Colliers PKF Hospitality Research, expect to continue for the foreseeable future. While the U.S. lodging industry's operating performance has started to improve from trough levels, performance remains significantly below the peak levels achieved in 2007.

  Lodging Fundamentals

        According to Smith Travel Research, from August 2008 through February 2010, the U.S. lodging industry experienced 19 consecutive months of RevPAR declines, driven by a combination of deteriorating room night demand, increasing supply, and declining ADR. As measured by Smith Travel Research, hotel room night demand decreased 2.5% and 6.1% in 2008 and 2009, respectively, marking the greatest two-year decline in the past 22 years. Conversely, Smith Travel Research reported that room supply growth of 2.5% and 3.0% in 2008 and 2009, respectively, exceeded the 22-year average of 2.1%, as a significant amount of construction initiated prior to the economic downturn was completed. According to Smith Travel Research, for the year ended December 31, 2009, average annual hotel occupancy in the United States was 54.5%, representing the lowest annual level in the last 22 years and well below the industry average of 62.0% for that period. Due to the significant decline in occupancy in 2009, ADR was under extreme pressure and, as a result, declined 8.5%, according to data published by Smith Travel Research. These deteriorating fundamentals led to a combined 18.3% decline in RevPAR from the end of 2007 to the end of 2009, according to data published by Smith Travel Research.

        Following a period of sustained job loss during 2008 and 2009, the U.S. unemployment rate, as measured by the Bureau of Labor Statistics, stabilized in 2010 and the overall economy continues to exhibit signs of recovery, with six consecutive quarters of positive growth in GDP according to the Bureau of Economic Analysis. Although the U.S. lodging industry has historically lagged the broader economy, throughout 2010, hotel operating fundamentals had reacted strongly to the recent economic growth as key industry operating metrics had significantly improved. Since resuming a positive growth trend in March 2010, U.S. hotel RevPAR has increased in excess of 7.0% in each month from May

2010 to December 2010, according to data published by Smith Travel Research. Hotel room night demand for 2010 also increased 7.7% relative to 2009, according to data published by Smith Travel Research. In a further sign of recovery, hotel pricing power began to return to the market in 2010, as ADRs increased every month from May to December 2010, according to data published by Smith Travel Research. While operating fundamentals are recovering from the historically low levels witnessed during 2009, industry operating performance remains significantly below prior peak levels achieved in 2007.

        We believe that until lodging occupancy levels return to long-term historical averages and lenders ease restrictions on construction financing, growth in room supply is likely to remain below the historical average. With limited new supply, we expect attractive RevPAR growth as the U.S. economy continues to strengthen. Colliers PKF Hospitality Research currently projects RevPAR growth of 6.2% in 2011, 10.4% in 2012, 10.0% in 2013 and 4.7% in 2014.

        The U.S. lodging industry has historically experienced above average growth in years following economic downturns. Furthermore, the upscale chain scale, as defined by Smith Travel Research, which defines the majority of our initial hotels (including such brands as Courtyard by Marriott, Residence Inn by Marriott, Hilton Garden Inn, Homewood Suites by Hilton and Hyatt Place), typically outperforms the overall U.S. lodging industry during years of positive RevPAR growth. According to Smith Travel Research, after emerging from the 1990-1991 recession, hotels in the upscale chain scale averaged 5.8% RevPAR growth over the subsequent five-year period while the overall U.S. lodging industry averaged 4.6% RevPAR growth for the same period. Similarly, Smith Travel Research reports that, following the economic downturn from 2001 to 2002, RevPAR growth for the upscale chain scale averaged 6.7% during the subsequent four-year period, exceeding the growth rate of 6.2% for the overall U.S. lodging industry over the same period. We believe that, as the economy continues to emerge from the recent recession, a portfolio of well-capitalized upscale hotels should achieve significant growth. As illustrated in the chart below, Colliers PKF Hospitality Research is projecting positive RevPAR growth over the next four years.

RevPAR Growth By Chain Scale

Source: Colliers PKF Hospitality Research

  Demand Overview

        Room night demand in the U.S. lodging industry has historically been directly correlated with macroeconomic trends. Key drivers of this demand include growth in GDP, corporate profitability,

capital investments and employment. The International Monetary Fund is forecasting U.S. GDP growth of 2.3% in 2011, and Colliers PKF Hospitality Research expects that hotel room night demand will grow by 3.3% during 2011. The following chart illustrates the historical correlation between U.S. GDP and hotel room night demand.

Annual Percentage Change in U.S. Hotel Room Demand vs. U.S. GDP Growth

Source: Smith Travel Research and U.S. Department of Commerce (1988-2010); Colliers PKF Hospitality Research and International Monetary Fund (2011E).

        With expected growth in room night demand and limited new supply, occupancy is projected to increase from industry lows experienced in 2009, as demonstrated in the chart below.

U.S. Hotel Industry Annual Occupancy Rate

Source: Smith Travel Research (1988-2010); Colliers PKF Hospitality Research (2011-2014E).

  Supply Overview

        In general, new hotel development is often thought to be financially justifiable only when the national occupancy rate exceeds the long-term historical average. As a result, lodging supply growth typically lags growth in hotel room night demand. Key drivers of lodging supply growth include the availability and cost of capital, construction costs, local real estate market conditions, room night availability and valuation of existing hotels. Given the decline in hotel room night demand in 2008 and 2009 and inefficiencies in the financing market, new hotel construction is expected to remain below historical averages through 2013, according to Colliers PKF Hospitality Research.

U.S. Hotel Industry—Annual Historical and Projected Change in RevPar, Room Demand, and Room Supply

Source: Smith Travel Research (1988-2010); Colliers PKF Hospitality Research (2011-2014E).

  Attractive Transaction Landscape

        The significant decline in U.S. lodging fundamentals and subsequent erosion of cash flows has created a difficult environment for undercapitalized hotel owners. Delinquency rates on hotel-related commercial mortgage-backed securities, or CMBS, have steadily increased since November 2008, as many hotel owners have been unable to fund debt service payments. As of December 31, 2010, approximately 14.1% of all hotel-related CMBS (by principal) were delinquent compared to just 0.9% as of November 30, 2008, according to Standard & Poor's, a division of the McGraw-Hill Companies. The following chart shows delinquency rates and amounts of hotel-related CMBS from November 2008 to December 2010.

Hotel CMBS Delinquency Rates and Amounts

Source: Standard & Poor's North American CMBS Monthly Snapshot.

        Many hotel owners may be unable to fund the necessary (and often required) capital improvements to comply with brand standards or maintain a hotel's competitive position. Hotel owners may also face significant refinancing issues, with approximately $17.5 billion of hotel-related CMBS loans maturing in 2011. The following chart shows future maturities of hotel-related CMBS.

Hotel CMBS Final Maturities

Source: Trepp as of January 24, 2011.

        We believe that as a result of the recent economic downturn, traditional lending sources, such as banks, insurance companies and pension funds, have adopted more conservative lending policies and have materially reduced their lending exposure to hotels. We also believe that the significant number of hotels experiencing substantial declines in operating cash flow, coupled with the challenged credit markets, near-term debt maturities and, in some instances, covenant defaults relating to outstanding indebtedness, will present attractive investment opportunities for well-capitalized investors.

  Focused-Service Market Opportunity

        We believe that the current market environment presents particularly attractive acquisition opportunities within the focused-service hotel category. First, we believe that privately owned hotel companies have greater constraints on capital-raising than their public REIT competitors. Second, while there are a number of publicly-traded REITs that focus on acquiring hotels in the full-service sector, there are fewer publicly-traded REITs that primarily target the focused-service sector. According to Smith Travel Research, as of December 2010, there were an estimated four times as many focused-service hotels as full-service hotels within our targeted brand families operating in the United States. We believe that the combination of a relatively larger universe of acquisition targets, coupled with a smaller number of potential buyers, will create attractive acquisition opportunities. The following chart outlines the number of U.S. properties in the upscale and midscale without food & beverage segments, or premium-branded, focused-service category, relative to the upper-upscale segment for Hilton, Hyatt, and Marriott, international franchisors that best represent our initial hotels.

Source: Smith Travel Research. The "Premium Branded Focused-Service Hotels" category illustrated in the chart above, is a combination of Smith Travel Research's "upscale" and "upper midscale" chain scale segments.

Our Initial Hotels

  Historical Overview

        Upon completion of this offering and our formation transactions, we will own a high-quality portfolio of 140 hotels located in 19 states and the District of Columbia comprising over 20,400 rooms. For the nine months ended September 30, 2010, the average occupancy rate for our initial hotels was 70.6%, and the ADR and RevPAR of our initial hotels was $117.34 and $82.82, respectively. No single hotel accounted for more than 8.1% of our total pro forma revenue for the nine months ended September 30, 2010.

        We believe that the quality of our portfolio is evidenced by the RevPAR penetration index of 115.5 for our initial hotels for the nine months ended September 30, 2010 and portfolio-wide guest satisfaction scores that are consistently higher than the average industry scores for their respective brands.

        The following table sets forth certain operating information for our initial hotels as of and for the nine months ended September 30, 2010 and 2009 and as of and for the years ended December 31, 2009 and 2008:

	Nine Months Ended or as of September 30,		Year Ended or as of December 31,
	2010	2009	2009	2008
Statistical data(1):
Number of hotels(2)	139	138	138	137
Number of rooms(3)	20,355	20,075	20,075	19,777
Occupancy(4)	70.6%	66.4%	65.3%	69.2%
ADR(5)	$117.34	$117.61	$117.39	$132.94
RevPAR(6)	$82.82	$78.06	$76.63	$92.04

(1)
The 133-room Garden District Hotel was closed for substantially all of the periods presented and, therefore, is not reflected in this statistical data.

(2)
Reflects the number of hotels that were open at the end of the period.

(3)
Reflects the number of rooms available at the end of the period.

(4)
Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of our hotels' available capacity. We use occupancy to measure demand at a specific hotel or group of hotels in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

(5)
ADR represents total hotel room revenues divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess the pricing levels that we are able to generate, as changes in ADR have a greater impact on operating margins and profitability than changes in occupancy.

(6)
RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues such as food and beverage revenue or other operating department revenues. We use RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional basis.

  Geographic Diversification

        We believe our initial hotels are geographically diverse. No MSA and no individual hotel accounted for more than 13.5% or 8.1%, respectively, of our total pro forma revenue for the nine months ended September 30, 2010. Our initial hotels located in the New York, New York, Chicago, Illinois, Austin, Texas, Denver-Boulder, Colorado, Louisville, Kentucky, and the Baltimore, Maryland-Washington, D.C. metropolitan areas accounted for approximately 13.5%, 13.4%, 10.6%, 9.8%, 6.9%, and 5.6%, respectively, of our total pro forma revenue for the nine months ended September 30, 2010. The following table shows the geographic diversification of our initial hotels as of the date of this prospectus:

Region	Number of Hotels		Number of Rooms
Northeast (Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont)	7		2,160
Midwest (Indiana, Illinois, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, Wisconsin)	45		5,592
South (Alabama, Arkansas, Delaware, District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Virginia, West Virginia)	63	(1)	9,305	(1)
West (Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington, Wyoming)	25		3,431

Total	140		20,488

(1)
Includes the Hampton Inn Houston—Near The Galleria (comprised of 176 rooms), which is under contract to be acquired by us.

  Operating Information

        The following table shows certain operating information by region for our initial hotels for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008:

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009			Year Ended or as of December 31, 2009			Year Ended or as of December 31, 2008
Region	Occupancy (1)	ADR (2)	RevPAR (3)	Occupancy (1)	ADR (2)	RevPAR (3)	Occupancy (1)	ADR (2)	RevPAR (3)	Occupancy (1)	ADR (2)	RevPAR (3)
Northeast	85.8%	$176.29	$151.30	84.2%	$161.10	$135.57	84.3%	$170.36	$143.66	84.8%	$209.48	$177.70
Midwest	67.5%	101.03	68.17	62.3%	103.50	64.43	61.0%	103.14	62.94	66.2%	119.51	79.16
South	68.8%	115.46	79.44	66.6%	118.23	78.72	65.4%	115.86	75.78	69.0%	129.07	89.11
West	71.3%	104.79	74.67	63.1%	107.72	67.97	61.7%	105.93	62.36	67.5%	120.55	81.32

Total	70.6%	$117.34	$82.82	66.4%	$117.61	$78.06	65.3%	$117.39	$76.63	69.2%	$132.94	$92.04

(1)
Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of our hotels' available capacity. We use occupancy to measure demand at a specific hotel or group of hotels in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

(2)
ADR represents total hotel room revenues divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess the pricing levels that we are able to generate, as changes in ADR have a greater impact on operating margins and profitability than changes in occupancy.

(3)
RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues such as food and beverage revenue or other operating department revenues. We use RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional basis.

  Brand Affiliations

        Our initial hotels operate under strong, premium brands, with approximately 93% of our initial hotels operating under existing relationships with Marriott, Hilton or Hyatt. The following table sets forth the brand affiliations of our initial hotels:

Brand Affiliations	Number of Hotels	Percentage of Total	Number of Rooms	Percentage of Total
Marriott
Courtyard by Marriott	32	22.9%	4,223	20.6%
Fairfield Inn & Suites by Marriott	14	10.0%	1,433	7.0%
Marriott	6	4.3%	1,834	9.0%
Renaissance	3	2.1%	782	3.8%
Residence Inn by Marriott	33	23.6%	3,607	17.6%
SpringHill Suites by Marriott	11	7.9%	1,354	6.6%

Subtotal	99	70.7%	13,233	64.6%
Hilton
Doubletree	2	1.4%	911	4.4%
Embassy Suites	4	2.9%	950	4.6%
Hampton Inn/Hampton Inn & Suites(1)	9	6.4%	1,115	5.4%
Hilton	2	1.4%	462	2.3%
Hilton Garden Inn	6	4.3%	1,174	5.7%
Homewood Suites	2	1.4%	301	1.5%

Subtotal	25	17.9%	4,913	24.0%
Hyatt
Hyatt Summerfield Suites	6	4.3%	828	4.0%

Subtotal	6	4.3%	828	4.0%
Other Brand Affiliation/Independent(2)	10	7.1%	1,514	7.4%

Total	140	100.0%	20,488	100.0%

(1)
Total number of hotels includes the Hampton Inn Houston-Near The Galleria, which is under contract to be purchased by us.

(2)
Following the completion of this offering, we expect to brand or re-brand 5 of these 10 hotels into brands affiliated with Hilton or InterContinental.

  Our Initial Hotels

        The following table provides a comprehensive list of our initial hotels. The table includes key metrics such as each hotel's brand, franchise affiliation, service level and geographic region:

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Courtyard Chicago Downtown/Magnificent Mile	IL	Midwest	2003	306	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Downtown/Convention Center(2)	TX	South	2006	270	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin-University Area	TX	South	1987	198	Marriott	Courtyard by Marriott	Focused Service
Courtyard Houston by The Galleria	TX	South	2007	190	Marriott	Courtyard by Marriott	Focused Service
Courtyard Atlanta Buckhead	GA	South	1996	181	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Midway Airport	IL	Midwest	1997	174	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Schaumburg	IL	Midwest	2005	162	Marriott	Courtyard by Marriott	Focused Service
Courtyard Boulder Louisville	CO	West	1996	154	Marriott	Courtyard by Marriott	Focused Service
Courtyard Salt Lake City Airport	UT	West	1999	154	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Airport	TX	South	2006	150	Marriott	Courtyard by Marriott	Focused Service
Courtyard Fort Wayne	IN	Midwest	1989	142	Marriott	Courtyard by Marriott	Focused Service
Courtyard Grand Junction	CO	West	2007	136	Marriott	Courtyard by Marriott	Focused Service
Courtyard Fort Lauderdale SW/Miramar	FL	South	2006	128	Marriott	Courtyard by Marriott	Focused Service
Courtyard Indianapolis at the Capitol	IN	Midwest	1997	124	Marriott	Courtyard by Marriott	Focused Service
Courtyard Louisville Northeast	KY	South	2004	114	Marriott	Courtyard by Marriott	Focused Service
Courtyard Merrillville	IN	Midwest	1987	112	Marriott	Courtyard by Marriott	Focused Service
Courtyard Houston Sugar Land	TX	South	1997	112	Marriott	Courtyard by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Courtyard Valparaiso	IN	Midwest	1985	111	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin South	TX	South	1996	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Denver West/Golden	CO	West	2000	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Detroit Pontiac/Bloomfield	MI	Midwest	1998	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Northwest/Arboretum	TX	South	1996	102	Marriott	Courtyard by Marriott	Focused Service
Courtyard Dallas Mesquite	TX	South	1998	101	Marriott	Courtyard by Marriott	Focused Service
Courtyard Benton Harbor St. Joseph	MI	Midwest	1988	98	Marriott	Courtyard by Marriott	Focused Service
Courtyard Goshen	IN	Midwest	1989	91	Marriott	Courtyard by Marriott	Focused Service
Courtyard Tampa Brandon	FL	South	1997	90	Marriott	Courtyard by Marriott	Focused Service
Courtyard Denver Southwest/Lakewood	CO	West	1999	90	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Southeast/Hammond, IN	IN	Midwest	1997	85	Marriott	Courtyard by Marriott	Focused Service
Courtyard Grand Rapids Airport	MI	Midwest	1997	84	Marriott	Courtyard by Marriott	Focused Service
Courtyard Boulder Longmont	CO	West	2002	78	Marriott	Courtyard by Marriott	Focused Service
Courtyard South Bend Mishawaka	IN	Midwest	1995	78	Marriott	Courtyard by Marriott	Focused Service
Courtyard San Antonio Airport/North Star Mall	TX	South	1996	78	Marriott	Courtyard by Marriott	Focused Service
Fairfield Inn & Suites Washington, DC/Downtown (Red Roof Inn)	DC	South	1986	198	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Denver Cherry Creek	CO	West	1986	134	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites San Antonio Airport/North Star Mall	TX	South	1996	120	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Chicago Midway Airport	IL	Midwest	1997	114	Marriott	Fairfield Inn & Suites by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Fairfield Inn & Suites Merrillville	IN	Midwest	1990	112	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites San Antonio Downtown/Market Square	TX	South	1995	110	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Tampa Brandon	FL	South	1997	107	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Key West	FL	South	1986	106	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Chicago Southeast/Hammond, IN	IN	Midwest	1997	94	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Indianapolis Airport	IN	Midwest	1994	86	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Austin South	TX	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Austin-University Area	TX	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Memphis	TN	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Valparaiso	IN	Midwest	1996	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Louisville Marriott Downtown(2)	KY	South	2005	616	Marriott	Marriott	Full Service
Auburn Hills Marriott Pontiac at Centerpoint	MI	Midwest	2000	290	Marriott	Marriott	Compact Full Service
Denver Marriott South at Park Meadows	CO	West	2003	279	Marriott	Marriott	Compact Full Service
Denver Airport Marriott at Gateway Park	CO	West	1998	238	Marriott	Marriott	Compact Full Service
Austin Marriott South	TX	South	2001	211	Marriott	Marriott	Compact Full Service
Chicago Marriott Midway	IL	Midwest	2002	200	Marriott	Marriott	Compact Full Service
Renaissance Pittsburgh Hotel	PA	Northeast	2001	300	Marriott	Renaissance	Compact Full Service
Renaissance Fort Lauderdale-Plantation Hotel	FL	South	2002	250	Marriott	Renaissance	Compact Full Service
Renaissance Boulder FlatIron Hotel	CO	West	2002	232	Marriott	Renaissance	Compact Full Service
Residence Inn Austin Downtown/Convention Center(2)	TX	South	2006	179	Marriott	Residence Inn by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Residence Inn National Harbor Washington, DC	MD	South	2008	162	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Oak Brook(2)	IL	Midwest	2003	156	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Houston by The Galleria	TX	South	1994	146	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Louisville Downtown	KY	South	2005	140	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Fort Lauderdale Plantation	FL	South	1996	138	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Downtown on the Canal	IN	Midwest	1997	134	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Naperville/Warrenville	IL	Midwest	2003	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Fort Lauderdale SW/Miramar	FL	South	2006	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Silver Spring	MD	South	2005	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Schaumburg	IL	Midwest	2001	125	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Carmel	IN	Midwest	2002	120	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Detroit Pontiac/Auburn Hills	MI	Midwest	1998	114	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Columbia	MD	South	1998	108	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Detroit Novi	MI	Midwest	2003	107	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Grand Junction	CO	West	2007	104	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Salt Lake City Airport	UT	West	1999	104	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Denver Southwest/Lakewood	CO	West	1998	102	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Louisville Northeast	KY	South	2000	102	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin Round Rock	TX	South	1999	96	Marriott	Residence Inn by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Residence Inn Indianapolis Airport	IN	Midwest	1994	95	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn San Antonio Downtown/Market Square	TX	South	1995	95	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin North/Parmer Lane	TX	South	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Denver West/Golden	CO	West	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Boulder Louisville	CO	West	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin Northwest/Arboretum	TX	South	1996	84	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Boulder Longmont	CO	West	2002	84	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn South Bend	IN	Midwest	1988	80	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Fishers	IN	Midwest	1996	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Southeast/Hammond, IN	IN	Midwest	1998	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Merrillville	IN	Midwest	1996	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Houston Sugar Land	TX	South	1997	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin South	TX	South	1996	66	Marriott	Residence Inn by Marriott	Focused Service
SpringHill Suites Denver North/Westminster	CO	West	2002	164	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Austin South	TX	South	2000	152	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Louisville Hurstbourne/North	KY	South	2001	142	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Austin North/Parmer Lane	TX	South	2002	132	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Chicago Schaumburg	IL	Midwest	2001	132	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Indianapolis Carmel	IN	Midwest	2002	126	Marriott	SpringHill Suites by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
SpringHill Suites Gainesville	FL	South	2007	126	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Bakersfield	CA	West	2007	119	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Boulder Longmont	CO	West	2005	90	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites South Bend Mishawaka	IN	Midwest	2001	87	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Detroit Southfield	MI	Midwest	2003	84	Marriott	SpringHill Suites by Marriott	Focused Service
Doubletree Metropolitan Hotel New York City(3)	NY	Northeast	1962	759	Hilton	Doubletree	Compact Full Service
Doubletree Hotel Columbia	MD	South	1982	152	Hilton	Doubletree	Compact Full Service
Embassy Suites Tampa-Downtown Convention Center	FL	South	2006	360	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Columbus	OH	Midwest	1984	221	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Los Angeles-Downey	CA	West	1985	219	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Fort Myers-Estero	FL	South	2006	150	Hilton	Embassy Suites	Compact Full Service
Hampton Inn Houston-Near The Galleria(4)	TX	South	1995	176	Hilton	Hampton Inn	Focused Service
Hampton Inn Chicago-Midway Airport	IL	Midwest	1990	170	Hilton	Hampton Inn	Focused Service
Hampton Inn Garden City(2)	NY	Northeast	2006	143	Hilton	Hampton Inn	Focused Service
Hampton Inn West Palm Beach Central Airport	FL	South	2004	105	Hilton	Hampton Inn	Focused Service
Hampton Inn Ft. Walton Beach	FL	South	2000	100	Hilton	Hampton Inn	Focused Service
Hampton Inn Merrillville	IN	Midwest	1995	64	Hilton	Hampton Inn	Focused Service
Hampton Inn & Suites Clearwater/St. Petersburg-Ulmerton Road, FL	FL	South	2007	128	Hilton	Hampton Inn & Suites	Focused Service
Hampton Inn & Suites Denver Tech Center	CO	West	1999	123	Hilton	Hampton Inn & Suites	Focused Service
Hampton Inn & Suites Las Vegas-Red Rock/Summerlin	NV	West	2007	106	Hilton	Hampton Inn & Suites	Focused Service
Hilton New York/Fashion District (Fashion 26)	NY	Northeast	2010	280	Hilton	Hilton	Compact Full Service
Hilton Mystic	CT	Northeast	1986	182	Hilton	Hilton	Compact Full Service
Hilton Garden Inn New York/West 35th Street	NY	Northeast	2009	298	Hilton	Hilton Garden Inn	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Hilton Garden Inn New Orleans Convention Center	LA	South	2000	284	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn Chicago/Midway Airport	IL	Midwest	2005	174	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn Bloomington(2)	IN	Midwest	2006	168	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn St. George	UT	West	2005	150	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn West Palm Beach Airport	FL	South	2007	100	Hilton	Hilton Garden Inn	Focused Service
Homewood Suites by Hilton Washington	DC	South	2001	175	Hilton	Homewood Suites	Focused Service
Homewood Suites by Hilton Tampa-Brandon	FL	South	2006	126	Hilton	Homewood Suites	Focused Service
Hyatt Summerfield Suites Dallas/Lincoln Park	TX	South	2000	155	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Houston/Galleria	TX	South	2000	147	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Dallas/Uptown	TX	South	2000	141	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Austin/Arboretum	TX	South	1999	130	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Dallas/Richardson	TX	South	1997	130	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Colorado Springs	CO	West	2000	125	Hyatt	Summerfield Suites	Focused Service
Crowne Plaza Hotel West Palm Beach	FL	South	1983	219	InterContinental	Crowne Plaza	Compact Full Service
Holiday Inn Austin-NW Plaza/Arboretum Area	TX	South	1984	194	InterContinental	Holiday Inn	Compact Full Service
Holiday Inn Select Grand Rapids Airport	MI	Midwest	2003	148	InterContinental	Holiday Inn	Compact Full Service
Holiday Inn Express Chicago-Midway Airport	IL	Midwest	1999	104	InterContinental	Holiday Inn Express	Focused Service
Holiday Inn Express Merrillville	IN	Midwest	1995	62	InterContinental	Holiday Inn Express	Focused Service
Hollywood Heights Hotel	CA	West	1975	160	Independent	Independent	Focused Service
Garden District Hotel(5)	LA	South	1955	133	Independent	Independent	Focused Service
Wyndham Pittsburgh	PA	Northeast	1970	198	Wyndham	Wyndham	Compact Full Service
Wyndham Raleigh Durham-Research Triangle Park	NC	South	1989	175	Wyndham	Wyndham	Compact Full Service
Sleep Inn Midway Airport	IL	Midwest	1995	121	Choice Hotels	Sleep Inn	Focused Service

(1)
Represents the year that each hotel was initially constructed and opened.

(2)
This hotel is subject to a ground lease. See "Our Principal Agreements—Ground Leases" for more information.

(3)
This hotel is owned through a joint venture in which we own a 95% economic interest. We are the managing member of this joint venture and control all material decisions related to this hotel. Our joint venture partner is affiliated with the hotel's property manager.

(4)
Hotel is currently under contract for future purchase by us.

(5)
Hotel is currently closed and under renovation. It is currently scheduled to re-open in the first quarter of 2012.

Acquisition Pipeline

        We believe that our senior management team's extensive network of relationships within the lodging industry will continue to provide us with access to an ongoing pipeline of attractive acquisition opportunities, many of which may not be available to our competitors. We have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities. As of                        2011, we were actively reviewing potential hotel acquisitions having an aggregate transaction value in excess of $         million, based on our preliminary discussions with sellers and our internal assessment of the hotels' values. Although we are continuing to engage in discussions with sellers and have commenced the process of conducting diligence on some of these hotels or have submitted non-binding indications of interest, we have not agreed upon terms related to, or entered into binding commitments with respect to, any of these potential acquisition opportunities, and therefore do not believe any of these possible acquisitions are probable at this time. As such, there can be no assurance that we will consummate any of the potential acquisitions we are currently evaluating.

Our Financing Strategy

        We expect to maintain a prudent capital structure. Over time, we intend to finance our long-term growth with equity issuances and debt financing having staggered maturities. Our debt will include mortgage debt secured by our hotels and unsecured debt. Upon completion of this offering and our formation transactions, we will have a mix of fixed and floating rate debt, though initially the majority of our debt will either bear interest at fixed rates or effectively bear interest at fixed rates due to interest rate hedges on the debt. Concurrently with the completion of this offering and our formation transactions, we anticipate entering into a revolving credit facility with affiliates of certain of the underwriters to fund future acquisitions, as well as for hotel redevelopments, renovations, expansions, and working capital requirements.

Regulation

  General

        Our initial hotels are subject to various U.S. federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our initial hotels has the necessary permits and approvals to operate its business.

  Americans with Disabilities Act

        Our initial hotels must comply with applicable provisions of the ADA, to the extent that such hotels are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our initial hotels where such removal is readily achievable. We believe that our initial hotels are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our hotels and to make alterations as appropriate in this respect.

  Environmental Matters

        Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at our hotels may expose us to third-party liability or materially and adversely affect our ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

        Our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management. Our hotels incur costs to comply with these laws and regulations and could be subject to fines and penalties for non-compliance.

        Some of our initial hotels contain asbestos-containing building materials. We believe that the asbestos is appropriately contained, in accordance with current environmental regulations and that we have no need for any immediate remediation or current plans to remove the asbestos. Environmental laws require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

        Some of our hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at our hotels and others if property damage or health concerns arise.

Insurance

        Upon completion of this offering and our formation transactions, we will carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our initial hotels and earthquake, wind, flood and hurricane coverage on hotels in areas where we believe such coverage is warranted, in each case with limits of liability that we deem adequate. Similarly, we will be insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each hotel, including loss of rental income during the reconstruction period. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We will not carry insurance for generally uninsured losses, including, but not limited to losses caused by riots, war or acts of God. In the opinion of our management, our initial hotels will be adequately insured upon completion of this offering and our formation transactions.

Competition

        The U.S. lodging industry is highly competitive. Our hotels compete with other hotels for guests in each of their markets on the basis of several factors, including, among others, location, quality of accommodations, convenience, brand affiliation, room rates, service levels and amenities, and level of customer service. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels operated under premium brands in the focused-

service and full-service segments. We believe that hotels, such as our initial hotels, that are affiliated with leading national brands, such as the Marriott, Hilton or Hyatt brands, will enjoy the competitive advantages associated with opearting under such brands. Increased competition could harm our occupancy and revenues and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may materially and adversely affect our operating results and liquidity.

        We face competition for the acquisition of hotels from institutional pension funds, private equity funds, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these competitors have substantially greater financial and operational resources and access to capital than we have and may have greater knowledge of the markets in which we seek to invest. This competition may reduce the number of suitable investment opportunities offered to us and decrease the attractiveness of the terms on which we may acquire our targeted hotel investments, including the cost thereof.

Third-Party Agreements

  Hotel Management Agreements

        Each of our initial hotels is operated pursuant to a hotel management agreement with one of 15 independent hotel management companies. Each hotel management company receives a base management fee and is also eligible to receive an incentive management fee if hotel operating income, as defined in the respective management agreement, exceeds certain thresholds. The incentive management fee is generally calculated as a percentage of hotel operating income after we have received a priority return on our investment in the hotel. See "Our Principal Agreements—Hotel Management Agreements," for more information related to our hotel management agreements.

  Franchise Agreements

        All of our initial hotels, except for four Marriott-managed hotels and two independent hotels, operate under franchise agreements that allow such hotels to operate under their respective brands, such as Marriott or Hilton. Pursuant to the franchise agreements, we pay a royalty fee, plus additional fees for marketing, central reservation systems and other franchisor costs. Certain hotels are also charged a royalty fee based on food and beverage revenues. See "Our Principal Agreements—Franchise Agreements," for more information related to our franchise agreements. The Marriott-managed initial hotels are subject to management agreements with Marriott that allow such hotels to operate under the Marriott brand name and provide benefits typically associated with franchise agreements, including, among others, the use of Marriott's reservation system and guest loyalty program.

  Ground Leases

        Six of our initial hotels are subject to ground leases that cover all of the land underlying the respective hotel. See "Our Principal Agreements—Ground Leases," for more information related to our ground leases.

Our Indebtedness

        We intend to use substantially all of the net proceeds of this offering to repay approximately $             million in existing indebtedness as part of our formation transactions (based on outstanding principal balances at September 30, 2010). For more information regarding the indebtedness expected to be outstanding upon completion of this offering and our formation transactions, see "See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness to be Outstanding after this Offering."

  Wachovia Loans

        Upon the completion of this offering and our formation transactions, we expect to assume a pool of loans, which we refer to as the Wachovia loans, between various property-owning subsidiaries of Fund II (as borrowers) and Wachovia Bank, National Association (as lender), which matures in January 2016. The Wachovia loans, which had an outstanding principal balance of approximately $500.5 million at September 30, 2010, are secured on a cross-collateralized basis by 43 of our initial hotels and are subject to mortgages or deeds of trusts containing substantially the same terms. The pool of Wachovia loans is split into eight tranches, with each tranche having substantially the same terms and bearing interest at a fixed rate of 6.29% per annum. Since January 2010, the Wachovia loans have begun to amortize.

        The Wachovia loans include customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due; breach of covenants; breach of representations and warranties; insolvency proceedings; and the occurrence of defaults beyond applicable notice and grace periods under any applicable franchise agreements or operating leases. Upon the occurrence of an event of default, the lender may, at its option, declare all outstanding principal and accrued interest immediately due and payable and exercise all rights and remedies available to it with respect to the 43 hotels securing the applicable Wachovia loans.

        The foregoing summary of the Wachovia loans does not purport to be complete and is qualified in its entirety by reference to the terms contained in the form of the Wachovia mortgage and note, copies of which are filed as exhibits to this registration statement of which this prospectus is a part.

  Term Loan

        Upon completion of this offering and our formation transactions, we expect to assume an unsecured term loan between a subsidiary of Fund III (as borrower), Wells Fargo Bank, National Association (as administrative agent) and the various lenders party thereto, pursuant to which we borrowed an aggregate principal amount of $140 million. The term loan, which matures on September 30, 2011 and requires monthly interest-only payments until the maturity date, bears interest at LIBOR plus 4.25%. As of the date of this prospectus, the outstanding balance and the effective interest rate (giving effect to a LIBOR floor) of the term loan was $140 million and 5.25% per annum, respectively.

        Under the term loan, we are subject to various negative covenants, including, among others, covenants that restrict our ability to incur additional indebtedness, declare or make distributions during an event of default or engage in or permit a change in control. We also are required to maintain a certain number of unencumbered hotels in the borrowing base and are subject to restrictions on our ability to sell certain of our initial hotels. In addition, we are required to comply with the following financial covenants under the term loan:

  •
  a maximum leverage ratio (defined as total indebtedness to total asset value) of 0.525 : 1.00;

  •
  a minimum fixed charge coverage ratio (defined as consolidated EBITDA for a period of the most recent 12 consecutive months to consolidated fixed charges) of 1.50 : 1.00; and

  •
  a minimum net worth at any time of at least $500 million.

As of the date of this prospectus, we were in compliance with all of the foregoing financial covenants.

        The term loan also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due; breach of covenants; breach of representations and warranties; insolvency proceedings; and certain judgments. The occurrence of an event of default may result in the termination of the term loan or acceleration of our repayment obligations, and would limit our ability to make distributions to our shareholders. In addition, to the extent an event of default exists and is continuing under the term loan, we will be obligated to pay a default rate equal to the then-current interest rate applicable to our borrowings under the term loan plus 5%.

Employees

        Upon completion of this offering and our formation transactions, we expect initially to employ 48 persons, all of whom are current employees or principals of RLJ Development.

Corporate Information

        Our principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814. Our telephone number is (301) 280-7777. We have reserved the website located at www.                        . The information that will be found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we file with or furnish to the SEC. We have included our website address in this prospectus as an inactive textual reference and do not intend it to be an active link to our website.

OUR PRINCIPAL AGREEMENTS

Hotel Management Agreements

        In order to qualify as a REIT, we cannot directly or indirectly operate any of our hotels. We will lease our hotels to TRS lessees, which will in turn engage property managers to manage our hotels. Each of our initial hotels will be operated pursuant to a hotel management agreement with one of 15 independent hotel management companies. Each hotel management company will receive a base management fee and also will be eligible to receive an incentive management fee upon the achievement of certain financial benchmarks set forth in each applicable management agreement. The incentive management fee is generally calculated as a percentage of hotel operating profit after we have received a priority return on our investment in the hotel. WLS, a fully-integrated owner, developer and manager of premium-brand hotels, is the management company for 104 of our initial hotels and the remaining hotels are managed by 14 other hotel management companies located in the United States. Below is a summary of the principal terms of the hotel management agreements with WLS and a general overview of our non-WLS hotel management agreements.

  WLS Hotel Management Agreements

        Our TRS lessees, as lessees of the respective hotels, have entered into hotel management agreements with WLS for 104 of our initial hotels. This summary is qualified in its entirety by reference to the form of the WLS hotel management agreement filed as an exhibit to this registration statement of which this prospectus is a part.

  Term

        Ninety-nine of our WLS hotel management agreements contain initial terms of twenty years (with an average remaining term of 16.1 years) and are subject to two automatic renewal terms of ten years each, while the remaining five WLS hotel management agreements contain initial terms of ten years (with an average remaining term of 7.5 years) and are subject to two automatic renewal terms of five years each.

  Amounts Payable under our WLS Hotel Management Agreements

        Under the WLS hotel management agreements, WLS receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee ranges between 3.0% and 3.5% of gross hotel revenues for the applicable hotel. Gross hotel revenue is calculated as all hotel revenue before subtracting expenses. The incentive management fee, which is calculated on a per hotel basis, is 15% of operating profit (as defined in the applicable management agreements) remaining after we receive an annual payment equal to 11% of our total capital investment, including debt, in the applicable hotels. We also pay certain computer support and accounting service fees to WLS, as reflected in each hotel management agreement.

  Termination Events

        Performance Termination

        We have structured our WLS management agreements to align our interests with those of WLS by providing us with a right to terminate a WLS management agreement if WLS fails to achieve certain criteria relating to the performance of a hotel under WLS management, as measured with respect to any two consecutive fiscal years. We may initiate a performance termination if, during any two consecutive year period, (1) an independent hotel consulting expert, agreed to by both WLS and us, determines that the operating profit of the affected hotel is less than the operating profit of comparable hotels as determined by the independent hotel consulting expert, and (2) the RevPAR penetration index fails to exceed a specified RevPAR penetration index threshold, as set forth in the applicable management agreement. WLS has the right, which can be exercised no more than three times per hotel, to avoid a performance termination by paying an amount equal to the amount that the operating profit fell below the annual operating budgets for the relevant performance termination period, as reflected in each WLS management agreement, or by agreeing to offset the operating budget difference against future management fees due to WLS.

        Early Termination for Casualty/Condemnation or Cause

        Subject to certain qualifications and applicable cure periods, the hotel management agreements are generally terminable by either party upon material casualty or condemnation of the hotel or the occurrence of certain customary events of default, including, among others: the bankruptcy or insolvency of either party; the failure of either party to make a payment when due, and failure to cure such non-payment after due notice; failure by us to provide WLS with sufficient working capital to operate the hotel after due notice; breach by either party of covenants or obligations under a WLS hotel management agreement; and failure by us to complete work approved or required under the terms of the hotel's franchise agreement and the applicable WLS management agreement.

        If an event of default occurs and continues beyond the grace period set forth in the WLS hotel management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the applicable hotel management agreement, upon at least 30 days' written notice to the other party.

        Early Termination—Without Cause

        If any WLS hotel management agreement is terminated by us for any reason other than a casualty or condemnation or an event of default by WLS, a performance termination as described above, or the expiration of the term, then we must, within 10 days after a request from WLS, pay WLS a termination fee equal to 2.5 times the actual base management fee and incentive management fee earned by WLS in the fiscal year immediately preceding the fiscal year in which such termination occurred.

  Sale of a Hotel

        Each WLS hotel management agreement provides that we cannot sell the applicable hotel to any unrelated third party or engage in certain change of control actions (1) if we are in default under the hotel management agreement or (2) with or to a person or entity that is known in the community as being of bad moral character or has been convicted of a felony or is in control of or controlled by persons convicted of a felony or would be in violation of any franchise agreement requirements applicable to us. Each WLS hotel management agreement further requires that any future owner of the applicable hotel, at the option of WLS, assume the WLS hotel management agreement or enter into a new WLS hotel management agreement for such hotel.

  Other Hotel Management Agreements

        Thirty-six of our initial hotels are managed by 14 hotel management companies other than WLS. Each of these hotels is subject to a hotel management agreement that contains customary terms and conditions that generally are similar to the provisions found in the WLS hotel management agreements described above. The hotel management agreements generally have initial terms that range from five to 10 years, and some provide for one or two automatic extension periods ranging from five to 10 years. In addition, each hotel management company receives a base management fee ranging from 2.5% to 7% of gross hotel revenues and an incentive management fee ranging from 10% to 25% of available cash flow (or other similar metric) as set forth in the applicable management agreement, calculated on a per hotel basis, generally equal to the operating profit of the hotel after deducting a priority return to us based upon a percentage of our total capital investment in the hotels. Each of the non-WLS hotel management agreements also provides us with a right to terminate such management agreement if the hotel management company fails to reach certain performance targets (as provided in the applicable management agreement) or provides us with a right to terminate the management agreement in our sole and absolute discretion. In addition, certain management agreements give us the right to terminate the management agreement upon the sale of the hotel or for any reason upon payment of a stipulated termination fee. The performance targets vary, but generally provide us with the right to terminate the applicable hotel management agreement if the operating profit of the hotel is less than 90% to 95% of the budget targets set forth pursuant to such management agreement and/or the RevPAR is less than 90% to 115% of comparable hotels. The hotel management agreements are also generally terminable by either party upon material casualty or condemnation of the hotel or the occurrence of certain customary events of default.

Franchise Agreements

        We intend to assume existing franchise agreements with each of the franchisors with which each of our initial hotels are currently affiliated or, in the case of Marriott, enter into new franchise agreements. As of the date of this prospectus, 95, 25 and 6 of our initial hotels operate under franchise agreements with Marriott, Hilton and Hyatt, respectively. Of the remaining 14 of our initial hotels, 8 hotels operate under existing franchise agreements with brands other than Marriott, Hilton or Hyatt, 2 hotels are not subject to a franchise agreement and 4 hotels receive the benefits of a franchise agreement pursuant to management agreements with Marriott. Following the completion of this offering, we expect to brand or re-brand 5 of these 14 hotels into brands affiliated with Hilton or InterContinental, which will result in us entering into new franchise agreements with respect to each of these hotels.

        Franchisors provide a variety of benefits to franchisees, including centralized reservation systems, national advertising, marketing programs and publicity designed to increase brand awareness, training of personnel and maintenance of operational quality at hotels across the brand system. The franchise agreements generally specify management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which our TRS lessees, as the franchisees, must comply. The franchise agreements obligate our TRS lessees to comply with the franchisors' standards and requirements, including training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the TRS lessee, display of signage and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas. Each of the existing franchise agreements for our initial hotels require that we pay a royalty fee of between 3% and 6% of the gross room revenue of the hotels and, for certain full service hotels, on food and beverage revenue. We also must pay marketing, reservation or other program fees ranging between 0.4% and 4.3% of gross room revenue. In addition, under certain of our franchise agreements, the franchisor may require that we renovate guest rooms and public facilities from time to time to comply with then-current brand standards.

        The franchise agreements also provide for termination at the applicable franchisor's option upon the occurrence of certain events, including failure to pay royalties and fees or to perform other obligations under the franchise license, bankruptcy and abandonment of the franchise or a change in control. The TRS lessee that is the franchisee is responsible for making all payments under the applicable franchise agreement to the franchisor; however we are required to guarantee the obligations under each of the franchise agreements. In addition, many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel.

TRS Leases

        In order for us to qualify as a REIT, neither our company nor any of our subsidiaries, including the operating partnership, may directly or indirectly operate our initial hotels. Subsidiaries of our operating partnership, as lessors, lease our initial hotels to our TRS lessees, which, in turn, are parties to the existing hotel management agreements with third-party hotel management companies for each of our initial hotels. The TRS leases for our initial hotels contain the provisions described below. We intend that leases with respect to hotels acquired in the future will contain substantially similar provisions to those described below; however, we may, in our discretion, alter any of these provisions with respect to any particular lease.

  Lease Terms

        Leases have initial terms that range from three to five years and a majority of the leases can be renewed by our TRS lessees for three successive five-year renewal terms unless the lessee is in default at the expiration of the then-current term. In addition, our TRS leases are subject to early termination by us in the event that we sell the hotel to an unaffiliated party, a change in control occurs or applicable provisions of the Code are amended to permit us to operate our hotels. Our leases are also subject to early termination upon the occurrence of certain events of default and/or other contingencies described in the lease (including, among others, the provisions described below under "—Destruction of, or Damage to, Hotels," and "—Condemnation of Hotels").

  Amounts Payable under the Leases

        During the term of each TRS lease, our TRS lessees are obligated to pay us a fixed annual base rent plus a percentage rent and certain other additional charges that our TRS lessees agree to pay under the terms of the respective TRS lease. Percentage rent is calculated based on revenues generated from guest rooms, food and beverage sales, and certain other sources, including meeting rooms and movie rentals. Base rent is paid to us monthly, any percentage rent is paid to us quarterly, and any additional charges are paid to us when due.

        Other than certain capital expenditures for the building and improvements, which are obligations of the lessor, the leases require our TRS lessees to pay rent, all costs and expenses, franchise fees, ground rent (if applicable), property taxes and certain insurance, and all utility and other charges incurred in the operation of the hotels they lease. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel.

  Maintenance and Modifications

        Under each TRS lease, the TRS lessee may, at its expense, make additions, modifications or improvements to the hotel that it deems desirable and that we approve. In addition, our TRS lessees are required, at their expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make repairs that may be necessary and appropriate to keep the hotel in good order and repair. Under the TRS lease, we are responsible for maintaining, at our cost, any underground utilities or structural elements, including exterior walls and the roof of the hotel (excluding, among other things, windows and mechanical, electrical and plumbing systems). Each TRS lessee when and as required to meet the standards of the applicable hotel management agreement, any applicable hotel franchise agreement or to satisfy the requirements of any lender, must establish an FF&E reserve in an amount equal to up to 5% of room revenue for the purpose of periodically repairing, replacing or refurbishing furnishings and equipment.

  Events of Default

        Events of default under each of the leases include, among others: the failure by a TRS lessee to pay rent when due; the breach by a TRS lessee of a covenant, condition or term under the lease, subject to the applicable cure period; the bankruptcy or insolvency of a TRS lessee; cessation of operations by a TRS lessee on the leased hotel for more than 30 days, except as a result of damage, destruction, or a partial or complete condemnation; or the default by a TRS lessee under a franchise agreement subject to any applicable cure period.

  Termination of Leases on Disposition of the Hotels or Change of Control

        In the event that we sell a hotel to a non-affiliate or a change of control occurs, we generally have the right to terminate the lease by paying the applicable TRS lessee a termination fee to be governed by the terms and conditions of the lease.

Ground Leases

        Six of our initial hotels are subject to ground leases that cover the land underlying the respective hotels.

  •
  The Residence Inn Chicago Oak Brook is subject to a ground lease with an initial term that expires on March 6, 2100. During the initial term of the ground lease, the total rent is $1.56 million, which was paid in a lump sum upon commencement of the ground lease in 2001. After the initial term, we may extend the ground lease for an additional renewal term of 99 years for $1. Under certain circumstances set forth in the ground lease, we have the option to acquire the land underlying the Residence Inn Chicago Oak Brook.

  •
  The Courtyard Austin Downtown/Convention Center and the Residence Inn Austin Downtown/Convention Center, which are situated on the same parcel of land, are subject to a single ground lease with a term that expires on November 14, 2100. In addition to an aggregate base monthly rent of $33,334, we must pay annual percentage rent in the amount by which 3.25% of the total amount of rents for all guest rooms, meeting rooms or conference room exceeds total annual base rent. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease.

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  The Hilton Garden Inn Bloomington is subject to a ground lease with an initial term that expires on January 30, 2053. During the initial term of the ground lease, the total rent is $490, payable in 10 equal annual installments of $49 each, commencing on December 2, 2024. After expiration of the initial term, the ground lease will be automatically extended for five successive 10-year renewal terms unless we give notice of non-renewal or there is an uncured event of default (as defined in the ground lease) at the expiration of the then-current term. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease. The Hilton Garden Inn Bloomington is also subject to an agreement to lease parking spaces with an initial term extending out to 2033. The agreement to lease parking spaces may be extended if certain events occur. The agreement provides for a monthly rental payment based on city ordinance rates (at September 30, 2010 the rate was approximately $2 per month) and the number of parking spaces reserved for the exclusive use of the hotel, plus amounts based on actual usage in excess of the reserved spaces.

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  The Louisville Marriott Downtown is subject to a ground lease with an initial term that expires on June 25, 2053. The annual rent for the initial term of the ground lease is $1 plus a profits participation payment equal to 25% of the amount that net income during any year during the lease term exceeds a specified investment return as calculated based on the terms of the ground lease. After expiration of the initial term, the ground lease will be automatically extended for four successive 25-year terms unless we give notice of non-renewal or there is an uncured event of default (as defined in the ground lease) at the expiration of the then-current term. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease.

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  The Hampton Inn Garden City is subject to a sublease of a ground lease with a term that expires on December 31, 2016. The sublease is associated with an agreement for payment in lieu of taxes and will revert to fee simple ownership at the end of the ground lease. The annual rent for the term of the sublease is $1. In addition, the Hampton Inn Garden City is also subject to a sub-sublease of a ground lease with a term that expires on December 31, 2016. The annual rent for the term of the sub-sublease is $1 plus an annual compliance fee of $1,000. Under certain circumstances set forth in the sub-sublease, we will need to obtain the consent of the ground sub-sublessor prior to transferring our interest in the sub-sublease.

        The foregoing ground leases and ground sub-leases generally require us to pay all charges, costs, expenses, assessments and liabilities relating to ownership and operation of the properties, including real property taxes and utilities, and to obtain and maintain insurance covering the subject property.

MANAGEMENT

Our Trustees, Trustee Nominees, Executive Officers and Key Employees

        Upon completion of this offering, our board of trustees will consist of seven members, a majority of whom are independent within the meaning of the corporate governance listing standards of the NYSE. Pursuant to our organizational documents, each of our trustees is elected by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our declaration of trust and bylaws are amended, the number of trustees may never be less than one nor more than 15.

        The following table sets forth certain information concerning our executive officers and trustees upon completion of this offering:

Name	Age	Position
Robert L. Johnson	65	Executive Chairman of the Board
Thomas J. Baltimore, Jr.	47	Chief Executive Officer, President and Trustee
Leslie D. Hale	39	Chief Financial Officer
Ross H. Bierkan	51	Chief Investment Officer
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*

*
Independent within the meaning of the NYSE listing standards.

  Biographical Summaries of Executive Officers and Trustees

        Robert L. Johnson will serve as the Executive Chairman of our board of trustees. Prior to the formation of our company, Mr. Johnson co-founded and served as the chairman of RLJ Development and The RLJ Companies, which owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, film production, gaming and automobile dealership industries. Prior to co-founding RLJ Development in 2000, he was founder and chairman of Black Entertainment Television, or BET, which was acquired in 2001 by Viacom Inc., a media-entertainment holding company. Mr. Johnson continued to serve as chief executive officer of BET until 2006. He currently serves on the boards of directors of KB Home (NYSE: KBH), the Lowe's Companies, Inc. (NYSE: LOW) and Strayer Education, Inc. (NASDAQ: STRA). He was a director of Hilton Hotels Corporation, a global lodging company, and US Airways Group, Inc. until 2006 and 2005, respectively. Mr. Johnson received his Bachelor of Arts from the University of Illinois and his Masters of Public Administration from Princeton University.

        Our board of trustees determined that Mr. Johnson should serve on our board of trustees based on his experience as a successful business leader and entrepreneur, as well as his experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing.

        Thomas J. Baltimore Jr. will serve as the Chief Executive Officer and President of our company and a member of our board of trustees. Prior to the formation of our company, Mr. Baltimore co-founded RLJ Development and has served as its president since 2000. During this time period, RLJ Development raised and invested more than $2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 to 1998 and later as vice president of development and finance from 1999 to 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development from 1994 to 1996. Mr. Baltimore currently serves on the boards of directors of Prudential Financial, Inc. (NYSE: PRU), Duke Realty Corporation (NYSE: DRE) and Integra Life Services Company (NASDAQ: IART). Mr. Baltimore received his Bachelor of Science degree and his Masters of Business Administration from the University of Virginia.

        Our board of trustees determined that Mr. Baltimore should serve as a trustee based on his extensive knowledge of our company and his experience and relationships in the lodging industry.

        Leslie D. Hale will serve as the Chief Financial Officer of our company. Ms. Hale has served as chief financial officer and senior vice president of real estate and finance of RLJ Development since 2007. Prior to that, she was the vice president of real estate and finance for RLJ Development from 2006 to September 2007 and director of real estate and finance until her 2006 promotion. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp. including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration from Howard University and her Masters of Business Administration from Harvard University.

        Ross H. Bierkan will serve as the Chief Investment Officer of our company. Mr. Bierkan has served as a principal and executive vice president of RLJ Development since 2000. In this capacity he has been responsible for overseeing all real estate acquisitions. Previously, Mr. Bierkan was a co-founder of The Plasencia Group, a hospitality transaction and consulting group, and from 1993 to 2000 served as its vice president, with responsibility for providing market studies, property analyses and investment sales for institutional hotel owners. Before co-founding The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage. From 1982 to 1988, he held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites). Mr. Bierkan also serves on the advisory boards for Springhill Suites by Marriott and Hyatt Summerfield Suites. Mr. Bierkan received his Bachelor of Arts from Duke University.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our board of trustees is not staggered, with each of our trustees subject to re-election annually;

  •
  of the            persons who will serve on our board of trustees,             , or            %, of our trustees, have been determined by us to be independent for purposes of the NYSE's corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

  •
  we anticipate that at least one of our trustees will qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the business combination and control share acquisition statutes in the MGCL; and

  •
  we do not have a shareholders rights plan.

        Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees will meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Role of Our Board in Risk Oversight

        One of the key functions of our board of trustees will be informed oversight of our risk management process. Our board of trustees will administer this oversight function directly, with support from its three standing committees, our audit committee, our nominating and corporate governance committee and our compensation committee, each of which will address risks specific to their respective areas of oversight. For example, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also will monitor compliance with legal and regulatory requirements and oversee the performance of our internal audit function. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Our board of trustees and its standing committees also will hear reports from the members of management responsible for the matters considered in order to enable our board of trustees and each committee to understand and discuss risk identification and risk management.

Board Committees

        Upon completion of this offering, our board of trustees will establish the three standing committees as noted above. The principal functions of each of these committees, which will consist solely of independent trustees, are briefly described below. Our board of trustees may from time to time establish other committees to facilitate our management.

  Audit Committee

        Upon completion of this offering, our audit committee will be comprised of                                                 ,                                                  and                                                 , with                                                  serving as our chairperson. We expect that the chairperson of our audit committee will qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of trustees will determine that each audit committee member is "financially literate" as that term is defined by the NYSE corporate governance listing standards. Prior to completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of our audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        Our audit committee also will be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

  Compensation Committee

        Upon completion of this offering, our compensation committee will be comprised of                                                 ,                                                  and                                                 , with                                                 serving as our chairperson. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of our compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive and equity-based compensation plans;

  •
  determining the number of shares underlying, and the terms of, share option and restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

  Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will be comprised of                                                 ,                                                  and                                                 , with                                                 serving as our chairperson. Prior to completion of this offering, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of our nominating and corporate governance committee, including:

  •
  identifying and recommending to the full board of trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

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  developing and recommending to our board of trustees corporate governance guidelines and implementing and monitoring such guidelines;

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  reviewing and making recommendations on matters involving the general operation of our board of trustees, including board size and composition, and committee composition and structure;

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  recommending to our board of trustees nominees for each committee of our board of trustees;

  •
  annually facilitating the assessment of our board of trustees' performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our board of trustees' evaluation of management.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of trustees will adopt a code of business conduct and ethics that applies to our trustees, executive officers and other employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or trustees will require approval by a majority of our independent trustees, and any such waiver will require prompt disclosure as required by law or NYSE regulations.

Executive Compensation

  Compensation Discussion and Analysis

        We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. Our board of trustees has not yet formed our compensation committee. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that our compensation committee, once formed, will design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, our company's competitive position within our segment of the real estate industry and each executive officer's long-term career contributions to our company. We expect that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by our compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We will pay base salaries and annual bonuses and expect to make equity grants under our equity incentive plan to our executive officers, effective upon completion of this offering. These awards under our equity incentive plan will be granted to recognize such individuals' efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation. Our "named executive officers" during 2011 are expected to be: Robert L. Johnson, our Executive Chairman; Thomas J. Baltimore, Jr., our Chief Executive Officer, President and member of our board of trustees; Leslie D. Hale, our Chief Financial Officer; and Ross H. Bierkan, our Chief Investment Officer.

  Elements of Executive Officer Compensation

        The following is a summary of the elements of and amounts expected to be paid under our compensation plans for fiscal year 2011 to our executive officers. Because we were only recently formed, meaningful individual compensation information is not available for prior periods. In addition, no compensation will be paid by us in 2011 to our executive officers until completion of this offering.

        The anticipated annualized 2011 compensation for each of our executive officers listed in the table below was determined based on a review of publicly disclosed compensation packages of executives of other public real estate companies and other information provided to us by The Schonbraun McCann Group LLP, our compensation consultant. Our executive officers will enter into employment agreements upon completion of this offering and will continue to be parties to such employment agreements for their respective terms or until such time as our compensation committee determines in its discretion that revisions to such employment agreements are advisable and our company and the executive officers agree to the proposed revisions.

  Annual Base Salary

        Base salary will be designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, we expect that our compensation committee will consider each executive officer's role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity.

  Annual Cash Bonus

        Annual cash bonuses will be designed to incentivize our executive officers at a variable level of compensation based on the performance of both our company and such individual. In connection with our annual cash bonus program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives.

  Equity Awards

        We will provide equity awards pursuant to our equity incentive plan. Equity awards will be designed to focus our executive officers on and reward them for achieving our long-term goals and enhancing shareholder value. In determining equity awards, we anticipate that our compensation committee will take into account our company's overall financial performance. The awards expected to be made under our equity incentive plan in 2011 will be granted to recognize such individuals' efforts on our behalf in connection with our formation and this offering, and to provide a retention element to their compensation.

  Retirement Savings Opportunities

        All full-time employees will be able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees will be eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment.

  Health and Welfare Benefits

        We intend to provide to all full-time employees a competitive benefits package, which is expected to include health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of officers and will be available to all full-time employees.

  Summary Compensation Table

        The following table sets forth on an annualized basis for 2011 the annual base salary and other compensation expected to be payable to each of our named executive officers as of the completion of this offering. We will enter into an employment agreement with each of our named executive officers that will take effect upon completion of this offering. See "—Executive Compensation—Employment Agreements."

Name and Principal Position	Year	Salary ($)	Target Bonus ($)(1)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert L. Johnson	2011
Executive Chairman
Thomas J. Baltimore, Jr.	2011
Chief Executive Officer and President
Leslie D. Hale	2011
Chief Financial Officer
Ross H. Bierkan	2011
Chief Investment Officer

(1)
Bonuses for 2011 will be awarded by our compensation committee after the end of the 2011 fiscal year based on a combination of individual and corporate performance.

  Grants of Plan-Based Awards

										All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Units (#)		Exercise or Base Price of Option Awards ($/Sh)
												Grant Date Fair Value of Share and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert L. Johnson		(1)
Thomas J. Baltimore, Jr.		(1)
Leslie D. Hale		(1)
Ross H. Bierkan		(1)

(1)
Each of these awards is expected to be issued upon completion of this offering.

  Narrative Discussion of Grants of Plan-Based Awards

        In addition to base salary, annual bonus and non-equity incentive compensation, our executive officers and trustees will be entitled to receive additional long-term equity incentive compensation designed to reward the individual's contribution to our formation and this offering, as well as provide an additional retention element for the recipient. Upon completion of this offering, our named executive officers will be granted restricted common shares, all subject to vesting requirements. Our non-employee trustees will also be granted restricted common shares, all subject to vesting requirements.

        Notwithstanding the vesting requirements of the restricted common shares, all long-term equity incentive compensation awards will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance-based awards under

Section 162(m) of the Code, if the executive officer's employment is terminated by us without cause, by the executive officer for good reason or by the executive officer following a change in our control.

  Equity Incentive Plan

        Prior to completion of this offering, our board of trustees is expected to adopt, and our shareholder is expected to approve, our equity incentive plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our equity incentive plan provides for the grant of options to purchase our common shares, share awards (including restricted common shares and restricted share units), share appreciation rights, performance shares, performance units and other equity-based awards, including LTIP units, which are convertible on a one-for-one basis with OP units in our operating partnership. We have reserved a total of                        common shares for issuance pursuant to our equity incentive plan, subject to certain adjustments set forth in our equity incentive plan. Each LTIP unit issued under our equity incentive plan will count as one common share for purposes of calculating the limit on common shares that may be issued under our equity incentive plan. This summary is qualified in its entirety by the detailed provisions of our equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. Our equity incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under our equity incentive plan that awards qualify for this exception. Our equity incentive plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, common shares thereunder if such acquisition would be prohibited by the share ownership limits contained in our declaration of trust or would impair our status as a REIT.

  Administration of our Equity Incentive Plan

        Our equity incentive plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under our equity incentive plan. Our compensation committee will also determine who will receive awards under our equity incentive plan, the type of award and its terms and conditions and the number of common shares subject to the award, if the award is equity-based. Our compensation committee will also interpret the provisions of our equity incentive plan. During any period of time in which we do not have a compensation committee, our equity incentive plan will be administered by our board of trustees or another committee appointed by our board of trustees. References below to our compensation committee include a reference to our board of trustees or another committee appointed by our board of trustees for those periods in which our board of trustees or such other committee appointed by our board of trustees is acting.

  Eligibility

        All of our employees and the employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under our equity incentive plan. In addition, our non-employee trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under our equity incentive plan, other than incentive share options. Each member of our compensation committee that administers our equity incentive plan will be both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Code.

  Share Authorization

        The number of common shares that may be issued under our equity incentive plan, consisting of authorized but unissued shares, is equal to                        . In connection with share splits, distributions, recapitalizations and certain other events, our board will make proportionate adjustments that it deems appropriate in the aggregate number of common shares that may be issued under our equity incentive plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance shares, performance units or other equity-based awards are forfeited or expire or otherwise terminate without the delivery of any common shares or are settled in cash, the common shares subject to such awards will again be available for purposes of our equity incentive plan.

        The maximum number of common shares subject to options or share appreciation rights that can be issued under our equity incentive plan to any person is                        common shares in any single calendar year (or                        common shares in the year that the person is first employed). The maximum number of common shares that can be issued under our equity incentive plan to any person other than pursuant to an option or share appreciation right is                        common shares in any single calendar year (or                        common shares in the year that the person is first employed). The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is                         (or                        in the year that the person is first employed) and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is                        (or                         for a performance period beginning with or immediately after the year that the person is first employed).

        No awards under our equity incentive plan were outstanding prior to completion of this offering. The initial awards described above under "—Executive Compensation" will become effective upon completion of this offering.

  Options

        Our equity incentive plan authorizes our compensation committee to grant incentive share options (under Section 421 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If we were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant.

        The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive share options to any 10% shareholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by our compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without shareholder approval.

        The exercise price for any option or the purchase price for restricted common shares is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides, by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, or common shares are purchased, of the exercise or purchase price, or (3) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by the Federal Reserve Board.

  Share Awards

        Our equity incentive plan also provides for the grant of share awards (which includes restricted common shares and share units). An award of common shares may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives restricted common shares will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that our board of trustees may require any dividends to be reinvested in shares. A participant who receives share units will have no such rights. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares.

  Share Appreciation Rights

        Our equity incentive plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common shares on the date of exercise over the fair market value of our common shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

  Performance Units

        Our equity incentive plan also authorizes our compensation committee to grant performance units. Performance units represent the participant's right to receive a compensation amount, based on the value of the common shares, if performance goals established by our compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating units, the participant's performance or such other criteria determined by our compensation committee. If the performance goals are met, performance units will be paid in cash, common shares or a combination thereof.

  Bonuses

        Cash performance bonuses payable under our equity incentive plan may be based on the attainment of performance goals that are established by our compensation committee and relate to one or more performance criteria described in our equity incentive plan. Cash performance bonuses must be based upon objectively determinable bonus formulas established in accordance with our equity incentive plan.

  Dividend Equivalents

        Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

  Other Equity-Based Awards

        Our compensation committee may grant other types of share-based awards under our equity incentive plan, including LTIP units (which are described below). Other equity-based awards are payable in cash, common shares or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by our compensation committee.

        LTIP units are a special class of OP units in our operating partnership. Each LTIP unit awarded under our equity incentive plan will be equivalent to an award of one share under our equity incentive plan, reducing the number of common shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as the other outstanding OP units in our operating partnership, which profit distribution will generally equal the per share distribution on a share. This treatment with respect to quarterly distributions is similar to the expected treatment of our share awards, which will receive full distributions whether vested or not. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement of our operating partnership requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership or a later issuance of additional LTIP units. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a grantee will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares. See "Description of Our Operating Partnership and Our Partnership Agreement," for a further description of the rights of limited partners in our operating partnership.

  Change in Control

        If we experience a change in control in which outstanding options, share appreciation rights, share awards, performance shares, performance units or other equity-based awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) all restricted common shares and share units will vest and the underlying common shares will be delivered immediately before the change in control; or (2) at our board of trustees' discretion, either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the completion of the change in control, or all options, share appreciation rights, restricted common shares and share units will be cashed out before the change in control. In the case of performance shares, if more than half of the performance period has lapsed, the performance shares will be converted into restricted common shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted common shares assuming target performance has been achieved.

        In summary, a change in control under our equity incentive plan occurs if:

  •
  a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than        % of the total combined voting power of our outstanding securities;

  •
  we experience a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, unless (1) the holders of our voting shares immediately prior to the merger have at least        % of the combined voting power of the securities in the surviving entity or its parent in substantially the same proportions as before the transaction, (2) no person owns        % or more of the shares of the surviving entity unless such ownership existed before the transaction, and (3) at least a majority of the members of the board of the surviving entity were members of the incumbent board when the transaction was approved;

  •
  we are liquidated or dissolved; or

  •
  individuals who, when our equity incentive plan is adopted, constitute our board of trustees cease for any reason to constitute a majority of our board of trustees, treating any individual whose election or nomination was approved by a majority of the incumbent trustees as an incumbent trustee for this purpose.

  Amendment; Termination

        Our board of trustees may amend, suspend or terminate our equity incentive plan at any time; provided that no amendment, suspension or termination may adversely impair the benefits of participants with outstanding awards without the participants' consent. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that changes the no-repricing provisions of our equity incentive plan. Unless terminated sooner by our board of trustees or extended with shareholder approval, our equity incentive plan will terminate on the tenth anniversary of the adoption of the plan.

  Employment Agreements

        We will enter into an employment agreement with each of our executive officers that will take effect upon completion of this offering. The employment agreements will be for a      -year term with automatic one-year renewals.

        Our employment agreement with Robert L. Johnson will provide for a base salary of $            with eligibility for grants of equity.

        Our employment agreement with Thomas J. Baltimore, Jr. will provide for a base salary of $            with eligibility for grants of equity.

        Our employment agreement with Leslie D. Hale will provide for a base salary of $            with eligibility for grants of equity.

        Our employment agreement with Ross H. Bierkan will provide for a base salary of $            with eligibility for grants of equity.

        Each of our executive officers will be eligible to receive a cash bonus, subject to determination by our compensation committee.

        Upon termination of any of our executive officers, other than as a result of a termination for cause, or a resignation without good reason, death or disability, as those terms are defined in their employment agreements, each executive will, upon execution of a release acceptable to us, be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

  •
  a lump sum cash payment equal to            times the sum of (A) the executive's then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years, or if the executive has not been employed for at least three completed performance years, the target bonus for the year of termination; and

  •
  the right to continued participation by the executive and his or her spouse and dependent children in our group health plans on the same terms as before the termination through the end of the COBRA continuation period.

        The employment agreements define good reason, being a basis for termination by the employee of his or her employment agreement that allows for payment of the benefits listed above, to include a material diminution in the individual's authority or certain similar events following a change in control of our company. For purposes of the employment agreements, "change in control" is defined the same way as it is in our equity incentive plan.

        Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for         months after the term of each executive's employment with us.

Trustee Compensation

        We intend to approve and implement a compensation program for our non-employee trustees, including each of the independent trustee nominees, that consists of annual retainer fees and long-term equity awards. Each non-employee trustee will receive an annual base fee for his or her services of $            , payable in quarterly installments in conjunction with quarterly meetings of our board of trustees, and an annual equity award of            restricted common shares, which will vest on the one-year anniversary of the date of grant, subject to the trustee's continued service on our board of trustees. In addition, each non-employee trustee who serves on the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $            , $            and $            , respectively, and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $            , $            and $            , respectively. We also will reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full board of trustees and committee meetings. We have not made any payments to any of our trustees or trustee nominees to date.

        Concurrently with the completion of this offering, we will grant            restricted common shares to each of our trustee nominees, pursuant to our equity incentive plan. These awards of restricted common shares will vest ratably and annually over a      -year vesting period, subject to the trustee's continued service on our board of trustees.

Limitation of Liability and Indemnification

        We intend to enter into indemnification agreements with each of our executive officers and trustees that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (1) have no obligation to indemnify such trustee or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding and (2) have no obligation to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our declaration of trust, a resolution of our board of trustees or an agreement approved by our board of trustees. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which such trustee or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, executive officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Rule 10b5-1 Sales Plans

        In the future, our trustees and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the trustee or executive officer when entering into the plan, without further direction from them. The trustee or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our trustees and executive officers also may buy or sell additional common shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our expected insider trading policy. Prior to the termination of any applicable lock-up agreement that the trustee or executive officer has entered into with the underwriters, the sale of any common shares under such plan would be subject to such lock-up agreement.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering and our formation transactions, we do not anticipate that any of our executive officers will serve as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of trustees or compensation committee.

 PRINCIPAL SHAREHOLDERS

        Immediately prior to the completion of this offering, we will have a total of 1,000 common shares outstanding. In connection with our formation and initial capitalization, we sold 500 of these shares to our Executive Chairman, Robert L. Johnson, and 500 of these shares to Thomas J. Baltimore, Jr., our Chief Executive Officer and President, for total consideration of $1,000. At the completion of this offering, we will repurchase these shares from Messrs. Johnson and Baltimore for a total of $1,000.

        The following table sets forth the beneficial ownership of our common shares immediately following completion of this offering and our formation transactions by (1) each of the executive officers named in the table appearing under the caption "Management—Summary Compensation Table," (2) each of our trustees and trustee nominees, (3) all of our executive officers, trustees and trustee nominees as a group and (4) each holder of 5% or more of our common shares.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights held by that person that are currently exercisable or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares
Robert L. Johnson
Thomas J. Baltimore, Jr.
Leslie D. Hale
Ross H. Bierkan

*
Represents less than 1% of our common shares outstanding upon completion of this offering.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions which are designed to: consolidate our management platform into our operating partnership; consolidate the ownership of our initial hotels into our operating partnership; facilitate this offering; enable us to raise necessary capital to repay existing indebtedness related to certain of our initial hotels; enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011; and preserve the tax position of our continuing investors.

        The significant elements of our formation transactions include:

  •
  formation of our company and our operating partnership;

  •
  the merger transactions, pursuant to which we will acquire all of our initial hotels;

  •
  a contribution transaction, pursuant to which we will acquire substantially all of the assets and liabilities of RLJ Development; and

  •
  the assumption by us of indebtedness related to our initial hotels and the repayment of certain outstanding indebtedness secured by certain of our initial hotels.

        Individuals and entities receiving shares in our formation transactions have agreed to a holdback in the aggregate amount of $25 million from the total consideration to be received in connection with our formation transactions to cover potential breaches of the representations and warranties contained in the merger and contribution agreements entered into between us and our predecessor. "See Structure and Formation of Our Company—Formation Transactions."

Employment Agreements

        We will enter into an employment agreement agreement with each of our executive officers that will be effective upon completion of this offering. The employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a change in control of us or termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

Indemnification Agreements for Officers and Trustees

        We intend to enter into indemnification agreements with our trustees and executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

Registration Rights Agreement

        We expect to enter into a registration rights agreement with the entities and individuals receiving our common shares in our formation transactions, including our executive officers. See "Shares Eligible for Future Sale—Registration Rights Agreement."

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO
CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without shareholder approval. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders' best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary objective is to enhance shareholder value over time by generating strong risk-adjusted returns for our shareholders. We plan to invest principally in hotels located in the United States. We target primarily premium-branded, focused-service and compact full-service hotels that are consistent with our investment and growth strategies. We also may selectively invest in loans secured by these types of hotels or ownership interests in entities owning these types of hotels to the extent the investment provides us with an opportunity to acquire the underlying real estate, and subject to the limitations imposed by reason of our intention to qualify as a REIT. For a discussion of our initial hotels and our acquisition and other strategic objectives, see "Our Business and Properties."

        We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We primarily expect to pursue our investment objectives through the ownership by our operating partnership of hotels, but we may also make equity investments in other entities, including joint ventures that own hotels. Our management team will identify and negotiate acquisition and other investment opportunities, subject to the approval by our board of trustees. For information concerning the investing experience of these individuals, please see the section entitled "Management."

        We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

        We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with enhancing shareholder value over time.

        We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific asset, other than the tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location, hotel type or franchise brand. We currently anticipate that our real estate investments will continue to be concentrated in premium-branded, focused-service and compact full-service hotels. We anticipate that our real estate investments will continue to be diversified in terms of geographic market.

Investments in Real Estate Mortgages

        While we will emphasize equity real estate investments in hotels, we may selectively acquire loans secured by hotels or entities that own hotels to the extent that those investments are consistent with our qualification as a REIT and provide us with an opportunity to acquire the underlying real estate. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to a hotel owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by hotels. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a hotel or group of hotels. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

        Subject to the gross income and asset requirements required to qualify as a REIT, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity's common shares, limited liability or partnership interests, interests in another REIT or entry into a joint venture. However, other than in our formation transactions, we do not presently intend to invest in these types of securities.

Purchase and Sale of Investments

        We expect to invest in hotels primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell any hotels, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and redevelopment, renovation and expansion opportunities that align with our investment and growth strategies.

Lending Policies

        We do not expect to engage in any significant lending in the future. However, we do not have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act of 2002. Subject to tax rules applicable to REITs, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our board of trustees may, in the future, adopt a formal lending policy without notice to or consent of our shareholders.

Issuance of Additional Securities

        If our board of trustees determines that obtaining additional capital would be advantageous to us, we may, without shareholder approval, issue debt or equity securities, including causing our operating partnership to issue additional OP units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of any other limited partners.

        We may offer our common shares, OP units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire our common shares, OP units or other debt or equity securities. We may issue preferred shares from time to time, in one or more classes or series, as authorized by our board of trustees without the need for shareholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Reporting Policies

        We intend to make available to our shareholders audited annual financial statements and annual reports. Upon completion of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Conflict of Interest Policies

  Relationship with Our Operating Partnership

        Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties and obligations to our operating partnership and to its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

        Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

        The partnership agreement of our operating partnership provides that the provisions limiting our liability, as the general partner, to our operating partnership and the limited partners act as an express limitation of any fiduciary or other duties that we would otherwise owe our operating partnership and the limited partners. The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

        The partnership agreement of our operating partnership expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

  Policies Applicable to All Trustees and Officers

        We intend to adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any material related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. This policy will provide that the nominating and corporate governance committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party. Based on its consideration of all of the relevant facts and circumstances, the nominating and corporate governance committee will decide whether or not to approve such transaction. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the nominating and corporate governance committee, which will evaluate all options available, including ratification, revision or termination of such transaction. This policy also will require any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction. Further, we will adopt a code of business conduct and ethics that prohibits conflicts of interest between us, on the one hand, and our employees, officers and trustees, on the other hand, unless such transactions are approved by a majority of our disinterested trustees. In addition, our board of trustees is subject to certain provisions of Maryland law that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts. If such policies or provisions of law are not successful, decisions could be made that are not in the best interests of our shareholders.

 STRUCTURE AND FORMATION OF OUR COMPANY

Structure

        We were formed as a Maryland real estate investment trust in January 2011. We will conduct our business through a traditional UPREIT, in which our initial hotels are indirectly owned by our operating partnership through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, upon completion of this offering and our formation transactions, will own 100% of the OP units in our operating partnership. In the future, we may issue OP units from time to time in connection with acquisitions of hotels or for financing, compensation or other reasons.

        In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of our initial hotels. Accordingly, we lease each of our initial hotels, and intend to lease any hotels we acquire in the future, to subsidiaries of our TRS lessees, which are wholly-owned by us, and our TRS lessees have engaged, or will engage, third-party hotel management companies to manage our initial hotels, and any hotels we acquire in the future, on market terms. Our TRS lessees pay rent to us that we treat as "rents from real property," provided that the third-party hotel management companies engaged by our TRS lessees to manage our initial hotels are deemed to be "eligible independent contractors" and certain other requirements are met. Our TRSs are subject to U.S. federal, state and local income taxes applicable to corporations. See "Our Principal Agreements—Hotel Management Agreements."

Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions which are designed to: consolidate our management platform into our operating partnership; consolidate the ownership of our initial hotels into our operating partnership; facilitate this offering; enable us to raise necessary capital to repay existing indebtedness related to certain of our initial hotels; enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011; and preserve the tax position of our continuing investors.

        In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of this offering:

  •
  RLJ Lodging Trust was formed as a Maryland real estate investment trust on January 31, 2011. We intend to elect to be taxed and to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011.

  •
  RLJ Lodging Trust, L.P. was formed as a Delaware limited partnership on January 31, 2011.

  •
  Fund II will merge with and into RLJ Lodging Trust. In consideration for such merger, investors in Fund II, including entities in which members of our senior management team hold equity interests, will receive common shares in RLJ Lodging Trust.

  •
  Fund III will merge with and into RLJ Lodging Trust. In consideration for such merger, investors in Fund III, including entities in which members of our senior management team hold equity interests, will receive common shares in RLJ Lodging Trust.

  •
  RLJ Development, with its related investment and ownership platform, will contribute all of its assets and liabilities to RLJ Lodging Trust, L.P., as designee of RLJ Lodging Trust, except for assets and liabilities related to RLJ Development's indirect interest in an apartment building located in Baltimore, Maryland. In consideration for such transaction, RLJ Development, an entity in which certain members of our senior management team hold equity interests, will receive common shares in RLJ Lodging Trust.

  •
  Pursuant to a series of related secondary mergers that are related to the primary mergers of Fund II and Fund III with and into RLJ Lodging Trust, each of the subsidiary REITs of Fund II and Fund III will merge with and into RLJ Lodging Trust.

  •
  In connection with the secondary mergers, the membership interests acquired by RLJ Lodging Trust in each subsidiary REIT will be cancelled for no consideration and all of the preferred units of each subsidiary REIT will be cancelled in exchange for cash in an amount equal to the current applicable redemption price.

  •
  In connection with our formation transactions, certain subsidiaries of the subsidiary REITs will merge with and into RLJ Lodging Trust, L.P., with RLJ Lodging Trust, L.P. succeeding to the assets and liabilities of those subsidiaries, including the indirect interests in our initial hotels.

  •
  RLJ Lodging Trust will sell common shares in this offering and contribute the net proceeds of this offering to RLJ Lodging Trust, L.P. in exchange for a like number of OP units.

        Pursuant to the merger and contribution agreements entered into between us and our predecessor, Fund II, Fund III and RLJ Development have made certain representations and warranties to our company in connection with the hotels, assets and liabilities to be acquired by us in connection with our formation transactions. As our sole recourse in the event of a breach of any representations and warranties contained in our merger or contribution agreements, individuals and entities receiving common shares in our formation transactions have agreed to a holdback in the aggregate amount of $25 million from the total consideration to be received in connection with our formation transactions. The holdback amount will be used to the extent that we incur any losses or damages as a result of breaches of representations and warranties, up to the $25 million holdback amount. The holdback amount will be maintained as three separate escrow accounts for our benefit, relating to Fund II, Fund III and RLJ Development, and will be deducted from the consideration paid to individuals and entities receiving common shares in our formation transactions in the manner set forth in the merger and contribution agreements. After the expiration of six months from the completion of our formation transactions, 50% of any portion of the holdback amount remaining in the holdback escrow accounts that are not subject to existing indemnity claims will be distributed pro rata to individuals and entities receiving common shares in our formation transactions in the manner set forth in the applicable merger and/or contribution agreement. After the expiration of 12 months from the completion of our formation transactions, any holdback amount remaining in the holdback escrow accounts that are not subject to existing indemnity claims will be similarly distributed.

        Our sole and exclusive remedy for breaches of representations and warranties under the merger and contribution agreements will be recovery from the holdback escrow accounts, and the individuals and entities receiving shares in our formation transactions will not be required to make any payments in excess of the holdback amount. Consequently, there is no assurance that we will be made whole for breaches of representations or warranties relating to the assets and liabilities of Fund II or Fund III, as the case may be, or RLJ Development. This summary of our holdback escrow and the representations and warranties made in connection with our formation transactions is qualified in its entirety by the detailed provisions contained in our merger and contribution agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

        As part of our formation transactions, we also will assume and pay off certain indebtedness as follows:

    •
    we will assume approximately $1.3 billion of consolidated indebtedness; and

    •
    we expect to use substantially all of the net proceeds of this offering to repay approximately $             million of our outstanding consolidated indebtedness and to pay approximately $             million of prepayment fees associated therewith.

        The following chart depicts our anticipated structure and ownership following (1) the completion of our formation transactions, and (2) the completion of this offering, assuming no exercise by the underwriters of their overallotment option:

(1)
Includes common shares to be issued to members of our senior management team in connection with our formation transactions as well as restricted common shares to be granted to our trustees, executive officers and other employees concurrently with the completion of this offering pursuant to our equity incentive plan.

DESCRIPTION OF SHARES

        The following summary of the material terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our declaration of trust provides that we may issue up to 450,000,000 common shares, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized common shares or the number of shares of any class or series without shareholder approval.

        Maryland law provides, and our declaration of trust provides, that none of our shareholders are personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Common Shares

  Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of the declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of shares and the termination of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

  Dividends, Distributions, Liquidation and Other Rights

        Subject to the preferential rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by the board of trustees, and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of our company and any shares with preferential rights related thereto.

        Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, common shares will have equal dividend, liquidation and other rights.

Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series into one or more classes or series of shares. Prior to issuance of shares of each new class or series, our board of trustees will be required by Maryland REIT law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and the terms of any class or series then outstanding, the preferences, conversion rights, redemption provisions, any basis upon which dividends are payable (including rate or formula and whether dividends are cumulative), voting powers, restrictions, limitations as to dividends or other distributions, and other terms and conditions of each such class or series. As a result, our board of trustees will be able to authorize the issuance of shares that have priority over our common shares with respect to dividends, voting, distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common shares or that might otherwise be in the best interests of our shareholders. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Reclassify Our Unissued Common Shares or Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common shares or preferred shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Common Shares and Issue Additional Common and Preferred Shares

        We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        In order to assist us in complying with the limitations on the concentration of ownership of our shares imposed by the Code, our declaration of trust generally prohibits any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders provided that our board of trustees determines that such exceptions will not jeopardize our qualification as a REIT.

        Our declaration of trust will also prohibit any person from (1) beneficially or constructively owning our shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code, (2) transferring our shares if such transfer would result in us being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests, and (4) beneficially or constructively owning our shares that would cause us otherwise to fail to qualify as a REIT, including, but not limited to, as a result of any "eligible independent contractor" (as defined in Section 856(d)(9)(A) of the Code) that operates a "qualified lodging facility" (as defined in Section 856(d)(9)(D)(i) of the Code) on behalf of a TRS failing to qualify as such. Any person who acquires or attempts or intends to acquire beneficial ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of trustees may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

        Our board of trustees, in its sole discretion, may exempt a person from the above share ownership limits and any of the restrictions described above. However, our board of trustees may not grant an exemption to any person unless our board of trustees obtains such representations, covenants and understandings as it may deem appropriate in order to determine that granting the exemption would not result in us losing our qualification as a REIT. As a condition of granting the exemption, our board of trustees may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our qualification as a REIT.

        In addition, our board of trustees from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

        If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

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  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

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  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the share ownership limits in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that our shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

  •
  such shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

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  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

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  the market price on the date we, or our designee, accepts such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates representing shares of beneficial interest bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares within 30 days after the end of each taxable year will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our shares that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our qualification as a REIT and to ensure compliance with our share ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Our share ownership limits could delay, defer or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or might otherwise be in the best interests of our shareholders.

Stock Exchange Listing

        We intend to apply to have our common shares listed on the NYSE under the symbol "RLJ."

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be                                    .

 SHARES ELIGIBLE FOR FUTURE SALE

General

        After giving effect to the completion of this offering and our formation transactions, we will have                        common shares outstanding. Of these common shares, the                        common shares sold in this offering (or                        common shares if the underwriters' overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust and except for any common shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining                        common shares expected to be outstanding immediately after completion of this offering, plus any common shares purchased by affiliates in this offering, will be "restricted" securities as defined in Rule 144. In addition, upon completion of this offering,                        restricted common shares will be granted to our our trustees, executive officers and other employees.

        Our common shares are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active trading market for our common shares will develop or be sustained, (2) the liquidity of any such market, (3) the ability of shareholders to sell their common shares when desired or at all, or (4) the prices that shareholders may obtain for any of their common shares. No prediction can be made as to the effect, if any, that future issuances or sales of common shares, or the availability of common shares for future issuance or sale, will have on the market price of our common shares prevailing from time to time. Issuances or sales of substantial amounts of common shares, or the perception that such issuances or sales could occur, may affect adversely prevailing market price of our common shares. See "Risk Factors—Risks Related to this Offering."

        For a description of certain restrictions on transfers of our common shares held by our shareholders, see "Description of Shares—Restrictions on Ownership and Transfer."

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, is entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year is entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of our common shares then outstanding; or

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  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights Agreement

        Upon completion of this offering and our formation transactions, we expect to enter into a registration rights agreement with the various entities and individuals receiving an aggregate of                        common shares in connection with our formation transactions. Under the registration rights agreement, subject to certain exceptions, commencing 180 days after the closing of this offering we will be required, upon request from the parties subject to the registration rights agreement, to seek to register for resale the common shares issued to such parties in our formation transactions; provided, however, the holders of such common shares issued in our formation transactions collectively may not exercise such registration rights more than once in any consecutive six month period. Under the registration rights agreement, we also may be required to effect an underwritten public offering on behalf of the various parties receiving our common shares in our formation transactions, subject to our right to participate in such underwritten public offering on the terms set forth in the registration rights agreement. We will agree to pay all expenses related to our registration obligations under the registration rights agreement, except for any brokerage and sales commission fees and disbursements of each holder's counsel, accountants and other holder's advisors, and any transfer taxes relating to the sale or disposition of our common shares by such holder.

Grants Under Our Equity Incentive Plan

        We intend to adopt our equity incentive plan immediately prior to completion of this offering. Our equity incentive plan provides for the grant of incentive awards to our employees, officers, trustees and other service providers. We intend to issue an aggregate of                        restricted shares to our trustees, executive officers and other employees under this plan upon completion of this offering, and intend to reserve an additional                        common shares for issuance under this plan.

        We intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under our equity incentive plan. Common shares covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, we, our executive officers, trustee and trustee nominees and certain of the existing investors in Fund II and Fund III have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units) or repayable with, common shares, subject to certain exceptions, without first obtaining the written consent of the representatives, for       days after the date of this prospectus. However, we, our executive officers, trustee and trustee nominees and other continuing investors may transfer or dispose of our shares during the      -day lock-up period, in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the      -day lock-up period, provided that, except with respect to one of our continuing investors, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

        The following summary of certain provisions of Maryland law and our declaration of trust and bylaws, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Trustees

        Our declaration of trust and bylaws provide that the number of trustees of our company may be established by our board of trustees, but may not be fewer than two nor more than 15. Our declaration of trust and bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

        Pursuant to our bylaws, each of our trustees will be elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of our common shares will have no right to cumulative voting in the election of trustees. Trustees will be elected by a plurality of the votes cast.

        Our bylaws will provide that at least a majority of our trustees must be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

        Our declaration of trust will provide that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under provisions of the MGCL that apply to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

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  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

        A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.

        After the five-year prohibition, unless, among other conditions, the trust's common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust's board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees, pursuant to the statute, has determined to opt out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and, accordingly, the supermajority vote requirements will not apply to business combinations between us and an interested shareholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested shareholder may be able to enter into business combinations with our company without compliance by us with the supermajority vote requirements and the other provisions of the statute.

        We cannot assure you that our board of trustees will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of the resolution of our board of trustees will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. "Control shares" are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There is no assurance, however, that our board of trustees will not amend or eliminate such provision at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds shareholder vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

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  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.

        Our declaration of trust will provide that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we will also (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from our board, which removal will be allowed only for cause, (2) vest in our board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and fill vacancies and (3) require, unless called by the Executive Chairman of our board of trustees, the President or Chief Executive Officer or our board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Declaration of Trust and Bylaws and Approval of Extraordinary Transactions

        Under the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

        Our board of trustees will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders will be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the executive chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders. Nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our board of trustees were to opt into the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees' and Officers' Liability

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust will contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

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  a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by such director or officer or on such director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, company, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

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  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Share Ownership Limits

        Subject to certain exceptions, our declaration of trust provides that no person or entity (other than a person or entity who has been granted an exception) may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see "Description of Shares—Restrictions on Ownership and Transfer."

REIT Qualification

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF OUR OPERATING PARTNERSHIP AND OUR PARTNERSHIP AGREEMENT

        We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of RLJ Lodging Trust, L.P., which we refer to as the "partnership agreement." This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, references to "we," "our," "us" and "our company" refer to RLJ Lodging Trust.

General

        RLJ Lodging Trust, L.P., our operating partnership, was formed on January 31, 2011 to acquire, own and operate our assets. We are considered to be an UPREIT in which all of our assets are owned in a limited partnership, our operating partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income. We will conduct substantially all of our business through our operating partnership and its subsidiaries, and we are liable for its obligations.

        Our operating partnership is structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common shareholders. The partnership agreement will permit limited partners in our operating partnership to redeem their OP units for cash or, at our election, our common shares on a one-for-one basis (in a taxable transaction) beginning one year after the date of issuance, which will enable limited partners, if our shares are then listed, to achieve liquidity for their investment.

        We are the sole general partner of our operating partnership, and, upon completion of this offering and our formation transactions, we will own 100% of the OP units in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as the sole general partner, have the exclusive power to manage and conduct the business of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. The limited partners have no power to remove us as general partner as long as our shares are publicly traded.

Capital Contributions

        We will transfer substantially all of the net proceeds of this offering to our operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors, and we will receive a number of OP units equal to the number of common shares issued to investors. Our operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with this offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue OP units for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our shareholders.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Distributions

        The partnership agreement requires that our operating partnership distribute available cash to its partners on at least a quarterly basis in accordance with their relative percentage interests or specified preferences, if any. Available cash is all cash revenues and funds received plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion. Distributions will be made in a manner such that a holder of one OP unit will receive the same amount of distributions from our operating partnership as the amount paid by us to a holder of one common share.

        Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no OP unit will be entitled to a distribution in preference to any other OP unit. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

        Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to the holders of the OP units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any, will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Allocations of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the other holders of the OP units in accordance with their respective percentage interests in the OP units at the end of each fiscal year. Upon the occurrence of certain specific events or a later issuance of additional LTIP units, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of LTIP units, if any, to equalize the capital accounts of such holders with the capital accounts of OP unit holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "Material U.S. Federal Income Tax Considerations."

LTIP Units

        Following this offering, we may at any time cause our operating partnership to issue LTIP units to members of our senior management team. These LTIP units will vest on such terms as determined by our compensation committee. In general, LTIP units are a special class of OP units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership or a later issuance of additional LTIP units. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares.

Transfers

        We, as general partner, generally may not transfer any of our OP units in our operating partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of our operating partnership, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our operating partnership.

        Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Mergers and Sales of Assets

        We may engage in a merger, consolidation or other combination transaction, or sell, exchange, transfer or otherwise dispose of all or substantially all of our assets, only if the transaction has been approved by the consent of the partners holding OP units representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon, including any OP units held by us, and in connection with such transaction all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in the partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the completion of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders.

Redemption Right

        As a general rule, limited partners will have the right to cause our operating partnership to redeem their OP units at any time beginning one year following the date of the issuance of the OP units held by any such limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP units, regardless of the length of time such limited partner has held its OP units.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the OP units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying the redemption amount in our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common shares on the NYSE for the 10 trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. As general partner, we will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to the limitations described below.

        No OP unit or interest may be issued to us as general partner or limited partner unless:

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  our operating partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

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  our operating partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class in proportion to their respective percentage interests in that class.

Indemnification and Limitation of Liability

        The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the written consent of the partners holding partnership interests representing more than 50% of the percentage interests entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

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  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

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  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

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  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

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  to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

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  to modify the manner in which capital accounts are computed;

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  to include provisions referenced in future U.S. federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; and

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  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

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  the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

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  the prohibition against removing us as general partner by the limited partners;

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  restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our common shares to OP units;

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  limitations on transactions with affiliates;

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  our liability as general partner for monetary or other damages to our operating partnership;

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  partnership consent requirements for the sale or other disposition of substantially all the assets of our operating partnership; or

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  the transfer of partnership interests held by us or the dissolution of our operating partnership.

        Amendments to the partnership agreement that would, among other things, (1) convert a limited partner's interest into a general partner's interest, (2) modify the limited liability of a limited partner, (3) alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units, or (4) materially alter the unit redemption right of the limited partners, must be approved by each affected limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Term

        Our operating partnership will continue until dissolved pursuant to the partnership agreement or as otherwise provided by law.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have authority to make tax elections under the Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Conflicts of Interest

        Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax considerations relating to the qualification and taxation of RLJ Lodging Trust as a REIT and the ownership and disposition of the common shares of our company. As used in this section, references to the terms "Company," "we," "our," and "us" mean only RLJ Lodging Trust, and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Treasury regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

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  tax-exempt organizations;

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  broker-dealers;

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  traders in securities that elect to mark to market;

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  trusts, estates, regulated investment companies, real estate investment trusts, financial institutions, insurance companies or S corporations;

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  investors subject to the alternative minimum tax provisions of the Code;

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  investors that hold their common shares as part of a "hedge," "straddle," "conversion transaction," "synthetic security," or other integrated investment;

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  investors that hold their common shares through a partnership or similar pass-through entity;

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  a person with a "functional currency" other than the U.S. dollar;

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  a U.S. expatriate; or

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  investors who are otherwise subject to special tax treatment under the Code.

        This summary does not address state, local or non-U.S. tax considerations and assumes that shareholders will hold our common shares as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend on the shareholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common shares.

        The discussion set forth herein is not intended to be, and should not be construed as, tax advice.

Taxation of our Company

        We intend to elect to be taxed as a REIT, commencing with our short taxable year commencing at the time of this offering and ending December 31, 2011, upon the filing of our U.S. federal income tax return for such year. We believe that we will have been organized, and expect to operate, in such a manner as to qualify for taxation as a REIT.

        The law firm of Hogan Lovells US LLP has acted as our tax counsel in connection with this offering. We expect to receive an opinion of Hogan Lovells US LLP to the effect that, commencing with our short taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Hogan Lovells US LLP will be based on various assumptions relating to our organization and operation, will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells US LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells US LLP's opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Hogan Lovells US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan Lovells US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification as a REIT." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify as a REIT."

        Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders.

        For tax years through 2012, most shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs are taxed at rates applicable to ordinary income, which are as high as 35% through 2012 (and, in the absence of legislative action, will be as high as 39.6% starting in 2013). See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders."

        Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

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  We will be taxed at regular U.S. federal corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We (or our shareholders) may be subject to the "alternative minimum tax" on our items of tax preference, if any.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions," and "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property," below.

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  If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as "foreclosure property," we may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, which, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods (or, collectively, the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below under "—Requirements for Qualification as a REIT."

  •
  We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and any TRSs we own are not comparable to similar arrangements among unrelated parties.

  •
  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

  •
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's tax basis in our common shares.

  •
  The earnings of any subsidiaries that are subchapter C corporations, including any taxable REIT subsidiaries (as defined below), are subject to U.S. federal corporate income tax.

        Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and net worth. We could also be subject to tax in other situations and on transactions not presently contemplated.

  Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for sections 856 through 860 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer "individuals" (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

  (7)
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

  (8)
  that uses a calendar year for U.S. federal income tax purposes;

  (9)
  that meets other tests described below, including with respect to the nature of its income and assets; and

  (10)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

        The Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation's initial tax year as a REIT (which, in our case, will be 2011). Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information.

        We will elect to be treated as a REIT for U.S. federal income tax purposes with respect to our short taxable year ending December 31, 2011, when we file our U.S. federal income tax return for such short taxable year in satisfaction of condition (7). To satisfy requirement (8), we have adopted December 31 as our year end. We will have no earnings and profits from a non-REIT year in satisfaction of condition (10).

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Gross Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

  Effect of Subsidiary Entities

  Ownership of Partnerships

        All of our initial hotels are owned through subsidiaries of our operating partnership. We expect that our operating partnership will be wholly-owned by us immediately following this offering and, accordingly, will be treated as a disregarded subsidiary of ours. See "—Ownership of Disregarded Subsidiaries" below. To the extent that we acquire properties in the future by way of capital contributions to our operating partnership or issuance of LTIP interests, we intend that our operating partnership will qualify at such time as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT's proportionate share of a partnership's assets and income is based on the REIT's pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets is based on the REIT's proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any such entity were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in "—Asset Tests" and "—Gross Income Tests," and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See "—Gross Income Tests," "—Asset Tests," and "—Failure to Qualify as a REIT," below, for a discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

        Pursuant to Treasury regulations under Section 7701 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly-traded partnership."

        Neither our operating partnership nor any of its non-corporate subsidiaries that are not TRSs or Qualified REIT Subsidiaries, or QRSs, has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a TRS or QRS (or REIT, to the extent the operating partnership has REIT subsidiaries) will be treated as either a disregarded entity or as a partnership for U.S. federal income tax purposes.

        Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that is not a TRS, QRS or REIT for federal income tax purposes if it is a "publicly-traded partnership" and it does not derive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly-traded partnership" is any partnership (1) the interests in which are traded on an established securities market or (2) the interests in which are readily tradable on a "secondary market or the "substantial equivalent thereof." To the extent we have unaffiliated owners of OP units in the future, such OP units will not be traded on an established securities market, and we will take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly-traded partnership. There is a significant risk, however, that the right of a holder of OP units to redeem the units for our common shares could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. We believe that, from and after the time our operating partnership has unaffiliated owners of OP units, it will qualify for at least one of these safe harbors at all times in the foreseeable future. If our operating partnership were treated as a publicly-traded partnership for federal income tax purposes, it would be taxed as a corporation unless at least 90% of its gross income consisted of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

        Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnership of the cash proceeds received in offerings of our common shares. As a result, the partners of a subsidiary partnership, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed below and result in a greater portion of our distribution being taxable as a dividend.

  Ownership of Disregarded Subsidiaries

        If a REIT owns a corporate subsidiary that is a QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including the operating partnership immediately following this offering and single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a QRS. See "—Gross Income Tests" and "—Asset Tests."

  Ownership of Taxable REIT Subsidiaries

        In general, a REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our shareholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by a taxable subsidiary to a REIT is an asset in the hands of the REIT, and the REIT generally treats the dividends paid to it from such taxable subsidiary, if any, as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible (through 2012 in the absence of legislative action) for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Annual Distribution Requirements" and "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders."

        Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest paid or accrued by a TRS to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS' adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRSs will be conducted on an arm's-length basis.

        A TRS cannot directly or indirectly operate or manage a lodging facility (or health care facility) or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a "qualified lodging facility" and such facility is operated on behalf of the TRS by an "eligible independent contractor." A "qualified lodging facility" is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. "Customary amenities" must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An "eligible independent contractor" is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a "qualified lodging facility," is actively engaged in the trade or business of operating "qualified lodging facilities" for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an "eligible independent contractor" with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the shares of the eligible independent contractor is publicly-traded, 5% of the publicly-traded shares of the eligible independent contractor). We believe, and currently intend to take all steps reasonably practicable to ensure, that none of our TRSs has engaged or will engage in "operating" or "managing" its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRSs have qualified and continue to qualify as "eligible independent contractors" with regard to those TRSs.

  Gross Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from investments relating to real property or mortgages on real property, including:

  •
  "rents from real property";

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

  •
  interest income derived from mortgage loans secured by real property; and

  •
  income attributable to temporary investments of new capital in shares and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings, including this offering, or issuance of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income in each taxable year (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (1) other dividends, (2) interest, and (3) gain from the sale or disposition of shares or securities, in either case, not held for sale to customers.

        For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency income; and (3) income and gain from certain hedging transactions. See "—Income from Hedging Transactions."

  Rents from Real Property

        We expect that rents paid pursuant to our leases of our initial hotels to our TRSs, together with dividends and interest received from the TRSs, will constitute substantially all of our gross income (other than income from the sale of hotels). Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if the following conditions are met:

  •
  First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

  •
  Third, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. To qualify as such, a TRS cannot engage in the operation or management of hotels or health care properties. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant.

  •
  Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue, or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. A REIT is permitted to provide directly to tenants services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. A REIT may provide a minimal amount of "non-customary" services to its tenants, other than through an independent contractor, but if the impermissible tenant services income exceeds 1% of the total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of the total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. A REIT is deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of the direct cost of providing the service.

        In order for the rent paid pursuant to our leases to our TRSs to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  •
  the intent of the parties;

  •
  the form of the agreement;

  •
  the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  •
  the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

        In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

        Our leases have been structured with the intent to qualify as true leases for federal income tax purposes. If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the TRSs would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

        As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Each of our company's leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as "rents from real property" since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Our company has not renegotiated, and does not intend to renegotiate, the percentages used to determine the percentage rent during the terms of the leases in a manner that has had or will have the effect of basing rent on income or profits. In addition, our company believes that the rental provisions and other terms of the leases conform with normal business practice and generally are not intended to be used as a means of basing rent on income or profits. Furthermore, our company intends that, with respect to properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

        As noted above, under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rents from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rents from real property." The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. Substantially all of our personal property is owned by our TRSs.

  Interest Income

        Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We expect to receive interest payments from our TRSs, which will constitute qualifying income for purpose of the 95% gross income test but not necessarily the 75% gross income test. We do not expect that these amounts of interest will affect our ability to qualify under the 75% gross income test.

  Dividend Income

        We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

  Income from Hedging Transactions

        From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from "clearly identified" hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is "clearly identified." In general, for a hedging transaction to be "clearly identified," (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified "substantially contemporaneously" with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

  Income from Prohibited Transactions

        Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. We currently intend that we will hold our initial hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels and make sales of hotels consistent with our investment objectives. No assurance can be given that any hotels or other property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

  Income from Foreclosure Property

        We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

  Failure to Satisfy the Gross Income Tests

        We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

  Certain Potential Excise Taxes on TRS Payments

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for safe-harbor provisions contained in the Code. Safe-harbor provisions are provided where:

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  the TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  rents paid to the REIT by tenants who are not receiving services from the TRS are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; and

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  the TRS's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing the service.

        While we believe that our arrangements with our TRSs reflect arm's-length terms, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective incomes.

  Asset Tests

        At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets. For purposes of the asset tests, a REIT is not treated as owning the shares of a QRS or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

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  at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, shares of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

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  not more than 25% of our total assets may be represented by securities other than those described in the first bullet above;

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  except for securities described in the first bullet above and securities in TRSs or QRSs, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets;

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  except for securities described in the first bullet above and securities in TRSs or QRSs we may not own more than 10% of any one issuer's outstanding voting securities;

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  except for securities described in the first bullet above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

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  not more than 25% of our total assets may be represented by securities of one or more TRSs.

        The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into shares, (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" (as defined in the Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. See below under "—Failure to Satisfy the Asset Tests." We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset requirements.

  Failure to Satisfy the Asset Tests

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any non-compliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

        The failure to satisfy the 5% asset test, or the 10% vote or value asset tests, can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

  Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

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  the sum of: (1) 90% of our "REIT taxable income," computed without regard to our net capital gain and the deduction for dividends paid, and (2) 90% of our net income, if any, (after tax) from foreclosure property; minus

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  the sum of specified items of "non-cash income."

        For purposes of this test, "non-cash income" means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

        We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, we may declare a dividend in October, November, or December of any year with a record date in one of these months if we pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by our shareholders on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gain in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gain; and (2) cannot be passed through or used by our shareholders. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, and (b) the amounts of income we retained and on which we paid corporate income tax.

        In addition, if we were to recognize "built-in-gain" (as defined below) on the disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. "Built-in-gain" is the excess of (1) the fair market value of the asset (measured at the time of acquisition) over (2) the basis of the asset (measured at the time of acquisition).

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries, and our inclusion of items in income for U.S. federal income tax purposes or for other reasons. If we do not have sufficient cash to meet our distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

  Record-Keeping Requirements

        We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT. Failure to comply could result in monetary fines.

  Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. shareholders that are individuals, trusts and estates will generally be taxable at capital gain rates (through 2012 only, in the absence of legislation extending this rate). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Taxation of Shareholders

  Taxation of Taxable U.S. Shareholders

        This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

  Distributions Generally

        So long as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

  Capital Gain Dividends

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we designate as capital gain dividends will generally be taxed to U.S. shareholders as long-term capital gain without regard to the period during which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. shareholder as capital gain. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

        We may elect to retain and pay taxes on some or all of our net long term capital gain, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gain as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gain. See "—Annual Distribution Requirements."

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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  a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15% (through 2012), and taxable to U.S. shareholders that are corporations at a maximum rate of 35%; or

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  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of our Company" and "—Requirements for Qualification as a REIT—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

  Qualified Dividend Income

        With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we may own an interest);

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  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT "C" corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (1) the dividends are received from (a) a U.S. corporation (other than a REIT or a RIC), (b) any TRS we may form, or (c) a "qualifying foreign corporation," and (2) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

  Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gain from the disposition of shares, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

  Dispositions of Our Common Shares

        In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder's adjusted basis will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gain deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

        In general, capital gain recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum federal income tax rate of 15% (through 2012), if our common shares is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the shares are held for one year or less. These rates are subject to change in 2013 in the absence of intervening legislation. See "Other Tax Considerations—Sunset of Reduced Rate Provisions" below. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.

        Capital losses recognized by a U.S. shareholder upon the disposition of our common shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

  Medicare Tax on Unearned Income

        Newly enacted legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares for taxable years beginning after December 31, 2012. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

  New Legislation Relating to Foreign Accounts

        Under newly enacted legislation, certain payments made after December 31, 2012 to "foreign financial institutions" in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common shares.

  Information Reporting Requirements and Backup Withholding

        We will report to our shareholders and to the IRS the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. Generally, dividend payments are not subject to withholding; however they may be subject to backup withholding. A shareholder may be subject to backup withholding at a rate of 28% (through 2012, but scheduled to increase to 31% on or after January 1, 2013) with respect to dividends unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "—Taxation of Non-U.S. Shareholders."

  Taxation of Tax-Exempt U.S. Shareholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our common shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder) and (2) our common shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our common shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.

        Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common shares. These shareholders should consult with their own tax advisors concerning these set aside and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our common shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless:

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  either (1) one pension trust owns more than 25% of the value of our shares, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

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  we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated as owned by the beneficiaries of such trusts for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities).

        Certain restrictions on the ownership and transfer of our company's common shares contained in its declaration of trust generally should prevent a person from owning more than 10% of the value of our common shares, and thus we are not likely to become a pension-held REIT.

        Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common shares.

  Taxation of Non-U.S. Shareholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to our non-U.S. shareholders. For purposes of this summary, a "non-U.S. shareholder" is a beneficial owner of our common shares that is not a U.S. shareholder (as defined above under "—Taxation of Taxable U.S. Shareholders") or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

  Distributions Generally

        As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as:

  •
  ordinary income dividends,

  •
  return of capital distributions; or

  •
  long-term capital gain.

        This discussion assumes that our common shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

  Ordinary Income Dividends

        A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

  •
  not attributable to our net capital gain, or

  •
  the distribution is attributable to our net capital gain from the sale of "U.S. real property interests," or USRPIs, and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one year period ending on the date of the distribution.

        In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. shareholder's investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treat rate with us;

  •
  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business; or

  •
  the non-U.S. shareholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

        Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the non-U.S. shareholder's U.S. federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS.

  Return of Capital Distributions

        Unless (A) our common shares constitute a USRPI, as described in "—Dispositions of Our Common Shares" below, or (B) either (1) the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits and are not FIRPTA gain distributions will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, and (2) the non-U.S. shareholder's basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

  FIRPTA Distributions

        From time to time, some of our distributions may be of amounts attributable to gain from the sale or exchange of U.S. real property interests. Such distributions to a non-U.S. shareholder will generally be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market," both as defined by applicable Treasury Regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. shareholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, or be required to pay branch profits tax. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty. Although there can be no assurance in this regard, we believe that our common shares will be "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury Regulations following the completion of this offering; however, we can provide no assurance that our common shares will be or will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. shareholder. A non-U.S. shareholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal rates applicable to a U.S. shareholder and will be required to file a U.S. federal income tax return reporting these amounts. If such a non-U.S. shareholder is a corporation, it may also owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of U.S. real property interests. The amount of any tax so withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

  Backup Withholding and Information Reporting

        The sale of our common shares by a non-U.S. shareholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of common shares is effected at a foreign office of a broker that is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year: (1) one or more of its partners are "U.S. persons," as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business.

        Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that you are a United States person and the applicable documentation requirements are satisfied. Generally, a non-U.S. shareholder satisfies the information reporting requirements by providing IRS form W-8BEN or an acceptable substitute. Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. The application of information reporting and backup withholding varies depending on the shareholder's particular circumstances, and therefore a non-U.S. shareholder is advised to consult its tax advisor regarding the applicable information reporting and backup withholding.

  Dispositions of our Common Shares

        Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA.

        Generally, with respect to any particular shareholder, our common shares will constitute a USRPI only if each of the following three statements is true.

          (1)   Fifty percent or more of our assets throughout a prescribed testing period consists of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. We believe that 50% or more of our assets will consist of interests in U.S. real property.

          (2)   We are not a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT less than 50% of the value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity.

          (3)   Either (a) our common shares are not "regularly traded," as defined by applicable Treasury regulations, on an established securities market; or (b) our common shares are "regularly traded" on an established securities market but the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale. We expect that our common shares will be regularly traded on an established securities market following the public offering of our shares.

        Specific wash sale rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date.

        If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  New Legislation Relating to Foreign Accounts

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Considerations

  Sunset of Reduced Tax Rate Provisions

        In the absence of intervening legislation, several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, highest ordinary income tax rates of 33% and 35% (rather than 36% and 39.6%, respectively), and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

  Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

  State, Local and Foreign Taxes

        We, our subsidiaries, and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

  Tax Shelter Reporting

        If a holder of our common shares recognizes a loss as a result of a transaction with respect to our common shares of at least (1) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (2) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

UNDERWRITING (CONFLICTS OF INTEREST)

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as joint book-running book managers and representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Wells Fargo Securities, LLC

Total

        Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of this offering, not including the underwriting discount, are estimated at $            and are payable by us.

Overallotment Option

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                         additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to        percent (        %) of the common shares offered by this prospectus for sale to some of our trustees, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers, trustee and trustee nominees and certain of the existing investors in Fund II and Fund III have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units) or repayable with, common shares, subject to certain exceptions, without first obtaining the written consent of the representatives, for       days after the date of this prospectus.

        Specifically, we and our executive officers, trustee and trustee nominees and certain of the existing investors in Fund II and Fund III who were issued common shares in our formation transactions have agreed during the      -day lock-up period, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common shares;

  •
  sell any option or contract to purchase any common shares;

  •
  purchase any option or contract to sell any common shares,

  •
  grant any option, right or warrant for the sale of any common shares;

  •
  lend or otherwise dispose of or transfer any common shares;

  •
  request or demand that we file a registration statement related to the common shares; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for (including OP units) or repayable with, common shares. This also apply to common shares and such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either: (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs; or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

        We intend to apply to have our common shares listed on the NYSE under the symbol "RLJ." In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

        Before this offering, there has been no trading market for our common shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will be:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the U.S. lodging industry;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active, liquid trading market for our common shares may not develop or be sustained. It is also possible that after this offering our common shares will not trade at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of our common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the market price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of our common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters and securities dealers may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters and securities dealers may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web site maintained certain of the underwriters and securities dealers. Other than the prospectus in electronic format, the information on the web sites of the underwriters and securities dealers is not part of this prospectus.

Conflicts of Interest

        An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under two outstanding loans totaling approximately $213.9 million in the aggregate, each of which will be repaid with a portion of the net proceeds of this offering. As such, this affiliate will receive a portion of the net proceeds of this offering that are used to repay such indebtedness. Further, an affiliate of Wells Fargo Securities, LLC is a minority investor in each of Fund II and Fund III, and it will receive an aggregate of                common shares in connection with our formation transactions.

Other Relationships

        Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings, including serving as lenders to us, in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        Concurrently with the closing of this offering and our formation transactions, we anticipate entering into a revolving credit facility with affiliates of certain of the underwriters to fund future acquisitions, as well as for hotel redevelopments, renovations, expansions, and working capital requirements. In their capacity as lenders, these affiliates of the underwriters will receive certain financing fees in connection with the credit facility in addition to the underwriting discount payable to the underwriters in connection with this offering.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of common shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of common shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of common shares contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common shares under, the offer of common shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (a)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (b)
  in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the common shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), (ii) who fall within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order or (iii) to whom this document may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

        This prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our shares in the Republic of Korea ("Korea"). We are not making any representation with respect to the eligibility of any recipients of this prospectus to acquire the shares under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the "FSCMA"), the Foreign Exchange Transaction Act (the "FETA"), and any regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the shares may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the shares may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold shares complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold shares.

EXPERTS

        The combined consolidated financial statements and financial statement schedule of The RLJ Predecessor as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the consolidated balance sheet of RLJ Lodging Trust as of February 1, 2011, appearing in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters relating to this offering, including the validity of the common shares offered hereby and certain tax matters, will be passed upon for us by Hogan Lovells US LLP. Sidley Austin LLP will act as counsel to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.                                    .com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act, with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of this registration statement, including the exhibits and schedules to this registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our shareholders reports containing financial information.

RLJ LODGING TRUST UNAUDITED PRO FORMA COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

        The unaudited pro forma financial statements for the year ended December 31, 2009 have been derived from our predecessor's historical combined consolidated financial statements audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, whose report with respect to such financial statements is included elsewhere in this prospectus. The unaudited pro forma financial statements as of and for the nine months ended September 30, 2010 have been derived from the predecessor's unaudited interim combined consolidated financial statements. These unaudited interim combined consolidated financial statements have been prepared on substantially the same basis as the predecessor's audited combined consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the predecessor's financial position as of September 30, 2010 and the results of the predecessor's operations and cash flows for the nine-month period ended September 30, 2010. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full 2010 fiscal year.

        The unaudited pro forma combined consolidated balance sheet as of September 30, 2010 is presented to reflect adjustments to the predecessor's historical combined consolidated balance sheet as of September 30, 2010 as if this offering and the related formation transactions were completed on September 30, 2010. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 are presented as if this offering and the related formation transactions were completed on January 1, 2009.

        As of the date of this prospectus, the predecessor acquired twenty-three hotels during 2010 and 2011 and it is probable that the predecessor will acquire one additional hotel in 2011. The unaudited pro forma combined consolidated balance sheet as of September 30, 2010 is presented to reflect adjustments to the predecessor's historical combined consolidated balance sheet to illustrate the estimated effect of hotel acquisitions completed subsequent to September 30, 2010, as well as one hotel acquisition that is probable as of the date of this prospectus, in each case, as if they had occurred on September 30, 2010. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 are presented as if hotel acquisitions completed during the applicable period and subsequent to such period and the one hotel acquisition that is probable as of the date of this prospectus, in each case, had occurred on January 1, 2009. Such acquisitions have been included in the unaudited pro forma combined consolidated financial statements because we believe the impact of such completed and probable acquisitions is important to the readers of this prospectus, although the impact of such acquisitions is not considered significant to the financial statements on an individual property basis or in aggregate under Rule 3-05 of Regulation S-X.

        The following unaudited pro forma financial statements should be read in conjunction with (i) the predecessor's historical audited combined consolidated financial statements at December 31, 2009 and 2008 and for the three year period ended December 31, 2009 and the notes thereto appearing elsewhere in this prospectus, (ii) the predecessor's historical unaudited combined consolidated financial statements as of September 30, 2010 and 2009 and the notes thereto appearing elsewhere in this prospectus and (iii) the "Risk Factors," and "Cautionary Note Regarding Forward-Looking Statements," sections in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma combined consolidated financial statements are presented for information purposes only and are not necessarily indicative of what our actual financial position would have been as of September 30, 2010 assuming this offering, the formation transactions and the hotel acquisitions completed subsequent to September 30, 2010 and the one hotel acquisition that is probable had all been completed on September 30, 2010 or what actual results of operations would have been for the nine months ended September 30, 2010 and the year ended December 31, 2009, as applicable, assuming this offering, the formation transactions and the acquisitions completed subsequent to January 1, 2010 and the probable hotel acquisition had all been completed on January 1, 2009, nor are they indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

Unaudited Pro Forma Combined Consolidated Balance Sheet of RLJ Lodging Trust

September 30, 2010

(unaudited)

(Amounts in thousands)

	Predecessor(1)	Pro forma Acquisitions(2)	Subtotal	Pro forma Adjustments		Pro forma
Assets
Investment in hotel properties, net	$2,123,816	$725,871	$2,849,687	$—		$2,849,687
Investment in loans	12,899	—	12,899	—		12,899
Property and equipment, net	1,770	—	1,770	—		1,770
Cash and cash equivalents	160,273	6,080	166,353	—		166,353
Restricted cash reserves	64,048	2,876	66,924	—		66,924
Hotel receivables, net of allowance of $229	19,566	3,444	23,010	—		23,010
Deferred financing costs, net	5,708	4,400	10,108	—		10,108
Deferred income tax asset	4,509	—	4,509	—		4,509
Prepaid expense and other assets	30,048	1,034	31,082	(2,371	)(3)	28,711
Assets of hotels held for sale	260	—	260	—		260

Total assets	$2,422,897	$743,705	$3,166,602	$(2,371)		$3,164,231

Liabilities and Owners' Equity
Borrowings under credit facility	$129,584	$(67,000)	$62,584	—		$62,584
Liabilities of hotels held for sale	239	—	239	—		239
Mortgage loans	1,484,054	271,000	1,755,054	(490,573	)(4)	1,264,481
Interest rate swap liability	4,184	—	4,184	(1,736	)(5)	2,448
Accounts payable and accrued expenses	64,074	3,009	67,083	—		67,083
Deferred income tax liability	4,509	—	4,509	—		4,509
Advance deposits and deferred revenue	5,333	1,439	6,772	—		6,772
Accrued interest	2,479	—	2,479	(1,261	)(4)(5)	1,218
Preferred distributions payable	16	69	85	—		85

Total liabilities	1,694,472	208,517	1,902,989	(493,570)		1,409,419
Owners' Equity
Partners' capital
Fund II general partner	(12,923)	—	(12,923)	12,923	(6)	—
Fund II limited partners	437,480	—	437,480	(437,480	)(6)	—
Fund III general partner	(22,103)	—	(22,103)	22,103	(6)	—
Fund III limited partners	318,370	534,950	853,320	(853,320	)(6)	—
Members' capital
Class A members	7,599	—	7,599	(7,599	)(6)	—
Class B members	3,792	—	3,792	(3,792	)(6)	—
Fund II Series A preferred shares, no par value, 12.5% 250 shares authorized, issued and outstanding at September 30, 2010	189	—	189	(189	)(6)	—
Fund III Series A preferred shares, no par value, 12.5% 250 shares authorized, issued and outstanding at September 30, 2010	190	—	190	(190	)(6)	—
Lodgian REITs preferred shares, 375 shares authorized, issued and outstanding at September 30, 2010	—	450	450	—		450
Shareholders' equity
Common shares, par value $0.01 per share		—	—	—		—
Additional paid in capital	—	—	—	490,573	(7)	490,573
Owners/shareholders equity	—	—	—	1,267,544	(6)	1,267,544
Noncontrolling interest	—	7,836	7,836	—		7,836
Retained (deficit)/earnings	—	(8,048)	(8,048)	(1,052	)(3)(4)(5)	(9,100)
Accummulated other comprehensive loss	(4,169)	—	(4,169)	1,678	(5)	(2,491)

Total owners' equity	728,425	535,188	1,263,613	491,199		1,754,812

Total liabilities and owners' equity	$2,422,897	$743,705	$3,166,602	$(2,371)		$3,164,231

 Notes to Pro Forma Combined Consolidated Balance Sheet of RLJ Lodging Trust

September 30, 2010

(unaudited)

(Amounts in thousands, except per share amounts)

1.
The RLJ Predecessor (the "predecessor") is engaged in investing primarily in premium-branded, focused-service and compact full-service hotels. The predecessor is not a legal entity, but rather a combination of the businesses conducted by RLJ Development, LLC ("RLJ Development") and the remaining two lodging-focused private equity funds that were sponsored and managed by RLJ Development: RLJ Lodging Fund II, L.P. (and its parallel fund) ("Fund II") and RLJ Real Estate Fund III, L.P. (and its parallel fund)("Fund III"). The predecessor reflects the historical combination of the financial statements of RLJ Development, Fund II and Fund III. The predecessor column represents the predecessor's unaudited historical combined consolidated balance sheet as of September 30, 2010. Included in the historical combined consolidated balance sheet are 122 hotel properties, including the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering. At September 30, 2010, the New York LaGuardia Airport Marriott had total assets of $40,366 and total liabilities of $62,965 included in the predecessor's unaudited historical combined consolidated balance sheet.

  Included in partners' capital at September 30, 2010 are acquisition cost expenses of $5,901 that were expensed prior to September 30, 2010 related to the purchase of five hotels.

2.
Acquisitions represent the combined unaudited assets and liabilities of 18 hotels acquired after September 30, 2010 (adjusted for purchase price allocations), one hotel acquisition that is probable as of the date of this prospectus and mortgage loans entered into after September 30, 2010 that are collateralized by two hotels. Pursuant to the purchase and sale agreements for the 18 hotels acquired, there was a proration of operating results on the date of closing between the predecessor and the respective seller and this proration is reflected in note 2b below. Other than the liabilities described in note 2c, which are based upon the amounts acquired at closing, no other liabilities were acquired. All properties were acquired through proceeds raised from capital contributions of $534,950, or with the proceeds of the mortgage loans described in note 2d below.

a.
Investment in hotels of $725,871 is recorded at acquisition cost and depreciated using the straight line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment and 40 years for building and improvements). No intangible assets are expected to be recognized in connection with the purchase of these hotels. The preliminary allocation of purchase price for the hotels is as follows:

	Acquired as of December 31, 2010	Probable Acquisitions
Land	$132,952	$2,970
Buildings and improvements	550,749	16,830
Furniture, Fixtures and Equipment	21,870	500

Allocated Purchase Price	$705,571	$20,300

  b.
  Cash and cash equivalents of $3,310, restricted cash reserves of $2,876, net prepaid expenses of $1,034 (after reversing acquisition deposits that were in the predecessor's historical accounts), and hotel receivables of $3,444 were acquired.

  c.
  Accounts payable and accrued expenses of $3,009 and advance deposits of $1,439 were assumed. In addition, three of the acquisitions were acquisitions of real estate investment trusts ("REITs"). As part of the acquisition, the predecessor assumed outstanding preferred shares with an aggregate liquidation preference of $450 and dividends and redemption premiums payable of approximately $69, assuming the redemption occurs on June 30, 2012.

  d.
  The predecessor ultimately funded the acquisitions of the Embassy Suites Tampa-Downtown Convention Center, Homewood Suites by Hilton Washington, and the Doubletree Metropolitan Hotel New York City through mortgage loans as follows:

Property	Amount of Loan (in thousands)	Interest Rate(1)	Maturity Date
Embassy Suites Tampa-Downtown Convention Center(2)(3)	$40,000	5.50%	10/6/2013
Homewood Suites by Hilton Washington(2)(3)	31,000	5.50%	10/6/2013
Doubletree Metropolitan Hotel New York City(3)	150,000	4.90%	12/23/2013
Doubletree Metropolitan Hotel New York City(3)	50,000	10.75%	12/23/2013

	$271,000

(1)
All four loans bear interest at variable rates. The predecessor entered into interest rate swap agreements and a cap agreement in order to hedge its interest rate exposure. The disclosed interest rates are based on the fixed rates included in those swap and cap agreements.

(2)
The acquisitions of these hotels were initially financed with capital contributions. Subsequent to the acquisitions, the mortgage loan transactions were completed, resulting in total net proceeds of $69,770, after giving effect to transaction costs. Proceeds of $67,000 were used to repay borrowings under the predecessor's credit facility and the remaining $2,770 was included in cash.

(3)
The predecessor incurred and capitalized $4,400 of deferred financing costs in connection with entering into these new mortgage loans.

    On January 14, 2011, the predecessor entered into a $140,000 unsecured term loan that matures on September 30, 2011 and bears interest at LIBOR plus 4.25%, with a LIBOR floor of 1.00%. As the term loan is not directly attributable to the formation or acquisition transactions, it has not been included in the pro forma balance sheet. Including the $140,000 term loan, the aggregate pro forma mortgage loans and term loan would be $1,404,481 (which amount includes $58,000 of mortgage debt associated with the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering).

  e.
  In connection with the predecessor's acquisition of the Doubletree Metropolitan Hotel New York City, the predecessor entered into a joint venture in which it owns a 95% economic interest. The predecessor is the managing member of this joint venture and controls all material decisions related to this hotel. The remaining 5% interest in the joint venture of $7,836 has been presented as non-controlling interest.

  f.
  Retained earnings are offset by $8,048 in acquisition costs incurred by the predecessor after September 30, 2010 to complete the purchases of the remaining acquisitions that closed or are expected to close subsequent to September 30, 2010.

  g.
  Acquisitions by property are as follows:

	Embassy Suites Tampa	Red Roof Inn DC	Embassy Suites Ft Myers	Homewood Suites DC	Fashion 26	HIS Denver Tech Center	Garden District Hotel New Orleans	Integrated Capital Portfolio (3 hotels)	HGI New Orleans Convention Center	Green Park Portfolio (2 hotels)	Hollywood Heights Hotel	Doubletree Metropolitan Hotel NYC	Embassy Suites Columbus	Renaissance Pittsburgh	Lodgian Portfolio (4 hotels)	Archon Portfolio (2 hotels)	Hampton Inn Houston— Near The Galleria	Total
Assets
Investment in hotel properties, net	$—	$—	$—	$—	$—	$12,850	$6,400	$88,000	$25,225	$24,200	$29,326	$335,000	$9,570	$47,250	$99,500	$28,250	$20,300	$725,871
Cash and cash equivalents	1,450	—	—	1,320	—	64	—	88	223	104	12	662	173	248	1,443	293	—	6,080
Restricted cash reserves	—	—	—	—	—	—	—	2,425	—	—	—	451	—	—	—	—	—	2,876
Hotel receivables, net of allowance of $229	—	—	—	—	—	30	—	—	125	49	23	2,777	24	100	300	16	—	3,444
Deferred financing costs, net	804	—	—	426	—	—	—	—	—	—	—	3,170	—	—	—	—	—	4,400
Prepaid expense and other assets	—	—	—	—	—	(267)	—	(1,998)	(401)	111	122	2,929	62	89	351	36	—	1,034

Total assets	$2,254	$—	$—	$1,746	$—	$12,677	$6,400	$88,515	$25,172	$24,464	$29,483	$344,989	$9,829	$47,687	$101,594	$28,595	$20,300	$743,705

Liabilities and Owners' Equity
Borrowings under credit facility	$(37,746)	$—	$—	$(29,254)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(67,000)
Mortgage loans	40,000	—	—	31,000	—	—	—	—	—	—	—	200,000	—	—	—	—	—	271,000
Accounts payable and accrued expenses	—	—	—	—	—	107	—	32	30	—	213	1,212	178	527	682	28	—	3,009
Advance deposits and deferred revenue	—	—	—	—	—	5	—	—	100	19	78	728	55	225	216	13	—	1,439
Preferred distributions payable	—	—	—	—	—	—	—	—	—	—	—	—	—	—	69	—	—	69

Total liabilities	2,254	—	—	1,746	—	112	—	32	130	19	291	201,940	233	752	967	41	—	208,517
Owners' Equity
Partners' capital
Fund III limited partners	—	—	—	—	—	12,574	6,400	89,508	25,044	26,096	29,272	138,542	9,647	47,883	100,658	29,026	20,300	534,950
Lodgian REITs preferred shares 375 shares authorized, issued and outstanding at September 30, 2010	—	—	—	—	—	—	—	—	—	—	—	—	—	—	450	—	—	450
Shareholders' equity
Noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	7,836	—	—	—	—	—	7,836
Retained (deficit)/earnings	—	—	—	—	—	(9)	—	(1,025)	(2)	(1,651)	(80)	(3,329)	(51)	(948)	(481)	(472)	—	(8,048)

Total owners' equity	—	—	—	—	—	12,565	6,400	88,483	25,042	24,445	29,192	143,049	9,596	46,935	100,627	28,554	20,300	535,188

Total liabilities and owners' equity	$2,254	$—	$—	$1,746	$—	$12,677	$6,400	$88,515	$25,172	$24,464	$29,483	$344,989	$9,829	$47,687	$101,594	$28,595	$20,300	$743,705

3.
Represents the write off of $2,371 of the predecessor's deferred financing costs in connection with the repayment of a portion of the predecessor's variable rate mortgage debt.

4.
Represents the amount of variable rate mortgage debt that will be repaid with substantially all of the net proceeds of this offering of $490,573, including accrued interest thereon of $1,231.

5.
Represents the fair value of the interest rate swaps of $1,736, which will be terminated in connection with the repayment of the variable rate mortgage debt with a portion of the net proceeds of this offering, as well as the related accrued interest thereon of $30. The interest rate swaps have been accounted for as hedge transactions, with the effective portion recorded as other comprehensive income. The ineffective portion of $58 was recorded as interest expense.

6.
Represents the elimination of the existing capital accounts of the predecessor and transfer of those balances to shareholder's equity in connection with the formation transactions.

7.
Represents the proceeds of this offering, net of estimated transaction costs associated with this offering.

Unaudited Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Year Ended December 31, 2009

(unaudited)

(Amounts in thousands)

	Predecessor(1)	Pro forma Acquisitions(2)	Acquisition Adjustments		Subtotal	Pro forma Adjustments		Pro forma
Revenue
Hotel operating revenue
Room revenue	$408,667	$170,200	$—		$578,867	$—		$578,867
Food and beverage revenue	61,327	23,655	—		84,982	—		84,982
Other operating department revenue	12,494	6,394	—		18,888	—		18,888

Total revenue	482,488	200,249	—		682,737	—		682,737

Expense
Hotel operating expense
Room	90,663	42,927	—		133,590	—		133,590
Food and beverage	41,758	19,541	—		61,299	—		61,299
Management fees	17,203	7,405	(1,381	)(3)	23,227	—		23,227
Other hotel operating expenses	151,849	61,969	(692	)(4)	213,126	—		213,126

Total hotel operating expense	301,473	131,842	(2,073)		431,242	—		431,242
Depreciation	96,154	—	24,432	(5)	120,586	—		120,586
Impairment loss	98,372	—	—		98,372	—		98,372
Real estate and personal property tax ground rent and insurance	35,349	13,872	—		49,221	—		49,221
General and administrative	18,533	—	—		18,533	—	(8)	18,533
Transaction and pursuit costs	8,665	—	—		8,665	—		8,665
Organization costs	—	—	—		—	—		—
					—

Total operating expense	558,546	145,714	22,359		726,619	—		726,619

Operating (loss)/income	(76,058)	54,535	(22,359)		(43,882)	—		(43,882)
Other income	955	1,067	—		2,022	—		2,022
Interest income	624	7	—		631	—		631
Interest expense	(92,175)	—	(16,862	)(6)	(110,504)	29,014	(9)	(81,640)
			(1,467	)(6)		(150	)(10)

Income (loss) from continuing operations before income taxes	(166,654)	55,609	(40,688)		(151,733)	28,864		(122,869)
Income tax expense	(1,801)	7	—		(1,794)	—		(1,794)

Income (loss) from continuing operations	(168,455)	55,616	(40,688)		(153,527)	28,864		(124,663)

Less: Net loss attributable to the noncontrolling interest	—	—	(122	)(7)	(122)	—		(122)
Distributions to preferred shareholders	(62)	—	—		(62)	62	(11)	—

Net (loss)/income available to owners	$(168,517)	$55,616	$(40,566)		$(153,467)	$28,926		$(124,541)

 Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Year Ended December 31, 2009

(Amounts in thousands)

        The following unaudited pro forma combined consolidated statement of operations of RLJ Lodging Trust (the "Company") for the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the acquisitions and the transactions described in items (1) through (11) below, assuming this offering and such transactions were completed on January 1, 2009.

1.
Represents the predecessor's audited historical combined consolidated statement of operations for the year ended December 31, 2009. Included in the historical combined consolidated statement of operations are 117 hotel properties, including the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering. For the year ended December 31, 2009, the New York LaGuardia Airport Marriott had total revenues of $26,727, total hotel operating expenses of $22,075 and a total loss from continuing operations of ($43,747), included in the historical combined consolidated statement of operations.

2.
Represents the combined unaudited historical results of operations of the 23 hotels acquired after December 31, 2009 and the one hotel acquisition that is probable as of the date of this prospectus, in each case, as if such acquisitions had occurred as of January 1, 2009, as shown in the table below. The Garden District Hotel was closed for all of 2009, and the Hilton New York/Fashion District did not open until 2010; therefore, there are no historical results of operations for these two properties.

	Embassy Suites Tampa	Red Roof Inn DC	Embassy Suites Ft Myers	Homewood Suites DC	Fashion 26	HIS Denver Tech Center	Garden District Hotel New Orleans	Integrated Capital Portfolio (3 hotels)	HGI New Orleans Convention Center	Green Park Portfolio (2 hotels)	Hollywood Heights Hotel	Doubletree Metropolitan Hotel NYC	Embassy Suites Columbus	Renaissance Pittsburgh	Lodgian Portfolio (4 hotels)	Archon Portfolio (2 hotels)	Hampton Inn Houston— Near The Galleria	Total
Revenue
Hotel operating revenue
Room revenue	$13,364	$6,024	$3,570	$10,075	$—	$2,860	$—	$15,285	$6,506	$5,519	$4,127	$50,429	$4,857	$12,702	$22,660	$7,525	$4,697	$170,200
Food and beverage revenue	3,170	—	875	111	—	18	—	403	773	—	584	3,410	1,119	4,288	7,479	1,425	—	23,655
Other operating department revenue	1,347	365	58	326	—	50	—	284	448	148	385	693	81	557	1,304	226	122	6,394

Total revenue	17,881	6,389	4,503	10,512	—	2,928	—	15,972	7,727	5,667	5,096	54,532	6,057	17,547	31,443	9,176	4,819	200,249

Expense
Hotel operating expense
Room	2,222	1,093	1,125	2,002	—	582	—	3,381	1,989	1,190	1,073	14,484	1,472	3,100	6,135	2,133	946	42,927
Food and beverage	2,307	—	939	237	—	1	—	231	1,104	—	619	3,470	842	3,723	4,859	1,209	—	19,541
Management fees	402	189	225	368	—	117	—	884	308	88	127	2,220	212	526	1,258	336	145	7,405
Other hotel operating expenses	6,132	1,360	2,063	2,601	—	1,956	—	4,783	2,861	1,760	1,863	13,580	2,592	6,970	8,614	3,287	1,547	61,969

Total hotel operating expense	11,063	2,642	4,352	5,208	—	2,656	—	9,279	6,262	3,038	3,682	33,754	5,118	14,319	20,866	6,965	2,638	131,842
Depreciation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Impairment loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Real estate and personal property tax ground rent and insurance	1,268	486	190	846	—	162	—	808	512	676	239	4,806	313	447	2,249	456	414	13,872
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transaction costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total operating expense	12,331	3,128	4,542	6,054	—	2,818	—	10,087	6,774	3,714	3,921	38,560	5,431	14,766	23,115	7,421	3,052	145,714

Operating (loss)/income	5,550	3,261	(39)	4,458	—	110	—	5,885	953	1,953	1,175	15,972	626	2,781	8,328	1,755	1,767	54,535
Other income	—	—	—	—	—	10	—	—	—	53	—	1,004	—	—	—	—	—	1,067
Interest income	—	—	—	—	—	—	—	—	—	7	—	—	—	—	—	—	—	7
Interest expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	5,550	3,261	(39)	4,458	—	120	—	5,885	953	2,013	1,175	16,976	626	2,781	8,328	1,755	1,767	55,609
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7	—	—	7

Income (loss) from continuing operations	$5,550	$3,261	$(39)	$4,458	$—	$120	$—	$5,885	$953	$2,013	$1,175	$16,976	$626	$2,781	$8,335	$1,755	$1,767	$55,616

3.
Represents a contractual adjustment to management fees for differences between the management fee the seller was obligated to pay and the management fee the predecessor contracted to pay.

4.
Represents a contractual adjustment to franchise fees for differences between the franchise fee the seller was obligated to pay and the franchise fee the predecessor contracted to pay.

5.
Reflects depreciation expense based on the Company's new cost basis in the acquired hotels. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment and 40 years for buildings and improvements).

6.
Reflects interest expense of $16,862 arising from mortgage loans collateralized by the Embassy Suites Tampa-Downtown, Homewood Suites by Hilton Washington and Doubletree Metropolitan Hotel New York City. Interest expense for the period was calculated based on the following terms of the loans:

Property	Amount of Loan	Interest Rate(1)	Maturity Date
Embassy Suites Tampa-Downtown Convention Center(2)(3)	$40,000	5.50%	10/6/2013
Homewood Suites by Hilton Washington(2)(3)	31,000	5.50%	10/6/2013
Doubletree Metropolitan Hotel New York City(3)	150,000	4.90%	12/23/2013
Doubletree Metropolitan Hotel New York City(3)	50,000	10.75%	12/23/2013

	$271,000

(1)
All four loans bear interest at variable rates. The predecessor entered into interest rate swap agreements and a cap agreement in order to hedge its interest rate exposure. The disclosed interest rates are based on the rates included in those agreements. As interest expense is hedged by the swaps and the cap, there would be no impact to the reported interest expense, until LIBOR increases by more than 0.65%.
(2)
The acquisition of these hotels was initially financed with capital contributions. Subsequent to the acquisition, the mortgage loan transactions were completed and have, therefore, been included in the pro forma adjustments.
(3)
Interest expense arising from amortization of deferred financing costs, calculated on a straight-line basis over the three-year term of these loans, is $1,467.
7.
In connection with the predecessor's acquisition of the Doubletree Metropolitan Hotel New York City, the predecessor entered into a joint venture in which it owns a 95% economic interest. The predecessor is the managing member of this joint venture and controls all material decisions related to this hotel. This adjustment reflects the 5% non-controlling interest owned by the predecessor's joint venture partner.

8.
Reflects the adjustment to include additional compensation expense that the Company expects to incur as follows:

a.
Amortization of restricted share awards of $          to be granted to the Company's executive officers and other employees based on a       year vesting period, with an aggregate estimated value of $          .

b.
Cash compensation of $          and restricted share compensation of $          to the Company's trustees.

  The Company expects to incur additional corporate general and administrative expenses of approximately $        to $        that are not a current contractual obligations or factually supportable, which are comprised primarily of legal and accounting expense associated with operating as a public company.

9.
Represents the elimination of interest expense totalling $29,014 incurred on the portion of the predecessor's variable rate mortgage debt that will be repaid with a portion of the net proceeds of this offering.

10.
Represents the elimination of $150 of interest expense arising from the ineffective portion of interest rate swaps terminated in connection with the repayment of a portion of the predecessor's variable rate mortgage debt with a portion of the net proceeds of this offering.

11.
Represents the elimination of distributions to preferred shareholders in connection with the formation transactions.

The Company expects to incur the following costs related to the formation transactions, which are non-recurring in nature and which have accordingly not been reflected as adjustments:

  a.
  $          of estimated debt assumption costs to be incurred in connection with the assumption of the predecessor's debt by the Company.

  b.
  Write off of the predecessor's deferred financing costs of $1,432 in connection with the repayment of a portion of the predecessor's variable rate mortgage debt with a portion of the net proceeds of this offering.

The Company's unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2009 is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2009, nor does it purport to represent the Company's future results of operations.

Unaudited Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Nine Months Ended September 30, 2010

(unaudited)

(Amounts in thousands)

	Predecessor(1)	Pro forma Acquisitions(2)	Acquisition Adjustments		Subtotal	Pro forma Adjustments		Pro forma
Revenue
Hotel operating revenue
Room revenue	$341,907	$129,194	$—		$471,101	$—		$471,101
Food and beverage revenue	46,149	17,211	—		63,360	—		63,360
Other operating department revenue	10,175	4,836	—		15,011	—		15,011

Total revenue	398,231	151,241	—		549,472	—		549,472

Expense
Hotel operating expense
Room	75,108	33,572	—		108,680	—		108,680
Food and beverage	32,521	13,427	—		45,948	—		45,948
Management fees	14,017	5,317	(874	)(3)	18,460	—		18,460
Other hotel operating expenses	121,785	46,621	(454	)(4)	167,952	—		167,952

Total hotel operating expense	243,431	98,937	(1,328)		341,040	—		341,040
Depreciation	73,335	—	17,413	(5)	90,748	—		90,748
Real estate and personal property tax ground rent and insurance	29,046	10,623	—		39,669	—		39,669
General and administrative	14,804	—	—		14,804	—	(9)	14,804
Transaction and pursuit costs	7,438	—	(5,901	)(6)	1,537	—		1,537

Total operating expense	368,054	109,560	10,184		487,798	—		487,798

Operating income	30,177	41,681	(10,184)		61,674	—		61,674
Other income	411	3	—		414	—		414
Interest income	2,892	2	—		2,894	—		2,894
Interest expense	(67,014)	—	(12,611	)(7)	(80,725)	20,999	(10)	(59,784)
			(1,100	)(7)		(58	)(11)

Income (loss) from continuing operations before income taxes	(33,534)	41,686	(23,895)		(15,743)	20,941		5,198
Income tax expense	(898)	—	—		(898)	—		(898)

Income (loss) from continuing operations	(34,432)	41,686	(23,895)		(16,641)	20,941		4,300

Less: Net loss attributable to the noncontrolling interest	—	—	(130	)(8)	(130)	—		(130)
Distributions to preferred shareholders	(48)	—	—		(48)	48	(12)	—

Net (loss) income available to owners	$(34,480)	$41,686	$(23,765)		$(16,559)	$20,989		$4,430

 Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Nine Month Period Ended September 30, 2010

(Amounts in thousands)

        The following unaudited pro forma combined consolidated statement of operations of the Company for the nine month period ended September 30, 2010 has been prepared to illustrate the estimated effect of the acquisitions and the transactions described in items (1) through (12) below, assuming this offering and such transactions were completed on January 1, 2009.

1.
Represents the predecessor's unaudited historical combined consolidated statement of operations for the nine months ended September 30, 2010. Included in the historical combined consolidated statement of operations are 122 hotel properties, including the New York LaGuardia Airport Marriott, which is expected to be transferred to a third party prior to the completion of this offering. For the nine month period ended September 30, 2010, the New York LaGuardia Airport Marriott had total revenues of $19,416, total hotel operating expenses of $15,692 and a total loss from continuing operations of ($3,283), included in the historical combined consolidated statement of operations.

2.
Represents the combined unaudited historical results of operations for the period from January 1, 2010 to the date of each hotel's acquisition by the predecessor with respect to each of the five hotels acquired during the nine months ended September 30, 2010, 18 hotels acquired subsequent to September 30, 2010 and one hotel acquisition that is probable as of the date of this prospectus, as shown in the table below. The Garden District Hotel was closed for all of 2010 and, therefore, there are no historical results to include. Hilton New York/Fashion District was under construction and did not begin operations until April 2010, and therefore only five full months of historical operations have been included.

	Embassy Suites Tampa	Red Roof Inn DC	Embassy Suites Ft Myers	Homewood Suites DC	Fashion 26	HIS Denver Tech Center	Garden District Hotel New Orleans	Integrated Capital Portfolio (3 hotels)	HGI New Orleans Convention Center	Green Park Portfolio (2 hotels)	Hollywood Heights Hotel	Doubletree Metropolitan Hotel NYC	Renaissance Pittsburgh	Embassy Suites Columbus	Lodgian Portfolio (4 hotels)	Archon Portfolio (2 hotels)	Hampton Inn Houston— Near The Galleria	Total
Revenue
Hotel operating revenue
Room revenue	$5,722	$2,530	$1,923	$5,139	$6,675	$2,348	$—	$11,621	$5,884	$4,392	$3,775	$39,172	$4,077	$9,714	$16,833	$5,705	$3,684	$129,194
Food and beverage revenue	1,392	—	378	55	—	12	—	335	677	—	538	3,041	829	3,201	5,792	957	4	17,211
Other operating department revenue	520	140	77	148	66	40	—	198	462	123	272	1,341	64	497	603	199	86	4,836

Total revenue	7,634	2,670	2,378	5,342	6,741	2,400	—	12,154	7,023	4,515	4,585	43,554	4,970	13,412	23,228	6,861	3,774	151,241

Expense
Hotel operating expense
Room	857	332	591	1,004	1,509	462	—	2,430	1,713	918	866	12,191	1,293	2,310	4,745	1,610	741	33,572
Food and beverage	942	—	595	120	—	1	—	151	837	—	496	2,902	726	2,689	3,115	853	—	13,427
Management fees	171	119	100	214	167	96	—	661	281	68	115	1,742	126	402	693	249	113	5,317
Other hotel operating expenses	2,226	812	1,166	1,291	1,656	783	—	3,547	2,602	1,371	1,474	11,461	2,168	5,250	7,066	2,556	1,192	46,621

Total hotel operating expense	4,196	1,263	2,452	2,629	3,332	1,342	—	6,789	5,433	2,357	2,951	28,296	4,313	10,651	15,619	5,268	2,046	98,937
Depreciation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Impairment loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Real estate and personal property tax ground rent and insurance	373	401	187	443	421	105	—	582	367	467	294	3,686	343	656	1,618	365	315	10,623
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transaction costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total operating expense	4,569	1,664	2,639	3,072	3,753	1,447	—	7,371	5,800	2,824	3,245	31,982	4,656	11,307	17,237	5,633	2,361	109,560

Operating (loss)/income	3,065	1,006	(261)	2,270	2,988	953	—	4,783	1,223	1,691	1,340	11,572	314	2,105	5,991	1,228	1,413	41,681
Other income	—	—	—	—	—	(1)	—	—	—	—	—	—	4	—	—	—	—	3
Interest income	—	—	—	—	—	—	—	—	—	2	—	—	—	—	—	—	—	2
Interest expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	3,065	1,006	(261)	2,270	2,988	952	—	4,783	1,223	1,693	1,340	11,572	318	2,105	5,991	1,228	1,413	41,686
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations	$3,065	$1,006	$(261)	$2,270	$2,988	$952	$—	$4,783	$1,223	$1,693	$1,340	$11,572	$318	$2,105	$5,991	$1,228	$1,413	$41,686

3.
Represents a contractual adjustment to management fees for differences between the management fee the seller was obligated to pay and the management fee the predecessor contracted to pay.

4.
Represents a contractual adjustment to franchise fees for differences between the franchise fee the seller was obligated to pay and the franchise fee the predecessor contracted to pay.

5.
Reflects depreciation expense based on the Company's new cost basis in the acquired hotels. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment and 40 years for buildings and improvements).

6.
Reflects the adjustment for one-time hotel acquisition costs related to hotels acquired during the nine months ended September 30, 2010 which are not recurring.

7.
Reflects interest expense of $12,611 arising from mortgage loans collateralized by the Embassy Suites Tampa-Downtown Convention Center, Homewood Suites by Hilton Washington and Doubletree Metropolitan Hotel New York City. Interest expense for the period was calculated based on the following terms of the loans:

Property	Amount of Loan	Interest Rate(1)	Maturity Date
Embassy Suites Tampa-Downtown Convention Center(2)(3)	$40,000	5.50%	10/6/2013
Homewood Suites by Hilton Washington(2)(3)	31,000	5.50%	10/6/2013
Doubletree Metropolitan Hotel New York City(3)	150,000	4.90%	12/23/2013
Doubletree Metropolitan Hotel New York City(3)	50,000	10.75%	12/23/2013

	$271,000

(1)
All four loans bear interest at variable rates. The predecessor entered into interest rate swap agreements and a cap agreement in order to hedge its interest rate exposure. The disclosed interest rates are based on the rates included in those agreements. As interest expense is hedged by the swaps and the cap, there would be no impact to the reported interest expense, until LIBOR increases by more than 0.65%.

(2)
The acquisition of these hotels was initially financed with capital contributions. Subsequent to the acquisition, the mortgage loan transactions were completed and have, therefore, been included in the pro forma adjustments.

(3)
Interest expense arising from amortization of deferred financing costs, calculated on a straight-line basis over the three-year term of these loans, is $1,100.
8.
In connection with the predecessor's acquisition of the Doubletree Metropolitan Hotel New York City, the predecessor entered into a joint venture in which it owns a 95% economic interest. The predecessor is the managing member of this joint venture and controls all material decisions related to this hotel. This adjustment reflects the 5% non-controlling interest owned by the predecessor's joint venture partner.

9.
Reflects the adjustment to include additional compensation expense that the Company expects to incur as follows:

a.
Amortization of restricted share awards of $          to be granted to the Company's executive officers and other employees based on a       year vesting period, with an aggregate estimated value of $          .

  b.
  Cash compensation of $          and restricted share compensation of $          to the Company's trustees.

  The Company expects to incur additional corporate general and administrative expenses of approximately $          to $          that are not a current contractual obligation or factually supportable, which are comprised primarily of legal and accounting expense associated with operating as a public company.

10.
Represents the elimination of interest expense of $20,999 incurred on the portion of the predecessor's variable rate mortgage debt that will be repaid with a portion of the net proceeds of this offering.

11.
Represents elimination of $58 of interest income arising from the ineffective portion of interest rate swaps terminated in connection with the repayment of a portion of the predecessor's variable rate mortgage debt with a portion of the net proceeds of this offering.

12.
Represents the elimination of distributions to preferred shareholders in connection with the formation transactions.

The Company expects to incur the following costs related to the formation transactions, which are non-recurring in nature and which have accordingly not been reflected as adjustments:

  a.
  Write off of the predecessor's deferred financing costs of $1,102 in connection with the pay down of the predecessor variable rate mortgage debt instruments in connection with this offering.

The Company's unaudited pro forma combined consolidated statement of operations for the nine month period ended September 30, 2010 is not necessarily indicative of what the actual results of operations would have been for the nine months ended September 30, 2010, nor does it purport to represent the Company's future results of operations.

RLJ Lodging Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
RLJ Lodging Trust:

        In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of RLJ Lodging Trust and its subsidiary (the "Company") at February 1, 2011 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 2, 2011

RLJ Lodging Trust

Consolidated Balance Sheet

February 1, 2011

Assets
Cash	$1,000

Total assets	$1,000

Shareholders' Equity
Common shares, $0.01 par value per share; 100,000 common shares authorized; 1,000 shares issued and outstanding	$10
Additional paid-in-capital	990

Total shareholders' equity	$1,000

The accompanying notes are an integral part of the consolidated balance sheet.

1. Organization

        RLJ Lodging Trust (the "Company") was formed as a Maryland real estate investment trust on January 31, 2011. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of its common shares of beneficial interest. The Company intends to contribute proceeds from the Offering to RLJ Lodging Trust, L.P. (the "Operating Partnership"), which was formed as a Delaware limited partnership on January 31, 2011, in exchange for partnership interests. The Operating Partnership will hold substantially all of the Company's assets and conduct substantially all of its business. The Company is self-advised and self-administered and was organized to invest primarily in premium-branded, focused-service and compact full-service hotels. The Company intends to elect and qualify to be taxed as a real estate investment trust ("REIT"), for U.S. federal income tax purposes, commencing with the portion of its taxable year ending December 31, 2011.

        The Company has no assets other than cash and has not yet commenced operations.

        Upon completion of the Offering and related formation transactions, the Company will succeed to the operations and hotel investment and ownership platform of RLJ Development, LLC ("RLJ Development"), RLJ Lodging Fund II, L.P. (and its parallel fund) ("Fund II") and RLJ Real Estate Fund III, L.P. (and its parallel fund) ("Fund III"). RLJ Development, Fund II and Fund III are entities under common control of Robert L. Johnson, the Company's Executive Chairman, and were formed for the purpose of acquiring and operating hotel properties. Upon completion of the Offering and formation transactions, all of the existing investors in RLJ Development, Fund II and Fund III will receive common shares and will be equity owners of the Company.

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The consolidated balance sheet includes all of the accounts of the Company as of February 1, 2011, prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant inter-company balances and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Income Taxes

        The Company intends to operate and be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain) and which does not necessarily equal net income as calculated in accordance with GAAP. As a REIT,

2. Summary of Significant Accounting Policies (Continued)

we generally will not be subject to federal income tax to the extent the Company currently distributes its REIT taxable income to its shareholders.

        REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which the qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company's net income and net cash available for distribution to shareholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

  Organizational and Offering Costs

        The Company expenses organization costs as incurred and offering costs, which include selling commissions, will be deferred and charged to shareholders' equity.

  Share-Based Compensation

        In connection with the Offering, the Company expects to adopt an equity incentive plan that will provide for the issuance of share-based equity instruments including potential grants of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards, including long-term incentive plan units in the operating partnership, or any combination of the foregoing. Awards granted under this plan will generally require service-based vesting over a period of years subsequent to the grant date and resulting equity-based compensation expense measured at the fair value of the award on the date of grant will be recognized as an expense in the financial statements over the vesting period. The Company will account for awards granted under applicable stock based compensation guidance contained in Financial Accounting Standards Board Accounting Standards Codification ASC 718.

3. Shareholders' Equity

        Under the declaration of trust of the Company, the total number of shares initially authorized for issuance is 100,000 common shares. The board of trustees may amend the declaration of trust to increase or decrease the number of authorized shares.

        At formation, the Company issued each of its two shareholders 500 common shares at $1 per share.

4. Subsequent Events

        The Company has evaluated all subsequent events through the date the balance sheet was issued, and no additional matters have come to its attention.

The RLJ Predecessor

Combined Consolidated Balance Sheet

(Amounts in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Investment in hotel properties, net	$2,123,816	$1,877,583
Investment in loans	12,899	12,899
Property and equipment, net	1,770	2,386
Cash and cash equivalents	160,273	151,382
Restricted cash reserves	64,048	52,885
Hotel receivables, net of allowance of $229 and $134, respectively	19,566	10,973
Deferred financing costs, net	5,708	3,830
Deferred income tax asset	4,509	4,509
Due from general partner	—	10,764
Prepaid expense and other assets	30,048	23,888
Assets of hotels held for sale	260	51,766

Total assets	$2,422,897	$2,202,865

Liabilities and Owners' Equity
Borrowings under credit facility	$129,584	$145,983
Liabilities of hotels held for sale	239	44,386
Mortgage loans	1,484,054	1,453,008
Interest rate swap liability	4,184	14,929
Due to general partner	—	39
Accounts payable and accrued expense	64,074	48,176
Deferred income tax liability	4,509	4,509
Advance deposits and deferred revenue	5,333	4,972
Accrued interest	2,479	1,116
Preferred distributions payable	16	—

Total liabilities	1,694,472	1,717,118
Owners' Equity
Partners' capital
Fund II general partner	(12,923)	(11,440)
Fund II limited partners	437,480	459,903
Fund III general partner	(22,103)	(17,852)
Fund III limited partners	318,370	50,163
Members' capital
Class A members	7,599	13,643
Class B members	3,792	5,807
Fund II Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at September 30, 2010 and December 31, 2009, respectively	189	189
Fund III Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at September 30, 2010 and December 31, 2009, respectively	190	190
Accumulated other comprehensive loss	(4,169)	(14,856)

Total owners' equity	728,425	485,747

Total liabilities and owners' equity	$2,422,897	$2,202,865

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statement of Operations

(Amounts in thousands)

	For the nine months ended September 30,
	2010	2009
	(unaudited)	(unaudited)
Revenue
Hotel operating revenue
Room revenue	$341,907	$311,156
Food and beverage revenue	46,149	44,790
Other operating department revenue	10,175	9,246

Total revenue	398,231	365,192

Expense
Hotel operating expense
Room	75,108	68,781
Food and beverage	32,521	31,040
Management fees	14,017	13,212
Other hotel expenses	121,785	115,421

Total hotel operating expense	243,431	228,454
Depreciation	73,335	71,902
Impairment loss	—	98,372
Real estate and personal property tax, ground rent and insurance	29,046	28,544
General and administrative	14,804	12,962
Transaction and pursuit costs	7,438	9,118

Total operating expense	368,054	449,352

Operating income	30,177	(84,160)
Other income	411	757
Interest income	2,892	474
Interest expense	(67,014)	(69,754)

Net loss before income tax expense and discontinued operations	(33,534)	(152,683)
Income tax expense	(898)	(591)
Income from discontinued operations	22,317	549

Net loss	(12,115)	(152,725)

Distributions to preferred unitholders	(48)	(48)

Net loss available to owners	$(12,163)	$(152,773)

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Changes in Owners' Equity

(Amounts in thousands)

(unaudited)

	Partners' Capital
	Fund II		Fund III
					Members' Capital		Preferred Units		Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners						Total Owners' Equity
					Class A	Class B	Fund II	Fund III
Balance at December 31, 2009	$(11,440)	$459,903	$(17,852)	$50,163	$13,643	$5,807	$189	$190	$(14,856)	$485,747

Components of comprehensive loss:
Net loss	(17)	(22,399)	(5)	(10,161)	15,351	5,116	—	—	—	(12,115)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(58)	(58)
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	10,745	10,745

Total comprehensive loss										(1,428)
Partners' contributions	5,017	6,483	6,037	278,392	—	—	—	—	—	295,929
Partners' distributions	(6,483)	(6,483)	(10,283)	—	—	—	—	—	—	(23,249)
Members' distributions	—	—	—	—	(21,395)	(7,131)	—	—	—	(28,526)
Distributions to preferred unitholders	—	(24)	—	(24)	—	—	—	—	—	(48)

Balance at September 30, 2010	$(12,923)	$437,480	$(22,103)	$318,370	$7,599	$3,792	$189	$190	$(4,169)	$728,425

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the nine months ended September 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(12,115)	$(152,725)
Adjustments to reconcile net loss to cash flow provided by operating activities:
Gain on sale of properties	(23,711)	—
Depreciation and other amortization	73,335	73,804
Amortization of deferred financing costs	2,322	2,811
Amortization of deferred management fees	750	750
Impairment loss	—	98,372
Unrealized gain on interest rate swaps	(58)	(123)
Changes in assets and liabilities:
Hotel receivables, net	(7,999)	(5,548)
Prepaid expense and other assets	328	(1,490)
Accounts payable and accrued expense	10,596	11,335
Advance deposits and deferred revenue	2,421	(2,277)
Accrued interest	1,131	176

Net cash flow provided by operating activities	47,000	25,085

Cash flows from investing activities:
Acquisition of hotel properties, net of cash acquired	(310,209)	(145,315)
Purchase deposit	(5,250)	—
Improvements and additions to hotel properties	(8,543)	(16,777)
Advances to related parties	10,724	(6,712)
Proceeds from sale of hotel properties	73,117	—
Funding of restricted cash reserves, net	(9,849)	(11,032)

Net cash flow used in investing activities	(250,010)	(179,836)

Cash flows from financing activities:
Borrowings under credit facility	383,506	134,856
Repayments under credit facility	(399,905)	(6,000)
Proceeds from mortgage loans	60,000	14,777
Payment of mortgage principal	(71,729)	(8,565)
Payment of member distributions	(28,526)	(1)
Proceeds from partner contributions	295,929	39,621
Payment of partner distributions	(23,249)	(25,250)
Payment of preferred shareholder distributions	(32)	(16)
Payment of deferred financing costs	(4,093)	(181)

Net cash flow provided by financing activities	211,901	149,241

Net change in cash and cash equivalents	8,891	(5,510)
Cash and cash equivalents, beginning of period	151,382	156,181

Cash and cash equivalents, end of period	$160,273	$150,671

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements

(unaudited)

1. Organization

        RLJ Lodging Fund II ("RLJ Fund II") comprises RLJ Lodging Fund II, L.P. (the "Initial Fund II") and RLJ Lodging Fund II (P.F. #1), L.P. (the "Parallel Fund II"), which were formed in the state of Delaware on February 17, 2006 and April 5, 2006, respectively. The general partner of RLJ Fund II is RLJ Capital Partners II, LLC (the "Fund II General Partner"), a Delaware limited liability company. RLJ Fund II commenced operations on June 8, 2006. RLJ Fund II was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service hotels and full-service hotels located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund II was organized to operate identically to the Initial Fund II, sharing ratably in all investments. The Initial Fund II and the Parallel Fund II are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Lodging II Master, LLC (the "Fund II Master Company").

        RLJ Real Estate Fund III ("RLJ Fund III") comprises RLJ Lodging Fund III, L.P. (the "Initial Fund III") and RLJ Real Estate Fund III (P.F. #1), L.P. (the "Parallel Fund III"), which were formed in the state of Delaware on June 18, 2007 and July 19, 2007, respectively. The general partner of RLJ Fund III is RLJ Capital Partners III, LLC (the "Fund III General Partner"), a Delaware limited liability company. RLJ Fund III commenced operations on July 12, 2007. RLJ Fund III was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service and full-service hotels, and a limited number of mixed-use properties with a lodging component and other commercial and residential properties located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund III was organized to operate identically to the Initial Fund III, sharing ratably in all investments. The Initial Fund III and the Parallel Fund III are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Real Estate III Master, LLC (the "Fund III Master Company").

        RLJ Development, LLC ("RLJ Development" and together with RLJ Fund II and RLJ Fund III, "The RLJ Predecessor" or the "Company") was formed in December 2000. RLJ Development is owned by its senior executives. The business and purpose of RLJ Development is to own, hold, manage and sell ownership interests in limited service hotel properties and engage in other real estate development activities.

        As of September 30, 2010, RLJ Fund II owned interests in 110 hotels with 14,713 rooms located in California, Colorado, Connecticut, Florida, Illinois, Indiana, Kentucky, Michigan, Nevada, New York, Tennessee, Texas and Utah. Additionally, as of September 30, 2010, RLJ Fund II owned interests in land parcels located adjacent to certain hotels located in Illinois, Michigan and Texas. RLJ Fund II, through wholly-owned subsidiaries, owned a 100% interest in all of the assets. An independent hotel operator manages each hotel.

        As of September 30, 2010, RLJ Fund III owned interests in twelve hotels with 2,287 rooms located in Colorado, Florida, New York, Texas and the District of Columbia. Additionally, as of September 30, 2010, RLJ Fund III owned an interest in a land parcel located adjacent to a hotel in Texas. RLJ Fund III, through wholly-owned subsidiaries, owned a 100% interest in all of the assets. An independent hotel operator manages each hotel.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

1. Organization (Continued)

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, also owned a 100% interest in two mortgage loans secured by hotels located in Georgia and Texas.

        As of September 30, 2010, RLJ Development had sold all of its interests in hotels it previously owned and held only minimal assets.

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The combined consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These unaudited combined consolidated financial statements, in the opinion of management, include all adjustments considered necessary for a fair presentation of the combined consolidated balance sheets, combined consolidated statements of operations, combined consolidated statements of owners' equity, and combined consolidated statements of cash flows for the periods presented. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2009 and notes thereto. Interim results are not necessarily indicative of full year performance due to seasonal and other factors. The combined consolidated financial statements include the accounts of RLJ Fund II, RLJ Fund III and RLJ Development and their respective wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

        The Initial Fund II and the Parallel Fund II are separate entities that do not have ownership interest in each other but are under the common control of the Fund II General Partner; likewise, the Initial Fund III and the Parallel Fund III are separate entities that do not have ownership interest in each other but are under the common control of the Fund III General Partner. RLJ Development, RLJ Fund II and RLJ Fund III are entities under the common control of Robert L. Johnson and were formed for the purpose of acquiring and operating hotel properties. As part of the intended transaction, the registrant will acquire certain of the assets of RLJ Development, including employees, FF&E and leases, which will represent substantially all of RLJ Development's business. Since these three entities are under common control and RLJ Lodging Trust will succeed to their operations and businesses, the combined entities of RLJ Fund II, RLJ Fund III, and RLJ Development are presented as The RLJ Predecessor and referred to herein as the Company.

  Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

        The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company used the following market assumptions and/or estimation methods:

  •
  Cash and cash equivalents, hotel receivables, accounts payable and accrued expenses—The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate fair value because of their short maturities.

  •
  Investment in collateralized loans—Fair value is determined by discounting the future contractual cash flows to the present value using a current market interest rate. The market rate is determined by giving consideration to one or both of the following criteria, as appropriate: (1) interest rates for loans of comparable quality and maturity; and (2) the value of the underlying collateral. The fair value of the Company's investment in collateralized loans are generally classified within Level 3 of the valuation hierarchy. The fair value estimated at September 30, 2010 and December 31, 2009 was $21.6 million and $12.9 million, respectively.

  •
  Interest rate swaps and caps—The fair value of interest rate swaps and caps is determined as discussed in Note 10 to these financial statements.

  •
  Variable rate mortgage notes payable and borrowings under the credit facility—The carrying amounts reported in the combined consolidated balance sheets for these financial instruments approximate fair value. The Company estimates the fair value of its variable rate debt by using quoted market rates for similar loans with similar terms.

  •
  Fixed rate mortgage notes payable—The fair value estimated at September 30, 2010 and December 31, 2009 was $791.2 million and $809.1 million, respectively (excluding loans collateralized by properties held for sale), and is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans with similar terms.

  Investment in Hotel Properties

        Hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment and inventory. The Company records the purchase price among these asset classes based on their respective fair values. When the Company acquires properties, it acquires them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements, all of which are short-term in nature and which are at market rates. The Company does not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. In conjunction with the acquisition of a hotel, the Company typically negotiates new franchise and management agreements with the selected brand and manager.

  Investment in Loans

        The Company holds investments in two collateralized mortgage loans. The loans are collateralized by the related hotel properties and were recorded at acquisition at their initial investment, which

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

included the amount paid to the seller plus any fees paid or less any fees received. The credit quality of the acquired loans deteriorated subsequent to their origination and the loans were in default at the time the Company acquired them, and therefore the amounts paid for the loans reflected the Company's determination that it was probable the Company would be unable to collect all amounts due pursuant to the loan's contractual terms.

        When the loans were acquired, the Company commenced foreclosure proceedings. The Company initially acquired the loans for the possible acquisition of ownership of the underlying collateral and as a result placed the loans on non-accrual status and recognized income on a cash-basis method. During 2010, the Company has settled and reinstated both of the loans. The loans were brought current when the borrower paid all outstanding regular monthly payments and interest accrued. As the loans are no longer in default, the Company has determined that they can reasonably estimate cash flows and therefore the loans are no longer on non-accrual status.

        The Company considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest and other cash flows. The Company determines any excess of the loans' scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted. The remaining amount, representing the excess of the loans' cash flows expected to be collected over the amount paid to acquire the loans, is accreted into interest income over the remaining life of the loan. The Company will regularly re-estimate cash flows expected to be collected over the life of the loans. Any changes in future cash flows expected to be collected will result in a prospective adjustment to the interest yield which will be recognized over the loans' remaining life. A reserve will be established if the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) of an impaired loan is lower than the carrying value of that loan. As of September 30, 2010, no reserves for loan losses were deemed necessary.

  Deferred Financing Fees

        Deferred financing fees relate to costs incurred to obtain long-term financing of hotel properties. Deferred financing fees are recorded at cost and are amortized using the straight-line method, which approximates the effective interest method, over the respective terms of the mortgage loans that are collateralized by the hotel properties and over the term of a credit facility collateralized by capital commitments of RLJ Fund II or RLJ Fund III, as applicable (see Note 7), and are included as a component of interest expense. For the nine months ended September 30, 2010 and 2009, approximately $2.1 million and $2.7 million (excluding discontinued operations), respectively, of amortization expense was recorded as a component of interest expense. Accumulated amortization at September 30, 2010 and December 31, 2009 was approximately $12.2 million and $10.1 million (excluding discontinued operations), respectively.

  Deferred Management Fees

        In June 2006, in consideration for the agreement of White Lodging Services Corporation ("WLS") to enter into new management agreements on terms favorable to RLJ Fund II, a subsidiary of RLJ Fund II made a one-time payment of $20.0 million to WLS. This payment was recorded at cost, and is

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

being amortized as a component of management fee expense, which is included in management fees, over the 20-year initial term of the management agreement. For the nine months ended September 30, 2010 and 2009, $750 thousand of amortization expense was recorded related to deferred management fees. As of September 30, 2010 and December 31, 2009, accumulated amortization was approximately $4.3 million and $3.6 million, respectively.

  Transaction and Pursuit Costs

        The Company incurs costs during the review of potential property acquisitions, including legal fees, architectural costs, environmental reviews and market studies. These costs are expensed as incurred.

        On February 26, 2009, RLJ Fund II terminated its obligation to purchase two properties under a purchase and sale agreement. Approximately $5.6 million was paid as a termination fee, which is included in transaction and pursuit costs.

  Derivative Financial Instruments

        In the normal course of business, the Company is exposed to the effects of interest rate changes. As of September 30, 2010, approximately 46% of the Company's borrowings were subject to variable rates.

        Gains and losses on swap and cap agreements determined to be effective hedges are reported in other comprehensive income (loss) and are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedged items is recognized in earnings in the current period. At September 30, 2010 and December 31, 2009, the aggregate fair value of approximately $4.2 million and $14.9 million, respectively, of the swap agreements was recorded as a liability in the accompanying combined consolidated financial statements.

  Distributions

        RLJ Fund II makes quarterly distributions to the Fund II General Partner and RLJ Fund II's limited partners in accordance with the RLJ Fund II limited partnership agreements. As of September 30, 2010, an aggregate of approximately $156.7 million (including advisory fees, see Note 12) had been distributed to partners.

        RLJ Fund III makes quarterly distributions to the Fund III General Partner and RLJ Fund III's limited partners in accordance with the RLJ Fund III limited partnership agreements. As of September 30, 2010, no distributions (including advisory fees, see Note 12) had been made to partners.

        RLJ Fund II, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of September 30, 2010, an aggregate of approximately $123 thousand had been distributed to preferred unitholders.

        RLJ Fund III, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of September 30, 2010, an aggregate of approximately $85 thousand had been distributed to preferred unitholders.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

  Income Taxes

        Susidiaries of each of RLJ Fund II and RLJ Fund III have elected to be taxed as real estate investment trusts under Section 856 through 860 of the Internal Revenue Code. To qualify as a REIT, each entity must meet a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their adjusted taxable income to their owners. The Company's current intention is to adhere to these requirements and maintain the qualification for taxation of these entities as REITs. As REITs, these entities are not subject to federal corporate income tax on that portion of net income that is currently distributed to owners.

        As part of the structure, the Company owns taxable REIT subsidiaries that are subject to federal and state income taxes. The taxable REIT subsidiaries' effective tax rates have not had a significant change for the nine months ended September 30, 2010 and September 30, 2009.

  Recent Accounting Pronouncements

        In September 2009, the Financial Accounting Standards Board ("FASB") issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities ("VIEs"). This amendment requires an enterprise to perform a qualitative analysis when determine whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for annual periods beginning after November 15, 2009, and for interim periods within the first annual period. The adoption of this amendment did not have a material impact on the Company's results of operations or financial position.

        In January 2010, the FASB issued Accounting Standards Update ("ASU") 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements," which adds disclosure requirements for transfers in and out of Levels 1 and 2, requires separate disclosures for activity relating to Level 3 measurements, and clarifies input and valuation techniques. The ASU was effective for interim and annual periods beginning after December 15, 2009, except for Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The adoption of the revised guidance in FASB Accounting Standards Codification Topic 820 did not affect the Company's financial position, results of operations or cash flows.

3. Acquisition of Hotel Properties

        On January 8, 2009, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 168-room Hilton Garden Inn Bloomington hotel for a purchase price of approximately $20.7 million. The hotel is located in Bloomington, Indiana. WLS was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $14.8 million and operating capital.

        On February 25, 2009, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 298-room Hilton Garden Inn New York/West 35th Street hotel for a purchase price of approximately $125.0 million. The hotel is located in New York, New York. Highgate Hotels was

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisition of Hotel Properties (Continued)

engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage proceeds of approximately $60.0 million.

        On April 15, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 360-room Embassy Suites Tampa-Downtown Convention Center hotel for a purchase price of approximately $77.0 million. The hotel is located in Tampa, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage proceeds of approximately $40.0 million.

        On June 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 196-room Fairfield Inn & Suites Washington, DC/Downtown for a purchase price of approximately $40.0 million. The hotel is located in Washington, DC. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On June 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 150-room Embassy Suites Ft Myers/Estero hotel for a purchase price of approximately $13.3 million. The hotel is located in Ft Myers, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On July 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Homewood Suites by Hilton Washington hotel for a purchase price of approximately $58.5 million. The hotel is located in Washington, DC. Crestline Hotels and Resorts was engaged to manage the hotel. The acquisition was financed by mortgage proceeds of approximately $31.0 million, borrowings on the credit facility and capital contributions.

        On September 22, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 280-room Hilton New York/Fashion District hotel for a purchase price of approximately $121.8 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        The allocation of purchase price for the hotel properties acquired was as follows:

	September 30, 2010	December 31, 2009
	(in thousands)
Land	$50,959	$26,535
Buildings and improvements	249,334	113,602
Furniture, fixtures and equipment	10,116	5,382

Total Purchase Price	$310,409	$145,519

        The following pro forma financial information presents the results of operations as if the 2010 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The results of operations for the 2009 acquisitions for the period not owned were not significant compared to the Company's results of operations. The pro forma results have been prepared for comparative

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisition of Hotel Properties (Continued)

purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

	For the Nine Months Ended September 30,
	2010	2009
	(in thousands)
Revenue	$422,996	$396,072
Net loss	$(3,047)	$(140,442)

4. Discontinued Operations

        On November 16, 2009, RLJ Development, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell six hotels. The assets were reclassified as held for sale and the operating results for the hotels were reclassified to discontinued operations. On April 23, 2010, RLJ Development completed the sale of the six properties to Chatham Lodging Trust for a total purchase price of $73.5 million. The sale resulted in a gain of approximately $23.7 million.

        On April 23, 2010, the Company defeased five individual mortgages securing certain of these properties by replacing the original collateral with government securities. On April 28, 2010 the Company fully repaid its remaining outstanding $8.5 million mortgage note, including a mortgage prepayment penalty totalling $0.2 million.

        At September 30, 2010 and December 31, 2009, the balance sheet of the discontinued operations was as follows:

	September 30, 2010	December 31, 2009
	(in thousands)
Assets
Cash held in escrow	$232	$1,546
Accounts receivable, net	23	499
Prepaid expenses and other current assets	5	252
Property and equipment, net	—	49,406
Deferred financing costs, net	—	63

Total Assets	$260	$51,766

Liabilities
Accounts payable	$219	$492
Accrued expenses	20	1,119
Mortgage notes payable	—	42,775

Total Liabilities	$239	$44,386

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

4. Discontinued Operations (Continued)

        Comparative operating results of discontinued operations were as follows:

	For the Nine Months Ended September 30,
	2010	2009
	(in thousands)
Net revenues	$6,921	$16,601
Operating expenses	5,107	13,369

Operating income	1,814	3,232
Interest expense	(3,208)	(2,683)
Net income from discontinued operations, before gain on sales	(1,394)	549
Gain on sale of properties	23,711	—

Net income from discontinued operations	$22,317	$549

5. Investment in Hotel Properties

        Investment in hotel properties as of September 30, 2010 and December 31, 2009 consisted of the following (excluding discontinued operations):

	September 30, 2010	December 31, 2009
	(in thousands)
Land	$288,833	$237,915
Buildings and improvements	1,889,241	1,637,852
Furniture, fixtures and equipment	279,565	262,963

	2,457,639	2,138,730
Accumulated depreciation	(333,823)	(261,147)

Investment in hotel properties, net	$2,123,816	$1,877,583

        For the nine months ended September 30, 2010 and 2009, depreciation expense related to investment in hotel properties was approximately $72.7 million and $71.1 million (excluding discontinued operations), respectively.

  Impairment

        Because of changes in the capital markets and an overall decline in travel demand during 2009, the Company evaluated the recoverability of the carrying value of its hotel assets to determine if further assessment for potential impairment was required for any of its hotel investments. At September 30, 2009, RLJ Fund II determined that the book values of 17 hotels were not fully recoverable and, as such, recorded a $98.4 million impairment charge based on their current fair market value.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

6. Investment in Loans

        On November 3, 2009, RLJ Fund III purchased two mortgage loans secured by the SpringHill Suites Houston Medical Park and the Residence Inn Atlanta Midtown. The purchase price was $12.7 million, and was financed by borrowings on the credit facility. The loans mature on September 6, 2017, amortize over a 30 year term, and, as of September 30, 2010, had a principal balance of $14.3 million and $10.8 million, respectively. The acquired loans experienced deteriorated credit quality between origination and the Company's acquisition of the loans, as the loans were already in default at the time the Company acquired them, and therefore the amounts paid for the loans reflected the Company's determination that it was probable the Company would be unable to collect all amounts due pursuant to the loan's contractual terms.

        Investment in loans as of September 30, 2010 and December 31, 2009 consisted of the following:

	September 30, 2010	December 31, 2009
	(in thousands)
Note secured by SpringHill Suites Houston Medical Park	$14,272	$14,431
Note secured by Residence Inn Atlanta Midtown	10,805	10,932

Total outstanding balance	25,077	25,363
Carrying amount of loans	$12,899	$12,899

Accretable Yield
(in thousands)
Balance at December 31, 2009	$—
Reclassification from nonaccretable difference	7,163
Accretion	(287)

Balance at September 30, 2010	$6,876

        The SpringHill Suites Houston Medical Park and Residence Inn Atlanta Midtown loans require monthly payments of principal and interest of $88 thousand and $65 thousand, respectively. Subsequent to acquisition, RLJ Fund III, through wholly-owned subsidiaries, began the foreclosure process to protect its investment. On July 16, 2010, RLJ Fund III settled and reinstated both of the loans purchased and reported as investment in loans on the combined consolidated balance sheets. The loans were brought current when the borrower paid all outstanding regular monthly payments due plus default interest of $815 thousand and reimbursement of legal fees of $100 thousand. For the nine months ended September 30, 2010, interest income from the loans was $2.6 million, including $815 thousand of default interest.

7. Long-Term Debt

  Letters of Credit

        RLJ Fund II is subject to one letter of credit with a value of approximately $26 thousand related to securing a swap agreement on a variable rate mortgage. No balance has been drawn on this letter of

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

7. Long-Term Debt (Continued)

credit as of September 30, 2010. RLJ Fund II, through a wholly-owned subsidiary, has issued a guarantee related to this letter of credit.

        RLJ Fund III is subject to one letter of credit with a value of approximately $2.6 million related to securing a swap agreement on a variable rate mortgage. No balance has been drawn on this letter of credit as of September 30, 2010. Its issuance reduces the amount available on the credit facility by the entire $2.6 million value.

  Credit Facility

        RLJ Fund III, through wholly-owned subsidiaries, maintains a credit facility that provides for maximum borrowings of up to $200.0 million. The credit facility is collateralized by RLJ Fund III's partners' committed and uncalled capital and is guaranteed by RLJ Fund III. The credit facility matures on January 31, 2011. Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus a margin of 0.75%. For both the nine months ended September 30, 2010 and 2009, the weighted average interest rate for borrowings under the credit facility was approximately 1.01%.

        RLJ Fund III incurred interest expense related to the credit facility of approximately $0.8 million and $1.0 million for the nine months ended September 30, 2010 and 2009, respectively. Additionally, there is an unused commitment fee of 0.15% of the unused portion of the credit facility. RLJ Fund III incurred an unused commitment fee of approximately $0.1 million for each of the nine months ended September 30, 2010 and 2009.

        At September 30, 2010 and December 31, 2009, RLJ Fund III had outstanding borrowings under the credit facility of approximately $129.6 million and $146.0 million, respectively. At September 30, 2010 and December 31, 2009, RLJ Fund III had approximately $67.8 million and $50.4 million, respectively, available for borrowing.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

7. Long-Term Debt (Continued)

  Mortgage Loans

        As of September 30, 2010 and December 31, 2009, the Company is subject to the following mortgage loans (excluding loans secured by properties that are held for sale):

							Principal Balance at
Lender	Number of Assets Encumbered	Interest Rate at September 30, 2010(1)		Maturity Date		Prepayment Penalty	September 30, 2010	December 31, 2009
							(in thousands)
Capmark Financial Group	1	1.45	%(2)	July 2010		(3)	$58,000	$58,000
Wells Fargo	1	5.59%		Jan 2011	(4)	(3)	24,153	24,710
Keybank/State Street Bank(5)	6	5.23	%(2)	April 2011	(6)	(3)	85,000	85,000
Capmark Financial Group	1	2.10%		June 2011		(3)	72,712	74,092
Merrill Lynch	10	1.95	%(2)	July 2011		(3)	92,000	92,000
Wells Fargo/GE	13	7.12%		Feb 2012	(6)	(7)	189,767	199,573
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	10,920	12,250
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	10,073	11,400
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	12,471	13,815
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	10,436	11,765
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	23,157	23,330
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	11,187	12,530
Capmark Financial Group	1	5.50%		May 2012	(8)	(3)	11,470	11,560
Capmark Financial Group	1	8.76%		May 2012	(8)	(3)	13,479	14,840
Wells Fargo	1	5.50	%(2)	June 2013	(4)	(7)	60,000	—
Capmark Financial Group	1	6.12%		April 2015		(9)	4,474	4,557
Capmark Financial Group	1	5.50%		May 2015		(9)	5,157	5,260
Capmark Financial Group	1	5.55%		May 2015		(9)	12,078	12,319
Capmark Financial Group	1	5.55%		June 2015		(9)	5,240	5,344
Barclay's Bank	1	5.55%		June 2015		(9)	2,737	2,791
Barclay's Bank	1	5.55%		June 2015		(9)	4,492	4,581
Barclay's Bank	1	5.55%		June 2015		(9)	10,470	10,678
Barclay's Bank	1	5.55%		June 2015		(9)	9,344	9,530
Barclay's Bank	1	5.55%		June 2015		(9)	8,372	8,537
Barclay's Bank	1	5.60%		June 2015		(9)	5,790	5,904
Barclay's Bank	1	5.60%		June 2015		(9)	9,015	9,174
Barclay's Bank	1	5.55%		June 2015		(9)	5,486	5,595
Barclay's Bank	1	5.55%		June 2015		(9)	36,377	37,099
Barclay's Bank	1	5.60%		June 2015		(9)	6,907	7,043
Barclay's Bank	1	5.55%		June 2015		(9)	6,157	6,279
Barclay's Bank	1	5.55%		June 2015		(9)	7,075	7,215
Barclay's Bank	1	5.60%		June 2015		(9)	9,012	9,189
Barclay's Bank	1	5.55%		June 2015		(9)	7,064	7,204
Barclay's Bank	1	5.55%		June 2015		(9)	7,775	7,929
Barclay's Bank	1	5.55%		June 2015		(9)	7,075	7,216
Barclay's Bank	1	5.55%		June 2015		(9)	8,076	8,237
Barclay's Bank	1	5.55%		June 2015		(9)	10,135	10,336
Capmark Financial Group	1	5.50%		July 2015		(9)	7,130	7,272
Barclay's Bank	1	5.44%		Sept 2015		(9)	11,624	11,853
Merrill Lynch	1	6.29%		July 2016		(10)	9,428	9,505
Merrill Lynch	1	6.29%		July 2016		(10)	5,621	5,662
Merrill Lynch	1	6.29%		July 2016		(10)	7,891	7,956
Merrill Lynch	1	6.29%		July 2016		(10)	9,442	9,510
Wachovia Securities	43	6.29%		July 2016		(10)	500,452	504,549
Wachovia Securities	1	6.29%		July 2016		(10)	6,760	6,815
Wells Fargo/Morgan Stanley	2	6.29%		July 2016		(10)	35,763	36,056
Wells Fargo/Morgan Stanley	1	6.29%		July 2016		(10)	6,935	6,992
Wells Fargo/Morgan Stanley	1	6.29%		July 2016		(10)	9,875	9,956

	117						$1,484,054	$1,453,008

(1)
Interest rate at September 30, 2010 gives effect to interest rate swaps and LIBOR floors, where applicable.

(2)
Requires payments of interest only.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

7. Long-Term Debt (Continued)

(3)
Prepayment of this loan is not subject to a prepayment penalty.

(4)
Maturity date may be extended for two additional one-year terms at the predecessor's option (subject to the predecessor's prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of the predecessor's option).

(5)
The Keybank/State Street Bank loans are comprised of a senior and a mezzanine loan, which, as of September 30, 2010 had outstanding balances of $48 million and $37 million, respectively.

(6)
Maturity date may be extended for one additional year at our option (subject to our prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of our option).

(7)
This loan is subject to a prepayment penalty in an amount calculated as a percentage of the outstanding balance at the time of such prepayment.

(8)
Maturity date may be extended for up to two additional one-year terms at the predecessor's option (subject to the predecessor's prior satisfaction of certain conditions, including, among others, a principal pay down for the first extension, maintenance of a specified debt service coverage ratio for the second extension, and advance notice of the exercise of the predecessor's option).

(9)
This loan is subject to defeasance, except during the 90 days prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

(10)
This loan is subject to defeasance, except during the three years prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

        Some mortgage agreements are subject to customary financial covenants. The Company was in compliance with these covenants at September 30, 2010.

        In February 2010, RLJ Fund II received a notice of event of default for failure to make the required monthly payment on its mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, New York. The mortgage loan matured in July 2010. In August 2010, RLJ Fund II initiated a deed in lieu of foreclosure process for the mortgage loan. The proposal is under review by the lender. At December 31, 2009, the book value of the New York LaGuardia Airport Marriott equals the fair market value.

        In March 2010, RLJ Fund II amended the Wells Fargo/GE mortgage loan secured by 13 properties that became due and payable in January 2010. In conjunction with the amendment, the mortgage principal balance was paid down to $192.1 million. The amended mortgage loan is subject to a variable rate of interest, currently 7.12%, and requires monthly payments of principal and interest. Additionally, a one-time mortgage amortization payment of $2.5 million is to be paid in December 2010. The mortgage has a new maturity date of February 2012.

        In May 2010, RLJ Fund II restructured with Capmark Financial Group mortgage loans secured by eight properties. In connection with the restructuring, principal was paid down by $7.5 million on these loans. The restructured loans are subject to a variable interest rate of LIBOR plus 4.00% and the original maturity dates were extended to May 2012, plus two one-year extensions are available.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

8. Commitments and Contingencies

  Restricted Cash Reserves

        The Company is obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents. The management agreements, franchise agreements and/or mortgage loan documents require the Company to reserve restricted cash ranging from 2.0% to 5.0% of the individual hotel's revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the Company upon termination of the management agreements, franchise agreements or mortgage loan documents. Additionally, some mortgage agreements require the Company to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of September 30, 2010 and December 31, 2009, approximately $64.0 million and $52.9 million, respectively, was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

  Litigation

        Neither the Company nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the Company.

  Purchase Agreements

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Hampton Inn & Suites Denver Tech Center from K Partners Hospitality Group. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on October 14, 2010, and received its $300 thousand deposit as a credit at closing.

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Garden District Hotel from Garden District Hotel on St. Charles Avenue, L.L.C. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on October 26, 2010, and received its $200 thousand deposit as a credit at closing.

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase a portfolio of four hotels from Green Park Management. On November 1, 2010, RLJ Fund III terminated the agreement and was refunded its deposit of $2.0 million on November 2, 2010.

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase a portfolio of three hotels from Integrated Capital. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on November 5, 2010, and received its $2.0 million deposit as a credit at closing.

        As of September 30, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Hilton Garden Inn New Orleans Convention Center from Historic Restoration, Inc. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on November 16, 2010, and received its $500 thousand deposit as a credit at closing.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

8. Commitments and Contingencies (Continued)

        RLJ Fund III, through wholly-owned subsidiaries, is subject to a security deposit agreement with the Federal Deposit Insurance Corporation (the "FDIC") for the opportunity to pursue properties seized by the government. If RLJ Fund III breaches the confidentiality agreement, it may forfeit its deposit. The agreement requires a $250 thousand deposit which will be refunded upon the termination of the holding period, January 5, 2011, at RLJ Fund III's request to terminate, or if granted by the FDIC even with breach of confidentiality.

9. Owners' Equity

  Partners' Capital

        As of September 30, 2010, RLJ Fund II partners had made aggregate capital contributions of approximately $726.2 million. In addition, $16.9 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund II General Partner. Accordingly, 100.0% of total capital commitments have been committed as of September 30, 2010. As of September 30, 2010, RLJ Fund II had made distributions of approximately $156.7 million, in aggregate, including approximately $21.1 million of advisory fees distributed to the Fund II General Partner on behalf of the limited partners.

        As of September 30, 2010, RLJ Fund III partners had made aggregate capital contributions of approximately $310.4 million. In addition, $44.2 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund III General Partner. Accordingly, 29.8% of total capital commitments have been deployed as of September 30, 2010. As of September 30, 2010, RLJ Fund III had made no distributions.

  Members' Capital

        The rights and obligations of the equity holders of RLJ Development (the "Members") are governed by its limited liability company agreement of RLJ Development dated December 19, 2000, as amended on January 1, 2002 (the "Operating Agreement"). Each member's interest in the Company is equal to the percentage of capital initially contributed by that Member. The Class A Members hold a 75% ownership interest and two Class B members hold a total interest of 25%. The Class A Members have made capital contributions totalling $115.3 million.

  Series A Preferred Units

        As of September 30, 2010, an aggregate of approximately $0.1 million had been distributed to RLJ Fund II preferred unitholders.

        As of September 30, 2010, an aggregate of approximately $0.1 million had been distributed to RLJ Fund III preferred unitholders.

10. Financial Instruments: Derivatives and Hedging

        The Company employs interest rate swaps and caps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income (loss) with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period. As of

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

10. Financial Instruments: Derivatives and Hedging (Continued)

September 30, 2010 and December 31, 2009, the Company has entered into the following interest rate swaps:

(in thousands)
	Notional Value at				Fair Value at
Hedge type	September 30, 2010	December 31, 2009	Swap Interest Rate	Maturity	September 30, 2010	December 31, 2009
Swap-cash flow	$—	$33,919	5.10%	1/19/2010	$—	$(151)
Interest rate cap	—	48,000	6.00%	4/9/2010	—	—
Interest rate cap	—	37,000	6.00%	4/9/2010	—	—
Swap-cash flow	—	12,250	5.09%	5/17/2010	—	(274)
Swap-cash flow	—	58,000	5.08%	6/13/2010	—	(1,504)
Swap-cash flow	—	11,400	5.33%	6/21/2010	—	(322)
Interest rate cap	—	75,000	5.00%	6/23/2010	—	—
Swap-cash flow	—	13,815	5.33%	6/27/2010	—	(403)
Swap-cash flow	—	11,765	5.33%	6/27/2010	—	(343)
Interest rate cap	—	60,000	5.00%	7/11/2010	—	—
Interest rate cap	—	16,000	5.00%	7/11/2010	—	—
Interest rate cap	—	16,000	5.00%	7/11/2010	—	—
Swap-cash flow	—	23,330	5.33%	7/15/2010	—	(733)
Swap-cash flow	—	11,418	5.49%	7/18/2010	—	(377)
Swap-cash flow	—	12,090	5.49%	7/18/2010	—	(399)
Swap-cash flow	—	12,530	4.94%	8/2/2010	—	(391)
Swap-cash flow	—	19,903	4.94%	8/23/2010	—	(670)
Swap-cash flow	—	11,560	4.94%	8/30/2010	—	(398)
Swap-cash flow	40,300	40,300	4.77%	10/3/2010	(167)	(1,491)
Swap-cash flow	24,852	24,852	4.77%	10/3/2010	(102)	(920)
Swap-cash flow	14,839	14,839	4.76%	10/15/2010	(82)	(565)
Swap-cash flow	12,090	12,090	4.72%	11/30/2010	(135)	(513)
Swap-cash flow	10,075	10,075	4.72%	11/30/2010	(112)	(427)
Swap-cash flow	28,269	28,269	3.09%	1/22/2011	(321)	(811)
Interest rate cap	48,000	—	6.00%	4/9/2011	—	—
Interest rate cap	37,000	—	6.00%	4/9/2011	—	—
Swap-cash flow	8,732	8,732	3.45%	4/30/2011	(184)	(328)
Swap-cash flow	73,168	—	5.00%	6/9/2011	—	—
Interest rate cap	60,000	—	5.00%	7/15/2011	—	—
Interest rate cap	16,000	—	5.00%	7/15/2011	—	—
Interest rate cap	16,000	—	5.00%	7/15/2011	—	—
Swap-cash flow	11,418	11,418	3.33%	9/22/2011	(352)	(449)
Swap-cash flow	85,000	85,000	3.33%	9/22/2011	(2,738)	(3,460)
Interest rate cap	60,000	—	6.00%	6/29/2012	9	—

	$545,743	$719,555			$(4,184)	$(14,929)

        As of September 30, 2010 and December 31, 2009, there was approximately $4.2 million and $14.9 million, respectively, in unrealized losses included in accumulated other comprehensive loss, a

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

10. Financial Instruments: Derivatives and Hedging (Continued)

component of owners' equity, related to interest rate hedges that are effective in offsetting the variable cash flows. For the nine months ended September 30, 2010 and 2009, there was approximately $(58) thousand and $124 thousand, respectively, in unrealized gains recognized in earnings related to hedges that were ineffective in offsetting variable cash flows. Over time, the unrealized gains reported in accumulated other comprehensive loss will be reclassified to interest income. The unrealized gains are reclassified to earnings during the same period the associated hedged items are also recognized in earnings.

11. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable:

  •
  Level 1—Inputs include quoted market prices in an active market for identical assets or liabilities.

  •
  Level 2—Inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

  •
  Level 3—Inputs are unobservable and corroborated by little or no market data.

        The following table presents information about the Company's financial assets and liabilities which consist of interest rate swap and cap agreements, measured at fair value on a recurring basis as of September 30, 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

	Fair Value at September 30, 2010
	Level 1	Level 2	Level 3	Total
	(in thousands)
Interest rate swap liability	$—	$(4,184)	$—	$(4,184)

        Consistent with the prior year, the fair values of the derivative financial instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The Company determined that the significant inputs, such as interest yield curves and discount rates, used to value its derivatives fall within Level 2 of the fair value hierarchy and that the credit valuation adjustments associated with the Company's counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of September 30, 2010, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        The fair value of the investment in collateralized loans is determined by discounting the future contractual cash flows to the present value using a current market interest rate. The market rate is

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

11. Fair Value Measurements (Continued)

determined by giving consideration to one or both of the following criteria, as appropriate: (1) interest rates for loans of comparable quality and maturity; and (2) the value of the underlying collateral. The fair value of the Company's investment in collateralized loans are generally classified within Level 3 of the valuation hierarchy.

12. Advisory Fees

        Pursuant to the terms of the RLJ Fund II limited partnership agreements, the Fund II General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund II General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund II. Total advisory fees due to the Fund II General Partner from limited partners for the nine months ended September 30, 2010 and 2009 were approximately $6.5 million and $6.5 million, respectively. As of both September 30, 2010 and December 31, 2009, all advisory fees due had been paid.

        Pursuant to the terms of the RLJ Fund III limited partnership agreements, the Fund III General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund III General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund III. Total advisory fees due to the Fund III General Partner from limited partners for the nine months ended September 30, 2010 and 2009 were approximately $10.3 million and $10.3 million, respectively. As of September 30, 2010, $44.2 million of advisory fees had been paid by the limited partners.

        The combined consolidated financial statements of the Company reflect these advisory fees as contributions and distributions within the respective partner accounts. As a result of the combination of RLJ Development with RLJ Fund II and RLJ Fund III and after elimination entries, the actual expenses associated with operating RLJ Fund II and RLJ Fund III have been reflected in these financial statements.

13. Related Party Transactions

        In 2010, the Fund III Master Company borrowed from the credit facility (see Note 7) to advance approximately $3.4 million to the RLJ Fund III General Partner, creating a receivable of $3.4 million at March 31, 2010 from the Fund III General Partner at the Fund III Master Company. The receivable was paid in full in April 2010.

        In 2009, the Master Company borrowed from the credit facility to advance approximately $10.3 million to the RLJ Fund III General Partner, creating a receivable of $10.3 million at December 31, 2009 from the Fund III General Partner at the Fund III Master Company. The receivable was paid in full in January 2010.

        The Company pays monthly fees for management advisory services to the managing member of RLJ Development. Such fees amounted to $1.7 million and $1.4 million for the nine months ended September 30, 2010 and 2009, respectively.

        RLJ Companies LLC, a related party, paid for certain amounts on the Company's behalf. As of September 30, 2010 and December 31, 2009, amounts due to RLJ Companies LLC totaled $6 thousand and $39 thousand, respectively.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

13. Related Party Transactions (Continued)

        The Company paid certain costs on the behalf of RLJ Development (Mexico), LLC, a related party through common ownership, and RLJ Development (Mexico), LLC paid for certain amounts on the Company's behalf. At September 30, 2010 and December 31, 2009, the amounts due from RLJ Development (Mexico), LLC were $549 thousand and $481 thousand, respectively.

        For the nine months ended September 30, 2010 and 2009, the Company made charitable contributions totaling $292 thousand and $290 thousand, respectively, which are included in general and administrative expense. These charitable contributions were paid to various foundations and charitable organizations, of which $55 thousand and $100 thousand, respectively, were directed by related parties.

14. Comprehensive Loss

        For the nine months ended September 30, 2010, comprehensive loss was approximately $1.4 million. The accumulated other comprehensive loss resulted entirely from the Company's unrealized losses on its interest rate derivative instruments.

15. Supplemental Information to Statement of Cash Flows

	For the Nine Months Ended September 30,
	2010	2009
	(in thousands)
Interest paid	$63,575	$66,777

Accrued preferred distributions	$16	$16

Income taxes paid	$(178)	$1,988

Supplemental non-cash transactions:
In conjunction with the hotel acquisitions, the Company assumed the following assets and liabilities:
Purchase of real estate	$310,409	$145,519
Accounts receivable	118	11
Other assets	1,344	170
Advance deposits	(624)	(134)
Accounts payable and accrued expenses	(1,038)	(251)

Acquisition of hotel properties	$310,209	$145,315

In conjunction with the hotel sales, the Company disposed of the following assets and liabilities:
Sale of real estate	$(49,406)	$—
Gain on sale of property	(23,711)	—

Disposition of hotel properties	$(73,117)	$—

Change in fair market value of interest rate swaps	$10,745	$60

16. Subsequent Events

        On October 6, 2010, RLJ Fund III, through wholly-owned subsidiaries, entered into a $40 million mortgage loan secured by the Embassy Suites Tampa-Downtown Convention Center hotel. The mortgage loan has an initial maturity date of October 6, 2013 and bears interest at LIBOR plus 4.50%.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

16. Subsequent Events (Continued)

        On October 6, 2010, RLJ Fund III, through wholly-owned subsidiaries, entered into a $31 million mortgage loan secured by the Homewood Suites by Hilton Washington hotel. The mortgage loan has an initial maturity date of October 6, 2013 and bears interest at LIBOR plus 4.50%.

        On October 14, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 123-room Hampton Inn & Suites Denver Tech Center hotel for a purchase price of approximately $12.9 million. The hotel is located in Denver, Colorado. K Partners Hospitality Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On October 20, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $100.0 million, including approximately $3.4 million of advisory fees payable to the General Partner.

        On October 26, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 133-room Garden District Hotel for a purchase price of approximately $6.4 million. The hotel is located in New Orleans, Louisiana. The hotel is being substantially renovated and will remain closed during renovations.

        On November 2, 2010, RLJ Fund III exercised its option to extend its credit facility, and the new maturity date on the credit facility was January 31, 2011.

        On November 5, 2010, RLJ Fund II made an aggregate distribution of $2.2 million to partners related to third quarter 2010 operations, all of which was paid to the General Partner as advisory fees.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 108-room Residence Inn Columbia hotel for a purchase price of approximately $14.0 million. The hotel is located in Ellicott City, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 162-room Residence Inn National Harbor hotel for a purchase price of approximately $49.0 million. The hotel is located in National Harbor, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 130-room Residence Inn Silver Spring hotel for a purchase price of approximately $25.0 million. The hotel is located in Silver Spring, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 16, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 284-room Hilton Garden Inn New Orleans Convention Center hotel for a purchase price of approximately $25.2 million. The hotel is located in New Orleans, Louisiana. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 105-room Hampton Inn West Palm Beach Central Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

16. Subsequent Events (Continued)

Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 100-room Hilton Garden Inn West Palm Beach Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $200.0 million.

        On December 7, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $200.0 million.

        On December 17, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 160-room Hollywood Heights hotel for a purchase price of approximately $29.4 million. The hotel is located in Los Angeles, California. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On December 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 95% interest in the 759-room Doubletree Metropolitan Hotel New York City. The total purchase price was approximately $335.0 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was financed using proceeds from a senior mortgage loan of approximately $150 million, a mezzanine loan of $50 million and capital contributions.

        On January 5, 2011, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $67.9 million, including approximately $2.5 million of advisory fees payable to the General Partner.

        On January 11, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 221-room Embassy Suites Columbus hotel for a purchase price of approximately $9.6 million. The hotel is located in Columbus, Ohio. Crescent Hotels and Resorts was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 11, 2011, RLJ Fund III entered into a purchase and sale agreement to acquire the 176-room Hampton Inn Houston-Near The Galleria, located in Houston, Texas for $20.3 million. The acquisition of the Hampton Inn Houston-Near The Galleria is expected to close within thirty days of the expiration of the due diligence period, which expires on February 10, 2011, subject to satisfactory completion of due diligence and customary closing conditions.

        On January 12, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 300-room Renaissance Pittsburgh Hotel for a purchase price of approximately $47.3 million. The hotel is located in Pittsburgh, Pennsylvania. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 14, 2011, RLJ Fund III entered into a $140 million unsecured term loan. RLJ Fund III has agreed to maintain an unencumbered asset pool of ten hotel properties during the term of the term loan. The term loan has a maturity date of September 30, 2011 and bears interest at LIBOR plus 4.25%, with a LIBOR floor of 1.00%.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

16. Subsequent Events (Continued)

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 181-room Courtyard Atlanta Buckhead hotel for a purchase price of approximately $27.0 million. The hotel is located in Buckhead, Georgia. Noble Management Group was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 152-room Doubletree Hotel Columbia for a purchase price of approximately $10.5 million. The hotel is located in Columbia, Maryland. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 238-room Denver Airport Marriott at Gateway Park for a purchase price of approximately $46.0 million. The hotel is located in Denver, Colorado. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 219-room Crowne Plaza Hotel West Palm Beach for a purchase price of approximately $16.0 million. The hotel is located in West Palm Beach, Florida. Windsor Capital Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Wyndham Raleigh Durham-Research Triangle Park hotel for a purchase price of approximately $7.0 million. The hotel is located in Durham, North Carolina. Noble Management Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 198-room Wyndham Pittsburgh hotel for a purchase price of approximately $21.3 million. The hotel is located in Pittsburgh, Pennsylvania. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        The following unaudited pro forma financial information presents the results of operations as if the 2010 and 2011 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The Garden District Hotel acquired on October 26, 2010 has been closed since 2008 and accordingly has no operating history and is excluded from the condensed pro forma financial information. The results of operations for the 2009 acquisitions for the period not owned were not significant compared to the Company's results of operations. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

        The preliminary allocation of purchase price for the hotel properties acquired was as follows:

September 30, 2010
(in thousands)
Land	$135,922
Buildings and improvements	567,580
Furniture, fixtures and equipment	22,369

$725,871

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(unaudited)

16. Subsequent Events (Continued)

        The following unaudited pro forma financial information presents the results of operations as if the post September 30, 2010 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

	For the Nine Months Ended September 30,
	2010	2009
	(in thousands)
Revenue	$524,707	$515,222
Net income (loss)	$20,503	$(129,707)

        The Company has evaluated all subsequent events through the date the financial statements were issued, and no additional matters have come to our attention.

Report of Independent Registered Public Accounting Firm

To the Owners of

  RLJ Lodging Fund II, L.P.
  RLJ Lodging Fund II (P.F. #1), L.P.
  RLJ Real Estate Fund III, L.P.
  RLJ Real Estate Fund III, (P.F. #1), L.P., and
  RLJ Development, LLC

In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of RLJ Lodging Fund II, L.P., RLJ Lodging Fund II, (P.F. #1), L.P. RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III, (P.F. #1), L.P. and RLJ Development, LLC (collectively "The RLJ Predecessor" or the "Company") as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP

McLean, VA
November 24, 2010, except for notes 16 and 18,
          as to which the date is January 31, 2011

The RLJ Predecessor

Combined Consolidated Balance Sheet

(Amounts in thousands)

	December 31,
	2009	2008
Assets
Investment in hotel properties, net	$1,877,583	$1,905,653
Investment in loans	12,899	—
Property and equipment, net	2,386	3,194
Cash and cash equivalents	151,382	156,181
Restricted cash reserves	52,885	44,342
Hotel receivables, net of allowance of $140 and $198, respectively	10,973	10,046
Deferred financing costs, net	3,830	7,159
Deferred income tax asset	4,509	6,572
Due from general partner	10,764	208
Prepaid expense and other assets	23,888	25,933
Assets of hotels held for sale	51,766	53,820

Total assets	$2,202,865	$2,213,108

Liabilities and Owners' Equity
Borrowings under credit facility	$145,983	$1,000
Liabilities of hotels held for sale	44,386	45,462
Mortgage loans	1,453,008	1,447,872
Interest rate swap liability	14,929	32,283
Due to general partner	39	64
Accounts payable and accrued expense	48,176	54,168
Deferred income tax liability	4,509	6,572
Advance deposits and deferred revenue	4,972	4,471
Accrued interest	1,116	484

Total liabilities	1,717,118	1,592,376
Owners' Equity
Partners' capital
Fund II general partner	(11,440)	(9,625)
Fund II limited partners	459,903	617,344
Fund III general partner	(17,852)	(12,178)
Fund III limited partners	50,163	36,667
Members' capital
Class A members	13,643	14,217
Class B members	5,807	5,988
Fund II—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at December 31, 2009 and 2008, respectively	189	189
Fund III—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at December 31, 2009 and 2008, respectively	190	190
Accumulated other comprehensive loss	(14,856)	(32,060)

Total owners' equity	485,747	620,732

Total liabilities and owners' equity	$2,202,865	$2,213,108

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statement of Operations

(Amounts in thousands)

	For the years ended December 31,
	2009	2008	2007
Revenue
Hotel operating revenue
Room revenue	$408,667	$463,015	$395,939
Food and beverage revenue	61,327	71,766	65,572
Other operating department revenue	12,494	17,038	13,986

Total revenue	482,488	551,819	475,497

Expense
Hotel operating expense
Room	90,663	97,407	84,414
Food and beverage	41,758	48,934	45,457
Management fees	17,203	21,365	18,902
Other hotel expenses	151,849	165,092	138,429

Total hotel operating expense	301,473	332,798	287,202
Depreciation	96,154	84,390	59,651
Impairment loss	98,372	21,472	—
Real estate and personal property tax, ground rent and insurance	35,349	33,513	30,073
General and administrative	18,533	19,388	10,273
Transaction and pursuit costs	8,665	1,955	—
Organization costs	—	145	500

Total operating expense	558,546	493,661	387,699

Operating (loss)/income	(76,058)	58,158	87,798
Other income	955	745	4
Interest income	624	1,612	3,012
Interest expense	(92,175)	(92,892)	(77,440)

(Loss) income from continuing operations before income taxes	(166,654)	(32,377)	13,374
Income tax (expense)/benefit	(1,801)	945	(1,317)

(Loss) income from continuing operations	(168,455)	(31,432)	12,057

Income from discontinued operations	457	2,111	165,640
Net (loss) income	(167,998)	(29,321)	177,697

Distributions to preferred unitholders	(62)	(61)	(31)

Net (loss) income available to owners	$(168,060)	$(29,382)	$177,666

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Changes in Owners' Equity

(Amounts in thousands)

	Partners' Capital
	Fund II		Fund III
					Members' Capital		Preferred Units		Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners						Total Owners' Equity
					Class A	Class B	Fund II	Fund III
Balance at December 31, 2006	$(4,593)	$462,443	$—	$—	$32,914	$1,125	$189	$—	$(1,205)	$490,873

Components of comprehensive income:
Net income (loss)	11	14,669	(1)	(1,142)	123,289	40,871	—	—	—	177,697
Reclassification adjustment for losses included in net income	—	—	—	—	—	—	—	—	596	596
Unrealized loss on interest rate derivatives	—	—	—	—	—	—	—	—	(13,784)	(13,784)

Total comprehensive income										164,509
Partners' contributions	4,955	144,981	—	—	—	—	—	—	—	149,936
Partners' distributions	(8,891)	(54,989)	(6,471)	—	—	—	—	—	—	(70,351)
Members' distributions	—	—	—	—	(136,552)	(36,165)	—	—	—	(172,717)
Distributions to preferred unitholders	—	(31)	—	—	—	—	—	—	—	(31)

Balance at December 31, 2007	$(8,518)	$567,073	$(6,472)	$(1,142)	$19,651	$5,831	$189	$—	$(14,393)	$562,219

Components of comprehensive loss:
Net loss	(13)	(17,502)	(6)	(12,928)	903	225	—	—	—	(29,321)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(373)	(373)
Unrealized loss on interest rate derivatives	—	—	—	—	—	—	—	—	(17,294)	(17,294)

Total comprehensive loss										(46,988)
Partners' contributions	7,157	138,364	8,011	50,768	—		—	—	—	204,300
Partners' distributions	(8,251)	(70,561)	(13,711)	—	—	—	—	—	—	(92,523)
Members' distributions	—	—	—	—	(6,337)	(68)	—	—	—	(6,405)
Issuance of preferred shares, net of offering costs of $60	—	—	—	—	—	—	—	190	—	190
Distributions to preferred unitholders	—	(30)	—	(31)	—	—	—	—	—	(61)

Balance at December 31, 2008	$(9,625)	$617,344	$(12,178)	$36,667	$14,217	$5,988	$189	$190	$(32,060)	$620,732

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Changes in Owners' Equity

(Amounts in thousands)

	Partners' Capital
	Fund II		Fund III
					Members' Capital		Preferred Units		Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners						Total Owners' Equity
					Class A	Class B	Fund II	Fund III
Components of comprehensive loss:
Net loss	(115)	(155,411)	(5)	(11,751)	(537)	(179)	—	—	—	(167,998)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(150)	(150)
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	17,354	17,354

Total comprehensive loss										(150,794)
Partners' contributions	6,946	8,645	8,042	25,278	—	—	—	—	—	48,911
Partners' distributions	(8,646)	(10,644)	(13,711)	—	—	—	—	—	—	(33,001)
Members' distributions	—	—	—	—	(37)	(2)	—	—	—	(39)
Distributions to preferred unitholders	—	(31)	—	(31)	—	—	—	—	—	(62)

Balance at December 31, 2009	$(11,440)	$459,903	$(17,852)	$50,163	$13,643	$5,807	$189	$190	$(14,856)	$485,747

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the years ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$(167,998)	$(29,321)	$177,697
Adjustments to reconcile net income (loss) to cash flow provided by operating activities:
Gain on sale of properties	—	(43)	(163,693)
Depreciation and other amortization	98,884	86,871	61,945
Amortization of deferred financing costs	3,781	3,839	2,026
Amortization of deferred management fees	1,000	1,000	1,000
Impairment loss	98,372	21,472	—
Preacquisition costs	—	(116)	—
Deferred income taxes	—	(1,123)	977
Unrealized (gain) loss on interest rate swaps	(149)	(374)	596
Changes in assets and liabilities:
Hotel receivables, net	(890)	1,340	(1,073)
Prepaid expense and other assets	1,006	1,792	(1,752)
Accounts payable and accrued expense	(6,130)	(1,714)	10,910
Advance deposits and deferred revenue	350	(341)	3,760
Accrued interest	626	(6,304)	1,606

Net cash flow provided by operating activities	28,852	76,978	93,999

Cash flows from investing activities:
Acquisition of hotel properties, net of cash acquired	(145,315)	(87,846)	(438,095)
Investment in loans	(12,917)	—	—
Principal payments received	9	—	—
Improvements and additions to hotel properties	(20,028)	(35,975)	(22,296)
Improvements and additions to property and equipment	(584)	(2,487)	(3,099)
Advances to related parties	(10,592)	5,187	3,297
Proceeds from principal payments	9	—	—
Other investing activities	11	154	(550)
Proceeds from sale of hotel properties	—	—	264,849
Funding of restricted cash reserves, net	(8,618)	(9,433)	(8,901)

Net cash flow used in investing activities	(198,025)	(130,400)	(204,795)

Cash flows from financing activities:
Borrowings under credit facility	150,983	57,765	241,015
Repayments under credit facility	(6,000)	(99,818)	(217,490)
Proceeds from mortgage loans	14,777	70,584	311,972
Payment of mortgage principal	(10,808)	(6,300)	(105,597)
Payment of member distributions	(39)	(6,405)	(172,717)
Proceeds from partner contributions	48,911	204,300	149,936
Proceeds from issuance of preferred shares	—	250	—
Payment of preferred offering costs	—	(60)	—
Payment of partner distributions	(33,001)	(92,523)	(70,351)
Payment of preferred shareholder distributions	(62)	(61)	(31)
Payment of deferred financing costs	(387)	(2,026)	(5,334)

Net cash flow provided by financing activities	164,374	125,706	131,403

Net change in cash and cash equivalents	(4,799)	72,284	20,607
Cash and cash equivalents, beginning of year	156,181	83,897	63,290

Cash and cash equivalents, end of year	$151,382	$156,181	$83,897

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements

1. Organization

        RLJ Lodging Fund II ("RLJ Fund II") comprises RLJ Lodging Fund II, L.P. (the "Initial Fund II") and RLJ Lodging Fund II (P.F. #1), L.P. (the "Parallel Fund II"), which were formed in the state of Delaware on February 17, 2006 and April 5, 2006, respectively. The general partner of RLJ Fund II is RLJ Capital Partners II, LLC (the "Fund II General Partner"), a Delaware limited liability company. RLJ Fund II will continue until September 15, 2014 unless sooner dissolved pursuant to the terms of the RLJ Fund II limited partnership agreements or by operation of law. The terms of the partnerships may be extended for up to two additional one-year periods by the Fund II General Partner with the consent of a majority of the limited partner Advisory Board in order to permit the orderly dissolution of the fund.

        RLJ Real Estate Fund III ("RLJ Fund III") comprises RLJ Real Estate Fund III, L.P. (the "Initial Fund III") and RLJ Real Estate Fund III (P.F. #1), L.P. (the "Parallel Fund III"), which were formed in the state of Delaware on June 18, 2007 and July 19, 2007, respectively. The general partner of RLJ Fund III is RLJ Capital Partners III, LLC (the "Fund III General Partner"), a Delaware limited liability company. RLJ Fund III will continue until January 14, 2016 unless sooner dissolved pursuant to the terms of the RLJ Fund II limited partnership agreements or by operation of law. The terms of the partnerships may be extended for up to two additional one-year periods by the Fund III General Partner with the consent of a majority of the limited partner Advisory Board in order to permit the orderly dissolution of the fund.

        RLJ Development, LLC ("RLJ Development" and together with RLJ Fund II and RLJ Fund III, the "RLJ Predecessor" or the "Company") was formed in December 2000. RLJ Development is owned by its senior executives. The business and purpose of RLJ Development is to own, hold, manage and sell ownership interests in limited service hotel properties and engage in other real estate development activities.

        RLJ Fund II was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service hotels and full-service hotels located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund II was organized to operate identically to the Initial Fund II, sharing ratably in all investments. The Initial Fund II and the Parallel Fund II are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Lodging II Master, LLC (the "Fund II Master Company").

        RLJ Fund III was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service and full-service hotels, and a limited number of mixed-use properties with a lodging component and other commercial and residential properties located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund III was organized to operate identically to the Initial Fund III, sharing ratably in all investments. The Initial Fund III and the Parallel Fund III are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Real Estate III Master, LLC (the "Fund III Master Company").

        The Initial Fund II owns a 100% interest in RLJ Lodging II REIT, LLC (the "Fund II Initial REIT"). The Fund II Initial REIT is a real estate investment trust ("REIT") as defined in the Internal Revenue Code (the "Code"). The Parallel Fund II owns a 100% interest in RLJ Lodging II REIT (PF#1), LLC (the "Fund II Parallel REIT"). The Fund II Parallel REIT is a REIT as defined in the

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

1. Organization (Continued)

Code. The Fund II Initial REIT and the Fund II Parallel REIT are collectively referred to as the "Fund II Investment REITs."

        Each investment made by RLJ Fund II is made through the Fund II Investment REITs. The Fund II Investment REITs make investments through the Master Company, which was organized in the state of Delaware on April 5, 2006. The Fund II Initial REIT and the Fund II Parallel REIT each own a percentage of the Fund II Master Company in proportion to the capital contributions made to the Fund II Initial Fund and the Fund II Parallel Fund, respectively. Together, the Fund II Investment REITs own a 100% interest in the Fund II Master Company. Substantially all of RLJ Fund II's and the Fund II Investment REITs' assets are held by, and all of their operations are conducted through, the Fund II Master Company or a wholly-owned subsidiary of the Fund II Master Company.

        The Initial Fund III owns a 100% interest in RLJ Real Estate III REIT, LLC (the "Fund III Initial REIT"). The Fund III Initial REIT is a real estate investment trust ("REIT") as defined in the Internal Revenue Code (the "Code"). The Fund III Parallel Fund owns a 100% interest in RLJ Real Estate III REIT (PF#1), LLC (the "Fund III Parallel REIT"). The Fund III Parallel REIT is a REIT as defined in the Code. The Fund III Initial REIT and the Fund III Parallel REIT are collectively referred to as the "Fund III Investment REITs."

        Each investment made by RLJ Fund III is made through the Fund III Investment REITs. The Fund III Investment REITs make investments through the Fund III Master Company, which was organized in the state of Delaware on July 27, 2007. The Fund III Initial REIT and the Fund III Parallel REIT each own a percentage of the Fund III Master Company in proportion to the capital contributions made to the Fund III Initial Fund and the Fund III Parallel Fund, respectively. Together, the Fund III Investment REITs own a 100% interest in the Fund III Master Company. Substantially all of RLJ Fund III's and the Fund III Investment REITs' assets are held by, and all of their operations are conducted through, the Fund III Master Company or a wholly-owned subsidiary of the Fund III Master Company.

        RLJ Fund II had no operations prior to June 8, 2006, at which time the Second Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II, L.P. and the Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II, L.P. (P.F. #1) became effective. Collectively, both agreements are referred to as the "Fund II LP Agreements." From June 15, 2006 through September 15, 2006, the Initial Fund II completed six closings, admitting limited partners to the partnership, with the final closing on September 15, 2006. On January 15, 2007, the limited partnership agreements for both the Initial Fund II and the Parallel Fund II were amended and restated. Effective that date, the Initial Fund II is operating under the Third Amended and Restated Limited Partnership Agreement and the Parallel Fund II is operating under the Second Amended and Restated Limited Partnership Agreement.

        RLJ Fund III had no operations prior to July 12, 2007, at which time the Amended and Restated Limited Partnership Agreement of RLJ Real Estate Fund III, L.P. became effective. On August 14, 2007, the Amended and Restated Limited Partnership Agreement of RLJ Real Estate Fund III, L.P. (P.F. #1) became effective. Collectively, both agreements are referred to as the "Fund III LP Agreements." On April 3, 2009, the Fund III LP Agreements were amended and restated and now operate under the Second Amended and Restated Limited Partnership Agreement. From August 28, 2007 through January 14, 2008, the Initial Fund III completed five closings, admitting limited partners to the partnership, with the final closing on January 14, 2008.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

1. Organization (Continued)

        As of December 31, 2009, RLJ Fund II owned interests in 110 hotels with 14,712 rooms located in California, Colorado, Connecticut, Florida, Illinois, Indiana, Kentucky, Michigan, Nevada, New York, Tennessee, Texas, and Utah. Additionally, as of December 31, 2009, RLJ Fund II owned interests in land parcels located adjacent to certain hotels located in Illinois, Michigan and Texas. RLJ Fund II, through wholly-owned subsidiaries, owned a 100% interest in all of the assets. All of the assets are leased to the Fund II Master Company's taxable REIT subsidiary, RLJ Lodging II REIT Sub, Inc. (the "Fund II REIT Sub"), or a wholly-owned subsidiary of the Fund II REIT Sub. Each asset is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a percentage rent based on hotel revenues. Lease revenue from the Fund II REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation. An independent hotel operator manages each hotel.

        As of December 31, 2009, RLJ Fund III owned interests in seven hotels with 1,126 rooms located in Colorado, New York and Texas. Additionally, as of December 31, 2009, RLJ Fund III owned an interest in a land parcel located adjacent to a hotel in Texas. RLJ Fund III, through wholly-owned subsidiaries, owned a 100% interest in all of the assets. All of the assets are leased to the Fund III Master Company's taxable REIT subsidiary, RLJ Real Estate III REIT Sub, Inc. (the "Fund III REIT Sub"), or a wholly-owned subsidiary of the Fund III REIT Sub. Each asset is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a percentage rent based on hotel revenues. Lease revenue from the Fund III REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation. An independent hotel operator manages each hotel.

        As of December 31, 2009, RLJ Fund III, through wholly-owned subsidiaries, also owned a 100% interest in two mortgage loans secured by hotels located in Georgia and Texas.

        As of December 31, 2009, RLJ Development owned interests in six hotels with 813 rooms located in Connecticut, Florida, Massachusetts, Minnesota, Tennessee, and Texas.

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The combined consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        The combined consolidated financial statements include the accounts of RLJ Fund II, RLJ Fund III and RLJ Development and their respective wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

        The Initial Fund II and the Parallel Fund II are separate entities that do not have ownership interest in each other but are under the common control of the Fund II General Partner, likewise, the Initial Fund III and the Parallel Fund III are separate entities that do not have ownership interest in each other but are under the common control of the Fund III General Partner. RLJ Development, RLJ Fund II and RLJ Fund III are entities under the common control of Robert L. Johnson and were formed for the purpose of acquiring and operating hotel properties. As part of the intended transaction, the registrant will acquire certain of the assets of RLJ Development, including employees, FF&E, and leases, which will represent substantially all of RLJ Development's business. Since these three entities are under common control and RLJ Lodging Trust will succeed to their operations and

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

businesses, the combined entities of RLJ Fund II, RLJ Fund III, and RLJ Development are presented as The RLJ Predecessor and referred to as the Company.

  Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Risks and Uncertainties

        During the recent economic recession, the Company experienced reduced demand for its hotel rooms and services. Uncertainty over the economic recovery will continue to impact the lodging industry and the Company's financial results and growth. While the Company's financial results were impacted by the economic slowdown, it is expected that the Company's future financial results and growth will benefit while the economy continues to improve.

        In addition, the Company owned 23 and 17 hotels located in the Chicago, Illinois and Austin, Texas metropolitan areas, respectively. As a result, the Company is susceptible to adverse market conditions in these areas, including industry downturns, relocation of businesses and the oversupply of hotel rooms or a reduction in lodging demand.

  Revenue Recognition

        The Company's revenue comprises hotel operating revenue, such as room revenue, food and beverage revenue and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales and occupancy taxes collected from guests. All rebates or discounts are recorded as a reduction in revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the hotels. All revenues are recorded on an accrual basis as earned. Appropriate allowances are made for doubtful accounts and are recorded as bad debt expense. The allowances are calculated as a percentage of aged accounts receivable, based on individual hotel management company policy. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy.

        Incentive payments received pursuant to entry into management agreements are deferred and amortized into income over the life of the respective agreements. In 2007, RLJ Fund II received an incentive payment of $3.0 million related to purchasing a hotel and entering into a management agreement with Marriott International for management of the New York LaGuardia Airport Marriott, which will be recognized over the remaining term of the management agreement. As of December 31, 2009 and 2008, there is approximately $2.7 million and $2.8 million, respectively, remaining to be recognized.

  Fair Value of Financial Instruments

        The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company used the following market assumptions and/or estimation methods:

  •
  Cash and cash equivalents, hotel receivables, accounts payable and accrued expenses—The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate fair value because of their short maturities.

  •
  Investment in collateralized loans: The carrying amounts reported in the December 31, 2009 combined consolidated balance sheet for these financial instruments approximate fair value.

  •
  Interest rate swaps and caps—The fair value of interest rate swaps and caps is determined as discussed in Note 11 to these financial statements.

  •
  Variable rate mortgage notes payable and borrowings under the credit facility—The carrying amounts reported in the combined consolidated balance sheets for these financial instruments approximate fair value. The Company estimates the fair value of its variable rate debt by using quoted market rates for similar loans with similar terms.

  •
  Fixed rate mortgage notes payable—The fair value estimated at December 31, 2009 and 2008 was $809.1 million and $970.5 million, respectively (excluding loans collateralized by properties held for sale), is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans with similar terms.

  Investment in Hotel Properties

        Hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment and inventory. The Company records the purchase price among these asset classes based on their respective fair values. When the Company acquires properties, they acquire them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements, all of which are short-term in nature and which are at market rates. The Company does not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. In conjunction with the acquisition of a hotel, the Company typically negotiates new franchise and management agreements with the selected brand and manager.

        The Company's investments in hotel properties are carried at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Maintenance and repairs are expensed and major renewals or improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

        The Company considers each individual hotel to be an identifiable component of the business. In accordance with the impairment or disposal of long-lived assets guidance, the Company does not consider a hotel as "held for sale" until it is probable that the sale will be completed within one year and the other requisite criteria for such classification have been met. Once a hotel is designated as "held for sale" the operations for that hotel are included in discontinued operations. The Company

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

does not depreciate hotel assets so long as they are classified as "held for sale". Upon designation of a hotel as being "held for sale" and quarterly thereafter, the Company reviews the realizability of the carrying value, less cost to sell, in accordance with the guidance. Any such adjustment in the carrying value of a hotel classified as "held for sale" is reflected in discontinued operations. The Company includes in discontinued operations the operating results of those hotels that are classified as "held for sale".

        The Company reviews the carrying value of each hotel whenever events or changes in circumstances indicate that a hotel's carrying value may not be recoverable. If facts or circumstances support the possibility of impairment, the Company will estimate the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel to reflect the hotel at fair value, as discussed in Note 5 to these financial statements. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party appraisals, where considered necessary.

  Investment in Loans

        The Company holds an investment in a loan with a deteriorated credit quality, collateralized by the Residence Inn Atlanta Midtown, which was acquired at a substantial discount. It was probable at acquisition that all contractually required payments would not be received. The Company also holds an investment in a non-performing loan with a deteriorated credit quality, collateralized by the SpringHill Suites Houston Medical Park, which was acquired at a substantial discount. It was probable at acquisition that all contractually required payments would not be received. The Company does not have a reasonable expectation about the timing and amount of cash flows expected to be collected on these loans and are recognizing income when cash is received or applying cash to reduce the carrying value of the loans.

        The loans are collateralized by related hotel properties and are recorded at acquisition at their initial investment, which includes the amount paid to the seller plus any fees paid or less any fees received. A reserve is established when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) of an impaired loan is lower than the carrying value of that loan. As of December 31, 2009, no reserves for loan losses were deemed necessary.

  Cash and Cash Equivalents

        All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Company maintains cash balances in domestic banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.

  Restricted Cash Reserves

        All cash that is required to be maintained in a reserve escrow account by a management agreement and/or a mortgage agreement for replacement of furniture, fixtures and equipment and funding of real estate taxes and insurance is considered to be restricted cash reserves.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Deferred Financing Fees

        Deferred financing fees relate to costs incurred to obtain long-term financing of hotel properties. Deferred financing fees are recorded at cost and are amortized using the straight-line method, which approximates the effective interest method, over the respective terms of the mortgage loans that are collateralized by the hotel properties and over the term of a credit facility collateralized by capital commitments of RLJ Fund II or RLJ Fund III, as applicable (see Note 7) and are included as a component of interest expense. For the years ended December 31, 2009, 2008 and 2007, approximately $3.7 million, $3.8 million and $1.9 million (excluding discontinued operations), respectively, of amortization expense was recorded as a component of interest expense. Accumulated amortization at December 31, 2009 and 2008 was approximately $10.1 million and $6.4 million (excluding discontinued operations), respectively.

  Deferred Management Fees

        In June 2006, in consideration for the agreement of White Lodging Services Corporation ("WLS") to enter into new management agreements on terms favorable to RLJ Fund II, a subsidiary of RLJ the Fund II made a one-time payment of $20.0 million to WLS. This payment was recorded at cost, and is being amortized as a component of management fee expense, which is included in management fees, over the 20-year initial term of the management agreement. For the years ended December 31, 2009, 2008 and 2007, $1.0 million of amortization expense was recorded in each year with respect to deferred management fees. As of December 31, 2009 and 2008, accumulated amortization was approximately $3.6 million and $2.6 million, respectively.

  Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains and losses resulting from hedging activities.

  Advertising Costs

        The Company expenses advertising costs as incurred. Advertising expense was approximately $2.2 million, $1.9 million and $1.8 million (excluding discontinued operations) for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in other hotel operating expenses.

  Transaction and Pursuit Costs

        The Company incurs costs during the review of potential property acquisitions, including legal fees, architectural costs, environmental reviews and market studies. Prior to December 31, 2008, these costs were included in prepaid expenses and other current assets until the property was either acquired or the deal was abandoned. Costs related to properties that were acquired were reclassified to investment in hotel properties at the time of acquisition. Costs related to deals that were abandoned were expensed to transaction and pursuit costs at the time of abandonment.

        On January 1, 2009, the Company adopted the new accounting guidance on business combinations, which requires transaction costs to be expensed as incurred. At December 31, 2008, the Company had approximately $700 thousand of costs related to acquisitions that were expected to close during 2009,

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

which were included in prepaid expenses and other current assets. Those costs were expensed as transaction and pursuit costs at December 31, 2008.

        On February 26, 2009, RLJ Fund II terminated its obligation to purchase two additional properties under a purchase and sale agreement. Approximately $5.6 million was paid as a termination fee, which is included in transaction and pursuit costs.

  Derivative Financial Instruments

        In the normal course of business, the Company is exposed to the effects of interest rate changes. As of December 31, 2009, approximately 20% of the Company's borrowings were subject to variable rates. The Company limits the risks associated with interest rate changes by following the Company's established risk management policies and procedures, including the use of derivatives. The Company utilizes derivative financial instruments to manage, or hedge, interest rate risk. The Company attempts to require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential in order to qualify for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures.

        The Company utilizes a variety of borrowing vehicles including a credit facility and medium and long-term financings. To reduce the Company's susceptibility to interest rate variability, the Company uses interest rate instruments, typically interest rate swaps and caps, to convert a portion of variable rate debt to fixed rate debt.

        Interest rate differentials that arise under interest rate swap and cap contracts are recognized in interest expense over the life of the contracts. Interest rate swap and cap agreements contain a credit risk that counterparties may be unable to fulfill the terms of the agreement. The Company has minimized that risk by evaluating the creditworthiness of its counterparties, who are limited to major banks and financial institutions, and it does not anticipate nonperformance by the counterparties.

        Gains and losses on swap and cap agreements determined to be effective hedges are reported in other comprehensive income (loss) and are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedged items is recognized in earnings in the current period. At December 31, 2009 and 2008, the aggregate fair value of approximately $14.9 million and $32.3 million, respectively, of the swap agreements was recorded as a liability in the accompanying combined consolidated financial statements.

  Distributions

        RLJ Fund II is required to make quarterly distributions to the Fund II General Partner and RLJ Fund II's limited partners in accordance with the Fund II LP Agreements. Distributable proceeds are apportioned among the Fund II General Partner and the RLJ Fund II's limited partners in proportion to their respective percentage interests and then distributed to each partner (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

and 20% to the Fund II General Partner. As of December 31, 2009, an aggregate of approximately $150.1 million (excluding advisory fees, see Note 12) had been distributed to partners.

        RLJ Fund III is required to make quarterly distributions to the Fund III General Partner and limited partners in accordance with the Fund III LP Agreements. Distributable proceeds are apportioned among the Fund III General Partner and the Fund III LP limited partners in proportion to their respective percentage interests and then distributed to each partner (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, (iii) third, 80% to partners and 20% to the Fund III General Partner, until each partner has received an internal rate of return of 11%, (iv) fourth, 60% to partners and 40% to the Fund III General Partner until the aggregate amount under (i) and (iii) distributed to the Fund III General Partner equals 20% of the aggregate amount distributed to the partners, and (v) thereafter 80% to limited partners and 20% to the Fund III General Partner. As of December 31, 2009, no distributions had been made to partners (excluding advisory fees, see Note 12).

        RLJ Fund II, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of December 31, 2009, an aggregate of approximately $99 thousand had been distributed to preferred unitholders.

        RLJ Fund III, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of December 31, 2009, an aggregate of approximately $61 thousand had been distributed to preferred unitholders.

        Pursuant to the terms of the RLJ Development's Limited Liability Company Agreement (the "LLC Agreement"), distributions are made at the discretion of the managing member. Distributions are made to Members in the following priority; (i), first to Class A Members who are entitled to receive any unpaid preferred return until the unpaid preferred return is reduced to zero; (ii), next to each Member, an amount equal to the excess of the tax rate percentage (as defined by the LLC Agreement) multiplied by the aggregate amount of net profits allocated to such members; (iii), next to Class A Members in proportion to the respective amounts of their unreturned capital (as defined by the LLC Agreement), until the unreturned capital of all Class A Members is reduced to zero; (iv), thereafter, among the Members in proportion to their respective membership percentage interests.

  Allocation of Profits and Losses

        Profits and losses of RLJ Fund II are allocated to the Fund II General Partner and RLJ Fund II's limited partners in accordance with the Fund II LP Agreements. Profits and losses are apportioned among the Fund II General Partner and the RLJ Fund II limited partners in proportion to their respective percentage interests (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners and 20% to the Fund II General Partner.

        Profits and losses of RLJ Fund III are allocated to the Fund III General Partner and RLJ Fund III's limited partners in accordance with the Fund III LP Agreements. Profits and losses are apportioned among the Fund III General Partner and the RLJ Fund III limited partners in proportion to their respective percentage interests (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, (iii) third, 80% to partners and 20% to the Fund III General Partner, until each partner has

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

received an internal rate of return of 11%, (iv) fourth, 60% to partners and 40% to the Fund III General Partner until the aggregate amount under (i) and (iii) distributed to the Fund III General Partner equals 20% of the aggregate amount distributed to the partners, and (v) thereafter 80% to limited partners and 20% to the Fund III General Partner.

        Profits of RLJ Development are allocated in accordance with the LLC Agreement: (i) first, to Members who received allocations of losses for earlier periods in proportion to the cumulative amount of those losses; (ii) next, to Class A Members in proportion to their respective percentage interests, until those Members have received cumulative allocation of profits for the current year and all prior years not offset by losses allocated to them equal to the cumulative amount of their annual preferred return; and (iii) thereafter, to the Members in proportion to their respective membership percentage interests. Losses of RLJ Development are allocated to Members in the following order or priority: (i) first, to Members who received allocations of profits in earlier fiscal years in proportion to the cumulative amount of profits previously allocated to them; (ii) next, to Members who have a positive capital account in proportion to the respective amounts of their positive capital accounts until the accounts are reduced to zero; and (iii) thereafter, to the Members in proportion to their respective percentage interests.

  Income Taxes

        The Fund II and Fund III Investment REITs have elected to be taxed as real estate investment trusts under Sections 856 through 860 of the Internal Revenue Code commencing with their taxable years ended December 31, 2006 and 2007, respectively. To qualify as a REIT, each Investment REIT must meet a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their adjusted taxable income to their owners. The Investment REITs' current intention is to adhere to these requirements and maintain the qualification for taxation as REITs. As REITs, the Investment REITs generally are not subject to federal corporate income tax on that portion of net income that is currently distributed to owners. If the Investment REITs fail to qualify for taxation as a REIT in any taxable year, they will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Investment REITs qualify for taxation as REITs, the Investment REITs may be subject to certain state and local taxes on their income and property, and to federal income and excise taxes on their undistributed taxable income.

        Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. As wholly-owned taxable REIT subsidiaries of the Master Companies, the taxable REIT subsidiaries are required to pay income taxes at the applicable rates. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiary as well as state income taxes incurred by the REITs and Master Companies.

        Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective income tax bases and for operating loss, capital loss and tax credit carryforwards based on enacted income tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that is more likely than not they will be realized based on consideration of available

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

        The Company has made no provision for federal or state income taxes (other than the provisions consolidated from wholly-owned subsidiaries), since the profits and losses are reported by the individual owners. The Company performs an annual review for any uncertain tax positions and will record expected future tax consequences of uncertain tax positions in its financial statements. At December 31, 2009 and 2008, the Company did not identify any uncertain tax positions.

  Recent Accounting Pronouncements

        In September 2009, the Financial Accounting Standards Board ("FASB") issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities ("VIEs"). This amendment requires an enterprise to perform a qualitative analysis when determine whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for annual periods beginning after November 15, 2009, and for interim periods within the first annual period. The Company does not believe that the adoption of this amendment will have a material impact on the Company's results of operations or financial position.

        In January 2010, the FASB issued Accounting Standards Update ("ASU") 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements," which adds disclosure requirements for transfers in and out of Levels 1 and 2, requires separate disclosures for activity relating to Level 3 measurements, and clarifies input and valuation techniques. The ASU was effective for interim and annual periods beginning after December 15, 2009, except for Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The Company does not believe that the adoption of the revised guidance in FASB Accounting Standards Codification Topic 820 will affect the Company's financial position, results of operations or cash flows.

3. Acquisition of Hotel Properties

        On January 22, 2008, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 219-room Embassy Suites Los Angeles-Downey hotel for a total cost of approximately $35.1 million. The hotel is located in Downey, California. Embassy Suites Management was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $28.3 million and borrowings on the credit facility.

        On May 1, 2008, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 104-room Residence Inn Grand Junction hotel for a total cost of approximately $12.5 million. The hotel is located in Grand Junction, Colorado. WLS was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $8.7 million and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 147-room Hyatt Summerfield Suites Houston/Galleria hotel for a total cost of approximately $22.8 million. The hotel is located in Houston, Texas. WLS was engaged to manage the hotel. The

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

3. Acquisition of Hotel Properties (Continued)

acquisition was financed by assuming the $16.5 million existing debt and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 125-room Hyatt Summerfield Suites Colorado Springs hotel for a total cost of approximately $11.9 million. The hotel is located in Colorado Springs, Colorado. WLS was engaged to manage the hotel. The acquisition was financed by assuming the $8.9 million existing debt and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 130-room Hyatt Summerfield Suites Austin/Arboretum hotel for a total cost of approximately $20.8 million. The hotel is located in Austin, Texas. WLS was engaged to manage the hotel. The acquisition was financed by assuming the $13.6 million existing debt and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 155-room Hyatt Summerfield Suites Dallas/Lincoln Park hotel for a total cost of approximately $23.9 million. The hotel is located in Dallas, Texas. Aimbridge Hospitality was engaged to manage the hotel. The acquisition was financed by assuming the $20.3 million existing debt and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 141-room Hyatt Summerfield Suites Dallas/Uptown hotel for a total cost of approximately $17.8 million. The hotel is located in Dallas, Texas. Aimbridge Hospitality was engaged to manage the hotel. The acquisition was financed by assuming the $15.6 million existing debt and borrowings on the credit facility.

        On July 29, 2008, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 130-room Hyatt Summerfield Suites Dallas/Richardson hotel and a land parcel for a total cost of approximately $12.4 million. The hotel is located in Richardson, Texas. Aimbridge Hospitality was engaged to manage the hotel. The acquisition was financed by assuming the $10.1 million existing debt and borrowings on the credit facility.

        On September 4, 2008, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 136-room Courtyard Grand Junction hotel for a total cost of approximately $16.2 million. The hotel is located in Grand Junction, Colorado. WLS was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $11.4 million and operating capital.

        On January 8, 2009, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 168-room Hilton Garden Inn Bloomington hotel for a purchase price of approximately $20.7 million. The hotel is located in Bloomington, Indiana. WLS was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $14.8 million and operating capital.

        On February 25, 2009, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 298-room Hilton Garden Inn New York/West 35th Street hotel for a purchase price of approximately $125.0 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage proceeds of approximately $60.0 million.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

3. Acquisition of Hotel Properties (Continued)

        The allocation of purchase price for the hotel properties acquired was as follows:

	December 31,
	2009	2008
	(in thousands)
Land	$26,535	$21,832
Buildings and improvements	113,602	130,434
Furniture, fixtures and equipment	5,382	21,383

Total Purchase Price	$145,519	$173,649

        There were no contingent consideration arrangements associated with these acquisitions nor was any goodwill recognized. See Note 17 for detail of non-cash prorations assumed at acquisition dates.

        The following pro forma unaudited financial information presents the results of operations as if the 2008 and 2007 acquisitions had taken place on the latter of January 1, 2007 or the opening date of the hotel. The results of operations for the 2009 acquisitions for the period not owned were not significant compared to the Company's results of operations. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2007.

	For the Year Ended December 31,
	2008	2007
	(in thousands)
Revenue	$565,592	$553,318
Net income (loss)	$(31,901)	$170,223

4. Discontinued Operations

        On January 31, 2007, RLJ Development, through wholly-owned subsidiaries, sold four hotels for $270.0 million, resulting in a gain of approximately $163.7 million. During 2008, RLJ Development settled certain expenses with the purchaser of those hotels and recorded an additional gain on sale of properties of $43 thousand.

        On November 16, 2009, RLJ Development, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell six hotels. The assets were reclassified as held for sale and the operating results for the hotels were reclassified to discontinued operations. On April 23, 2010, RLJ Development completed the sale of the six hotels to Chatham Lodging Trust for a total purchase price of $73.5 million. The sale resulted in a gain of approximately $23.7 million.

        On April 23, 2010, the Company defeased the five individual mortgages held in two collateralized loans by replacing the original collateral with government securities. These loans carried an outstanding balance of $34.3 million at December 31, 2009. On April 28, 2010, the Company fully repaid its remaining outstanding $8.5 million mortgage note, including a mortgage prepayment penalty totaling $153 thousand.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

4. Discontinued Operations (Continued)

        In December 2000, RLJ Development entered into a $40.5 million credit facility with a financial institution for mortgages related to five of the hotels acquired in December 2000. In April 2001, the credit facility was modified to split the five individual mortgages into two collateralized pools. The first collateralized pool required combined principal and interest payments of $158 thousand payable monthly. As of December 31, 2009 and 2008, the outstanding balance of the first pool was $17.5 million and $18.0 million, respectively. The second collateralized pool required combined principal and interest payments of $151 thousand payable monthly. As of December 31, 2009 and 2008, the outstanding balance of the second pool was $16.8 million and $17.2 million, respectively. All related mortgage note agreements mature in January 2011 and bear interest at 7.84%. The mortgage note agreements include a prepayment penalty in whole or in part based on the higher of 3% of the principal amount of the note being prepaid or the present value of a series of payments as defined in the credit facility.

        In December 2000, RLJ Development, through its wholly-owned subsidiary RLJ Maitland Hotel, LLC, entered into a mortgage note agreement with a financial institution at an initial borrowing of $10.0 million, with monthly principal and interest payments of $82 thousand. The final payment on the mortgage note is due in January 2011 and bears an 8.69% fixed rate of interest. The mortgage note contains a prepayment penalty provision based on rates defined in the note agreement, related to the 10-year Treasury note rate plus premium ranging from 0.013% to 0.120% of the outstanding principal balance of the loan. The note is collateralized by the individual hotel property and equipment. As of December 31, 2009 and 2008, the outstanding balance on the note was $8.5 million and $8.7 million, respectively.

        The aforementioned RLJ Development mortgage notes include financial and other covenants that require the maintenance of certain ratios. As of December 31, 2009 and 2008, RLJ Development was in compliance with all covenants under the mortgage notes.

        At December 31, 2009 and 2008 the balance sheet of the discontinued operations was as follows:

	2009	2008
	(in thousands)
Assets
Cash held in escrow	1,546	1,471
Accounts receivable, net	499	525
Prepaid expenses and other current assets	252	156
Property and equipment, net	49,406	51,541
Deferred financing costs, net	63	127

Total assets	$51,766	$53,820

Liabilities
Accounts payable	$492	$360
Accrued expenses	1,119	1,160
Mortgage notes payable	42,775	43,942

Total liabilities	$44,386	$45,462

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

4. Discontinued Operations (Continued)

        Comparative operating results of discontinued operations were as follows:

	For the Year Ended December 31,
	2009	2008	2007
	(in thousands)
Net revenues	$21,738	$24,964	$27,910
Operating expenses	17,708	19,224	21,688

Operating income	4,030	5,740	6,222
Interest expense	(3,573)	(3,672)	(4,275)
Net income from discontinued operations, before gain on sales	457	2,068	1,947
Gain on sale of properties	—	43	163,693

Net income from discontinued operations	$457	$2,111	$165,640

5. Investment in Hotel Properties

        Investment in hotel properties as of December 31, 2009 and 2008 consisted of the following (excluding discontinued operations):

	December 31,
	2009	2008
	(in thousands)
Land	$237,915	$218,019
Buildings and improvements	1,637,852	1,607,948
Furniture, fixtures and equipment	262,963	245,588

	2,138,730	2,071,555
Accumulated depreciation	(261,147)	(165,902)

Investment in hotel properties, net	$1,877,583	$1,905,653

        For the years ended December 31, 2009, 2008 and 2007, depreciation expense related to investment in hotel properties was approximately $95.4 million, $83.7 million and $59.3 million (excluding discontinued operations), respectively.

  Impairment

        Because of changes in the capital markets and an overall decline in travel demand during 2009 and 2008, the Company evaluated the recoverability of the carrying value of its hotel assets to determine if further assessment for potential impairment was required for any of its hotel investments. At December 31, 2009, RLJ Fund II determined that the book values of 17 hotels were not fully recoverable and, as such, recorded a $98.4 million impairment charge based on their current fair market value. At December 31, 2008, RLJ Fund II determined that the book values of five hotels were not fully recoverable and, as such, recorded a $21.5 million impairment charge based on their current fair market value. These impairments were the result of the impact of the recent economic recession on both comparable sales and internal cashflows.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

6. Investment in Loans

        On November 3, 2009, RLJ Fund III purchased two mortgage loans secured by the SpringHill Suites Houston Medical Park and the Residence Inn Atlanta Midtown. The purchase price was $12.7 million, and was financed by borrowings on the credit facility. The loans mature on September 6, 2017, amortize over a 30 year term and, as of December 31, 2009, had a principal balance of $14.4 million and $10.9 million, respectively. The acquired loans experienced deteriorated credit quality between origination and the Company's acquisition of the loans and therefore the amounts paid for the loans reflected the Company's determination that it was probable the Company would be unable to collect all amounts due pursuant to the loan's contractual terms.

        Investment in loans as of December 31, 2009 consisted of the following:

December 31, 2009
(in thousands)
Note secured by SpringHill Suites Houston Medical Park	$7,956
Note secured by Residence Inn Atlanta Midtown	4,952

12,908
Receipt of principal payment	(9)

Investment in loans, net	$12,899

        The SpringHill Suites Houston Medical Park and Residence Inn Atlanta Midtown loans require monthly payments of principal and interest of $88 thousand and $65 thousand, respectively. For the year ended December 31, 2009, interest income from the loans was approximately $56 thousand. As of December 31, 2009, only one payment had been received for the Residence Inn Atlanta Midtown loan.

7. Long-Term Debt

  Credit Facility

        RLJ Fund II, through wholly-owned subsidiaries, maintained a credit facility that provided for maximum borrowings of up to $100.0 million. The credit facility was collateralized by RLJ Fund II's partners' committed and uncalled capital and was guaranteed by RLJ Fund II. On May 8, 2008, RLJ Fund II terminated its credit facility.

        Borrowings under the credit facility bore interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus a margin of 0.75%. For the years ended December 31, 2008 and 2007, the weighted average interest rate for borrowings under the credit facility was approximately 4.75% and 6.00%, respectively.

        RLJ Fund II incurred interest expense related to the credit facility of approximately $0.1 million and $2.6 million for the years ended December 31, 2008 and 2007, respectively. Additionally, there was an unused commitment fee of 0.175% of the unused portion of the credit facility. RLJ Fund II incurred an unused commitment fee of approximately $49 thousand and approximately $127 thousand for the years ended December 31, 2008 and 2007, respectively.

        RLJ Fund II is subject to nine letters of credit with an aggregate value of approximately of $4.9 million related to securing swap agreements on certain variable rate mortgages. No balances have

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

been drawn on these letters of credit as of December 31, 2009. RLJ Fund II, through wholly-owned subsidiaries, has issued guarantees related to these letters of credit.

        RLJ Fund III, through wholly-owned subsidiaries, maintains a credit facility that provides for maximum borrowings of up to $200.0 million. The credit facility is collateralized by RLJ Fund III's partners' committed and uncalled capital and is guaranteed by RLJ Fund III. The credit facility matures on January 31, 2011. Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus a margin of 0.75%. For the years ended December 31, 2009, 2008 and 2007, the weighted average interest rate for borrowings under the credit facility was approximately 1.01%, 3.40% and 5.95%, respectively.

        RLJ Fund III incurred interest expense related to the credit facility of approximately $1.3 million, $500 thousand and $36 thousand for the years ended December 31, 2009, 2008 and 2007, respectively. Additionally, there is an unused commitment fee of 0.15% of the unused portion of the credit facility. RLJ Fund III incurred an unused commitment fee of approximately $119 thousand, $262 thousand and $48 thousand for the years ended December 31, 2009, 2008 and 2007, respectively.

        RLJ Fund III is subject to a letter of credit with a value of approximately $3.6 million related to securing a swap agreement on certain variable rate mortgages. No balances have been drawn on this letter of credit as of December 31, 2009. Its issuance reduces the amount available on the credit facility by the entire $3.6 million value.

        At December 31, 2009 and 2008, RLJ Fund III had outstanding borrowings under the credit facility of approximately $146.0 million and $1.0 million, respectively. At December 31, 2009 and 2008, RLJ Fund III had approximately $50.4 million and $178.7 million, respectively, available for borrowing.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

  Mortgage Loans

        As of December 31, 2009 and 2008, the Company is subject to the following mortgage loans (excluding loans collateralized by properties that are held for sale):

							Principal Balance at
Lender	Number of Assets encumbered	Interest Rate at December 31, 2009(1)		Maturity Date		Prepayment Penalty	December 31, 2009	December 31, 2008
Wells Fargo	13	5.82	%(2)	Jan 2010	(3)	(4)	$199,573	$184,796
Keybank/State Street Bank(5)	6	5.23	%(2)	April 2010	(3)	(4)	85,000	85,000
Capmark Financial Group	1	6.49	%(2)	May 2010	(3)	(4)	12,250	12,250
Merrill Lynch	10	1.83	%(2)	July 2010	(6)	(4)	92,000	92,000
Capmark Financial Group	1	1.98%		July 2010	(6)	(4)	74,092	75,000
Capmark Financial Group	1	6.10	%(2)	July 2010	(3)	(4)	58,000	58,000
Capmark Financial Group	1	6.73	%(2)	July 2010	(3)	(4)	11,400	11,400
Capmark Financial Group	1	6.73	%(2)	July 2010	(3)	(4)	13,815	13,815
Capmark Financial Group	1	6.73	%(2)	July 2010	(3)	(4)	11,765	11,765
Capmark Financial Group	1	6.73	%(2)	Aug 2010	(3)	(4)	23,330	23,330
Capmark Financial Group	1	6.34	%(2)	Sept 2010	(3)	(4)	12,530	12,530
Capmark Financial Group	1	6.94	%(2)	Oct 2010	(3)	(4)	11,560	11,560
Capmark Financial Group	1	7.01	%(2)	Nov 2010	(3)	(4)	14,840	14,840
Wells Fargo/GE	1	5.59%		Jan 2011	(3)	(4)	24,710	28,269
Capmark Financial Group	1	6.12%		April 2015		(7)	4,557	4,663
Capmark Financial Group	1	5.50%		May 2015		(7)	5,260	5,390
Capmark Financial Group	1	5.55%		May 2015		(7)	12,319	12,624
Capmark Financial Group	1	5.55%		June 2015		(7)	5,344	5,477
Barclay's Bank	1	5.55%		June 2015		(7)	2,791	2,860
Barclay's Bank	1	5.55%		June 2015		(7)	4,581	4,693
Barclay's Bank	1	5.55%		June 2015		(7)	10,678	10,940
Barclay's Bank	1	5.55%		June 2015		(7)	9,530	9,764
Barclay's Bank	1	5.55%		June 2015		(7)	8,537	8,745
Barclay's Bank	1	5.60%		June 2015		(7)	5,904	6,048
Barclay's Bank	1	5.60%		June 2015		(7)	9,174	9,397
Barclay's Bank	1	5.55%		June 2015		(7)	5,595	5,733
Barclay's Bank	1	5.55%		June 2015		(7)	37,099	38,011
Barclay's Bank	1	5.60%		June 2015		(7)	7,043	7,215
Barclay's Bank	1	5.55%		June 2015		(7)	6,279	6,433
Barclay's Bank	1	5.55%		June 2015		(7)	7,215	7,393
Barclay's Bank	1	5.60%		June 2015		(7)	9,189	9,414
Barclay's Bank	1	5.55%		June 2015		(7)	7,204	7,379
Barclay's Bank	1	5.55%		June 2015		(7)	7,929	8,122
Barclay's Bank	1	5.55%		June 2015		(7)	7,216	7,393
Barclay's Bank	1	5.55%		June 2015		(7)	8,237	8,439
Barclay's Bank	1	5.55%		June 2015		(7)	10,336	10,590
Capmark Financial Group	1	5.50%		July 2015		(7)	7,272	7,450
Barclay's Bank	1	5.44%		Sept 2015		(7)	11,853	12,143
Merrill Lynch	1	6.29	%(2)	July 2016		(8)	9,505	9,505
Merrill Lynch	1	6.29	%(2)	July 2016		(8)	5,662	5,662
Merrill Lynch	1	6.29	%(2)	July 2016		(8)	7,956	7,956
Merrill Lynch	1	6.29	%(2)	July 2016		(8)	9,510	9,510
Wachovia Securities	43	6.29	%(2)	July 2016		(8)	504,549	504,549
Wachovia Securities	1	6.29	%(2)	July 2016		(8)	6,815	6,815
Wells Fargo/Morgan Stanley	2	6.29	%(2)	July 2016		(8)	36,056	36,056
Wells Fargo/Morgan Stanley	1	6.29	%(2)	July 2016		(8)	6,992	6,992
Wells Fargo/Morgan Stanley	1	6.29	%(2)	July 2016		(8)	9,956	9,956

	116						$1,453,008	$1,447,872

(1)
Interest rate at December 31, 2009 gives effect to interest rate swaps and LIBOR floors, where applicable.

(2)
Requires payments of interest only.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

(3)
Maturity date may be extended for two additional one-year terms at the predecessor's option (subject to the predecessor's prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of the predecessor's option).

(4)
Prepayment of this loan is not subject to a prepayment penalty.

(5)
The Keybank/State Street Bank loans are comprised of a senior and a mezzanine loan, which, as of December 31, 2010 had outstanding balances of $48 million and $37 million, respectively.

(6)
Maturity date may be extended for one additional year at the predecessor's option (subject to the predecessor's prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of the predecessor's option).

(7)
This loan is subject to defeasance, except during the 90 days prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

(8)
This loan is subject to defeasance, except during the three years prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

        As of December 31, 2009, future minimum principal payments on mortgage loans are as follows:

(in thousands)
2010	$445,614
2011	40,972
2012	17,730
2013	191,958
2014	15,058
Thereafter	741,676

$1,453,008

        All of the Company's mortgage loans with original maturity dates in 2010 have extension options. The Company intends to exercise all of its extension options.

        Some mortgage agreements are subject to customary financial covenants. The Company was in compliance with these covenants at December 31, 2009.

        The Company was in compliance with these covenants at December 31, 2008, with the exception of the covenants related to its mortgage loan secured by the Embassy Suites Los Angeles-Downey. Specifically, at December 31, 2008, RLJ Fund II was in violation of the debt service coverage ratio for the Downey, California property. Under the terms of the mortgage loan agreement, RLJ Fund II had the right to curtail the loan to satisfy the debt service coverage ratio. In March 2009, RLJ Fund II paid $3.0 million to reduce the outstanding mortgage loan and remove the debt service coverage ratio requirement.

        In February 2010, RLJ Fund II received a notice of event of default for failure to make the required monthly payment on its mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, NY. RLJ Fund II is in discussions with the lender to evaluate possible resolution scenarios, including deed in lieu of foreclosure. At December 31, 2009, the book value of the New York LaGuardia Airport Marriott approximates the fair market value.

        In March 2010, RLJ Fund II amended the Wells Fargo/GE mortgage loan secured by 13 properties that became due and payable in January 2010. In conjunction with the amendment, the mortgage principal balance was paid down to $192.1 million. The amended mortgage loan is subject to a variable rate of interest, currently 7.93%, and requires monthly payments of principal and interest. Additionally,

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

a one-time mortgage amortization payment of $2.5 million is to be paid in December 2010. The mortgage has a new maturity date of February 2012.

        In May 2010, RLJ Fund II restructured with Capmark Financial Group the mortgage loans secured by eight properties. In connection with the restructuring, principal was paid down by $7.5 million on these loans. The restructured loans are subject to a variable interest rate of LIBOR plus 4% and the original maturity dates were extended to May 2012, plus two one-year extensions are available.

8. Commitments and Contingencies

  Ground Leases

        The Louisville Marriott Downtown is subject to a ground lease with an initial term extending out to 2053. The ground lease may be extended for up to four additional twenty-five year terms at RLJ Fund II's option. The annual ground rent is one dollar; however, the property is subject to an annual profit participation payment based on net income as calculated based on the terms of the ground lease. As of both December 31, 2009 and 2008, no liability has been incurred for profit participation.

        The Courtyard Austin Downtown/Convention Center and Residence Inn Austin Downtown/Convention Center are subject to a ground lease with a term extending out to 2100. The annual ground rent is $400 thousand; however, the properties are subject to an annual profit participation payment based on gross revenue as calculated based on the terms of the ground lease. At December, 31, 2009 and 2008, approximately $230 thousand and $202 thousand, respectively, had been incurred for profit participation.

        The Hilton Garden Inn Bloomington is subject to a ground lease with an initial term extending out to 2053. The ground lease automatically extends for up to five additional ten-year terms unless certain conditions are met. A de minimus minimum rent payment is to be paid in ten equal annual installments commencing with the twentieth anniversary of the leases' inception. No other payments are required under the terms of the ground lease.

        The Hilton Garden Inn Bloomington is subject to an agreement to lease parking spaces with an initial term extending out to 2033. The agreement to lease parking spaces may be extended if certain events occur. The agreement provides for a monthly rental payment based on city ordinance rates (at December 31, 2009 the rate was approximately $2 thousand) and the number of parking spaces reserved for the exclusive use of the hotel, plus amounts based on actual usage in excess of the reserved spaces. For the year ended December 31, 2009, approximately $108 thousand of rent had been paid.

        The Hampton Inn Garden City is subject to a ground lease with an initial term extending out to 2016. A de minimus rent payment is to be paid annually. In addition, an annual compliance fee of $1 thousand is required under the terms of the ground lease.

  Restricted Cash Reserves

        The Company is obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents. The management agreements, franchise agreements and/or mortgage loan documents

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

8. Commitments and Contingencies (Continued)

require the Company to reserve restricted cash ranging from 2.0% to 5.0% of the individual hotel's revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the Company upon termination of the management agreements, franchise agreements or mortgage loan documents. Additionally, some mortgage agreements require the Company to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of December 31, 2009 and 2008, approximately $52.9 million and $44.3 million, respectively, was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

  Management Agreements

        As of December 31, 2009, all of the Company's hotel properties are operated pursuant to long-term agreements with terms ranging from 3 to 60 years, with ten management companies, including Aimbridge Hospitality (three hotels), Concord Hospitality Enterprises Company (one hotel), Crescent Hotels and Resorts (two hotels), Highgate Hotels (one hotel), Hilton Hotels (seven hotels), Interstate Hotels (one hotel), Marriott International (two hotels), Stonebridge Realty Advisors, Inc. (one hotel), Urgo Hotels (one hotel) and WLS (104 hotels). Each management company receives a base management fee generally between 2.0% and 7.0% of hotel revenues. The management companies are also eligible to receive an incentive management fee if hotel operating income, as defined in the management agreements, exceeds certain thresholds. The incentive management fee is generally calculated as a percentage of hotel operating income after the Company has received a priority return on their investment in the hotel.

        For years ended December 31, 2009, 2008 and 2007, the Company incurred management fee expense, including amortization of deferred management fees, of approximately $17.2 million, $21.4 million and $18.9 million (excluding discontinued operations), respectively.

  Franchise Agreements

        As of December 31, 2009, 116 of the Company's hotel properties are operated under franchise agreements with terms ranging from 5 to 34 years. The management agreements for these hotels allow the properties to operate under the respective brands. Pursuant to the franchise agreements, the Company pays a royalty fee, generally between 2.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 0.4% and 4.3% of room revenue. Certain hotels are also charged a royalty fee of between 2.0% and 3.0% of food and beverage revenues. For the years ended December 31, 2009, 2008 and 2007, the Company incurred franchise fee expense of approximately $28.8 million, $31.9 million and $27.3 million (excluding discontinued operations), respectively.

  Litigation

        Neither the Company nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the Company.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

9. Owners' Equity

  Partners' Capital

        As of December 31, 2009, the RLJ Fund II partners had made aggregate capital contributions of approximately $726.2 million. In addition, $16.8 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund II General Partner. Accordingly, 100.0% of total capital commitments have been committed as of December 31, 2009. As of December 31, 2009, RLJ Fund II had made distributions of approximately $150.1 million, in aggregate, including approximately $14.5 million of advisory fees distributed to the Fund II General Partner on behalf of the limited partners.

        As of December 31, 2009, the RLJ Fund III partners had made aggregate capital contributions of approximately $42.2 million. In addition, $23.6 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund III General Partner. Accordingly, 5.5% of total capital commitments have been deployed as of December 31, 2009. As of December 31, 2009, RLJ Fund III had made no distributions

  Members' Capital

        The rights and obligations of the equity holders of RLJ Development (the "Members") are governed by its limited liability company agreement of RLJ Development dated December 19, 2000, and amended January 1, 2002 (the "Operating Agreement"). Each member's interest in the Company is equal to the percentage of capital initially contributed by that Member. The Class A Members hold a 75% ownership interest and two Class B members hold a total interest of 25%. The Class A Members have made capital contributions totalling $115.3 million none of which were contributed during the years ended December 31, 2009 and 2008.

  Series A Preferred Units

        On October 24, 2006, the Fund II Investment REITs (through the Fund II Initial REIT and the Fund II Parallel REIT) completed two private offerings of 125 units each (250 units in the aggregate) of 12.5% cumulative non-voting preferred units for an aggregate amount of $250 thousand. The units have no par value and have a liquidation value of $1 thousand. Dividends are paid semi-annually on June 30 and December 31. The units are redeemable by the Initial REIT and the Fund II Parallel REIT, respectively, for the liquidation value plus accumulated and unpaid dividends plus, if redeemed before December 31, 2011, a redemption premium. After deducting underwriting discounts and commissions and other offering costs, the Fund II Investment REITs raised aggregate net proceeds of approximately $189 thousand.

        On December 17, 2007, the Fund III Investment REITs (through the Fund III Initial REIT and the Fund III Parallel REIT) completed two private offerings of 125 units each (250 units in the aggregate) of 12.5% cumulative non-voting preferred units for an aggregate amount of $250 thousand. The units have no par value and have a liquidation value of $1 thousand. Dividends are paid semi-annually on June 30 and December 31. The units are redeemable by the Fund III Initial REIT and the Fund III Parallel REIT, respectively, for the liquidation value plus accumulated and unpaid dividends plus, if redeemed before December 31, 2012, a redemption premium. After deducting underwriting discounts and commissions and other offering costs, the Fund III Investment REITs raised aggregate net proceeds of approximately $190 thousand.

        As of December 31, 2009, an aggregate of approximately $99 thousand had been distributed to Fund II preferred unitholders.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

9. Owners' Equity (Continued)

        As of December 31, 2009, an aggregate of approximately $61 thousand had been distributed to Fund III preferred unitholders.

10. Financial Instruments: Derivatives and Hedging

        The Company employs interest rate swaps and caps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income (loss) with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period. As of December 31, 2009 and 2008, the Company has entered into the following interest rate swaps:

	Notional Value at December 31,
					Fair Value at December 31,
			Swap Interest Rate
Hedge type	2009	2008		Maturity	2009	2008
	(in thousands)				(in thousands)
Swap-cash flow	$—	$75,000	5.37%	6/23/2009	$—	$(1,965)
Swap-cash flow	—	92,000	5.37%	6/23/2009	—	(2,291)
Swap-cash flow	33,919	33,919	5.10%	1/19/2010	(151)	(1,573)
Interest rate cap	48,000	48,000	6.00%	4/9/2010	—	—
Interest rate cap	37,000	37,000	6.00%	4/9/2010	—	—
Swap-cash flow	12,250	12,250	5.09%	5/17/2010	(274)	(732)
Swap-cash flow	58,000	58,000	5.08%	6/13/2010	(1,504)	(3,616)
Swap-cash flow	11,400	11,400	5.33%	6/21/2010	(322)	(763)
Interest rate cap	75,000	—	5.00%	6/23/2010	—	—
Swap-cash flow	13,815	13,815	5.33%	6/27/2010	(403)	(935)
Swap-cash flow	11,765	11,765	5.33%	6/27/2010	(343)	(796)
Interest rate cap	60,000	—	5.00%	7/11/2010	—	—
Interest rate cap	16,000	—	5.00%	7/11/2010	—	—
Interest rate cap	16,000	—	5.00%	7/11/2010	—	—
Swap-cash flow	23,330	23,330	5.33%	7/15/2010	(733)	(1,619)
Swap-cash flow	11,418	11,418	5.49%	7/18/2010	(377)	(827)
Swap-cash flow	12,090	12,090	5.49%	7/18/2010	(399)	(876)
Swap-cash flow	12,530	12,530	4.94%	8/2/2010	(391)	(810)
Swap-cash flow	19,903	19,903	4.94%	8/23/2010	(670)	(1,324)
Swap-cash flow	11,560	11,560	4.94%	8/30/2010	(398)	(776)
Swap-cash flow	40,300	40,300	4.77%	10/3/2010	(1,491)	(2,697)
Swap-cash flow	24,852	24,852	4.77%	10/3/2010	(920)	(1,663)
Swap-cash flow	14,839	14,839	4.76%	10/15/2010	(565)	(1,003)
Swap-cash flow	12,090	12,090	4.72%	11/30/2010	(513)	(849)
Swap-cash flow	10,075	10,075	4.72%	11/30/2010	(427)	(707)
Swap-cash flow	28,269	28,269	3.09%	1/22/2011	(811)	(1,103)
Swap-cash flow	8,732	8,732	3.45%	4/30/2011	(328)	(441)
Swap-cash flow	11,418	11,418	3.33%	9/22/2011	(449)	(574)
Swap-cash flow	85,000	85,000	3.33%	9/22/2011	(3,460)	(4,343)

	$719,555	$719,555			$(14,929)	$(32,283)

        As of December 31, 2009 and 2008, there was approximately $14.9 million and $32.1 million, respectively, in unrealized losses included in accumulated other comprehensive loss, a component of

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

10. Financial Instruments: Derivatives and Hedging (Continued)

owners' equity, related to interest rate hedges that are effective in offsetting the variable cash flows. For the years ended December 31, 2009 and 2008 there was approximately $150 thousand and $373 thousand, respectively, in unrealized gains recognized in earnings related to hedges that were ineffective in offsetting variable cash flows. For the year ended December 31, 2007, there was approximately $596 thousand in unrealized losses recognized in earnings related to hedges that were ineffective in offsetting variable cash flows.

        Over time, the unrealized gains reported in accumulated other comprehensive loss will be reclassified to interest income. The unrealized gains are reclassified to earnings during the same period the associated hedged items are also recognized in earnings. The Company anticipates reclassifying approximately $55 thousand of the unrealized gains to interest income over the next twelve months.

11. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable:

  •
  Level 1—Inputs include quoted market prices in an active market for identical assets or liabilities.

  •
  Level 2—Inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

  •
  Level 3—Inputs are unobservable and corroborated by little or no market data.

        Recurring Fair Value Measurements: The following table presents the Company's fair value hierarchy for those financial liabilities measured at fair value on a recurring basis as of December 31, 2009.

	Fair Value at December 31, 2009
	Level 1	Level 2	Level 3	Total
	(in thousands)
Interest rate swap liability	$—	$(14,929)	$—	$(14,929)

        Consistent with the prior year, the fair values of the derivative financial instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The Company determined that the significant inputs, such as interest yield curves and discount rates, used to value its derivatives fall within Level 2 of the fair value hierarchy and that the credit valuation adjustments associated with the Company's counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of December 31, 2009, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

11. Fair Value Measurements (Continued)

        For purposes of determining impairment, investments in hotel properties were valued using third-party appraisals. These appraisals include various valuation techniques that require inputs that are both observable and unobservable. Inputs used to value the hotel properties include discount and capitalization rates and sales comparables where available and appropriate. These valuations are generally classified within Level 3 of the valuation hierarchy.

12. Advisory Fees

        Pursuant to the terms of the Fund II LP Agreements, the Fund II General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund II General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund II. Total advisory fees due to the Fund II General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the years ended December 31, 2009, 2008 and 2007 were approximately $8.6 million, $8.2 million and $8.9 million, respectively. As of December 31, 2009, 2008 and 2007 all advisory fees due had been paid.

        Pursuant to the terms of the Fund III LP Agreements, the Fund III General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund III General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund III. Total advisory fees due to the General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the years ended December 31, 2009, 2008 and 2007 were approximately $13.7 million, $13.7 million and $6.5 million, respectively. As of December 31, 2009 and 2008, all advisory fees had been paid by the limited partners.

        The combined consolidated financial statements of the Company reflect these advisory fees as contributions and distributions within the respective partner accounts. As a result of the combination of RLJ Development with RLJ Fund II and RLJ Fund III and after elimination entries, the actual expenses associated with operating RLJ Fund II and RLJ Fund III have been reflected in these financial statements.

13. Related Party Transactions

        For the years ended December 31, 2009, 2008 and 2007, RLJ Fund II, through wholly owned subsidiaries, incurred management and franchise fees of approximately $1.0 million, $2.6 million and $2.2 million, respectively, to affiliates of Marriott International, a related party through its limited partnership interests in RLJ Fund II and RLJ Fund III. As of both December 31, 2009 and 2008, RLJ Fund II had no management and franchise fees payable to affiliates of Marriott International.

        In 2009, the Fund III Master Company borrowed from the credit facility (see Note 7) to advance approximately $10.3 million to the General Partner of RLJ Fund III, creating a receivable of $10.3 million at December 31, 2009 from the Fund III General Partner at the Master Company. The receivable was paid in full in January 2010.

        The Company pays monthly fees for management advisory services to the managing member of RLJ Development. Such fees amounted to $1.8 million, $1.8 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        RLJ Companies LLC, a related party, paid for certain amounts on the Company's behalf. As of December 31, 2009 and 2008, amounts due to RLJ Companies LLC totaled $39 thousand and $64 thousand, respectively.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

13. Related Party Transactions (Continued)

        During 2009 and 2008, the Company paid certain costs on the behalf of RLJ Development (Mexico), LLC, a related party through common ownership, and RLJ Development (Mexico), LLC paid for certain amounts on the Company's behalf. At December 31, 2009 and 2008, the amounts due from RLJ Development (Mexico), LLC were $481 thousand and $207 thousand, respectively.

        During 2009 and 2008, the Company made charitable contributions totaling $326 thousand and $427 thousand, respectively, which are included in general and administrative expense. These charitable contributions were paid to various foundations and charitable organizations, of which $105 thousand and $125 thousand, respectively, were directed by related parties.

14. Income Taxes

        For federal income tax purposes, the cash distributions paid to the preferred unitholders and to the Company may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains. The following characterizes partner distributions made to the Company and preferred unitholders for the years ended December 31, 2009 and 2008:

	For the Years Ended December 31,
	2009	2008
Partner distributions
Ordinary income	—	36.81%
Return of capital	100.00%	63.19%
Capital gains	—	—

	100.00%	100.00%

Preferred distributions
Ordinary income	—	50.82%
Return of capital	100.00%	49.18%
Capital gains	—	—

	100.00%	100.00%

        The components of the income tax provision are as follows:

	For the Years Ended December 31,
	2009	2008	2007
	(in thousands)
Current:
Federal	$—	$—	$—
State	(1,801)	(883)	—
Other	—	—	(84)
Deferred:
Federal	—	1,694	(1,085)
State	—	134	(148)

Total net deferred tax (expense)/benefit	$(1,801)	$945	$(1,317)

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

14. Income Taxes (Continued)

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations for the years ended December 31, 2009, 2008 and 2007 as a result of the following differences:

	For the Years Ended December 31,
	2009	2008	2007
	(in thousands)
"Expected" federal tax (expense) benefit at statutory rate	$56,663	$11,008	$(3,954)
Tax impact of passthrough entities	(5,659)	(5,464)	(3,829)
Tax impact of REIT election	(38,437)	(38)	6,767
Change in valuation allowance	(13,093)	(3,976)	—
State income tax (expense) benefit, net of federal tax benefit	(1,190)	(493)	(153)
Other, net	(85)	(92)	(148)

Income tax (expense) benefit	$(1,801)	$945	$(1,317)

        During 2009, the Company identified an unrecorded prior period (2007) state tax expense totaling $981 thousand which was corrected in the 2009 Statement of Operations as an adjustment to increase current period income tax expense.

        Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets (liabilities) include the following:

	December 31,
	2009	2008
	(in thousands)
Property and equipment	$(3,978)	$(6,073)
Prepaid expenses	(531)	(499)

Gross deferred tax liabilities	(4,509)	(6,572)

Allowance for doubtful accounts	50	71
Incentive and vacation accrual	804	809
Inventory basis difference	33	34
Transaction costs	208	—
Alternative minimum tax credit carryforward	78	78
Net operating loss carryforwards	22,232	10,889
Valuation allowance	(18,896)	(5,309)

Gross deferred tax assets	$4,509	$6,572

        The Company believed a valuation allowance of approximately $18.9 million and $5.3 million related to its net operating loss carryforwards is appropriate at December 31, 2009 and 2008, respectively, as the Company believed it was more likely than not that it would not realize the benefits associated with these net operating losses. The ability to carry forward the net operating losses of approximately $22.2 million will begin to expire in 2026, if not utilized by then.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

14. Income Taxes (Continued)

        The net current and non-current components of deferred income taxes included in the combined consolidated balance sheets are as follows:

	December 31,
	2009	2008
	(in thousands)
Current net deferred tax assets	$—	$69
Current net deferred tax liabilities	(356)	—
Non-current net deferred tax assets	356	—
Non-current net deferred tax liabilities	—	(69)

Net deferred tax liability	$—	$—

15. Comprehensive Loss

        For the years ended December 31, 2009 and 2008, comprehensive loss was approximately $150.8 million and $47.0 million, respectively. For the year ended December 31, 2007 comprehensive income was approximately $164.5 million. As of December 31, 2009 and 2008, the Company's accumulated other comprehensive loss was approximately $14.9 million and $32.1 million, respectively. The accumulated other comprehensive loss resulted entirely from the Company's unrealized losses on its interest rate derivative instruments.

16. Segment Information

        The Company separately evaluates the performance of each of its hotels. However, because each of the hotels has similar economic characteristics, facilities, and services, the properties have been aggregated into a single operating segment.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

17. Supplemental Information to Statement of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007
	(in thousands)
Interest paid	$87,761	$95,595	$73,701

Income taxes paid	$1,814	$975	$(1,787)

Supplemental non-cash transactions:
In conjunction with the hotel acquisitions, the Company assumed the following assets and liabilities:	(in thousands)
Purchase of real estate	$145,519	$173,649	$437,008
Assumption of loans	—	(85,000)	—
Accounts receivable	11	292	489
Other assets	170	712	3,100
Advance deposits	(134)	(141)	(91)
Accounts payable and accrued expenses	(251)	(1,666)	(2,411)

Acquisition of hotel properties	$145,315	$87,846	$438,095

In conjunction with the hotel disposals, the Company disposed of the following assets and liabilities:
Sale of real estate	$—	$—	$(103,142)
Other assets	—	—	(587)
Other liabilities	—	—	2,573
Gain on sale of property	—	—	(163,693)

Disposition of hotel properties	$—	$—	$(264,849)

Change in fair market value of interest rate swaps	$17,354	$(17,294)	$(13,784)

18. Subsequent Events

        On January 7, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $63.8 million, inclusive of approximately $10.3 million of advisory fees payable to the Fund III General Partner.

        On February 26, 2010, RLJ Fund II made an aggregate distribution of $2.2 million to partners related to fourth quarter 2009 operations, net of approximately $2.2 million in advisory fees.

        On April 15, 2010, RLJ Fund III issued a capital call notice to partners calling an aggregate contribution of approximately $125.0 million, including $6.9 million of advisory fees.

        On April 15, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 360-room Embassy Suites Tampa-Downtown Convention Center hotel for a purchase price of approximately $77.0 million. The hotel is located in Tampa, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility.

        On June 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 196-room Fairfield Inn & Suites Washington, DC/Downtown hotel for a purchase price of approximately $40.0 million. The hotel is located in Washington, DC. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

18. Subsequent Events (Continued)

        On June 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 150-room Embassy Suites Ft Myers-Estero hotel for a purchase price of approximately $13.3 million. The hotel is located in Ft Myers, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions

        On July 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Homewood Suites by Hilton Washington hotel for a purchase price of approximately $58.5 million. The hotel is located in Washington, DC. Crestline Hotels and Resorts was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On August 6, 2010, RLJ Fund II made an aggregate distribution of $2.2 million to partners related to second quarter 2010 operations, all of which was paid to the General Partner as advisory fees.

        On August 12, 2010, RLJ Fund III, issued a capital call notice to partners, calling an aggregate contribution of approximately $100.0 million, including approximately $3.4 million of advisory fees payable to the General Partner.

        In August 2010, RLJ Fund II initiated the deed in lieu of foreclosure process for the mortgage loan secured by the New York LaGuardia Airport Marriott.

        On September 22, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 280-room Hilton New York/Fashion District for a purchase price of approximately $121.8 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On October 6, 2010, RLJ Fund III, through wholly-owned subsidiaries, entered into a $40 million mortgage loan secured by the Embassy Suites Tampa-Downtown Convention Center hotel. The mortgage loan has an initial maturity date of October 6, 2013 and bears interest at LIBOR plus 4.50%.

        On October 6, 2010, RLJ Fund III, through wholly-owned subsidiaries, entered into a $31 million mortgage loan secured by the Homewood Suites by Hilton Washington hotel. The mortgage loan has an initial maturity date of October 6, 2013 and bears interest at LIBOR plus 4.50%.

        On October 14, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 123-room Hampton Inn & Suites Denver Tech Center hotel for a purchase price of approximately $12.9 million. The hotel is located in Denver, Colorado. K Partners Hospitality Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On October 20, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $100.0 million, including approximately $3.4 million of advisory fees payable to the General Partner.

        On October 26, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 133-room Garden District hotel for a purchase price of approximately $6.4 million. The hotel is located in New Orleans, Louisiana. The hotel will remain closed during renovations and should re-open in the next nine to twelve months.

        On November 2, 2010, RLJ Fund III exercised its option to extend its credit facility, and the new maturity date on the credit facility was January 31, 2011.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

18. Subsequent Events (Continued)

        On November 5, 2010, RLJ Fund II made an aggregate distribution of $2.2 million to partners related to third quarter 2010 operations, all of which was paid to the General Partner as advisory fees.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 108-room Residence Inn Columbia hotel for a purchase price of approximately $14.0 million. The hotel is located in Ellicott City, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 162-room Residence Inn National Harbor Washington, DC hotel for a purchase price of approximately $49.0 million. The hotel is located in National Harbor, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 130-room Residence Inn Silver Spring hotel for a purchase price of approximately $25.0 million. The hotel is located in Silver Spring, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 16, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 284-room Hilton Garden Inn New Orleans Convention Center hotel for a purchase price of approximately $25.2 million. The hotel is located in New Orleans, Louisiana. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 105-room Hampton Inn West Palm Beach Central Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 100-room Hilton Garden Inn West Palm Beach Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $200.0 million.

        On December 7, 2010, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $200.0 million.

        On December 17, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 160-room Hollywood Heights Hotel for a purchase price of approximately $29.4 million. The hotel is located in Los Angeles, California. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On December 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 95% interest in the 759-room Doubletree Metropolitan Hotel New York City. The total purchase price was approximately $335.0 million. The hotel is located in New York, New York. Highgate Hotels was

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

18. Subsequent Events (Continued)

engaged to manage the hotel. The acquisition was financed using proceeds from a senior mortgage of $150 million, a mezzanine loan of $50 million and capital contributions.

        On January 5, 2011, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $67.9 million, including approximately $2.5 million of advisory fees payable to the General Partner.

        On January 11, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 221-room Embassy Suites Columbus hotel for a purchase price of approximately $9.6 million. The hotel is located in Columbus, Ohio. Crescent Hotels and Resorts was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 11, 2011, RLJ Fund III entered into a purchase and sale agreement to acquire the 176-room Hampton Inn Houston-Near The Galleria, located in Houston, Texas for $20.3 million. The acquisition of the Hampton Inn Houston-Near The Galleria is expected to close within thirty days of the expiration of the due diligence period, which expires on February 10, 2011, subject to satisfactory completion of due diligence and customary closing conditions.

        On January 12, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 300-room Renaissance Pittsburgh Hotel for a purchase price of approximately $47.3 million. The hotel is located in Pittsburgh, Pennsylvania. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 14, 2011, RLJ Fund III entered into a $140 million unsecured term loan. RLJ Fund III has agreed to maintain an unencumbered asset pool of ten hotel properties during the term of the credit facility. The credit facility has a maturity date of September 30, 2011 and bears interest at LIBOR plus 4.25%, with a LIBOR floor of 1.00%.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 181-room Courtyard Atlanta Buckhead hotel for a purchase price of approximately $27.0 million. The hotel is located in Buckhead, Georgia. Noble Management Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 152-room Doubletree Hotel Columbia for a purchase price of approximately $10.5 million. The hotel is located in Columbia, Maryland. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 238-room Denver Airport Marriott at Gateway Park hotel for a purchase price of approximately $46.0 million. The hotel is located in Denver, Colorado. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 219-room Crowne Plaza Hotel West Palm Beach for a purchase price of approximately $16.0 million. The hotel is located in West Palm Beach, Florida. Windsor Capital Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Wyndham Raleigh Durham-Research Triangle Park hotel for a purchase price of approximately $7.0 million. The hotel is located in Durham, North Carolina. Noble Management

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

18. Subsequent Events (Continued)

Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 198-room Wyndham Pittsburgh hotel for a purchase price of approximately $21.3 million. The hotel is located in Pittsburgh, Pennsylvania. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        The following unaudited pro forma financial information presents the results of operations as if the 2010 and 2011 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The Garden District Hotel acquired on October 26, 2010 has been closed since 2008 and accordingly has no operating history and is excluded from the condensed pro forma financial information. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

        The preliminary allocation of purchase price for the hotel properties acquired in 2010 and 2011 was as follows:

Land	$186,880
Buildings and improvements	816,976
Furniture, Fixtures and equipment	32,434

$1,036,280

        The following unaudited pro forma financial information presents the results of operations as if the post December 31, 2009 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

For the Year Ended December 31, 2009
Revenue	$682,737
Net loss	$(112,382)

        The Company has evaluated all subsequent events through the date the financial statements were issued, and no additional matters have come to our attention.

THE RLJ PREDECESSOR
Real Estate and Accumulated Depreciation

December 31, 2009

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2009
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Marriott Airport Austin South	$22,281	$2,252	$16,522	$1,259	$2,252	$17,781	$20,033	$1,520	2006	40
Marriott Denver South @ Park Meadow	39,578	5,385	39,488	247	5,385	39,736	45,121	3,545	2006	40
Marriott Louisville Downtown	74,092	—	89,541	19	—	89,560	89,560	8,016	2006	40
Marriott Pontiac	13,955	3,438	25,224	22	3,438	25,246	28,684	2,261	2006	40
Marriott Midway	28,330	4,464	32,736	545	4,464	33,281	37,745	2,965	2006	40
Renaissance Boulder Suites @ Flatiron	19,037	4,440	32,557	2	4,440	32,560	37,000	2,916	2006	40
Renaissance Plantation	25,636	4,842	35,517	131	4,842	35,648	40,490	3,187	2006	40
Holiday Inn Austin NW Plaza	11,844	1,546	11,337	441	1,546	11,778	13,324	1,040	2006	40
Courtyard Austin Central	14,559	1,894	13,891	443	1,894	14,334	16,228	1,270	2006	40
Courtyard Austin NW Parmer Lane	12,683	1,443	10,585	600	1,443	11,185	12,628	968	2006	40
Courtyard Austin South	5,595	1,530	11,222	85	1,530	11,307	12,837	985	2006	40
Courtyard Benton Harbor	2,624	345	2,534	130	345	2,664	3,009	230	2006	40
Courtyard Brandon	10,733	1,036	7,599	52	1,036	7,652	8,688	1,024	2006	40
Courtyard Chicago Downtown Mag Mile	37,099	8,140	59,696	244	8,140	59,940	68,080	5,230	2006	40
Courtyard Fort Wayne	9,818	1,143	8,389	180	1,143	8,569	9,712	759	2006	40
Courtyard Golden	7,043	1,325	9,716	43	1,325	9,759	11,084	852	2006	40
Courtyard Goshen	5,662	356	2,614	114	356	2,728	3,084	364	2006	40
Courtyard Grand Rapids Airport	4,557	706	5,185	142	706	5,327	6,033	447	2006	40
Courtyard Hammond	7,956	1,038	7,616	90	1,038	7,706	8,744	686	2006	40
Courtyard Indy Capital	17,901	2,482	18,207	71	2,482	18,278	20,760	1,635	2006	40
Courtyard Lakewood	2,791	536	3,931	20	536	3,950	4,486	346	2006	40
Courtyard Longmont/Boulder	6,279	1,192	8,745	84	1,192	8,828	10,020	767	2006	40
Courtyard Louisville	9,530	1,640	12,025	55	1,640	12,080	13,720	1,056	2006	40
Courtyard Louisville NE	9,551	1,374	10,079	—	1,374	10,079	11,453	903	2006	40
Courtyard Merrillville	9,243	537	3,943	262	537	4,206	4,743	689	2006	40
Courtyard Mesquite	7,314	942	6,915	58	942	6,973	7,915	623	2006	40
Courtyard Midway	9,851	2,172	15,927	206	2,172	16,133	18,305	2,092	2006	40
Courtyard Mishawaka/South Bend	7,100	640	4,699	72	640	4,770	5,410	641	2006	40
Courtyard Pontiac	6,985	482	3,543	73	482	3,616	4,098	600	2006	40
Courtyard Salt Lake City Airport	18,369	2,333	17,110	46	2,333	17,156	19,489	1,535	2006	40
Courtyard San Antonio Airport Northstar	9,956	1,196	8,768	449	1,196	9,218	10,414	800	2006	40
Courtyard Sugarland	8,341	1,217	8,931	36	1,217	8,967	10,184	801	2006	40
Courtyard Valparaiso	4,741	248	1,825	4	248	1,828	2,076	358	2006	40
Courtyard Schaumburg	14,105	2,078	15,239	10	2,078	15,249	17,327	1,239	2007	40
Courtyard Miramar	11,418	1,619	11,872	—	1,619	11,872	13,491	742	2007	40
Courtyard Austin Downtown	40,300	6,049	44,361	—	6,049	44,361	50,410	2,498	2007	40
Courtyard Grand Junction	11,418	1,576	11,754	—	1,576	11,754	13,330	392	2008	40
Courtyard Austin Airport	12,090	1,691	12,404	166	1,691	12,570	14,261	648	2007	40
Residence Inn Austin NW	11,601	1,403	10,290	33	1,403	10,323	11,726	924	2006	40
Residence Inn Austin South Airport	6,928	802	5,883	5	802	5,888	6,690	528	2006	40
Residence Inn Austin Parmer Lane	8,237	1,483	10,872	36	1,483	10,908	12,391	954	2006	40
Residence Inn Carmel	9,189	1,646	12,076	137	1,646	12,213	13,859	1,060	2006	40
Residence Inn Fishers	8,426	998	7,322	34	998	7,355	8,353	659	2006	40
Residence Inn Golden	7,204	1,222	8,963	26	1,222	8,989	10,211	786	2006	40
Residence Inn Hammond	6,992	980	7,190	117	980	7,307	8,287	650	2006	40
Residence Inn Galleria	17,797	2,665	19,549	21	2,665	19,570	22,235	1,752	2006	40
Residence Inn Indianapolis Airport	7,728	786	5,772	167	786	5,939	6,725	686	2006	40

THE RLJ PREDECESSOR
Real Estate and Accumulated Depreciation

December 31, 2009 (Continued)

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2009
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Residence Inn Indianapolis Canal	18,155	2,670	19,588	345	2,670	19,933	22,603	1,763	2006	40
Residence Inn Lakewood	4,581	986	7,230	13	986	7,243	8,229	634	2006	40
Residence Inn Longmont	7,216	1,407	10,321	—	1,407	10,321	11,728	904	2006	40
Residence Inn Louisville	8,523	1,298	9,519	46	1,298	9,565	10,863	855	2006	40
Residence Inn Louisville NE	7,929	1,319	9,675	61	1,319	9,736	11,055	849	2006	40
Residence Inn Merrillville	7,189	595	4,372	182	595	4,554	5,149	725	2006	40
Residence Inn Novi	7,272	1,427	10,445	24	1,427	10,469	11,896	916	2006	40
Residence Inn Oakbrook	11,853	—	20,436	—	—	20,436	20,436	1,789	2006	40
Residence Inn Plantation	20,159	2,183	16,021	3	2,183	16,024	18,207	1,852	2006	40
Residence Inn Pontiac	10,616	320	2,354	162	320	2,517	2,837	828	2006	40
Residence Inn Round Rock	11,692	1,684	12,349	12	1,684	12,361	14,045	1,108	2006	40
Residence Inn Salt Lake City	9,505	875	6,416	37	875	6,453	7,328	578	2006	40
Residence Inn San Antonio Downtown	11,454	1,822	13,360	22	1,822	13,383	15,205	1,198	2006	40
Residence Inn Schaumburg	10,470	1,790	13,124	246	1,790	13,369	15,159	1,182	2006	40
Residence Inn South Bend	3,428	603	4,425	175	603	4,600	5,203	403	2006	40
Residence Inn Sugarland	7,581	1,100	8,073	19	1,100	8,093	9,193	724	2006	40
Residence Inn Chicago Naperville	10,336	1,923	14,101	10	1,923	14,110	16,033	1,235	2006	40
Residence Inn Downtown Louisville	12,090	1,815	13,308	—	1,815	13,308	15,123	999	2007	40
Residence Inn Miramar	12,090	1,692	12,409	5	1,692	12,414	14,106	776	2007	40
Residence Inn Grand Junction	8,732	870	9,197	8	870	9,205	10,075	373	2008	40
Residence Inn Austin Downtown	24,852	3,767	27,626	—	3,767	27,626	31,393	1,555	2007	40
SpringHill Suites North Parmer Lane	7,216	1,957	14,351	2	1,957	14,353	16,310	1,257	2006	40
SpringHill Suites Austin South Airport	12,192	1,605	11,768	77	1,605	11,845	13,450	1,058	2006	40
SpringHill Suites Carmel	9,174	1,816	13,320	571	1,816	13,891	15,707	1,180	2006	40
SpringHill Suites Louisville Hurstbourne	8,537	1,890	13,869	517	1,890	14,386	16,276	1,227	2006	40
SpringHill Suites Mishawaka South Bend	5,904	983	7,217	47	983	7,265	8,248	797	2006	40
SpringHill Suites Schaumburg	10,234	1,554	11,396	485	1,554	11,881	13,435	1,032	2006	40
SpringHill Suites Southfield	5,260	379	2,782	17	379	2,799	3,178	607	2006	40
SpringHill Suites Westminster	10,678	2,409	17,670	109	2,409	17,779	20,188	1,550	2006	40
SpringHill Suites Longmont	7,724	1,144	8,388	11	1,144	8,399	9,543	630	2007	40
Fairfield Inn Austin Central	4,002	556	4,078	23	556	4,101	4,657	367	2006	40
Fairfield Inn Austin South	4,345	505	3,702	3	505	3,705	4,210	333	2006	40
Fairfield Inn Brandon	10,181	926	6,795	16	926	6,811	7,737	894	2006	40
Fairfield Inn & Suites Cherry Creek	11,316	1,203	8,823	104	1,203	8,927	10,130	795	2006	40
Fairfield Inn Hammond	6,815	722	5,301	251	722	5,552	6,274	484	2006	40
Fairfield Inn Indianapolis Airport	6,763	657	4,820	257	657	5,077	5,734	561	2006	40
Fairfield Inn & Suites Key West	14,164	1,803	19,325	—	1,803	19,325	21,128	1,612	2006	40
Fairfield Inn Memphis	1,590	163	1,199	46	163	1,245	1,408	168	2006	40
Fairfield Inn Merrillville	7,560	768	5,636	41	768	5,677	6,445	508	2006	40
Fairfield Inn Midway	5,344	1,425	10,449	44	1,425	10,493	11,918	938	2006	40
Fairfield Inn San Antonio Airport	9,510	1,140	8,363	94	1,140	8,457	9,597	753	2006	40

THE RLJ PREDECESSOR
Real Estate and Accumulated Depreciation

December 31, 2009 (Continued)

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2009
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Fairfield Inn San Antonio Downtown	8,580	1,378	10,105	52	1,378	10,157	11,535	908	2006	40
Fairfield Inn Valparaiso	2,291	157	1,157	—	157	1,157	1,314	192	2006	40
Holiday Inn Select Kentwood	4,098	582	4,274	2	582	4,276	4,858	560	2006	40
Hampton Inn Merrillville	5,846	665	4,879	109	665	4,988	5,653	442	2006	40
Holiday Inn Express Merrillville	5,214	545	4,005	75	545	4,081	4,626	362	2006	40
Hampton Inn Chicago Midway Airport	16,735	2,747	20,143	342	2,747	20,485	23,232	1,812	2006	40
Hilton Garden Inn Midway	21,651	2,978	21,842	—	2,978	21,842	24,820	1,957	2006	40
Sleep Inn Midway Airport	10,438	1,189	8,718	20	1,189	8,738	9,927	1,069	2006	40
Holiday Inn Express Hotel & Suites Midway Airport	13,032	1,874	13,742	231	1,874	13,974	15,848	1,240	2006	40
Homewood Suites Brandon	10,075	1,377	10,099	—	1,377	10,099	11,476	526	2007	40
Hilton Garden Inn Bloomington	14,777	—	18,945	—	—	18,945	18,945	473	2009	40
TGIFriday's	2,468	829	6,139	14	829	6,154	6,983	539	2006	40
Marriott LaGuardia	58,000	4,860	27,540	14	4,860	27,554	32,414	4,395	2007	40
Hilton Garden Inn St. George	12,250	1,822	13,363	16	1,822	13,379	15,201	892	2007	40
SpringHill Suites Bakersfield	11,400	1,560	8,838	—	1,560	8,838	10,398	818	2007	40
SpringHill Suites Gainesville	13,815	4,018	12,118	—	4,018	12,118	16,136	754	2007	40
Hampton Inn & Suites Clearwater	11,765	1,106	12,721	—	1,106	12,721	13,827	794	2007	40
Hampton Inn Garden City	23,330	5,691	22,764	—	5,691	22,764	28,455	1,422	2007	40
Hampton Inn & Suites Las Vegas / Summerlin	12,530	2,341	4,609	—	2,341	4,609	6,950	435	2007	40
Courtyard Houston Galleria	19,903	3,069	22,508	7	3,069	22,516	25,585	1,360	2007	40
Hampton Inn Fort Walton Beach	11,560	8,774	6,109	68	8,774	6,177	14,951	350	2007	40
Hilton Mystic	14,840	6,092	9,111	118	6,092	9,229	15,321	494	2007	40
Embassy Suites Downey	24,711	4,857	29,943	1,244	4,857	31,188	36,045	1,514	2008	40
Summerfield Suites Colorado Springs	8,900	1,453	8,234	—	1,453	8,234	9,687	309	2008	40
Summerfield Suites Austin	13,650	2,813	15,940	54	2,813	15,994	18,807	600	2008	40
Summerfield Suites Lincoln Park	20,280	3,169	17,958	20	3,169	17,978	21,147	674	2008	40
Summerfield Suites Dallas Uptown	15,600	2,241	12,698	—	2,241	12,698	14,939	476	2008	40
Summerfield Suites Richardson	10,112	1,445	8,186	—	1,445	8,186	9,631	307	2008	40
Summerfield Suites Houston Galleria	16,458	2,976	16,866	83	2,976	16,949	19,925	638	2008	40
Hilton Garden Inn New York/West 35th Street	—	24,244	96,978	18	24,244	96,995	121,239	2,223	2009	40

	$1,453,008	$237,915	$1,624,297	$13,555	$237,915	$1,637,852	$1,875,767	$131,161

        Until                        , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    Shares

RLJ Lodging Trust

Common Stock

PROSPECTUS

BofA Merrill Lynch

Barclays Capital

Wells Fargo Securities

                        , 2011

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$63,855
FINRA filing fee		$50,500
NYSE listing fee			*
Printing and engraving fees			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous Expenses	$		*

Total	$		*

*
To be completed by amendment.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        In connection with our formation and initial capitalization, on January 31, 2011, we issued 500 common shares to our Executive Chairman, Robert L. Johnson, and 500 common shares to our Chief Executive Officer and President, Thomas J. Baltimore, Jr., for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. Upon completion of this offering, we will repurchase these shares from Messrs. Johnson and Baltimore for an aggregate of $1,000.

        In connection with our formation transactions, an aggregate of                                    common shares with an initial aggregate value of $             million (based on the midpoint of the price range set forth on the cover page of the prospectus that forms a part of this registration statement) will be issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in our formation transactions prior to the filing of this registration statement with the SEC. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act.

Item 34.    Indemnification of Trustees and Officers.

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust will contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the trustee did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

(a)   Financial Statements.

        See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b)   Exhibits.

        The list of exhibits following the signature page of this Registration Statement on Form S-11 is incorporated herein by reference.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on February 2, 2011.

RLJ LODGING TRUST
By:	/s/ ROBERT L. JOHNSON Robert L. Johnson Executive Chairman

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Thomas J. Baltimore, Jr. as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT L. JOHNSON Robert L. Johnson	Executive Chairman and Trustee	February 2, 2011
/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr.	Chief Executive Officer, President and Trustee (principal executive officer)	February 2, 2011
/s/ LESLIE D. HALE Leslie D. Hale	Chief Financial Officer (principal financial and accounting officer)	February 2, 2011

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	*	Form of Purchase Agreement

2.1	*	Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC

2.2	*	Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC

2.3	*	Contribution Agreement, dated as of February 1, 2011, by and among RLJ Lodging Trust and RLJ Development, LLC

3.1	*	Form of Articles of Amended and Restated Declaration of Trust of RLJ Lodging Trust

3.2	*	Form of Amended and Restated Bylaws of RLJ Lodging Trust

4.1	*	Form of Specimen Common Share Certificate

4.2	*	Form of Registration Rights Agreement by and among RLJ Lodging Trust and the persons listed on Schedule A thereto

5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

8.1	*	Opinion of Hogan Lovells US LLP regarding tax matters

10.1	*	Amended and Restated Agreement of Limited Partnership of RLJ Lodging Trust, L.P.

10.2	*	RLJ Lodging Trust 2011 Equity Incentive Plan

10.3	*	Form of Restricted Share Agreement

10.4	*	Form of Share Option Agreement

10.5	*	Form of Restricted Share Units Agreement

10.6	*	Form of Indemnification Agreement between RLJ Lodging Trust and each of its Executive Officers and Trustees

10.7	*	Form of Employment Agreement between RLJ Lodging Trust and Robert L. Johnson

10.8	*	Form of Employment Agreement between RLJ Lodging Trust and Thomas J. Baltimore, Jr.

10.9	*	Form of Employment Agreement between RLJ Lodging Trust and Leslie D. Hale

10.10	*	Form of Employment Agreement between RLJ Lodging Trust and Ross H. Bierkan

10.11	*	Form of the Wachovia Mortgage

10.12	*	Form of the Wachovia Note

10.13	*	Form of WLS Management Agreement

21.1	*	List of Subsidiaries of RLJ Lodging Trust

23.1		Consent of PricewaterhouseCoopers LLP

23.2	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.3	*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

24.1		Power of Attorney (included on signature page)

*
To be filed by amendment.